   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 14, 2001

                                                      REGISTRATION NO. 333-65440
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                         POST-EFFECTIVE AMENDMENT NO. 1

                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               RADIAN GROUP INC.
             (Exact name of Registrant as specified in its charter)

          DELAWARE                         6351                        23-2691170
(STATE OR OTHER JURISDICTION   (PRIMARY STANDARD INDUSTRIAL         (I.R.S. EMPLOYER
     OF INCORPORATION OR          CLASSIFICATION NUMBER)         IDENTIFICATION NUMBER)
         ORGANIZATION)

                            ------------------------
                                FRANK P. FILIPPS
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                               1601 MARKET STREET
                        PHILADELPHIA, PENNSYLVANIA 19103
                                 (215) 564-6600
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                                   Copies to:
                            STEVEN C. ROBBINS, ESQ.
                                 REED SMITH LLP
                               1650 MARKET STREET
                        PHILADELPHIA, PENNSYLVANIA 19103
                                 (215) 851-8119
                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                               ------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                                  $250,000,000

                              [RADIAN GROUP LOGO]

                               RADIAN GROUP INC.

                            OFFER TO EXCHANGE UP TO

                     $250,000,000 7.75% DEBENTURES DUE 2011

                   FOR $250,000,000 7.75% DEBENTURES DUE 2011
           THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                             ---------------------
     We are offering to exchange new 7.75% debentures due 2011, that we have registered under the Securities Act of 1933, for all of our outstanding 7.75% debentures due 2011, which were previously issued pursuant to an exemption from registration under the Securities Act of 1933. We refer to these registered debentures as the new debentures and the outstanding unregistered debentures as the old debentures.

THE EXCHANGE OFFER

     - We will exchange an equal principal amount of new debentures that are freely tradeable for all old debentures that are validly tendered and not validly withdrawn.

     - You may withdraw tenders of outstanding old debentures at any time prior to the expiration of the exchange offer.

     - The exchange offer is subject to the satisfaction of limited, customary conditions.


     - The exchange offer expires at 5:00 p.m., Philadelphia time, on November 26, 2001.


     - The exchange of old debentures for new debentures in the exchange offer generally will not be a taxable event for U. S. federal income tax purposes.

     - We will not receive any proceeds from the exchange offer.

THE NEW DEBENTURES

     - We are offering the new debentures in order to satisfy our obligations under the registration rights agreement entered into in connection with the private placement of the old debentures.

     - The terms of the new debentures to be issued in the exchange offer are substantially identical to the terms of the old debentures, except that the new debentures are registered under the Securities Act and have no transfer restrictions, rights to additional interest or registration rights except in limited circumstances.

     SEE "RISK FACTORS" BEGINNING ON PAGE 10 TO READ ABOUT FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER.

                             ---------------------

     If you are a broker-dealer that receives new debentures for your own account as a result of market-making or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of the new debentures. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act. You may use this prospectus, as we may amend or supplement it in the future, for your resales of new debentures. We will make this prospectus available to any broker-dealer for use in connection with any such resale for a period of 180 days after the date of expiration of this exchange offer.

                             ---------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the new debentures or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             ---------------------


               The date of this prospectus is November 14, 2001.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the Commission at the public reference facilities the Commission maintains at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional office located at Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. You may also obtain copies of these materials by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Commission also maintains a web site, the address of which is http://www.sec.gov. That site contains our annual, quarterly and current reports, proxy statements and other information. You may also read our annual, quarterly and current reports, proxy statements and other documents relating to us at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

     We have filed this prospectus with the Commission as part of a registration statement on Form S-4 under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement because some parts of the registration statement are omitted in accordance with the rules and regulations of the Commission. The registration statement and its exhibits are available for inspection and copying as set forth above and our security holders may obtain this information from us without charge by writing to us at 1601 Market Street, Philadelphia, PA 19103, or by calling us at (215) 564-6600.

     You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since then. We are not making an offer to sell the new debentures in any jurisdiction where the offer or sale is not permitted.
                             ---------------------

                                NOTE TO READERS

     Throughout this prospectus, we present information about us that reflects important adjustments to historical information. We have made these adjustments because we believe that the adjusted information will enable you to better evaluate our business and operations in light of the significant acquisitions and the issuance of the old debentures that we effected since January 1, 2000. The adjustments that we have made are as follows:

     - we present certain financial information about our financial position and results of operations on a pro forma basis to reflect the most significant, but not all, of our acquisitions and the issuance of the old debentures during, after or as of the beginning or end of, the applicable periods. We identify this information by referring to it as being pro forma or reflecting these transactions, which we refer to as the pro forma transactions. The basis on which we have prepared this information is described under "Unaudited Pro Forma Condensed Combined Financial Statements;" and

     - in describing our business, we generally provide information on a basis that gives effect to completed acquisitions. This information includes the pro forma transactions as well as other transactions that are not part of the pro forma transactions.

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

                                    SUMMARY

     This summary highlights selected information about us and the exchange offer. This summary is not complete and does not contain all of the information that you should consider before participating in this exchange offer. You should read this entire prospectus carefully, including the section entitled "Risk Factors."

                               RADIAN GROUP INC.


     Radian Group Inc., referred to herein as Radian Group, we or us provides through its wholly owned subsidiary, Radian Guaranty Inc. (referred to herein as Radian Guaranty) private mortgage insurance coverage in the United States on residential mortgage loans. Private mortgage insurance protects mortgage lenders and investors from default related losses on residential first mortgage loans made primarily to home buyers who make down payments of less than 20% of the home's purchase price. Private mortgage insurance also facilitates the sale of such mortgage loans in the secondary mortgage market, principally to Freddie Mac and Fannie Mae. Radian Guaranty is restricted to providing insurance on residential first mortgage loans only. Radian Group has another mortgage insurance subsidiary, Amerin Guaranty Corporation (referred to herein as Amerin Guaranty). Amerin Guaranty has previously offered insurance of residential first mortgages only but beginning October 1, 2001, is licensed as an insurer of second mortgages only and will be restricted to writing new business on second mortgages. We currently offer two principal types of private mortgage insurance coverage, primary and pool. At September 30, 2001, primary insurance comprised 94.3% of our risk in force and pool insurance comprised 5.7% of our risk in force. The volume of pool insurance written increased significantly in the past several years, but declined in 2000 and the first and second quarter of 2001, and is expected to continue to decline in the future due primarily to stringent capital requirements.



     In September 2000, we commenced operations in Radian Insurance Inc. (referred to herein as Radian Insurance), a subsidiary which writes credit insurance on non-traditional mortgage related assets, such as second mortgages and manufactured housing, and provides credit enhancement to mortgage related capital market transactions. We intend to take advantage of our expertise in credit underwriting and evaluation of asset performance to write business which we are otherwise precluded from writing through the monoline mortgage guaranty companies, Radian Guaranty and Amerin Guaranty. In 2000, Radian Insurance wrote $1.6 billion of new insurance representing approximately $211 million in risk. During the nine months of 2001, Radian Insurance wrote approximately $2.3 billion of new insurance representing approximately $609 million in risk. The insurance structures typically used in Radian Insurance are pool insurance or modified pool insurance which can have a reserve or first loss position in front of Radian Insurance's layer of risk. We have agreed to maintain at least $30 million in capital in Radian Insurance and intend to capitalize Radian Insurance at all times in an amount that would support the existing risk in force.


     Additionally, we recently acquired the business of Enhance Financial Services Group Inc. (referred to herein as Enhance Financial Services) pursuant to a merger completed on February 28, 2001. Enhance Financial Services, now our wholly-owned subsidiary, through its operating subsidiaries, insures and reinsures credit-based risks and acquires and services credit-based assets in a variety of domestic and international niche markets. Its businesses are divided into two operating segments, its insurance businesses and its asset-based businesses, with the insurance businesses being by far the larger operating segment. On a pro forma basis, Enhance Financial Services would have accounted for 22.3% of the combined companies' total revenue for the year ended December 31, 2000. See "Unaudited Pro Forma Condensed Combined Financial Information."

     Our principal executive offices are located at 1601 Market Street, Philadelphia, Pennsylvania 19103. Our telephone number is (215) 564-6600.

                                  THE OFFERING

SUMMARY OF TERMS OF THE EXCHANGE OFFER

Background                   On May 29, 2001, we completed a private placement
                             of our outstanding, unregistered old debentures. In connection with that private placement, we entered into a registration rights agreement in which we agreed to deliver this prospectus to you and to make an exchange offer.

The Exchange Offer           We are offering to exchange up to $250 million
                             aggregate principal amount of our new debentures which have been registered under the Securities Act for up to $250 million aggregate principal amount of our old debentures. You may tender old debentures only in integral multiples of $1,000 principal amount. You should read the discussion under the heading "The Exchange Offer" beginning on page 80 for further information about the exchange offer and resale of the new debentures.

Resale of New Debentures     Based on interpretive letters of the SEC staff to
                             third parties, we believe that you may resell and transfer the new debentures issued pursuant to the exchange offer in exchange for old debentures without compliance with the registration and prospectus delivery provisions of the Securities
                             Act, if:

                             - you are acquiring the new debentures in the
                               ordinary course of your business;

                             - you have no arrangement or understanding with any
                               person to participate in the distribution of the new debentures; and

                             - you are not our affiliate as defined under Rule
                               405 of the Securities Act.

                             If you fail to satisfy any of these conditions, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new debentures.

                             Broker-dealers that acquired old debentures directly from us, but not as a result of market-making activities or other trading activities, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new debentures.

                             Each broker-dealer that receives new debentures for its own account pursuant to the exchange offer in exchange for old debentures that it acquired as a result of market-making or other trading activities must deliver a prospectus in connection with any resale of the new debentures and provide us with a signed acknowledgement of this obligation.

Consequences If You Do Not
Exchange Your Old
Debentures                   Old debentures that are not tendered in the
                             exchange offer or are not accepted for exchange will continue to bear legends restricting their transfer. You will not be able to offer or sell the old debentures unless:

                             - an exemption from the requirements of the
                               Securities Act is available to you;

                             - we register the resale of the old debentures
                               under the Securities Act; or

                             - the transaction requires neither an exemption
                               from nor registration under the requirements of the Securities Act.

                             After the completion of the exchange offer, we will no longer have an obligation to register the old debentures, except in limited circumstances.


Expiration Date              5:00 p.m., Philadelphia time, on November 26, 2001.


Conditions to the Exchange
Offer The exchange offer is subject to limited, customary conditions, which we may waive.

Procedures for Tendering
Old
Debentures                   If you wish to accept the exchange offer, you must
                             deliver to the exchange agent:

                             - either a completed and signed letter of
                               transmittal or, for old debentures tendered electronically, an agent's message from The Depository Trust Company, which we refer to as DTC, Euroclear Clearance System, referred to herein as Euroclear, or Banking Societe Annoyme Luxembourg, referred to herein as Clearstream, stating that the tendering participant agrees to be bound by the letter of transmittal and the terms of the exchange offer;

                             - your old debentures by timely confirmation of
                               book entry transfer through DTC, Euroclear or Clearstream; and

                             - all other documents required by the letter of
                               transmittal.

                             These actions must be completed before the expiration of the exchange offer.

                             If you hold old debentures through DTC, Euroclear or Clearstream, you must comply with their standard procedures for electronic tenders, by which you will agree to be bound by the letter of transmittal.

                             By signing, or by agreeing to be bound by the letter of transmittal, you will be representing to us that:

                             - you will be acquiring the new debentures in the
                               ordinary course of your business;

                             - you have no arrangement or understanding with any
                               person to participate in the distribution of the new debentures; and

                             - you are not our affiliate as defined under Rule
                               405 of the Securities Act.

                             See "The Exchange Offer--Procedures for Tendering."

Guaranteed Delivery
Procedures
for Tendering Old
Debentures                   If you cannot meet the expiration deadline or you
                             cannot deliver your old debentures, the letter of transmittal or any other documentation to comply with the applicable procedures under DTC, Euroclear or Clearstream standard operating procedures for electronic tenders in a timely fashion, you may tender your old debentures according to the guaranteed delivery procedures set forth under "The
                             Exchange Offer--Guaranteed Delivery Procedures."

Special Procedures for
Beneficial
Holders If you beneficially own old debentures which are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender in the exchange offer, you should contact that registered holder promptly and instruct that person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old debentures, either arrange to have the old debentures registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Withdrawal Rights            You may withdraw your tender of old debentures any
                             time before the exchange offer expires.

Tax Consequences             The exchange pursuant to the exchange offer
                             generally will not be a taxable event for U. S.
                             federal income tax purposes. See "Summary of United
                             States Federal Tax Consequences."

Use of Proceeds              We will not receive any proceeds from the exchange
                             or the issuance of new debentures in connection with the exchange offer.

Registration Rights          If we fail to complete the exchange offer and a
                             resale registration statement in respect of the old notes is not declared effective within specified time periods, we may be obligated to pay additional interest to holders of old notes. Please read "The
                             Exchange Offer -- Purpose and Effect of Exchange
                             Offer; Registration Rights" beginning on page 80 for more information regarding your rights as a holder of old notes.

Exchange Agent               First Union National Bank (referred to herein as
                             First Union) is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are set forth under "The Exchange Offer -- Exchange Agent."

                   SUMMARY DESCRIPTION OF THE NEW DEBENTURES

     The form and terms of the new debentures are the same as the form and terms of the old debentures, except that:

     - the new debentures will be registered under the Securities Act and will therefore not bear legends restricting their transfer; and

     - specified rights under the registration rights agreement, including the provisions providing for registration rights and the payment of additional interest in specified circumstances will be limited or eliminated.

     The new debentures will evidence the same debt as the old debentures and will rank equally with the old debentures. The same indenture will govern both the old debentures and the new debentures.

     You should read the discussion under the headings "Description of the New Debentures" beginning on page 89 for further information about the new debentures.

TERMS OF THE NEW DEBENTURES

     The specific financial terms of the new debentures are as follows:

     - Title:  7.75% Debentures due June 1, 2011

     - Issuer:  Radian Group Inc.

     - Total principal amount being issued:  $250,000,000

     - Due date for principal:  June 1, 2011

     - Interest rate:  7.75% annually

     - Date interest started accruing:  May 29, 2001

     - Due dates for interest:  every June 1 and December 1

     - First due date for interest:  December 1, 2001

     - Regular record dates for interest:  every May 15 and November 15

     - Optional Redemption:  at any time at our option

     - Repayment at option of Holder:  none

     The covenants contained in the new debentures are identical to the covenants contained in the old debentures and include limits on our ability to:

     - merge, consolidate or sell all of our assets;

     - to incur liens on the capital stock of certain of our subsidiaries; and

     - to sell the capital stock of our subsidiaries.

     Likewise, the events of default of the new debentures are identical to the events of default of the old debentures, and include:

     - failure to pay interest or principal when due;

     - failure to perform covenants;

     - failure to pay at maturity or otherwise incur a default on certain indebtedness in excess of $15,000,000; and

     - certain events of bankruptcy, insolvency, and reorganization.

         SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL AND OTHER DATA

     The summary unaudited pro forma combined financial and other data set forth below have been derived from the pro forma combined financial statements included under "Unaudited Pro Forma Condensed Combined Financial Information."

     The pro forma income statement data gives effect to the acquisition as if it occurred on January 1, 2000.

     This summary unaudited pro forma condensed combined summary information is provided only for the purposes of illustration, and it does not necessarily indicate what our operating results would have been if the acquisition of Enhance Financial Services had been completed at the dates indicated. Moreover, this information does not necessarily indicate what the future operating results of the combined company will be. You should read this unaudited pro forma condensed combined summary financial information in conjunction with the information contained in the section titled "Unaudited Pro Forma Condensed Combined Financial Information." This unaudited pro forma condensed combined summary financial information does not reflect any adjustments to conform to generally accepted accounting principles, or to reflect any cost savings or other synergies anticipated as a result of the acquisition or any future acquisition-related expenses.


                                                                  UNAUDITED PRO FORMA COMBINED
                                                          ---------------------------------------------
                                                            FOR THE NINE MONTHS      FOR THE YEAR ENDED
                                                          ENDED SEPTEMBER 20, 2001   DECEMBER 31, 2000
                                                          ------------------------   ------------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Premiums earned.........................................          $515,938                $631,123
Net investment income...................................           120,034                 145,907
Provision for losses....................................           191,469                 189,032
Policy acquisition costs................................            62,058                  71,614
Other operating expenses................................           154,892                 141,108
Pretax income...........................................           266,746                 386,969
Net income..............................................           188,435                 262,539
Net income per share -- diluted.........................              1.93                    2.78
Cash dividends per share................................              0.05                    0.12

                       SUMMARY HISTORICAL FINANCIAL DATA


     Our summary historical financial information set forth below is derived from our unaudited consolidated financial statements, except for the unaudited information for the quarters ended September 30, 2001 and 2000, which is derived from our quarterly report on Form 10-Q for the quarter ended September 30, 2001. Per share data has been adjusted for the two-for-one stock split effected in June 2001. You should read this financial information in conjunction with our financial statements included elsewhere this prospectus.



                                  AT OR FOR THE
                                NINE MONTHS ENDED
                                  SEPTEMBER 30,                       AT OR FOR THE YEAR ENDED DECEMBER 31,
                          -----------------------------   --------------------------------------------------------------
                              2001            2000           2000         1999         1998         1997         1996
                              ----            ----           ----         ----         ----         ----         ----
                                                   (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
Premiums earned.........   $  515,494       $387,072      $  520,871   $  472,635   $  405,252   $  330,039   $  250,270
Net investment income...      107,431         60,310          82,946       67,259       59,862       52,394       46,882
Provision for losses....      152,550        115,038         154,326      174,143      166,377      147,421      112,575
Policy acquisition
  costs.................       59,364         38,822          51,471       58,777       58,479       41,807       35,335
Other operating
  expenses..............       91,048         40,314          57,167       62,659       59,720       41,592       31,902
Merger expenses.........            0              0               0       37,766        1,098            0            0
Pretax income...........      370,339        261,260         352,470      219,466      197,913      159,161      122,167
Net income..............      264,366        184,527         248,938      148,138      142,237      115,726       90,450
Net income per share --
  diluted...............         2.88           2.39            3.22         1.92         1.84         1.50         1.18
Cash dividends per
  share.................         0.06           0.05            0.06         0.05         0.04         0.04         0.03

Assets..................   $4,230,707                     $2,272,811   $1,776,712   $1,513,405   $1,222,666   $1,014,972
Investments.............    3,236,336                      1,750,457    1,388,677    1,175,452      974,650      841,951
Reserve for losses......      575,803                        390,021      335,584      245,125      179,908      126,936
Unearned premiums.......      477,627                         77,241       54,925       75,538       72,684       73,909
Redeemable preferred
  stock.................       40,000                         40,000       40,000       40,000       40,000       40,000
Common stockholders'
  equity................    2,222,632                      1,362,197    1,057,256      932,199      780,098      656,953
Book value per share....        23.78                          17.97        14.17        12.65        10.69         9.05

                                  RISK FACTORS

     An investment in the new debentures involves certain risks and uncertainties including the following:

IF YOU FAIL TO EXCHANGE YOUR OLD DEBENTURES, THEY WILL CONTINUE TO BE RESTRICTED SECURITIES AND MAY BECOME LESS LIQUID

     Old debentures which you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities. You may not offer or sell untendered old debentures except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We will issue new debentures in exchange for the old debentures pursuant to the exchange offer only following the satisfaction of procedures and conditions described elsewhere in this prospectus. These procedures and conditions include timely receipt by the exchange agent of the old debentures and of a properly completed and duly executed letter of transmittal.

     Because we anticipate that most holders of old debentures will elect to exchange their old debentures, we expect that the liquidity of the market for any old debentures remaining after the completion of the exchange offer may be substantially limited. Any old debenture tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the old debentures outstanding. Following the exchange offer, if you did not tender your old debentures you generally will not have any further registration rights and your old debentures will continue to be subject to transfer restrictions. Accordingly, the liquidity of the market for any old debentures could be adversely affected.

WE ARE A HOLDING COMPANY THAT DEPENDS ON THE ABILITY OF OUR SUBSIDIARIES TO PAY DIVIDENDS TO SERVICE OUR DEBT

     Our principal source of cash to make payments on our debt are dividends and other distributions from our subsidiaries, which are limited, among other things, by the level of their liquidity, earnings and cash. Under applicable state insurance law, the amount of cash dividends and other distributions that our insurance subsidiaries may pay is restricted. Moreover, in connection with obtaining approval from the New York Insurance Department for our acquisition of Enhance Financial Services, two of Enhance Financial Services' operating subsidiaries, Enhance Reinsurance Company (referred to herein as Enhance Reinsurance), our financial guaranty reinsurance subsidiary and Asset Guaranty Insurance Company (referred to herein as Asset Guaranty), a direct insurer and reinsurer of financial guaranty and other similar obligations, have agreed not to declare or pay dividends for a period of two years following the acquisition. Our subsidiaries may also be restricted in their ability to pay dividends in order to maintain adequate capital requirements necessary to retain their ratings from applicable rating agencies. A significant deterioration in the subsidiaries' earnings or cash flow, as a result of an economic downturn and a corresponding decrease in credit quality or otherwise, could limit their ability to pay cash dividends to us, which, in turn, would limit our ability to service our debt.

     In addition, as a holding company, the rights of creditors, including the holders of the new debentures, to participate in our assets upon any liquidation, receivership or reorganization will be junior and subject to the prior claims of the subsidiaries' creditors, including policyholders.

LOSING THE BUSINESS OF ANY MAJOR CUSTOMER COULD HARM FINANCIAL PERFORMANCE

     Since our formation by the merger of Amerin Corporation into CMAC Investment Corporation, Radian Guaranty has been dependent on a small number of lenders for referring a substantial portion of its business risk. Radian Guaranty's top ten lenders were responsible for 42.8% of the direct primary risk in force at December 31, 2000. Direct primary risk in force refers to an aggregate amount equal to the principal amount of each insured loan multiplied by the applicable coverage percentage on that loan. The top ten lenders were also responsible for 43.4% of primary new insurance written in 2000.

     The concentration of business with lenders may increase as a result of mergers or other factors. These lenders may reduce the amount of business currently given to Radian Guaranty or cease doing business with it altogether. Radian Guaranty's master policies and related lender agreements do not, and by law cannot, require its lenders to do business with it. The loss of business from any major lender could materially adversely affect Radian Guaranty's and our business and financial results.

     Enhance Reinsurance currently derives substantially all of its reinsurance premium revenues from four primary insurers and 43% of total gross premiums for Enhance Reinsurance and Asset Guaranty. A substantial reduction in the amount of insurance ceded by one or more of these four principal clients could have a material adverse effect on Enhance Reinsurance's gross written premiums and, consequently, our results from operations.

WE MAY FACE NEW COMPETITION FROM FANNIE MAE AND FREDDIE MAC WHICH MAY REDUCE REVENUES

     Fannie Mae and Freddie Mac have both announced programs under which less mortgage insurance coverage may be required on loans with down payments of less than 20%. Although there has been minimal business of this kind written to date, if these programs are successful, or if Fannie Mae or Freddie Mac elect to assume more of the credit risks on these loans or use credit enhancements other than mortgage insurance, less mortgage insurance would be used. This would in turn reduce our revenues.

INCREASED CLAIMS AND LOSSES ON POLICIES COULD HARM FINANCIAL PERFORMANCE

     The factors identified below affect the private mortgage insurance industry in general and will affect us. Any of these factors could cause claims and losses on the policies issued by us to increase. Any increase in claims and losses may materially adversely affect our financial condition and results of operations.

     (1) THE CONCENTRATION OF RISK IN FORCE IN RELATIVELY FEW STATES COULD INCREASE CLAIMS AND LOSSES.

     We can be particularly affected by economic downturns in regions where large portions of our business are concentrated. As of December 31, 2000, Radian Guaranty had a relatively high percentage of primary risk in force concentrated in the following ten states:

      -  California    16.8% of total primary risk in force
      -  Florida       7.4% of total primary risk in force
      -  New York      6.1% of total primary risk in force
      -  Texas         5.3% of total primary risk in force
      -  Georgia       4.3% of total primary risk in force
      -  New Jersey    3.9% of total primary risk in force
      -  Arizona       3.8% of total primary risk in force
      -  Illinois      3.7% of total primary risk in force
      -  Pennsylvania  3.7% of total primary risk in force
      -  Colorado      3.1% of total primary risk in force

     Continued and prolonged adverse economic conditions in these states could result in high levels of claims and losses. In addition, refinancing activity, such as that which occurred in 1998, and is occurring in 2001, can have the effect of concentrating insurance in force in economically weaker areas, since loans in areas experiencing property value appreciation are less likely to require mortgage insurance at the time of refinancing than are loans in areas experiencing limited or no property value appreciation.

     Enhance Reinsurance and Asset Guaranty also had relatively high percentages of risk in force concentrated in six states (California, New York, Florida, Texas, Pennsylvania and Illinois) which accounted for 40.9% of their insurance in force in 2000.

     (2) WE CANNOT CANCEL POLICIES OR ADJUST RENEWAL PREMIUMS TO PROTECT OURSELF FROM UNANTICIPATED CLAIMS OR LOSSES.

     Generally, we cannot cancel mortgage insurance coverage we provide. Also, generally, renewal premium rates for the life of the policy are fixed when issued. If the risk underlying a particular product develops more adversely than anticipated or if national and regional economies undergo unanticipated stress, we cannot increase renewal premium rates or cancel coverage to offset against such adverse developments.

     (3) A SIGNIFICANT PORTION OF RISK IN FORCE CONSISTS OF LOANS WITH LOAN-TO-VALUE RATIOS IN EXCESS OF 90%, WHICH GENERALLY RESULT IN MORE CLAIMS THAN LOANS WITH LOWER LOAN-TO-VALUE RATIOS.

     At December 31, 2000:

     - 46.2% of primary risk in force consisted of mortgage loans with loan-to-value ratios greater than 90.01%;

     - 39.5% of primary risk in force consisted of mortgage loans with loan-to-value ratios greater than 90.01%, but less than or equal to 95.00%;

     - 6.7% of primary risk in force consisted of mortgage loans with loan-to-value ratios greater than 95.00%; and

     - 14.0% of primary risk in force consisted of adjustable rate mortgage loans.

     Loans with loan-to-value ratios greater than 90% are expected to have claim incidence rates substantially higher than mortgage loans with loan-to-value ratios equal to or less than 90%. In the case of adjustable rate mortgage loans, such loans generally have higher claim incidence rates than fixed rate loans.

     (4) PREMIUM RATES MAY GENERATE INSUFFICIENT INCOME TO COVER LOSSES.

     Mortgage insurance premium rates are based upon the expected risk of claim on the insured loan, and take into account the loan-to-value ratios, loan type, mortgage term, occupancy status and coverage percentage. In addition, the premium rates take into account persistency, operating expenses and reinsurance costs, as well as profit and capital needs and the prices offered by competitors. However, premiums earned, and the associated investment income, may ultimately prove to be inadequate to compensate for future losses. Some loans are classified as "Alt-A" and "A minus." These loan programs enable borrowers with either less than normal documentation or less than ideal credit histories to obtain mortgages and mortgage insurance and are considered riskier than our general portfolio. At December 31, 2000, Alt-A loans constituted 6.3% and A minus loans constituted 3.4% of our mortgage insurance primary risk in force.

     (5) GENERAL ECONOMIC FACTORS MAY ADVERSELY AFFECT LOSS EXPERIENCE.

     We believe that our loss experience, and the loss experience of other mortgage insurers, would be materially and adversely affected by extended national or regional economic recessions, falling housing values, rising unemployment rates, interest rate volatility or combinations of such factors. Such economic events could also materially adversely impact the demand for housing and, consequently, mortgage insurance.

     (6) LOSS EXPERIENCE TENDS TO INCREASE AS POLICIES AGE.

     The majority of claims under private mortgage insurance policies have historically occurred during the third through the sixth years after issuance of the policies. As of December 31, 2000, approximately 72.8% of the primary risk in force was written since January 1, 1998. As a result, loss experience on these loans is expected to significantly increase as policies continue to age. If the claim frequency on such risk in force significantly exceeds the claim frequency that was assumed in setting premium rates, our financial condition, results of operations and cash flows would be materially and adversely affected.

     (7) RESERVES MAY BE INSUFFICIENT TO COVER CLAIMS PAID OR LOSS-RELATED EXPENSES INCURRED.

     Results of operations would be adversely affected if reserves are insufficient to cover the actual related claims paid and loss-related expenses incurred. We establish loss reserves to recognize the liability for unpaid losses related to insurance in force on mortgage loans which are in default. These loss reserves are based upon the estimated claim rate and related claim amount. These estimates are regularly reviewed and updated using the most current information available. These reserves are necessarily based on estimates and the ultimate claim rate and the resulting aggregate amount of claims may vary from these estimates. Any resulting adjustments, which may be material, are reflected in then current consolidated results of operations. The reserves may not be adequate to cover ultimate loss development on incurred defaults. Generally accepted accounting principles do not permit us to establish loss reserves in respect of estimated potential defaults that may occur in the future.

     (8) PAYING A SIGNIFICANT NUMBER OF CLAIMS UNDER CERTAIN INSURANCE PROGRAMS WRITTEN COULD HARM FINANCIAL PERFORMANCE.

     We expect to continue offering traditional pool insurance, which is generally considered riskier than primary insurance. Under primary insurance, an insurer's exposure is limited to a specified percentage of any unpaid principal, delinquent interest and related expenses on an individual loan. Under traditional pool insurance, there is an aggregate exposure limit -- a "stop loss" -- on a pool of loans, which amount is generally between 1% and 10% of the initial aggregate loan balance of the entire pool of loans. Under our pool insurance, we could be required to pay the full amount of every loan in the pool that is in default and upon which a claim is made until the stop loss is reached, rather than a percentage of that amount. If we are required to pay a significant number of claims under pool insurance, then our financial condition and results of operations could be materially and adversely affected. We also recently commenced operations in Radian Insurance, which writes credit insurance on non-traditional mortgage related assets. These types of insurance products are generally riskier than our traditional mortgage insurance products and, as a result, may have higher claim payouts. Payment of a significant number of claims by Radian Insurance could materially and adversely affect our financial condition and results of operations.

     (9) DELEGATED UNDERWRITING MAY CAUSE US TO INSURE, AND PAY CLAIMS RELATED TO, UNACCEPTABLY RISKY LOANS THAT WE WOULD NOT HAVE OTHERWISE INSURED AS UNDERWRITERS.

     Radian Guaranty and other mortgage insurers offer programs of delegated underwriting to some of their customers. Amerin Guaranty has written substantially all of its insurance on a delegated underwriting basis. We expect to continue offering delegated underwriting to customers of Radian Guaranty that are currently authorized to use delegated underwriting, and may expand the availability of delegated underwriting to additional customers. The performance of loans insured through programs of delegated underwriting has not been tested over an extended period of time. The performance of such loans has not been tested in a period of adverse economic conditions.

     Once a lender is accepted for delegated underwriting, the insurer generally may not refuse to insure, or rescind coverage on, a particular loan originated by such lender even if the insurer reevaluates the loan's risk profile or if the lender fails to follow delegated underwriting criteria. Our ability to take action against a lender will be limited by access to data with which to assess the risk of a lender's insured loans and to assess compliance with applicable criteria. Moreover, we would remain at risk for any loans insured by a lender prior to its curtailing or terminating a lender's delegated underwriting authority. A lender could possibly cause us to insure a material volume of loans with unacceptable risk profiles before that lender's delegated underwriting authority was terminated.

IF CLAIMS-PAYING ABILITY RATINGS ARE DOWNGRADED, THEN LENDERS AND THE SECURITIZATION MARKET MAY NOT PURCHASE MORTGAGES OR SECURITIES INSURED BY US WHICH WOULD HARM OUR FINANCIAL PERFORMANCE

     Standard & Poor's Rating Services, referred to herein as S&P, Fitch IBCA Duff & Phelps, referred to herein as Fitch, and Moody's Investors Service, Inc., referred to herein as Moody's, have rated the respective claims-paying ability and financial strength of Radian Guaranty and Amerin Guaranty, as "AA" (financial strength, S&P and Fitch) and "Aa3" (financial strength, Moody's). Radian Insurance is rated "AA" by S&P (claims-paying) and "Aa3" by Moody's (claims-paying). Enhance Reinsurance has an insurance financial strength rating of "Aa2" by Moody's and a claims-paying ability rating of "AAA" by S&P. Asset Guaranty has a claims-paying ability rating of "AA" by S&P.

     The claims-paying ability or financial strength ratings of our subsidiaries may be downgraded by one or more rating agencies in the future. Any downgrading of these ratings below these levels could have a material adverse effect on our results of operations and prospects. Adverse developments in these subsidiaries' financial condition or results of operations, by virtue of underwriting or investment losses or otherwise, or changes in the views of the rating agencies, could cause the rating agencies to lower their ratings. If the financial strength ratings of Radian Guaranty, Radian Insurance or Amerin Guaranty fall below "Aa3" from Moody's or "AA" from S&P and Fitch, then national mortgage lenders, and a large segment of the mortgage securitization market, including Fannie Mae and Freddie Mac, generally will not purchase mortgages or mortgage-backed securities insured by them.

     In addition, Enhance Reinsurance and Asset Guaranty are parties to several agreements that grant the primary insurer the right to recapture business ceded to Enhance Reinsurance or Asset Guaranty under these agreements if the financial strength rating or claims-paying ability rating, as applicable, is downgraded below minimum rates established in the agreements. This recapture of business by a primary insurer could have a material adverse effect on deferred premium revenue and recognition of future income from such agreements.

AN INCREASE IN OUR SUBSIDIARIES' RISK TO CAPITAL RATIO AND/OR LEVERAGE RATIO MAY PREVENT THEM FROM WRITING NEW INSURANCE, WHICH WOULD HARM OUR FINANCIAL PERFORMANCE

     Moody's, S&P and Fitch regularly monitor Radian Guaranty, Amerin Guaranty, Radian Insurance, Enhance Reinsurance and Asset Guaranty and their respective subsidiaries and the amount of insurance risk that may be written by such subsidiaries in conjunction with the issuance and maintenance of their financial strength and claims-paying ability ratings. Moody's and S&P have also entered into an agreement with Radian Guaranty which obligates Radian Guaranty to maintain at least $30 million of capital in Radian Insurance as a condition of the issuance and maintenance of Radian Insurance's "Aa3" and "AA" financial strength and claims-paying ability rating ratings. We may be required to enter into similar agreements in the future. If so, our subsidiaries have several alternatives available to control their risk to capital ratios or leverage ratios, including obtaining capital contributions from us, purchasing additional quota share or excess of loss reinsurance or reducing the amount of new business written. However, we may not be able to raise additional funds, or do so on a timely basis, in order to make a capital contribution to our subsidiaries. In addition, reinsurance may not be available to the subsidiaries or, if available, may not be available on satisfactory terms. A material reduction in statutory capital, whether resulting from underwriting or investment losses or otherwise or a disproportionate increase in risk in force, could increase the risk to capital ratio or leverage ratio. An increase in the risk to capital ratio or leverage ratio could limit our subsidiaries' ability to write new business, which then could materially adversely affect our results of operations and prospects.

WE COMPETE WITH PRIVATE MORTGAGE INSURERS, GOVERNMENTAL AGENCIES AND OTHERS WHICH MAY REDUCE OUR REVENUES

     The mortgage insurance industry is increasingly competitive. This competition may reduce our revenues, which could in turn decrease the value of investments in us. The principal sources of direct and indirect competition are:

     - other private mortgage insurers, some of which are subsidiaries of well capitalized, diversified public companies and therefore have higher claims-paying ability ratings and greater access to capital than we do;

     - federal and state governmental and quasi-governmental agencies, principally the Federal Housing Administration; and

     - mortgage lenders that forego third-party coverage and retain the full risk of loss on their high loan-to-value ratio loans.

     The United States private mortgage insurance industry is both highly dynamic and intensely competitive. Many factors bear on the relative position of the private mortgage insurance industry versus the "direct" government and quasi-governmental competition and the "indirect" competition of major lending institutions, including:

     - legislative and/or regulatory initiatives which affect the FHA's competitive position; and

     - the capital adequacy of, and alternative business opportunities for, lending institutions.


     As of September 30, 2001, our market share of the private mortgage insurance market based on new primary insurance written was 15.7%, according to Inside Mortgage Finance. However, our market share of new insurance written may not grow and could decrease in the future.


FAILURE TO SUCCESSFULLY INTEGRATE ENHANCE FINANCIAL SERVICES WITH US COULD ADVERSELY AFFECT OUR FUTURE OPERATIONS

     In deciding that the merger of Enhance Financial Services with us was in the best interests of both Enhance Financial Services and our stockholders, our board of directors and the Enhance Financial Services' board of directors considered the potential complementary effects of combining the companies' assets, personnel and operational expertise. Integrating businesses, however, involves a number of special risks, including the possibility that management may be distracted from regular business concerns by the need to integrate operations, unforeseen difficulties in integrating operations and systems, problems concerning assimilating and retaining the employees of the combined company, challenges in retaining customers, and potential adverse short-term or long-term effects on operating results.

     Further, the reinsurance business is highly specialized and volatile. Enhance Financial Services' past results were due in large part to the strength and continuity of its management strategies. The success of Enhance Financial Services as our subsidiary will depend in part on our ability to retain key management and to integrate ours and Enhance Financial Services' operations and personnel in a timely and efficient manner. As we were not involved in the financial guaranty reinsurance business prior to its acquisition of Enhance Financial Services, this integration may be difficult. If we and Enhance Financial Services cannot successfully integrate our businesses, the combined companies may not be able to realize the expected benefits of the merger.

WE FACE ADDITIONAL RISKS IN OUR FINANCIAL GUARANTY AND OTHER INSURANCE BUSINESSES RECENTLY ACQUIRED FROM ENHANCE FINANCIAL SERVICES

     Our recently acquired subsidiaries, Enhance Reinsurance and Asset Guaranty, maintain reserves in amounts sufficient to pay their estimated ultimate liability for losses and loss adjustment expenses, as required by law. Since none of Enhance Reinsurance, Asset Guaranty or the financial guaranty industry has had an actuarially significant number of losses in its financial guaranty reinsurance activities, we do not believe that traditional actuarial approaches used in the property/casualty industry apply in the determination of loss reserves for financial guaranty insurers. Consequently, we establish reserves in our financial guaranty business either when (1) a primary insurer provides for losses and loss adjustment expenses or (2) in our opinion, a default is probable on an insured risk, and the amount of such reserve is based on an analysis of the individual insured risk. Although we believe the reserves established at our financial guaranty insurance subsidiaries will prove to be adequate, there can be no assurance that such reserves actually will be adequate.

     In addition, the demand for financial guaranty insurance and the demand for the primary insurance and reinsurance that Enhance Reinsurance and Asset Guaranty provide depend on many factors that are generally not in our control, including:

     - prevailing interest rates;

     - investor concern regarding the credit quality of municipalities and corporations;

     - investor perception of the strength of financial guaranty providers and the guaranty offered;

     - premium rates charged for financial guaranty insurance;

     - the availability of other forms of credit enhancement; and

     - governmental regulation, including changes in tax laws affecting the municipal, asset-backed and trade credit debt markets.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this prospectus. Forward-looking statements include those regarding our goals, beliefs, plans or current expectations and other statements regarding matters that are not historical facts. For example, when we use words such as "project," "believe," "anticipate," "plan," "expect," "estimate," "intend," "should," "would," "could," or "may," or other words that convey uncertainty of future events or outcome, we are making forward-looking statements. Forward-looking statements include statements concerning:

     - the risk that housing demand may decrease as a result of higher-than-expected interest rates, adverse economic conditions, or other reasons;

     - the risk that seasonality may be different from the historical pattern;

     - the risk that the market share of the segment of the mortgage market served by the mortgage insurance industry may decline as a result of competition from government programs or other substitute products;

     - the risk that the business of Enhance Financial Services may not be adequately integrated to maximize the expected benefits of the acquisition;

     - the risk that our share of originations having private mortgage insurance may decline as a result of competition or other factors; and

     - the risk that the addition of the business of Radian Insurance may not be successful.

     Our forward-looking statements are subject to risks and uncertainties. You should note that many important factors, some of which are discussed elsewhere in this prospectus, could affect us in the future and could cause our results to differ materially from those expressed in our forward-looking statements. For a discussion of some of these factors, please read carefully the information under "Risk Factors." We do not undertake any obligation to update forward-looking statements we make.

                                USE OF PROCEEDS

     We will not receive any proceeds from the exchange offer. In consideration for issuing the new debentures, we will receive old debentures from you in like principal amount. The old debentures surrendered in exchange for the new debentures will be retired and canceled and cannot be reissued. Accordingly, issuance of the new debentures will not result in any change in our indebtedness.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our historical ratio of earnings to fixed charges and on a pro forma basis giving effect to the issuance of the old debentures and their replacement by the new debentures. Earnings consist of income (loss) from continuing operations before income taxes, extraordinary items, cumulative effect of accounting changes, equity in net income of affiliates and fixed charges. Fixed charges consist of interest expense and capitalized interest and an estimate of interest expense within rental expense.

                                           NINE MONTHS
                                              ENDED
                                          SEPTEMBER 30,            YEARS ENDED DECEMBER 31,
                                        -----------------   ---------------------------------------
                                        2001(1)   2001(2)   2000(3)   1999    1998    1997    1996
                                        -------   -------   -------   ----    ----    ----    ----
Ratio of earnings to fixed charges....   23.8x     27.3x     151.1x   105.1x  165.8x  203.0x  167.4x


---------------
(1) On a pro forma basis, giving effect to the issuance of the old debentures and the new debentures as if issued as of February 28, 2001.

(2) Actual.

(3) Does not include any adjustments to show the effect of the acquisition of Enhance Financial Services on February 28, 2001. On a stand-alone basis, as of December 31, 2000, Enhance Financial Services had a ratio of earnings to fixed charges of (0.2)x and a deficit of earnings to fixed charges of $21,439,000.

                                 CAPITALIZATION


     The following table sets forth our consolidated capitalization, as of September 30, 2001. Issuance of the new debentures will not affect our capitalization.



                                                              SEPTEMBER 30, 2001
                                                              ------------------
                                                                    ACTUAL
                                                                    ------
Long-term Debt, net of current portion......................      $  324,059
Preferred Stock, par value $0.001 per share; 20,000,000
  authorized, 800,000 shares designated, issued and
  outstanding as $4.125 Preferred Stock, actual and as
  adjusted, 150,000 shares designated as Series A Preferred
  Stock, none issued and outstanding, actual and as
  adjusted..................................................          40,000
Common Stock, par value $0.001 per share; 200,000,000 shares
  authorized, 93,462,006 shares issued and outstanding......              94
Additional Paid-In Capital..................................       1,199,789
Retained Earnings...........................................       1,000,230
Accumulated Other Comprehensive Income......................          30,393
Treasury Stock..............................................          (7,874)
                                                                  ----------
          Total Capitalization..............................      $2,586,691
                                                                  ==========

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma condensed combined financial information should be read in conjunction with our historical consolidated financial statements, including the notes thereto, and those of Enhance Financial Services appearing elsewhere in the prospectus. The unaudited pro forma condensed combined information is not presented in connection with the exchange offer, it is presented for illustration purposes only. It is presented in accordance with the assumptions set forth below, and is not necessarily indicative of the operating results that would have occurred if the merger had been completed. Nor is it necessarily indicative of future operating results of the combined enterprise.

     The unaudited pro forma condensed combined statements of income combine our's and Enhance Financial Services' historical statements of income and give effect to the acquisition as if it occurred on January 1, 2000, the beginning of the earliest period presented.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001



                                             HISTORICAL   HISTORICAL    PRO FORMA          PRO FORMA
                                               RADIAN     ENHANCE(5)   ADJUSTMENTS         COMBINED
                                             ----------   ----------   -----------         ---------
                                                    (IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)
REVENUES
  Premiums earned..........................   $515,494    $     444                        $515,938
  Net investment Income....................    108,703       11,331                         120,034
  Equity in net income of affiliates.......     32,193        2,805                          34,998
  Other net income.........................     28,763       (9,988)                         18,775
                                              --------    ---------      -------           --------
          Total revenues...................    685,153        4,592            0            689,745
                                              ========    =========      =======           ========
EXPENSES
  Provision for losses.....................    152,550       38,919                         191,469
  Policy acquisition costs.................     59,364        5,718       (3,024)(2)         62,058
  Other operating expenses.................     91,048       63,844                         154,892
  Interest expense.........................     11,852        2,728                          14,580
                                              --------    ---------      -------           --------
          Total expenses...................    314,814      111,209       (3,024)           422,999
                                              ========    =========      =======           ========
  Pretax income (loss).....................    370,339     (106,617)       3,024            266,746
  Provision (benefit) for income taxes.....    105,973      (11,345)     (16,317)(2)(3)      78,311
                                              --------    ---------      -------           --------
          Net income (loss)................    264,366      (95,272)      19,341            188,435
                                              ========    =========      =======           ========
Net income (loss) per common
  share -- basic...........................       2.93        (2.48)                           1.96
                                              ========    =========                        ========
Net income (loss) per common
  share -- diluted.........................       2.88        (2.45)                           1.93
                                              ========    =========                        ========
Average number of common shares
  outstanding -- basic.....................     89,360       38,468      (32,826)(1)         95,002
                                              ========    =========      =======           ========
Average number of common and common
  equivalent shares
  outstanding -- diluted...................     90,892       38,935      (33,225)(1)         96,602
                                              ========    =========      =======           ========

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                                          HISTORICAL
                                             HISTORICAL    ENHANCE
                                               RADIAN     FINANCIAL     PRO FORMA           PRO FORMA
                                               GROUP       SERVICES    ADJUSTMENTS          COMBINED
                                             ----------   ----------   -----------          ---------
                                                     (IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)
REVENUES
  Premiums earned..........................   $520,871     $110,252                         $631,123
  Net investment income....................     82,946       62,961                          145,907
  Equity in net income of affiliates.......          0       13,117                           13,117
  Other net income.........................     11,617        3,855                           15,472
                                              --------     --------      -------            --------
          Total revenues...................    615,434      190,185            0             805,619
                                              --------     --------      -------            --------
EXPENSES
  Provision for losses.....................    154,326       34,706                          189,032
  Policy acquisition costs.................     51,471       42,757      (22,614)(2)          71,614
  Other operating expenses.................     57,167      106,679      (22,738)(4)         141,108
  Interest expense.........................          0       16,896                           16,896
                                              --------     --------      -------            --------
          Total expenses...................    262,964      201,038      (45,352)            418,650
                                              --------     --------      -------            --------
  Pretax income (loss).....................    352,470      (10,853)      45,352             386,969
  Provision (benefit) for income taxes.....    103,532       (1,444)      22,342(2)(3)(4)    124,430
                                              --------     --------      -------            --------
          Net income (loss)................    248,938       (9,409)      23,010             262,539
                                              ========     ========      =======            ========
Net income (loss) per common
  share -- basic...........................       3.26        (0.25)                            2.82
                                              ========     ========                         ========
Net income (loss) per common
  share -- diluted.........................       3.22        (0.24)                            2.78
                                              ========     ========                         ========
Average number of common shares
  outstanding -- basic.....................     75,268       38,179      (21,381)(1)          92,066
                                              ========     ========      =======            ========
Average number of common and common
  equivalent shares
  outstanding -- diluted...................     76,298       38,645      (21,641)(1)          93,302
                                              ========     ========      =======            ========

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The unaudited pro forma condensed combined statements of income combine our's and Enhance Financial Services' historical statements of income and give effect to the acquisition as if it occurred on January 1, 2000, the beginning of the earliest period presented.

     The total estimated purchase price of Enhance Financial Services has been allocated to assets and liabilities based on our management's estimates of their fair values with the excess of net assets acquired over costs allocated to the present value of future insurance profits.

(1) Adjustment to reflect the issuance of our common stock and related direct acquisition expenses as the total purchase price for the net assets of Enhance Financial Services, based on the conversion of each of the Enhance Financial Services common shares into 0.22 of each of our common shares (.44 on a split-adjusted basis), the elimination of Enhance Financial Services stockholders' equity and the write-down of Enhance Financial Services' deferred policy acquisition asset, offset by the recognition of the present value of future insurance profits, and a current income tax benefit of $3,884,000 recognized in the year ended December 31, 2000.

(2) Adjustment to reflect the change in amortization expense and the related income tax expense associated with the write-down of Enhance Financial Services' deferred policy acquisition asset, offset by an increase in amortization expense and the related income tax benefit associated with the estimated present value of future insurance profits recognized at January 1, 2000.


For the nine months ended September 30, 2001:
  Decrease in deferred policy acquisition amortization......  $ (3,024)
  Increase in Federal income tax expense....................     1,058


For the year ended December 31, 2000:
  Decrease in deferred policy acquisition amortization......  $(22,614)
  Increase in federal income tax expense....................     7,915

(3) Adjustment to reflect the reversal of an income tax benefit relating to income tax reductions produced by an investment in a portfolio of approximately 500 residential mortgage backed securities consisting of residual interests in real estate mortgage investment conduits ("REMIC") owned by Enhance Financial Services. These deductions were treated by Enhance Financial Services as permanent tax differences due to a partnership exit strategy that will not be executed by us. Therefore, the tax deductions from the REMIC residuals will be treated as a timing difference which eliminates the income tax benefit for GAAP purposes.

    In the first two months of 2001, prior to the acquisition, Enhance Financial Services reversed the income tax benefit relating to the REMIC, thus reversal would not have been necessary and is therefore being eliminated in the pro forma income statement.


For the nine months ended September 30, 2001:
  Decrease in Federal income tax expense....................  $(17,375)


For the year ended December 31, 2000:
  Increase in federal income tax expense....................  $  6,469

(4) Reflects the adjustments and related income tax expense required to eliminate the amortization of goodwill that was created as a result of prior acquisitions of Enhance Financial Services.

For the year ended December 31, 2000:
  Decrease in goodwill amortization.........................  $(22,738)
  Increase in federal income tax expense....................     7,958

(5) For the purposes of this pro forma presentation the Historical Financial Statements of Enhance Financial Services represent their statement of income for the two month period ended February 28, 2001, the last day the operating results of Enhance Financial Services were excluded from the operating results of Radian.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OUR BUSINESS

     We provide through our subsidiaries, Radian Guaranty and Amerin Guaranty, private mortgage insurance coverage in the United States on residential mortgage loans. Private mortgage insurance protects mortgage lenders and investors from default related losses on residential first mortgage loans made primarily to home buyers who make down payments of less than 20% of the home's purchase price. Private mortgage insurance also facilitates the sale of such mortgage loans in the secondary mortgage market, principally to Freddie Mac and Fannie Mae. Radian Guaranty is restricted to providing insurance on residential first mortgage loans only. Amerin Guaranty has previously offered insurance of residential first mortgages only, but beginning October 1, 2001, is licensed as an issuer of second mortgages only and will be restricted to writing new business on second mortgages.

     In September 2000, we commenced operations in Radian Insurance Inc., referred to herein as Radian Insurance, a subsidiary which writes credit insurance on non-traditional mortgage related assets, such as second mortgages and manufactured housing, and provides credit enhancement to mortgage related capital market transactions. Beginning October 1, 2001, Amerin Guaranty will be licensed to conduct second mortgage insurance in all 50 states and second mortgage insurance done by Radian will most likely be written in Amerin Guaranty.

     Additionally, as a result of the acquisition of the business of Enhance Financial Services and its operating subsidiaries, we insure and reinsure credit-based risks and acquire and service credit-based assets in a variety of domestic and international niche markets. This business is divided into two operating segments, the insurance business and the asset-based businesses, with the insurance business being by far the larger operating segment.


NINE MONTH PERIOD ENDED SEPTEMBER 30, 2001 COMPARED TO NINE MONTH PERIOD ENDED SEPTEMBER 30, 2000


Recent Developments

     On July 19, 2001, the Office of Federal Housing Enterprise Oversight issued new risk-based capital regulations for Fannie Mae and Freddie Mac (together, known as Government Sponsored Entities, or GSEs). The most relevant provision of these regulations to us is a new distinction that is being made between AAA rated insurers and AA rated insurers. Specifically, the new regulations create guidelines that reduce the credit the GSEs are given for exposure ceded to AAA insurers by 5% while exposure ceded to AA insurers, like our operating subsidiaries, is reduced by 15%. The regulations are expected to take effect in July 2002 and phase in these cuts on a straight-line basis over a period of five years.

     Prior to the effective date, there will be a period for public comment and amendment. We will be strongly advocating that the AAA/AA distinction be eliminated or, if not eliminated, significantly reduced. We believe that given the length and complexity of these regulations and the possibility of them being amended before they become effective, the effect of the new regulations on our results of operations is uncertain at this time. Furthermore, the GSEs may determine that the reduction does not have a material effect on their ability to meet the capital adequacy test and therefore may decide not to distinguish between AAA and AA insurers in their business practices. They may also try to avoid concentrating all of their risks in the two AAA rated mortgage insurers.

     Should the regulation take effect in substantially its current form, and the GSEs start distinguishing between the AAA insurers and the AA insurers in their business practices, we have several contemplated actions we believe should mitigate the adverse effects of the regulations. These include one or more of the following:

     - upgrading the ratings of one or more of our operating subsidiaries by obtaining additional capital, reinsurance or a soft capital facility,

     - increasing the amount of coverage so as to eliminate the reduction,

     - utilizing Enhance Reinsurance, which is AAA rated, or;

     - providing protection against loss to the GSEs through a derivative contract rather than through an insurance policy -- the form favored under the current version of the regulations.

     Given these alternatives and the strong incentive the GSEs have to work with us, we believe we are sufficiently positioned to implement whatever solutions the new regulations will ultimately require.

     We do not anticipate any material loss resulting from exposure to the tragic events in New York, New York or Washington, D.C. of September 11. Our financial guaranty subsidiaries, Asset Guaranty and Enhance Re, have completed a review of their exposures and confirmed that no insurance losses related to these events are expected. We continue to closely monitor our insurance and reinsurance portfolio and maintain regular dialogue with our reinsurance clients. Specifically, Asset Guaranty has no direct insured net par exposure to the World Trade Center, Battery Park City Authority, EETC (Enhanced Equipment Trust Certificates), the Port Authority of New York and New Jersey or the Metropolitan Washington D.C. Airport Authority. However, Asset Guaranty does maintain approximately $70 million in par exposure related to the Port Authority of New York and New Jersey through reinsurance agreements with the AAA-rated primary bond insurers. Similarly, Enhance Re concurs with the assessment of its primary clients, who have each affirmed their expectations for no material losses resulting from these events. Enhance Re has no exposure to the World Trade Center, however it does maintain $404 million of exposure to EETC; $291 million to the Port Authority of New York and New Jersey and $2.8 billion to U.S. airports, of which $169 million is exposure to the Metropolitan Washington D.C. Airport Authority.


Results of Consolidated Operations



     Our consolidated net income for the first nine months of 2001 was $264.4 million, a 43.3% increase compared to $184.5 million for the same period of 2000. Our consolidated net income for the third quarter of 2001 was $91.5 million, as compared to $64.1 million for the third quarter of 2000, an increase of 42.9%. This improvement was a result of growth in premiums earned and net investment income and the inclusion of equity in net income of affiliates, offset by an increase in provision for losses, policy acquisition costs and other operating expenses. As a result of our acquisition of Enhance Financial Services on February 28, 2001, net income for the first nine months of 2001 included the results from operations for March 2001 through September 2001 for Enhance Financial Services, which contributed $62.8 million and $23.4 million to net income for the nine month period and the quarter ended September 30, 2001, respectively. Consolidated earned premiums increased $128.4 million or 33.2% from $387.1 million for the first nine months of 2000 to $515.5 million for the same period of 2001, with the inclusion of Enhance Financial Services contributing $70.3 million of the increase. For the third quarter of 2001, consolidated earned premiums were $180.5 million as compared to $130.2 million for the third quarter of 2000, a 38.6% increase, with the inclusion of Enhance Financial Services contributing $28.4 million of the increase. Net consolidated investment income increased from $60.3 million for the first nine months of 2000 to $107.4 million in the same period of 2001, a 78.1% increase, with Enhance Financial Services contributing $34.7 million of the increase. For the third quarter of 2001, net consolidated investment income was $40.0 million as compared to $21.2 million for the third quarter of 2000, with Enhance Financial Services contributing $15.2 million of the increase. Equity in net income of affiliates for the first nine months and third quarter of 2001 was $32.2 million and $7.4 million, respectively. Consolidated provision for losses increased $37.6 million for the first nine months of 2001 from $115.0 million in 2000 to $152.6 million for the same period of 2001, an increase of 32.6% with the inclusion of Enhance Financial Services accounting for $18.9 million of the increase. For the third quarter of 2001, consolidated provision for losses was $51.0 million, a 33.2% increase from $38.3 million for the same quarter of 2000, with the inclusion of Enhance Financial Services accounting for $7.3 million of the increase. Consolidated policy acquisition and other operating expenses also increased from the first nine months of 2000 by 90.1% from $79.1 million to $150.4 for the first nine months of 2001 and Enhance Financial Services accounted for $27.6 million of the increase. For the third quarter of 2001, consolidated policy acquisition and other operating expenses were $54.5 million as compared to $26.9 million for the same quarter of 2000, a 102.3% increase, with Enhance Financial Services accounting for $11.8 million of the increase. Interest expense for the first nine months and third quarter of 2001 was $11.9 million and $6.0 million, respectively. Diluted net income per share for the nine month period ended September 30, 2001 increased 20.5% from $2.39 per share in the first nine months of 2000 (after adjusting for our two-for-one stock split effected in June 2001) to $2.88 per share for the same period in 2001 and for the third quarter of 2001, diluted net income per share increased 15.7% to $0.96 per share from $0.83 per share for the same quarter of 2000 (after adjusting for the stock split). The weighted average shares for the nine months ended September 30, 2001 included seven months of outstanding shares issued in connection with the Enhance Financial Services acquisition.



Mortgage Insurance and Related Services -- Results of Operations



     Our net income for the first nine months of 2001 was $201.6 million, a 9.3% increase compared to $184.5 million for the first nine months of 2000. Net income for the quarter ended September 30, 2001 was $68.2 million, a 6.4% increase compared to $64.1 million for the same period in 2000. These improvements in net income were the result of growth in premiums earned, net investment income and other income, offset by a higher provision for losses and an increase in policy acquisition costs and other operating expenses.



     New primary insurance written during the first nine months of 2001 was $31.7 billion, a 79.7% increase compared to $17.6 billion for the first nine months of 2000 and for the third quarter of 2001, new primary insurance written of $12.3 billion was 74.4% higher than the $7.0 billion written in the third quarter of 2000. This increase in our primary new insurance written volume for the first nine months and third quarter of 2001 was primarily due to a 69.6% and 71.6%, respectively, increase in new insurance written volume in the private mortgage insurance industry compared to the same periods of 2000. In addition, our market share of the industry increased to 15.6% for the nine months ended September 30, 2001 as compared to 14.7% for the same period of 2000. We believe the market share increase was due in part to an increase in our share of new insurance written under bulk transactions which are included in industry new insurance written figures. During the first nine months and third quarter of 2001, we wrote $5.2 billion and $2.6 billion, respectively, of such transactions as compared to $389.9 million and $364.2 million, respectively, for the nine months and quarter ended September 30, 2000. Our participation in the bulk transaction market is likely to vary significantly from quarter to quarter due to the competitive bidding process associated with this business. During the first nine months of 2001, we wrote $110.3 million of pool insurance risk as compared to $130.0 million in the first nine months of 2000 and for the quarter ended September 30, 2001, our pool risk written was $22.4 million as compared to $25.7 million for the same period of 2000. Most of this pool insurance volume relates to a group of structured transactions composed primarily of Fannie Mae-and Freddie Mac-eligible conforming mortgage loans (known as "GSE Pool" loans). This business contains loans with loan-to-value ratios above 80% which have primary insurance that places the pool insurance in a secondary loss position and loans with loan-to-value ratios of 80% and below for which the pool coverage is in a first loss position. The performance of this business written in prior years has been better than anticipated although the historical performance might not be an indication of future performance.



     Our volume in the first nine months and third quarter of 2001 was positively impacted by relatively lower interest rates that affected the entire mortgage industry. The trend toward lower interest rates, which began in the fourth quarter of 2000, caused refinancing activity during the first nine months of 2001 to increase significantly and contributed to the increase in the mortgage insurance industry new insurance written volume for the first nine months of 2001. Our refinancing activity as a percentage of primary new insurance written was 38.0% and 37.0%, respectively, for the nine months and quarter ended September 30, 2001 as compared to 12.0% for each of the same periods in 2000. The persistency rate, which is defined as the percentage of insurance in force that is renewed in any given year, was 68.6% for the twelve months ended September 30, 2001 as compared to 79.4% for the twelve months ended September 30, 2000. This decrease was consistent with the increasing level of refinancing activity during the last quarter of 2000 which has continued into the first nine months of 2001, which has caused the cancellation rate to increase. The expectation for the fourth quarter of 2001 is a continuation of strong industry volume and a continuation of low persistency rates.



     We insure non-traditional mortgage loans, specifically Alternative A and A-minus loans (which we refer to as our "non-prime" business). Alternative A ("Alt A") borrowers have credit profiles similar to our typical insured borrowers, but their loans are underwritten with reduced documentation and verification of information. We typically charge a higher premium rate for this business due to the reduced documentation, but do not consider this business to be significantly more risky than our prime business. The A-minus loan programs typically have non-traditional credit standards which are less stringent than standard credit guidelines. To compensate for this additional risk, we receive a higher premium for insuring this product that we believe is commensurate with the additional default risk. During the nine months and quarter ended September 30, 2001, non-prime business accounted for $10.8 billion and $4.8 billion, respectively, or 34.2% and 39.0%, respectively, of our new primary insurance written as compared to $3.0 billon and $1.4 billion, respectively, for the same periods of 2000, which accounted for 17.3% and 19.2%, respectively, of our new primary insurance written during 2000. Of the $10.8 billion and $4.8 billion, respectively, of non-prime business written in the nine months and quarter ended September 30, 2001, Alt A business accounted for $5.1 billion and $2.4 billion, respectively, or 47.1% and 50.1% of the total non-prime business originated. For the same periods of 2000, Alt A business accounted for $1.8 billion and $722.5 million, respectively, or 60.0% and 53.1% of the total non-prime business originated.



     In the third quarter of 2000, we began to insure obligations secured by mortgage-related assets in our Pennsylvania domiciled credit insurer, Radian Insurance. Radian Insurance is rated AA by Standard & Poor's Insurance Rating Service and Fitch IBCA and Aa3 by Moody's Investors Service and was formed to write credit insurance and financial guaranty insurance on obligations secured by mortgage-related assets that are not permitted to be insured by monoline mortgage guaranty insurers. These assets include second mortgages, manufactured housing loans, home equity loans and mortgages with loan-to-value ratios above 100%. During the first nine months and third quarter of 2001, Radian Insurance wrote $2.3 billion and $426.0 million, respectively, of insurance as compared to $1.2 billion for each of the same periods in 2000. This business is written under varying structures and thus premium rates and commensurate risk levels will vary on a deal by deal basis. The performance of this business is too young to determine whether the premium rates charged will compensate us for the anticipated level of risk. Beginning in October 2001, Radian Insurance entered into a reinsurance agreement with another of our subsidiaries, Asset Guaranty, whereby Radian Insurance will cede the insurance risk associated with certain obligations secured by mortgage-backed securities and manufactured housing loans.



     Net premiums in the first nine months of 2001 were $445.2 million, a 15.0% increase compared to $387.1 million for the first nine months of 2000 and premiums earned for the quarter ended September 30, 2001 were $152.1 million, a 16.8% increase compared to $130.2 million for the same period of 2000. These increases, which were greater than the increase in insurance in force, reflected the premiums earned in Radian Insurance of $27.2 million and $12.8 million, respectively, for the nine months and quarter ended September 30, 2001 and the change in the mix of new insurance written volume originated by us during the second half of 2000 and the first nine months of 2001, combined with the increase in new insurance written volume. This change in mix included a higher percentage of non-prime business. This type of business has higher premium rates, which are commensurate with the increased level of risk associated with the insurance. The insurance in force growth resulting from strong new insurance volume in the first nine months of 2001 was offset by the decrease in persistency levels. Our direct primary insurance in force increased 5.9%, from $100.9 billion at December 31, 2000 to $106.8 billion at September 30, 2001. GSE Pool risk in force also grew to $1.2 billion at September 30, 2001 from $1.1 billion at the end of 2000, an increase of 6.4% for the nine month period while total pool risk in force grew from $1.4 billion at the end of 2000 to $1.5 billion at September 30, 2001, an increase of 1.4% for the nine month period.



     We and the industry have entered into risk-sharing arrangements with various customers that are designed to allow the customer to participate in the risks and rewards of the mortgage insurance business. One such product is captive reinsurance, in which a mortgage lender sets up a mortgage reinsurance company that assumes part of the risk associated with that lender's insured book of business. In most cases, the risk assumed by the reinsurance company is an excess layer of aggregate losses that would be penetrated only in a situation of adverse loss development. For the first nine months and third quarter of 2001, premiums ceded under captive reinsurance arrangements were $38.0 million and $12.6 million, respectively, or 8.3% of total premiums earned during both the nine month and quarterly period and for the same periods of 2000, premiums ceded were $24.0 million and $8.0 million, respectively, or 5.7% and 5.8%, of total premiums earned during the period. New primary insurance written under captive reinsurance arrangements for the nine months and quarter ended September 30, 2001 were $11.0 billion and $5.2 billion, respectively, accounting for 34.7% and 42.6%, of total new primary insurance written during the periods. For the same periods of 2000, new primary insurance written under captive reinsurance arrangements was $5.7 billion and $2.6 billion, respectively, representing 32.5% and 37.5%, of total new primary insurance written during those periods in 2000.



     Net investment income for the first nine months of 2001 was $72.7 million, a 20.6% increase compared to $60.3 million for the same period of 2000 and for the third quarter of 2001, net investment income was $24.8 million as compared to $21.2 million for the third quarter of 2000, a 17.1% increase. These increases were a result of continued growth in invested assets primarily due to positive operating cash flows of $291.4 million for the first nine months of 2001. We have continued to invest some of our new operating cash flow in tax-advantaged securities, primarily municipal bonds, although we modified our investment policy to allow the purchase of various other asset classes, including common stock and convertible securities, beginning in the second quarter of 1998 and some of our cash flows have been used to purchase these classes of securities. Our intent is to target the common equity exposure at a maximum of 5% of the investment portfolio's market value while the investment-grade convertible securities and investment-grade asset-backed securities exposures are targeted not to exceed 10%.



     Net realized gains on sales of investments were $6.4 million and $2.7 million, respectively, for the nine months and quarter ended September 30, 2001 and for the same periods in 2000, net realized gains on investments were $3.4 million and $2.3 million, respectively. For the nine months and quarter ended September 30, 2001, net realized losses from the change in the fair value of our derivative instruments were $3.8 million and $3.5 million, respectively.



     The provision for losses was $133.7 million for the first nine months of 2001, an increase of 16.2% compared to $115.0 million for the first nine months of 2000, and for the third quarter of 2001, the provision was $43.7 million as compared to $38.3 million for the third quarter of 2000, an increase of 14.3%. These increases reflected an increase in the number of delinquent loans as a result of the maturation of our book of business combined with an overall increase in delinquencies on both the prime and non-prime books of business as a result of the slowing economy. Claim activity is not spread evenly throughout the coverage period of a book of business. Relatively few claims are received during the first two years following issuance of the policy. Historically, claim activity has reached its highest level in the third through fifth years after the year of loan origination. Approximately 71.3% of our primary risk in force and 60.8% of our pool risk in force at September 30, 2001 had not yet reached its anticipated highest claim frequency years. Our overall delinquency rate at September 30, 2001 was 2.0% as compared to 1.6% at December 31, 2000, while the delinquency rate on the primary business was 3.1% at September 30, 2001 as compared to 2.3% at December 31, 2000. We believe the increase in our overall delinquency rate is primarily a result of the slowing economy. A continued weakening of the economy could negatively impact our overall delinquency rates, which would result in an increase in the provision for losses. The number of delinquencies rose from 26,520 at December 31, 2000 to 34,745 at September 30, 2001 and the average loss reserve per delinquency declined from $14,707 at the end of 2000 to $12,693 at September 30, 2001, although the reserve as a percentage or risk in force rose to 162 basis points at September 30, 2001 from 148 basis points at the end of 2000. The delinquency rate in California was 1.7% (including pool) at September 30, 2001 as compared to 1.5% at December 31, 2000 and claims paid in California during the first nine months of 2001 were $5.5 million, representing approximately 8.3% of total claims as compared to 17.0% for the same period of 2000. California represented approximately 16.1% of primary risk in force at September 30, 2001 as compared to 16.8% at December 31, 2000. The delinquency rate in Florida was 3.3% (including pool) at September 30, 2001 as compared to 2.7% at December 31, 2000 and claims paid in Florida during the first nine months of 2001 were $6.3 million, representing approximately 9.5% of total claims as compared to 14.1% for the same period of 2000. Florida represented approximately 7.4% of primary risk in force at September 30, 2001 and December 31, 2000. No other state represented more than 6.2% of our primary risk in force at September 30, 2001. We have reported an increased number of delinquencies on non-prime business insured beginning in 1997. Although the delinquency rate on this business is higher than on our prime books of business, it is within the expected range for this type of business, and the higher premium rates charged are expected to compensate for the increased level of risk. The number of delinquent non-prime loans at September 30, 2001 was 5,662, which represented

20.8% of the total number of delinquent primary loans, as compared to 2,690 at December 31, 2000, which represented 13.1% of the delinquent primary loans. The delinquency rate on this business rose from 4.1% at December 31, 2000 to 5.1% at September 30, 2001 as compared to the primary delinquency rate on our prime business at September 30, 2001 and December 31, 2000 of 2.8% and 2.3%, respectively. At September 30, 2001, the delinquency rate on our Alt A business was 3.4% as compared to 2.9% at December 31, 2000 and Alt A delinquencies represented 28.9% of the total number of non-prime delinquent loans. The delinquency rate on A minus business was 6.4% as compared to 6.0% at December 31, 2000. Direct losses paid in the first nine months of 2001 declined to $66.0 million as compared to $72.2 million in the same period of 2000, a decrease of 8.6% and direct losses paid during the third quarter of 2001 were $24.4 million, an increase of 3.0% compared to $23.7 for the same period in 2000. Most of the increase in the third quarter of 2001 was as a result of $1.7 million of losses paid on the second lien insurance business insured by Radian Insurance beginning in the third quarter of 2000 while for the first nine months of 2001, these losses were $3.1 million. We expect that the paid losses resulting from the Radian Insurance second lien business will continue at similar or increasing levels as compared to the level experienced this quarter. The severity of loss payments on our traditional mortgage insurance business has declined over the past several years due to property value appreciation, but any negative impact on future property values would most likely increase both the loss frequency and the loss severity.



     Underwriting and other operating expenses were $122.8 million for the first nine months of 2001, an increase of 55.2% compared to $79.1 million for the same period of 2000 and for the third quarter of 2001, these expenses were $42.7 million as compared to $26.9 million for the third quarter of 2000, an increase of 58.6%. These expenses consisted of policy acquisition expenses, which relate directly to the acquisition of new business, and other operating expenses, which primarily represent contract underwriting expenses, overhead and administrative costs.



     Policy acquisition costs in the first nine months of 2001 were $46.3 million, an increase of 19.3% compared to $38.8 million for the first nine months of 2000 and these expenses were $15.5 million in the third quarter of 2001, an increase of 24.5% compared to $12.4 million for the same period in 2000. This reflects an increase in expenses to support the higher new insurance written volume during the first nine months of 2001 as compared to the same period of 2000. In addition, we have continued development of our marketing and e-commerce efforts. Other operating expenses for the nine months ended September 30, 2001 were $76.5 million, an increase of $36.2 million or 89.8% as compared to $40.3 million for the same period in 2000 and these expenses were $27.2 million for the third quarter of 2000, an increase of 87.9% compared to $14.5 million for the third quarter of 2000. This reflects an increase in expenses associated with contract underwriting. Contract underwriting expenses for the first nine months of 2001 included in other operating expenses were $30.6 million as compared to $13.5 million for the same period of 2000, an increase of 127.7%, and for the third quarter of 2001, these expenses were $10.7 million, an increase of 72.4% as compared to $6.2 million for the same period of 2000. This $17.1 million increase in contract underwriting expenses during the first nine months of 2001 reflected the increasing demand for contract underwriting services as mortgage origination volume has increased. Consistent with the increase in contract underwriting expenses, other income related to contract underwriting services increased 172.0% to $11.3 million for the first nine months of 2001 as compared to $4.2 million for the same period in 2000. For the third quarter of 2001, other income related to contract underwriting services increased 115.0% to $3.9 million as compared to $1.8 million for the third quarter of 2000. During the first nine months of 2001, loans underwritten via contract underwriting accounted for 30.5% of applications, 28.0% of commitments, and 23.1% of certificates issued by us as compared to 30.8% of applications, 27.0% of commitments, and 20.1% of certificates issued in the first nine months of 2000.



     Included in mortgage insurance and related services are the results of ExpressClose.com, Inc., an internet-based mortgage processing, closing and settlement services company. ExpressClose had other income and operating expenses of $9.7 million and $11.2 million, respectively, for the nine months ended September 30, 2001 and for the third quarter of 2001, other income and operating expenses were $4.7 million and $4.8 million, respectively. ExpressClose processed 264,000 and 100,000 transactions, respectively, for the nine months and quarter ended September 30, 2001 and approximately 21,000 and 11,000, respectively, of the


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


transactions processed during these periods, related to net funding services whereby ExpressClose receives and disburses mortgage funds on behalf of its customers.



     Interest expense for the nine months and quarter ended September 30, 2001 of $6.6 million and $4.9 million, respectively, represented interest on our $250.0 million long-term debt, which we obtained on May 29, 2001 through a private placement and is currently being exchanged for freely-tradable debt.



     Our effective tax rate for the nine months ended September 30, 2001 was 28.4% as compared to 29.4% for the same period in 2000 and the tax rate for the third quarter of 2001 was 27.6% as compared to 29.2% for the third quarter of 2000. Operating income accounted for 72.7% and 73.8%, respectively, of net income for the nine months and quarter ended September 30, 2001, as compared to 75.6% and 74.1%, respectively, for the same periods in 2000, thus resulting in the decrease in effective tax rates for 2001 as the tax advantaged investment income represented a larger share of pretax net income.



Financial Guaranty Insurance -- Results of Operations



     The financial guaranty insurance operations are conducted through Enhance Reinsurance and primarily involve the reinsurance and direct underwriting of financial guaranties of municipal and asset-backed debt obligations. Reinsurance is assumed primarily from four monoline financial guaranty insurers. In addition, another insurance subsidiary, Van-American Insurance Company, is engaged on a run-off basis in reclamation bonds for the coal mining industry and surety bonds covering closure and post-closure obligations of landfill operators. This business is not expected to be material to our financial results. Our consolidated results of operations include only seven months of operating results from Enhance Financial Services and prior periods include no Enhance Financial Services results, so we have not included any prior period comparisons.



     Net written premiums for the year-to-date period and quarter ended September 30, 2001 were $85.1 million and $35.7 million, respectively and net earned premiums for the year-to-date period and quarter ended September 30, 2001 were $70.3 million and $28.4 million, respectively. Included in net earned premiums for the year-to-date period and quarter ended September 30, 2001 were refundings of $4.8 million and $2.0 million, respectively. Net written premiums for the year-to-date period ended September 30, 2001 were composed of $46.2 million of assumed reinsurance, $22.6 million in direct financial guaranty, and $16.3 million of trade credit insurance and reinsurance. Net written premiums for the quarter ended September 30, 2001 were composed of $16.9 million of assumed reinsurance, $13.2 million in direct financial guaranty, and $5.6 million of trade credit insurance and reinsurance. The breakdown of net earned premiums for the year-to-date period ended September 30, 2001 included $37.6 million in assumed reinsurance, $16.5 million in direct financial guaranty, and $16.2 million in trade credit. The breakdown of net earned premiums for the quarter ended September 30, 2001 included $15.3 million in assumed reinsurance, $6.6 million in direct financial guaranty, and $6.5 million in trade credit. Net investment income for the year-to-date period and quarter ended September 30, 2001 was $34.7 million and $15.2 million, respectively. Other income for the year-to-date period and quarter ended September 30, 2001 was $4.6 million and $3.8 million, respectively, and resulted primarily from non-recurring advisory fees on financial guaranty deals and unusually high inducement fees on residual interests in real estate mortgage investment conduits. Net realized losses on sales of investments for the year-to-date period ended September 30, 2001, were $668,000 and for the quarter ended September 30, 2001 net realized gains on sales of investments were $269,000. Net realized losses from the change in the fair value of derivative instruments were $630,000 and $730,000, respectively, for the same periods.



     Incurred losses and loss adjustment expenses for the year-to-date period and quarter ended September 30, 2001 were $18.9 million or 26.9% of earned premium and $7.3 million and 25.6% of earned premium, respectively. Policy acquisition costs for the year-to-date period and quarter ended September 30, 2001 were $13.0 million and $4.9 million, respectively. Other insurance operating expenses for the year-to-date period and quarter ended September 30, 2001 totaled $12.8 million and $6.2 million, respectively. Together these expenses resulted in an insurance expense ratio for the year-to-date period and quarter ended September 30, 2001 of 36.8% and 38.9%, respectively. A non-recurring expense that was incurred during the quarter resulted in a higher insurance expense ratio for the quarter compared to the year-to-date period. The combined ratio for the year-to-date period and quarter ended September 30, 2001 was 63.7% and 64.5%, respectively. Interest expense for the year-to-date period and quarter ended September 30, 2001 of $5.2 million and $1.1 million, respectively, represented interest on the $75.0 million long-term public debt of Enhance Financial Services and $173.7 million of short-term bank debt. The $173.7 million of short-term bank debt was retired on May 29, 2001. The effective tax rate for the year-to-date period and quarter ended September 30, 2001 was 29.3% and 31.5% respectively.



Asset-Based Business -- Results of Operations



     Enhance Financial Services' asset-based businesses are conducted primarily through its minority owned subsidiaries, Sherman and C-BASS. A subsidiary of Enhance Financial Services and Mortgage Guaranty Insurance Company each own 46% interests in C-BASS and we and Mortgage Guaranty Insurance each own a 45.5% interest in Sherman. C-BASS is engaged in the purchasing, servicing and/or securitization of special assets, including sub-performing/non-performing and seller-financed residential mortgages, real estate and subordinated residential mortgage-based securities. Sherman conducts a business that focuses on purchasing and servicing delinquent unsecured consumer assets. In addition, two wholly owned subsidiaries, Singer Asset Finance Company, L.L.C. and Enhance Consumer Services LLC, which had been engaged in the purchase, servicing, and securitization of assets including state lottery awards, structured settlement payments, and viatical settlements, are currently operating on a run-off basis, primarily servicing prior originations, and the results of these subsidiaries are not expected to be material to our financial results. Equity in net income from affiliates for the year-to-date period and quarter ended September 30, 2001 was $32.2 million and $7.4 million, respectively. C-BASS accounted for $30.3 million and $5.5 million of the total income from affiliates for the year-to-date period and quarter ended September 30, 2001, respectively. The year-to-date period was influenced by strong results from C-BASS, which are expected to be similar in the last quarter of 2001 to those results in the third quarter of 2001, and are likely to vary significantly from period to period due to a significant portion of income generated from capital market transactions.



TWELVE-MONTH PERIOD ENDED DECEMBER 31, 2000 COMPARED TO TWELVE-MONTH PERIOD ENDED DECEMBER 31, 1999



     Our net income for 2000 was $248.9 million, a 68.0% increase compared to $148.1 million for 1999. However, net income for 1999 included merger expenses (net of tax) of $34.4 million and without these merger expenses, net income for 1999 was $182.6 million. This represents an increase of 36.4% or $66.3 million from 1999 to 2000. This improvement in net income, excluding merger expenses, was a result of growth in premiums earned and net investment income combined with a lower provision for losses and a reduction in policy acquisition costs and other operating expenses. The merger expenses were incurred in connection with the formation of our company from the merger of Amerin Corporation into our predecessor, CMAC Investment Corporation.



     New primary insurance written during 2000 was $24.9 billion, a 25.0% decrease compared to $33.3 billion for 1999. This decrease in our primary new insurance written volume in 2000 was partially due to a 14.0% decrease in new insurance written volume in the private mortgage insurance industry compared to 1999. In addition, our market share of the industry decreased to 15.2% for the year ended December 31, 2000 as compared to 17.5% for the same period of 1999. We believe the market share decline was due in part to the reduction in business provided by a few of the largest national accounts, which rebalanced their mortgage insurance allocation after the merger. In addition, we believe that we had a relatively low market share of certain large bulk transactions which are included in industry new insurance written figures. For the year ended December 31, 2000, we wrote $1.2 billion of such bulk transactions. In 2000, we reduced the volume of pool insurance we wrote to $187.9 million of risk written as compared to $421.2 million in 1999. Most of this pool insurance volume relates to GSE Pool loans that are geographically well dispersed throughout the United States and have lower average loan-to-value ratios than our primary business. This business contains loans with loan-to-value ratios above 80% which have primary insurance that places the pool insurance in a secondary loss position and loans with loan-to-value ratios of 80% and below for which the pool coverage is in a first loss position. The performance of this business written in prior years has been better than anticipated although the business is relatively young and the historical performance might not be an indication of future performance. Under a pool insurance transaction, our exposure on each individual loan is uncapped; however, the aggregate stop-loss percentage (typically 1.0% to 1.5% of the aggregate original loan balance in the Fannie Mae/Freddie Mac transactions) is the maximum that can be paid out in losses before the insurer's exposure terminates. We expect our pool insurance activity to continue at the current reduced levels during 2001. Premium rates on pool insurance are significantly lower than on primary insurance loans due to the low stop-loss levels, which limit the overall risk exposure to us, and the focus of such product on high-quality primary insurance customers. S&P, Moody's and Fitch have determined that the capital requirements to support such pool insurance will be significantly more stringent than on primary insurance due to the low premium rates and low stop-loss levels which increase expected losses as a percentage of risk outstanding.

     Mortgage insurance industry volume in 2000 was negatively impacted by relatively higher interest rates which affected the entire mortgage industry for most of the year. The trend toward higher interest rates, which began in the third quarter of 1999, caused refinancing activity during 2000 to decline to normal levels and contributed to the decrease in the mortgage insurance industry new insurance written volume for 2000. Our refinancing activity as a percentage of primary new insurance written was 14.0% for 2000 as compared to 27.0% for 1999. However, a decrease in interest rates during the fourth quarter of 2000 resulted in an increase in refinancing activity for us during the quarter to 17.0% of primary new insurance written as compared to 12.0% for the third quarter of 2000. The persistency rate was 78.2% for 2000 as compared to 75.0% for 1999. This increase was consistent with the declining level of refinancing activity during most of 2000, which caused the cancellation rate to decrease. The expectation for 2001 is a higher industry volume and lower persistency rates, influenced by lower interest rates.

     We insure non-traditional loans, specifically Alternative A and A minus loans. Alternative A borrowers have an equal or better credit profile than our typical insured borrowers, but these loans are underwritten with reduced documentation and verification of information. We typically charge a higher premium rate for this business due to the reduced documentation, but do not consider this business to be significantly more risky than our normal primary business. The A minus loan programs typically have non-traditional credit standards that are less stringent than standard credit guidelines. To compensate for this additional risk, we receive a higher premium for insuring this product that we believe is commensurate with the additional default risk. During 2000, this business accounted for $5.4 billion or 21.5% of our new primary insurance written as compared to $3.5 billion or 9.7% for the same period in 1999.

     In the third quarter of 2000, we began to insure mortgage-related assets in Radian Insurance. Radian Insurance is rated AA by S&P and Aa3 by Moody's and was formed to write credit insurance and financial guaranty insurance on assets that are not permitted to be insured by monoline mortgage guaranty insurers. These assets include manufactured housing loans, second mortgages, home equity loans and mortgages with loan-to-value ratios above 100%. During 2000, Radian Insurance wrote $1.6 billion of insurance which represented $211.0 million of risk. Such business is similar to mortgage guaranty insurance, however, the structures can vary and thus premium rates and commensurate risk levels will be variable.

     Net premiums earned in 2000 were $520.9 million, a 10.2% increase compared to $472.6 million for 1999. This increase, which was greater than the increase in insurance in force, reflected the change in the mix of new insurance written volume originated by us during the second half of 1999 and throughout 2000. This change in mix included a higher percentage of loans with loan-to-value ratios of 95% or higher and Alternative A and A minus business. These types of business have higher premium rates, which are commensurate with the increased level of risk associated with the insurance. Our higher loan-to-value activity was 45.0% for 2000 as compared to 41.0% for 1999 and the Alternative A and A minus business accounted for 21.5% of our new primary insurance written in 2000 as compared to 9.7% for 1999. The reduced level of refinancing activity and the resulting increase in persistency led to an increase in direct primary insurance in force during 2000 of 3.9%, from $97.1 billion at December 31, 1999 to $100.9 billion at December 31, 2000. GSE Pool risk in force also grew to $1.1 billion at December 31, 2000, an increase of 4.2% for the year. We and others in our industry have entered into risk-sharing arrangements with various customers that are designed to allow the customer to participate in the risks and rewards of the mortgage insurance business. One such product is captive reinsurance, in which a mortgage lender sets up a mortgage reinsurance company that assumes part of the risk associated with that lender's insured book of business. In most cases, the risk assumed by the reinsurance company is an excess layer of aggregate losses that would be penetrated only in a situation of adverse loss development. For 2000, premiums ceded under captive reinsurance arrangements were $39.5 million, or 7.6% of total premiums earned during 2000, as compared to $27.5 million, or 5.8% of total premiums earned for the same period of 1999. New primary insurance written under captive reinsurance arrangements was $8.1 billion, or 32.6% of total new primary insurance written in 2000 as compared to $13.7 billion, or 41.3% of total new primary insurance written in 1999.

     Net investment income for 2000 was $82.9 million, a 23.3% increase compared to $67.3 million in 1999. This increase was a result of continued growth in invested assets primarily due to positive operating cash flows of $280.0 million during 2000. We have continued to invest some of our new operating cash flows in tax-advantaged securities, primarily municipal bonds, although we did modify our investment policy to allow the purchase of various other asset classes, including common stock and convertible securities, beginning in the second quarter of 1998 and some of our cash flows have been used to purchase these classes of securities. Our intent is to target the common equity exposure at a maximum of 5% of the investment portfolio's market value while the convertible securities and mortgage-backed securities exposures are targeted not to exceed 10% each. We expect no material long-term impact on total investment returns as a result of this investment asset diversification.

     The provision for losses was $154.3 million in 2000, a decrease of 11.4% compared to $174.1 million in 1999. This decrease was due to a reduction from 1999 to 2000 in the percentage of delinquencies on higher loan-to-value loans which have higher loss reserves per default and a decrease in loss severity due to strong property value appreciation. Claim activity is not evenly spread throughout the coverage period of a book of business. Relatively few claims are received during the first two years following issuance of the policy. Historically, claim activity has reached its highest level in the third through fifth years after the year of loan origination. Approximately 76.0% of our primary risk in force and almost all of our pool risk in force at December 31, 2000 had not yet reached its anticipated highest claim frequency years. Due to the high cancellation rates and strong new insurance volume in 1998 and the first half of 1999, this percentage of newer risk in force is significantly higher than normal levels. Our overall default rate at December 31, 2000 was 1.6% as compared to 1.5% at December 31, 1999, while the default rate on the primary business was 2.3% at December 31, 2000 as compared to 2.2% at December 31, 1999. The increase in our overall default rate could be a result of the slowing economy. A strong economy generally results in better loss experience and a decrease in the overall level of losses. A continued weakening of the economy could negatively impact our overall default rates, which would result in an increase in the provision for losses. The number of defaults rose from 22,151 at December 31, 1999 to 26,520 at December 31, 2000 and the average loss reserve per default declined from $15,071 at the end of 1999 to $14,707 at December 31, 2000. The decrease in average loss reserve per default was primarily the result of a decline in our percentage of higher loan-to-value loans in default which results in a lower overall reserve per default as lower loan-to-value loans are perceived as having a lower risk of claim incidence. The percentage of loans in default with loan-to-value ratios of 90.01% or higher decreased to 45.2% as of December 31, 2000 as compared to 47.9% as of December 31, 1999. The default rate in California was 1.5% (including pool) at December 31, 2000 as compared to 1.8% at December 31, 1999 and claims paid in California during 2000 were $15.8 million, representing approximately 16.1% of total claims as compared to 26.8% in 1999. California represented approximately 16.8% of primary risk in force at December 31, 2000 as compared to 17.2% at December 31, 1999. The default rate in Florida was 2.7% (including pool) at December 31, 2000 as compared to 3.1% at December 31, 1999 and claims paid in Florida during 2000 were $13.3 million, representing approximately 13.6% of total claims as compared to 13.4% in 1999. Florida represented 7.4% of primary risk in force at December 31, 2000 and 1999. We have reported an increased number of defaults on the non-prime business insured beginning in 1997. Although the default rate for this business is higher than on our normal books of business, it is within the expected range for this type of business, and the higher premium rates charged are expected to compensate for the increased level of risk. The number of non-prime loans in default at December 31, 2000 was 2,690, which represented 13.1% of the total number of primary loans in default and the default rate on this business was 4.1% as of December 31, 2000 as compared to the primary default rate on our prime business of 2.3% at the end of 2000. Direct loss-es paid in 2000 were $93.3 million as compared to direct losses paid during 1999 of $88.2 million, an increase of 5.8%. The severity of loss payments has declined due to property value appreciation, but any negative impact on future property values would most likely increase the loss severity.

     Underwriting and other operating expenses were $108.6 million for 2000, a decrease of 10.5% compared to $121.4 million for 1999. These expenses consisted of policy acquisition expenses, which relate directly to the acquisition of new business, and other operating expenses, which primarily represent contract underwriting expenses, overhead, and administrative costs.

     Policy acquisition costs were $51.5 million in 2000, a decrease of 12.4% compared to $58.8 million in 1999. This decrease reflects the synergies achieved as a result of the merger and the decrease in the level of new insurance written for 2000, as compared to 1999. Other operating expenses for 2000 were $57.2 million, a decrease of 8.8% compared to $62.7 million for 1999. This reflects a decrease in expenses associated with contract underwriting services offset by an increase in expenses associated with our administrative and support functions. Contract underwriting expenses for 2000 included in other operating expenses were $20.3 million as compared to $32.4 million for 1999, a decrease of 37.5%. However, contract underwriting expenses were $6.8 million for the fourth quarter of 2000, as compared to $6.9 million for the same period in 1999. This $12.1 million decrease in contract underwriting expenses during 2000 reflected the decreased demand for contract underwriting services throughout the first nine months of 2000, as mortgage origination volume declined; however, the increase in expenses for the fourth quarter of 2000 reflected the increasing demand for contract underwriting services as more lenders took advantage of the integration of the contract underwriting process with Freddie Mac's Loan Prospector and Fannie Mae's Desktop Underwriter origination systems to eliminate back offices origination functions, combined with the decrease in interest rates toward the end of 2000 which resulted in an increase in the level of refinanced mortgage origination volume. Consistent with the decline in contract underwriting expenses, other income decreased 34.5% to $7.4 million in 2000, as compared to $11.3 million in 1999. During 2000, loans underwritten via contract underwriting accounted for 30.1% of applications, 26.2% of insurance commitments, and 19.4% of certificates issued by us as compared to 22.2% of applications, 18.8% of commitments, and 15.6% of certificates in 1999. In 2001, these percentages are expected to decrease if there is a continued increase in the level of refinancing as refinanced loans tend to have lower loan-to-value ratios and therefore contain a relatively low percentage of loans that require mortgage insurance.

     During 1999, we incurred merger-related expenses of $37.8 million. We incurred no additional merger-related expenses in 2000, and do not expect to incur any additional expenses related to this merger in 2001 or beyond.

     The effective tax rate for 2000 was 29.4% and, excluding merger costs (net of tax) of $34.4 million, the effective tax rate for the same period in 1999 was 29.0%. Eliminating the merger expenses of $37.8 million in 1999, operating income accounted for 73.2% of net income in 1999, as compared to 75.3% for the same period in 2000, thus resulting in an increase in effective tax rates for 2000.

TWELVE-MONTH PERIOD ENDED DECEMBER 31, 1999 COMPARED TO TWELVE-MONTH PERIOD ENDED DECEMBER 31, 1998

     Net income for 1999 was $148.1 million, a 4.1% increase compared to $142.2 million for 1998. However, net income for 1999 included merger expenses (net of tax) of $34.4 million as compared to merger expenses (net of tax) of $714,000 in 1998. Without these merger expenses, net income for 1999 was $182.6 million as compared to $143.0 million for 1998, an increase of 27.7% or $39.6 million. This improvement in net income, excluding merger expenses, was a result of significant growth in premiums earned and net investment income, partially offset by a higher provision for losses, an increase in policy acquisition costs and other operating expenses, and a reduction in other income.

     New primary insurance written during 1999 was $33.3 billion, a 10.3% decrease compared to $37.1 billion for 1998. This decrease in our primary new insurance written volume in 1999, was primarily due to a decline in our market share of the industry volume, which fell to 17.5% for the year ended December 31, 1999, as compared to 19.3% for the same period of 1998. This decrease in market share was slightly offset by an increase in primary new insurance written volume in the private mortgage insurance industry for 1999, as compared to 1998 of $775.0 million or 0.4%. We believe the market share decline was primarily due to the reduction in business provided by a few of the largest national accounts, which rebalanced their mortgage insurance allocation after the merger. In 1999, we wrote a smaller amount of pool insurance, which represented an addition to risk written of $421.2 million as compared to $475.0 million in 1998. Most of this pool insurance volume related to GSE Pool business.

     Our volume in 1999 was positively impacted by relatively lower interest rates that affected the entire mortgage industry for most of the year. The trend toward lower interest rates, which began in the third quarter of 1997, caused refinancing activity during the first half of 1999 to continue at a higher rate than normal, and strong housing prices caused a large percentage of the refinanced loans to be closed without private mortgage insurance at a loan-to-value ratio of 80% or below. Therefore, the rate of growth in the private mortgage insurance industry, although substantial, was not as high as that of the entire mortgage market. An increase in interest rates during the third quarter of 1999 resulted in a decline in refinancing activity for us and contributed to the 15.2% decrease in the mortgage insurance industry new insurance written volume for the second half of 1999 compared to the same period in 1998. Our refinancing activity as a percentage of primary new insurance written was 27.0% for 1999 as compared to 34.0% in 1998; however, for the fourth quarter of 1999, that rate had declined to 13.0% from 20.0% in the third quarter of 1999 and 39.0% in the fourth quarter of 1998. The persistency rate was 75.0% for 1999 as compared to 66.6% for 1998. This increase was consistent with the declining level of refinancing activity during the second half of 1999, which caused the cancellation rate to decrease.

     We also became more involved in insuring non-conforming loans, specifically Alternative A and A minus loans, during 1999. In 1999, this business accounted for $3.5 billion or 9.7% of our new primary insurance written as compared to $1.7 billion or 4.7% for the same period in 1998.

     Net premiums earned in 1999 were $472.6 million, a 16.6% increase compared to $405.3 million for 1998. This increase reflected the insurance in force growth resulting from strong new insurance volume and pool insurance written during 1999, and was aided by the increase in persistency levels. The strong volume led to an increase in direct primary insurance in force during 1999 of 16.7%, from $83.2 billion at December 31, 1998 to $97.1 billion at December 31, 1999. Direct pool risk in force also grew to $1.4 billion at December 31, 1999 from $993.0 million at the end of 1998, an increase of 40.8% for the year. For 1999, premiums ceded under captive reinsurance arrangements were $27.5 million, or 5.8% of total premiums earned during 1999, as compared to $13.8 million, or 3.4% of total premiums earned for the same period of 1998. New primary insurance written under captive reinsurance arrangements was $13.7 billion, or 41.3% of total new primary insurance written in 1999 as compared to $9.7 billion, or 26.1% of total new primary insurance written in 1998.

     Net investment income for 1999 was $67.3 million, a 12.4% increase compared to $59.9 million in 1998. This increase was a result of continued growth in invested assets primarily due to positive operating cash flows of $261.7 million during 1999. We continued to invest some of our new operating cash flows in tax-advantaged securities, primarily municipal bonds, although we did modify our investment policy to allow the purchase of various other asset classes, including common stock and convertible securities, beginning in the second quarter of 1998 and some of our cash flows have been used to purchase these classes of securities.

     The provision for losses was $174.1 million in 1999, an increase of 4.7% compared to $166.4 million in 1998. This increase reflected an increase in the number of delinquent loans as a result of the significant growth and maturation of our book of business over the past several years and the continued poor experience of certain affordable housing program loans insured in 1994 and 1995, especially in Florida. Approximately 65% of our primary risk in force and almost all of our pool risk in force at December 31, 1999 had not yet reached its anticipated highest claim frequency years. Due to the high cancellation rates and strong new insurance volume in 1998 and the first half of 1999, this percentage of risk in force was significantly higher than normal levels. Our overall default rate at December 31, 1999 was 1.5% as compared to 1.6% at December 31, 1998, while the default rate on the primary business was 2.2% at December 31, 1999 as compared to 2.1% at December 31, 1998. The decrease in our overall default rate was a result of the continued strong economy and the relatively lower interest rates that have been experienced over the past few years. The number of defaults rose from 18,775 at December 31, 1998 to 22,151 at December 31, 1999 and the average loss reserve per default rose from $13,056 at the end of 1998 to $15,071 at December 31, 1999. The increase in average loss reserve per default reflected our continued implementation of a more conservative reserve calculation for certain loans in default perceived as having a higher risk of claim incidence. In addition, an increase in the average loan balance and the coverage percentage on loans originated beginning in 1995, have necessitated a higher reserve balance on loans in a default status due to the increased ultimate exposure on these loans. The default rate in California was 1.8% (including pool) at December 31, 1999, as compared to 2.4% at December 31, 1998, and claims paid in California during 1999 were $24.4 million, representing approximately 26.8% of total claims as compared to 45.1% in 1998. California represented approximately 17.2% of primary risk in force at December 31, 1999, as compared to 18.6% at December 31, 1998. The default rate in Florida was 3.1% (including pool) at December 31, 1999, as compared to 3.3% at December 31, 1998, and claims paid in Florida during 1999 were $12.2 million, representing approximately 13.4% of total claims as compared to only 11.2% in 1998. Florida represented 7.4% of primary risk in force at December 31, 1999 and 1998. In addition, we reported an increased number of defaults on the non-prime business insured beginning in 1997 through 1999. Direct losses paid in 1999 were $88.2 million as compared to direct losses paid during 1998 of $105.5 million, a decrease of 16.5%.

     Underwriting and other operating expenses were $121.4 million for 1999, an increase of 2.7% compared to $118.2 million for 1998. These expenses consisted of policy acquisition and other operating expenses.

     Policy acquisition costs were $58.8 million in 1999, an increase of 0.5% compared to $58.5 million in 1998. This slight increase reflected the growth in variable sales-and-underwriting-related expenses relating to our continued strong levels of new insurance written, offset by the synergies realized in the second half of the year as a result of the merger. We continued development of our marketing infrastructure needed to support a focus on larger, national mortgage lenders in order to take advantage of the widespread consolidation and centralized decision making occurring in the mortgage lending industry. Other operating expenses for 1999 were $62.7 million, an increase of 4.9% compared to $59.7 million for 1998. Most of the increase was a result of an increase in expenses associated with our administrative and support functions. Contract underwriting expenses for 1999, included in other operating expenses were $32.4 million as compared to $34.4 million for 1998, a decrease of 5.9%. This $2.0 million decrease in contract underwriting expenses during 1999 reflected the decreasing demand for contract underwriting services as mortgage origination volume declined. The additional costs related to running duplicate systems and other administrative operations during the integration process resulted in an increase in other operating expenses unrelated to contract underwriting of $8.0 million. During 1999, loans underwritten via contract underwriting accounted for 22.2% of applications, 18.8% of insurance commitments, and 15.6% of certificates issued by us as compared to 21.2% of applications, 17.9% of commitments, and 15.6% of certificates in 1998. In addition to the increase in contract underwriting volume, changing market conditions caused the cost of contract underwriting to increase during 1997 and 1998, due to the high demand for available resources. In addition, as the level of refinancing decreased, the demand for available resources also decreased, resulting in a decline in contract underwriting costs.

     During 1999, we incurred merger-related expenses of $37.8 million as compared to $1.1 million for 1998. Total merger-related expenses were $38.9 million and consisted of the following types of expenses:

     - Professional services of $11.8 million;

     - Compensation arrangements of $8.5 million;

     - Write-offs of fixed and intangible assets of $15.8 million; and

     - Miscellaneous merger-related costs of $2.8 million.

     The effective tax rate for 1999, excluding merger costs, net of tax, of $34.4 million, was 29.0% as compared to 28.3% for 1998. Eliminating the merger expenses of $37.8 million and $1.1 million for 1999 and 1998, respectively, operating income accounted for 73.2% of net income in 1999, as compared to 68.3% for the same period in 1998, thus resulting in the increase in effective tax rates for 1999.

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


LIQUIDITY AND CAPITAL RESOURCES



     Our sources of funds consist primarily of premiums and investment income. Funds are applied primarily to the payment of our claims and operating expenses.



     Cash flows from operating activities for the nine months ended September 30, 2001 were $323.1 million as compared to $231.9 million for the same period of 2000. This increase consisted of an increase in net premiums written and investment income received offset by an increase in operating expenses. In addition, the September 30, 2001 operating cash flows included seven months of cash flows from the Enhance Financial Services operations of $31.6 million. Positive cash flows are invested pending future payments of claims and other expenses; cash flow shortfalls, if any, are funded through sales of short-term investments and other investment portfolio securities.



     Stockholders' equity plus redeemable preferred stock of $40.0 million, increased from $1.4 billion at December 31, 2000 to $2.3 billion at September 30, 2001, primarily as a result of the issuance of stock associated with the acquisition of Enhance Financial Services of $574.0 million, net income of $264.4 million, proceeds from the issuance of common stock associated with incentive plans of $30.0 million and an increase in the market value of securities available for sale of $5.1 million, net of tax, offset by dividends of $7.3 million.



     As of September 30, 2001, we and our subsidiaries had plans to invest in significant information technology upgrades and infrastructure at an anticipated cost of approximately $10.0 million to $15.0 million over the next two years.



     A subsidiary of Enhance Financial Services and Mortgage Guaranty Insurance Company each own 46% interests in C-BASS. We have not made any capital contributions to C-BASS since we acquired our interest in C-BASS in connection with the acquisition of Enhance Financial Services. C-BASS has paid us $5.3 million in dividends for the year-to-date period ended September 30, 2001.



     We and Mortgage Guaranty each own a 45.5% interest in Sherman. We have made $15.0 million of capital contributions to Sherman since we acquired our interest in Sherman in connection with the acquisition of Enhance Financial Services. In conjunction with the acquisition, we have guaranteed payment of up to $12.5 million of a $25.0 million revolving credit facility issued to Sherman. During the third quarter of 2001, Sherman used $500,000 of the credit facility and this amount was repaid in October 2001.



     We obtained long-term financing through privately placed, ten-year senior unsecured notes with a face value of $250.0 million. The notes were issued on May 29, 2001 at an offering price of 99.615% of par value with registration rights and mature on June 1, 2011. The notes bear interest at 7.75% which is payable annually in June and December. Enhance Financial Services was party to a credit agreement with major commercial banks providing Enhance Financial Services with a borrowing facility aggregating up to $175.0 million, the proceeds of which were to be used for general corporate purposes. The outstanding principal balance under that credit agreement of $173.7 million was retired on May 29, 2001 with proceeds from the senior unsecured notes. On October 12, 2001, pursuant to the terms of the offering for the privately placed senior unsecured notes, the company commenced an offer to exchange the privately placed notes for notes (on substantially identical terms and conditions) registered under the Securities Act of 1933, as amended. This exchange offer has been extended to November 26, 2001.



     We believe that our subsidiaries will have sufficient funds to satisfy their claims payments and operating expenses and to pay dividends to us for at least the next 12 months. We also believe that we will be able to satisfy our long-term (more than 12 months) liquidity needs with cash flow from our subsidiaries. As a holding company, we conduct our principal operations through our subsidiaries. Our ability to pay dividends on our $4.125 Preferred Stock is dependent upon our subsidiaries' ability to pay dividends or make other distributions to us. In connection with obtaining approval from the New York Insurance Department for the change of control of Enhance Reinsurance when we acquired Enhance Financial Services, Enhance Reinsurance agreed not to declare or pay dividends for a period of two years following consummation of the acquisition. Consequently, we cannot rely upon or expect any dividends or other distributions from Enhance Reinsurance. Based on our current intention to pay quarterly common stock dividends of approximately $0.02 per share, we will require distributions from our subsidiaries of $10.8 million annually to pay the dividends on


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


the outstanding shares of $4.125 Preferred Stock and common stock. In addition, we will require distributions from our subsidiaries of $24.4 million annually to pay the debt service on our long-term debt financing. There are regulatory and contractual limitations on the payment of dividends or other distributions; however, we do not believe that these restrictions will prevent the payment by our subsidiaries or us of these anticipated dividends or distributions in the foreseeable future.



QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK



     During the first nine months of 2001, we experienced an increase in the fair market value of the available for sale portfolio, which resulted in an increase in the net unrealized gain on the investment portfolio of $5.1 million, from a net unrealized gain of $25.3 million at December 31, 2000 to a net unrealized gain of $30.4 million at September 30, 2001. This increase in value was a result of changes in market interest rates and not as a result of changes in the composition of our investment portfolio. In addition, our long-term debt financing is subject to market interest rate risk.



     We manage our investment portfolio to achieve safety and liquidity, while seeking to maximize total return. We believe we can achieve these objectives by active portfolio management and intensive monitoring of investments. Market risk represents the potential for loss due to adverse changes in the fair value of financial instruments. The market risk related to a financial instruments primarily relate to the investment portfolio, which exposes us to risks related to interest rates, defaults, prepayments, and declines in equity prices. Interest rate risk is the price sensitivity of a fixed income security to changes in interest rates. We view these potential changes in price within the overall context of asset and liability management. Our analysts estimate the payout pattern of the mortgage insurance loss reserves to determine their duration, which is the weighted average payments expressed in years. We set duration targets for fixed income investment portfolios that we believe mitigates the overall effect of interest rate risk. As of December 31, 2000, the average duration of the fixed income portfolio was 6.3 years. Based upon assumptions we use in our duration calculations, increases in interest rates of 100 and 150 basis points would cause decreases in the market value of the fixed maturity portfolio (excluding short-term investments) of approximately 5.1% and 7.5%, respectively. Similarly a decrease in interest rates of 100 and 150 basis points would cause increases in the market value of the fixed maturity portfolio of approximately 5.2% and 7.8%, respectively. At September 30, 2001, we had no material foreign investments and our investment in non-investment grade fixed income securities was $13,908,702. At September 30, 2001, the market value and cost of our equity securities were $76,648,497 and $85,672,469. We are exposed to equity price risk as a result of our investment in equity securities. However, this risk is minimal due to the relatively minor component of the overall portfolio consisting of equity securities.


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

                               RADIAN GROUP INC.

GENERAL

     We provide, through our wholly owned principal operating subsidiaries, Radian Guaranty and Amerin Guaranty, private mortgage insurance coverage in the United States on residential mortgage loans. We were formed on June 9, 1999, by the merger of CMAC Investment Corporation and Amerin Corporation, Radian Guaranty and Amerin Guaranty. Prior to the merger and our formation, CMAC Investment Corporation, through its wholly owned subsidiary, Commonwealth Mortgage Assurance Company, had been engaged in the mortgage insurance business since 1977. Private mortgage insurance protects mortgage lenders and investors from default related losses on residential mortgage loans made primarily to homebuyers who make downpayments of less than 20% of the home's purchase price. Private mortgage insurance also facilitates the sale of such mortgage loans in the secondary mortgage market, principally to Freddie Mac and Fannie Mae. We are restricted, both by state insurance laws and regulations and the eligibility requirements of Freddie Mac and Fannie Mae, to providing insurance on residential first mortgage loans only. We currently offer two principal types of private mortgage insurance coverage, primary and pool. At December 31, 2000, primary insurance comprised 94.7% of our risk in force and pool insurance comprised 5.3% of our risk in force. In addition, during the third quarter of 2000, we commenced operations in Radian Insurance, a subsidiary which writes credit insurance on non-traditional mortgage related assets such as second mortgages and manufactured housing. There was a minimal amount of business written by Radian Insurance in 2000, but this amount is expected to increase significantly in 2001 and beyond.

     On February 28, 2001, we acquired Enhance Financial Services, a New York based insurance holding company. Shareholders of Enhance Financial Services received 0.22 shares of our common stock in return for each share of Enhance Financial Services common stock. The acquisition, which was accounted for as a purchase with a value of approximately $540 million, has allowed us to diversify in the financial guaranty reinsurance and insurance of municipal and asset-backed businesses as well as several asset based businesses. Enhance Financial Services is a holding company primarily engaged, through its wholly-owned, New York domiciled financial guaranty insurance subsidiaries, Enhance Reinsurance and Asset Guaranty, in the reinsurance of financial guaranties of municipal and asset-backed debt obligations issued by the four major monoline primary U. S. financial guaranty insurers, referred to herein as the Major Monolines: MBIA Insurance Corporation, AMBAC Assurance Corporation, Financial Guaranty Insurance Company and Financial Security Assurance Inc. Enhance Financial Services has, since its inception, conducted substantially its entire insurance business through Enhance Reinsurance and Asset Guaranty. Enhance Financial Services is also engaged in other insurance and reinsurance businesses, including the issuance of direct financial guaranties of municipal and other debt obligations, including, asset-backed transactions and collateralized debt obligations, trade credit reinsurance, excess-SIPC and similar types of bonds.

Primary Insurance

     Primary insurance provides mortgage default protection on individual loans at a specified coverage percentage which is applied to the unpaid loan principal, delinquent interest and certain expenses associated with the default and subsequent foreclosure, which we refer to collectively as the claim amount. Our obligation to an insured lender in respect of a claim is determined by applying the appropriate coverage percentage to the claim amount. Our "risk" on each insured loan is the unpaid loan principal multiplied by the coverage percentage. Much of our current business is written with 30% coverage on loans with a loan-to-value ratio between 90.01% and 95%, which we refer to as 95s, and 25% coverage on loans with a loan-to-value ratio between 85.01% and 90%, which we refer to as 90s. As of December 31, 2000, approximately 60% of our primary insurance in force had such coverage. In January 1999, Fannie Mae announced a new program which allows for lower levels of required mortgage insurance for certain low downpayment loans approved through its Desktop Underwriter automated underwriting system. The insurance levels in this program are similar to those required prior to 1995. In March 1999, Freddie Mac announced a similar program for loans approved through its Loan Prospector automated underwriting system. Through the end of 2000, a minimal amount of insurance

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

was written in these programs. For more information on these developments, see "Freddie Mac and Fannie Mae," on page 65.

     Under our master policy, upon a default, we have the option of paying the entire claim amount and taking title to the mortgage property, or paying the coverage percentage in full satisfaction of our obligations under the insurance written. In 2000, the entire claim amount was paid in approximately 6% of filed claims because of the expected economic advantage associated with that choice. This is significantly higher than in past years and is due to the good economic conditions experienced over the past few years in which property values have remained generally strong. There is no guarantee that housing values will remain strong in the future.

Pool Insurance

     Pool insurance differs from primary insurance in that the exposure on pool insurance is not limited to a specific coverage percentage on each individual loan. Because of this feature and the generally lower premium rates associated with pool insurance, the rating agency capital requirements for the product are more restrictive than primary insurance. There is an aggregate exposure limit, known as a stop loss on a "pool" of loans which is generally between 1% and 10% of the initial aggregate loan balance. Modified pool insurance has a stop loss like pool insurance, but also has exposure limits on each individual loan. The use of modified pool insurance is more limited than traditional pool insurance.


     We offer pool insurance on a selected basis to various state housing finance agencies on the collateral for their bond issues, as a credit enhancement to mortgage loans included in mortgage-backed securities or in whole loan sales, and in certain other specific situations. Since 1996, Radian Guaranty and Amerin Guaranty have offered pool insurance on mortgage product sold to Freddie Mac and Fannie Mae by their primary insurance customers, which we refer to as GSE Pool. This pool insurance has a very low stop loss, generally 1.0% to 1.5%, and the insured pools contain loans with and without primary insurance. Loans without primary insurance have an loan-to-value ratio of 80.0% or below. Premium rates on this business are significantly lower than primary insurance rates and the expected profitability on this business is lower than that of primary insurance. The volume of such business increased significantly from 1997 to 1998, due to the strong demand for this product from Radian Guaranty and Amerin Guaranty customers and due to the increased size of the mortgage market. During 2000, we had pool risk written of $188 million consisting mostly of GSE Pool business, compared to $421 million in 1999, and $475 million in 1998. This significant decrease is due to our effort to curtail use of the product due to the capital requirements and our development of alternative products, primarily captive reinsurance. We expect to continue to write a minimal amount GSE Pool insurance in 2001. GSE Pool risk in force at September 30, 2001 represented 4.4% of our total risk in force.


Structured Transactions


     We, from time to time, engage in structured transactions which may include either primary insurance, pool insurance or some form of combination thereof. A structured transaction generally involves insuring a large group of seasoned or unseasoned loans or issuing a commitment to insure new loan originations under negotiated terms. Some structured transactions contain a risk-sharing component under which the insured or a third party assumes a first-loss position or shares in losses in some other manner. Opportunities for structured transactions have increased during the last two years, however we compete with other mortgage insurers as well as capital market executions such as senior/subordinated security structures to obtain such business. The use of structured transactions increased significantly in 2000. Most structured transactions involve non-traditional mortgage or mortgage related assets such as Alternative A or A minus mortgages. Alternative A or A minus mortgages are known as our nonprime business. Competition for this business is generally based upon price. We wrote $5.2 billion in new primary insurance in structured transactions in the first nine months of 2001, which represents 16.4% of primary new insurance written, and $1.2 billion in new primary insurance in structured transactions in 2000, which represented 4.8% of primary new insurance written, and Radian Insurance wrote $2.4 billion of new insurance in structured transactions for the first nine months of 2001, and $1.6 billion of new insurance in structured transactions in 2000, which represented all of the new insurance written in Radian Insurance.

Revenue Sharing Products


     We, like other mortgage insurers, offer financial products to our mortgage lender customers that are designed to allow the customer to participate in the risks and rewards of the mortgage insurance business. One such product is captive reinsurance, in which a lender sets up a reinsurance company that assumes part of the risk associated with that lender's insured book of business. In most cases, the risk assumed by the reinsurer is an excess layer of aggregate losses that would be penetrated only in a situation of adverse loss development. We have approximately 30 active captive reinsurance agreements in place at September 30, 2000 and could enter into several new agreements or modify existing agreements in 2001, some with large national lenders. Premiums ceded to captive reinsurance companies in 2000 were $39.6 million, representing 7.0% of total premiums earned, as compared to $27.5 million, or 5.8% of total premiums earned in 1999, and primary insurance written in 2000 that had captive reinsurance associated with it was $8.1 billion, or 32.6% of our total as compared to $13.7 billion or 41.3% in 1999. During 2000, Freddie Mac issued standards for captive reinsurance through its mortgage insurance eligibility requirements. Additionally, a task force consisting of lenders, mortgage insurers and accounting firms has been set up to study the risk transferability and the appropriate accounting treatment for captive reinsurance.


Radian Insurance Inc.


     Radian Insurance was reorganized and rated in September 2000 to write credit insurance on non-traditional mortgage related assets such as second mortgages and manufactured housing and to provide credit enhancement to mortgage related capital market transactions. We feel that there are many opportunities to take advantage of our expertise in credit underwriting and evaluation of asset performance to write business which we are precluded from writing in our monoline mortgage guaranty companies, Radian Guaranty and Amerin Guaranty. However, as of October 1, 2001, Amerin Guaranty was licensed to write second mortgage insurance in all 50 states, and second mortgage insurance business done by Radian will most likely be written in Amerin Guaranty. Radian Insurance obtained a AA rating from S&P and a Aa3 rating from Moody's based on a prudent business plan and a Net Worth and Liquidity Maintenance Agreement from Radian Guaranty, which obligates Radian Guaranty to maintain at least $30 million of capital in Radian Insurance. In 2000, Radian Insurance wrote $2.4 billion of new insurance representing approximately $211 million in risk. For the first nine months of 2001, Radian Insurance wrote $2.4 billion of new insurance representing $609 million in risk. The insurance structures typically used in Radian Insurance are pool insurance or modified pool insurance which can have a reserve or first loss position in front of Radian Insurance's layer of risk. In addition to the Net Worth and Liquidity Maintenance Agreement, we intend to capitalize Radian Insurance at all times in an amount that would support the existing risk in force.


Financial Guaranty Insurance Business

     Financial guaranty insurance provides an unconditional and irrevocable guaranty to the holder of a debt obligation of full and timely payment of principal and interest. In the event of a default under the obligation, the insurer has recourse against the issuer and/or any related collateral (which is a more common component in the case of insured asset-backed obligations or other non-municipal debt) for amounts paid under the terms of the policy. Payments under the insurance policy may not be accelerated by the holder of the debt obligation. Absent payment in full at the option of the insurer, in the event of a default under an insured obligation, the holder continues to receive payments of principal and interest on schedule, as if no default had occurred. Each subsequent purchaser of the obligation generally receives the benefit of such guaranty.

     The issuer of the obligation pays the premium for financial guaranty insurance either in full at the inception of the policy or, less commonly, in installments on an annual basis. Premium rates are typically calculated as a percentage of either the principal amount of the debt or total exposure (principal and interest). Rate setting reflects such factors as the credit strength of the issuer, type of issue, sources of income, collateral pledged, restrictive covenants, maturity and competition from other insurers.

     Premiums are generally non-refundable and are earned over the life of the insured obligation. This long and relatively predictable earnings pattern is characteristic of the financial guaranty insurance industry and

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

provides a relatively stable source of future revenues and claims-paying ability to financial guaranty insurers and reinsurers.

     The primary financial guaranty insurance market consists of two main sectors: municipal bond insurance and insurance on asset-backed debt.

     Municipal Bond Market. Municipal bond insurance provides credit enhancement of bonds, notes and other evidences of indebtedness issued by states and their political subdivisions (for example, counties, cities, or towns), utility districts, public universities and hospitals, public housing and transportation authorities, and other public and quasi-public entities. Municipal bonds are supported by the issuer's taxing power in the case of general obligation or special tax-supported bonds, or by its ability to impose and collect fees and charges for public services or specific projects in the case of most revenue bonds. Insurance provided to the municipal bond market has been and continues to be the major source of revenue for the financial guaranty insurance industry.

     Asset-Backed Debt Market. Asset-backed transactions or securitizations constitute a form of structured financing which is distinguished from unsecured debt issues by being secured by a specific pool of assets held by the issuing entity, rather than relying on the general unsecured creditworthiness of the issuer of the obligation. While most asset-backed debt obligations represent interests in pools of assets, such as residential and commercial mortgages and credit card and auto loan receivables, monoline financial guarantors have also insured asset-backed debt obligations secured by one or a few assets, such as utility mortgage bonds and multi-family housing bonds. The asset-backed securities market has grown significantly in recent years although consensus estimates are lacking as to the insured volume.

Financial Guaranty Reinsurance

     Reinsurance is the commitment by one insurance company, the "reinsurer," to reimburse another insurance company, the "ceding company," for a specified portion of the insurance risks underwritten by the ceding company. Because the insured party contracts for coverage solely with the ceding company, the failure of the reinsurer to perform does not relieve the ceding company of its obligation to the insured party under the terms of the insurance contract.

     While reinsurance provides various benefits to the ceding company, perhaps most importantly it enables a primary insurer to write greater single risks and greater aggregate risks without contravening the capital requirements of applicable state insurance laws and rating agency guidelines. State insurance regulators allow primary insurers to reduce the liabilities appearing on their balance sheets to the extent of reinsurance coverage obtained from licensed reinsurers or from unlicensed reinsurers meeting certain solvency and other financial criteria. Similarly, the rating agencies permit such a reduction for reinsurance in an amount that depends on the claims-paying ability or financial strength rating of the reinsurer.

     The principal forms of reinsurance are treaty and facultative. Under a treaty arrangement the ceding company is obligated to cede, and the reinsurer is correspondingly obligated to assume, a specified portion of a specified type of risk or risks insured by the ceding company during the term of the treaty (although the reinsurance risk thereafter extends for the life of the respective underlying obligations). Under a facultative agreement, the ceding company from time to time during the term of the agreement offers a portion of specific risks to the reinsurer, usually in connection with particular debt obligations. A facultative arrangement further differs from a treaty arrangement in that under a facultative arrangement the reinsurer oftentimes performs its own underwriting credit analysis to determine whether to accept a particular risk, while in a treaty arrangement the reinsurer generally relies on the ceding company's credit analysis. Both treaty and facultative agreements are typically entered into for a term of one year, subject to a right of termination under certain circumstances.

     Treaty and facultative reinsurance are typically written on either a proportional or non-proportional basis. Proportional relationships are those in which the ceding company and the reinsurer share the premiums, as well as the losses and expenses, of a single risk or group of risks in an agreed percentage. In addition, the reinsurer generally pays the ceding company a ceding commission, which is typically related to the ceding company's cost of obtaining the business being reinsured. Non-proportional reinsurance relationships are typically on an excess-of-loss basis. An excess-of-loss relationship provides coverage to a ceding company up to a specified dollar limit for losses, if any, incurred by the ceding company in excess of a specified threshold amount.

     Reinsurers may also, in turn, purchase reinsurance under retrocessional agreements to cover all or a portion of their own exposure for reasons similar to those that cause primary insurers to purchase reinsurance.

Other Financial Guaranty Insurance Businesses

     We service certain insurance specialty markets not served by the Major Monolines. In certain of these business areas, Asset Guaranty operates as a primary insurer in areas or for transactions where the Major Monolines may decline to provide coverage; others involve us serving as a reinsurer for certain specialty primary insurers, in some of which we have significant equity interests or are otherwise a participant. In writing these other insurance lines of business, we utilize our expertise in evaluating complex credit-based risks. Premiums from certain of our other financial guaranty insurance businesses are earned over a significantly shorter period than those from our monoline financial guaranty reinsurance business. Our ability to realize consistent levels of earned premiums in these insurance businesses will therefore depend on our ability to write consistent levels of new insurance.


     We write municipal bond insurance as a primary insurer in certain transactions where the Major Monolines generally elect not to participate. This writing is focused on various market sectors including tax-backed obligations, infrastructure revenue bonds, health-care bonds, higher education bonds and municipal lease obligations. Each issue, after being insured, is reviewed by a rating agency, which determines the credit quality of the issue, provides us with a shadow rating for the transaction and report their findings to us. We also write financial guaranty insurance as a primary insurer for asset-backed transactions, collateralized debt obligations or securitizations. These are a form of structured financing which are distinguished from unsecured debt issues by being secured by a specific pool of assets held by the issuing entity, rather than relying on the general unsecured creditworthiness of the issuer of the obligation. While the securitizations that we insure represent interests in pools of assets, we have also insured debt obligations secured by one or a few assets. Generally, prior to being insured, each transaction is reviewed by one or more rating agencies, which determine the credit quality of the issue and report their findings to us and provides us with a shadow rating and an estimate of the required capital charge for the transaction. Trade credit reinsurance protects sellers of goods under certain circumstances against non-payment of the receivables they hold from buyers of those goods. We cover receivables both where the buyer and seller are in the same country as well as cross-border receivables. Sometimes in the latter instance, the coverage extends to certain political risks (foreign currency controls, expropriation, etc.) that interfere with the payment from the buyer. As of September 30, 2001, we, through our ownership of Enhance Financial Services, owned an indirect 36.5% equity interest in Exporters Insurance Company Ltd., an insurer of primarily foreign trade receivables for multinational companies. Enhance Financial Services provides significant reinsurance capacity to this joint venture on a quota-share, surplus share and excess-of-loss basis.


     Other Enhance Financial Services Asset-Based Businesses. In addition, we are engaged in certain asset-based businesses, including the origination, purchase, servicing and/or securitization of special assets, including state lottery awards, structured settlements, sub-performing/non-performing and seller-financed residential mortgages and delinquent unsecured consumer assets, that utilize our expertise in performing sophisticated analysis of complex, credit-based risks.

     Most significant of the asset-based businesses is our 46% interest in C-BASS. C-BASS is a mortgage investment and servicing firm specializing in credit sensitive, single-family residential mortgage assets and residential mortgage-backed securities. C-BASS invests in whole loans, single-family residential properties that have been, or are being, foreclosed, subordinated securities, known as "B pieces," collateralized by residential loans and seller-financed notes. By using sophisticated analytics, C-BASS essentially seeks to take advantage of what it believes to be the mispricing of credit risk for certain of these assets in the marketplace. In addition, its residential mortgage servicing company, Litton Loan Servicing LP, which specializes in loss

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mitigation, default collection, collection of insurance claims and guaranty collections under government-sponsored mortgage programs, services whole loans and real estate. Litton Loan Servicing's subsidiaries service seller-financed loans and buy and sell seller-financed loans. As part of its investment strategy, C-BASS holds some assets on its books, securitizes certain assets and sells other assets directly into the secondary market.

     In 2000, Enhance Financial Services decided to wind down, sell or otherwise dispose of the origination, purchase, servicing and/or securitization of state lottery awards, structured settlements and viatical (life insurance payment) businesses. In connection therewith, in October 2000, Enhance Financial Services sold certain assets and intangibles of Enhance Financial Services' viatical settlements business and in December 2000 Enhance Financial Services sold to the prior management thereof of certain of Enhance Financial Services' off-balance sheet assets, including its pipeline of lottery and structured settlement transactions and certain intangibles.

Customers

     Mortgage originators, such as mortgage bankers, mortgage brokers, commercial banks and savings institutions, are our principal customers, although individual mortgage borrowers generally incur the cost of primary insurance coverage. We do offer lender-paid mortgage insurance whereby mortgage insurance premiums are charged to the mortgage lender or loan servicer. On the lender-paid product, the interest rate to the borrower is usually higher to compensate for the mortgage insurance premium that the lender is paying. In 2000, approximately 19% of our primary insurance was originated on a lender-paid basis. This lender-paid business is highly concentrated among a few large mortgage lender customers.

     To obtain primary insurance from us, a mortgage lender must first apply for and receive a master policy from us. Our approval of a lender as a master policyholder is based, among other factors, upon an evaluation of the lender's financial position and its management's demonstrated adherence to sound loan origination practices. Our quality control function then monitors the master policyholder based on a number of criteria.


     The number of primary individual policies we had in force was 895,318 at September 30, 2001, 858,413 at December 31, 2000, 807,286 at December 31,1999,
and 718,789 at December 31, 1998.


     Our top 10 customers were responsible for 43.4% of our primary new insurance written in 2000 compared to 44.6% in 1999 and 51.4% in 1998. Our largest single customer (including branches and affiliates of such customer), measured by primary new insurance written, accounted for 10.4% of primary new insurance written during 2000 compared to 12.2% in 1999 and 18.3% in 1998.

     Enhance Financial Services' financial guaranty reinsurance customers consist of the Major Monolines. Two previous primary U.S. financial insurers, Capital Market Assurance Corporation and Construction Loan Insurance Corporation, were acquired by MBIA Insurance Corporation in February 1998 and by AMBAC Assurance Corporation in December 1997, respectively. There are two additional financial guaranty insurers that are not our customers, CGA Group, Ltd. and ACA Financial Guaranty Corp. In June 2000, The Dexia Group acquired the corporate parent of Financial Security Assurance. Thus far, Financial Security Assurance has retained its triple-A ratings from the major rating agencies. It is unclear what effect, if any, this acquisition will have on the volume of business that Financial Security Assurance will cede to us or otherwise on our relationship with Financial Security Assurance.

     The Major Monolines were responsible for 43% of Enhance Financial Services' gross premiums written in 2000, compared to 45% in 1999 and 62% in 1998. The largest single customer of Enhance Financial Services, measured by gross premiums written, accounted for 17% of gross premiums written during 2000 compared to 20% in 1999 and 19% in 1998. This customer concentration results from the small number of primary insurance companies, which are licensed to write financial guaranty insurance.

     Enhance Financial Services has maintained close and long-standing relationships with the Major Monolines, dating essentially from either Enhance Financial Services' or the given primary insurer's inception. In our opinion, these relationships provide us with a comprehensive understanding of our clients' procedures

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and reinsurance requirements and allow the clients to utilize our underwriting expertise effectively, thus improving the service they receive.

     We are a party to facultative agreements with all, and a party to treaty agreements with all except one of, the Major Monolines. Our facultative and treaty agreements are generally subject to termination (i) upon written notice (ranging from 90 to 120 days) prior to the specified deadline for renewal, (ii) at the option of the primary insurer if we fail to maintain certain financial, regulatory and rating agency criteria which are equivalent to or more stringent than those Enhance Financial Services' operating subsidiaries are otherwise required to maintain for their own compliance with the New York Insurance Law and to maintain a specified claims-paying ability or financial strength rating for the particular operating subsidiary or (iii) upon certain changes of control. We obtained a waiver of these provisions for the merger transaction between us and Enhance Financial Services. Upon termination under the conditions set forth in (ii) and (iii) above, we may be required (under some of our reinsurance agreements) to return to the primary insurer all unearned premiums, less ceding commissions, attributable to reinsurance ceded pursuant to such agreements. Upon the occurrence of the conditions set forth in (ii) above, whether or not an agreement is terminated, we may be required to obtain a letter of credit or alternative form of security to collateralize our obligation to perform under that agreement. In addition, a substantial portion of Asset Guaranty's written business is subject to similar provisions with respect to any downgrade of its S&P rating.

ExpressClose.com Acquisition

     On November 9, 2000, we acquired ExpressClose.com, Inc., an Iowa Corporation engaged in the business of Internet-based mortgage processing, closing and settlement services for approximately $8.0 million in cash, shares of our common stock, options to purchase shares of our common stock and other consideration. This transaction has allowed us to expand further into the mortgage service business which is considered an important adjunct to both the primary mortgage insurance business and the second mortgage activities of Radian Insurance.

SALES, MARKETING AND COMPETITION

Sales and Marketing

     We employ a mortgage insurance field sales force of approximately eighty-four (84) persons, organized into three regions, providing local sales representation throughout the United States. Each of the three regions is supervised by a regional business manager who is directly responsible for several area sales managers and several service centers where underwriting and application processing are performed. The regional business managers are responsible for managing the profitability of business in their regions including premiums, losses and expenses. The area sales managers are responsible for managing a small sales force in different areas within the region. In addition, a new position of key account manager was created in 2000. Key account managers are intended to manage specific accounts within a region that are not national accounts but that need more targeted oversight and attention. Our sales personnel are compensated by salary, commissions on new insurance written and a production incentive based on the achievement of various goals. During 2000, these goals were related to volume and market share and this is generally expected to continue in 2001. In addition to securing business from small and mid-size regional customers, our business regions provide support to the national account effort in the field.

     The financial guaranty insurance business derives from relationships Enhance Financial Services has established and maintains with many of the primary insurance companies. These relationships provide business for us in the following major areas: (1) reinsurance for municipal bonds and asset-backed securities (in which area one or both of Enhance Reinsurance and Asset Guaranty currently has either treaty or facultative agreements with all the highest rated monoline primary companies); (2) trade credit reinsurance; and (3) reinsurance for affiliated-companies reinsurance (including Exporters Insurance Company Ltd.). We market directly to the monoline insurers writing credit enhancement business and have direct relationships with their affiliated primary insurers. Specialist reinsurance intermediaries, most of whom are located in London, usually present to us reinsurance opportunities in the credit insurance sector. These brokers work with

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our marketing personnel in introducing us to the primary credit insurance markets and in structuring reinsurance to meet the needs of the primary insurers. Intermediaries are typically compensated by the reinsurer based on a percentage of premium assumed, which varies from agreement to agreement.

National Accounts

     In recognition of the increased consolidation in the mortgage lending business and the large proportional amount of mortgage business done by large national accounts, we have a focused national accounts team consisting of five national account managers and a dedicated A Team that is directly and solely responsible for supporting national accounts. Each national account manager is responsible for a select group of dedicated accounts and is compensated on the results for those accounts as well as our results. There has been a trend among national accounts to move to a more centralized decision about mortgage insurance based on revenue sharing products and other value added services provided by the mortgage insurance companies. We also have a dedicated national account manager who is primarily responsible for relations with and programs implemented with Fannie Mae and Freddie Mac. National accounts business represented approximately 65% of our primary new insurance written in 2000 and is expected to provide a similar percentage in 2001.

Competition


     We and other private mortgage insurers compete directly with various federal government agencies, principally the Federal Housing Administration, which is known as the FHA. In addition to competition from federal agencies, we and other private mortgage insurers face competition from state-supported mortgage insurance funds. The private mortgage insurance industry consists of us and six other active mortgage insurance companies. During 2000, we were the fourth largest private mortgage insurer, measured by market share and have, according to industry data, a market share of new primary mortgage insurance written of 15.7% as compared to 14.7% as of September 30, 2000. We believe the market share increase was due in part to an increase in our share of new insurance written under bulk transactions which are included in industry new insurance written figures.


     Enhance Financial Services is subject to competition from companies that specialize in financial guaranty reinsurance including ACE Limited, Axa Reassurance Finance, S.A. and RAM Reinsurance Co. Ltd. In addition, several multiline insurers have recently increased their participation in financial guaranty reinsurance. Certain of these multiline insurers have formed strategic alliances with some of the U.S. primary financial guaranty insurers. Competition in the financial guaranty reinsurance business is based upon many factors, including overall financial strength, pricing, service and evaluation by the rating agencies of claims-paying ability or financial strength. The agencies allow credit to a ceding primary insurer's capital requirements and single-risk limits for reinsurance ceded in an amount that is a function of the claims-paying ability or financial strength rating of the reinsurer. We believe that competition from multiline reinsurers and new monoline financial guaranty insurers will continue to be limited due to (a) the declining number of multiline insurers with the requisite financial strength and (b) the barriers to entry for new reinsurers posed by state insurance law and rating agency criteria governing minimum capitalization. Financial guaranty insurance, including municipal bond insurance, also competes with other forms of credit enhancement, including letters of credit and guaranties provided primarily by foreign banks and other financial institutions, some of which are governmental entities or have been assigned the highest credit ratings awarded by one or more of the major rating agencies. However, these credit enhancements serve to provide primary insurers with increased insurance capacity only for rating agency purposes. They do not qualify as capital for state regulatory purposes, nor do they constitute credit against specific liabilities that would allow the primary insurer greater single-risk capacity.

     We believe that we have a number of direct competitors in our other insurance businesses, some of which have greater financial and other resources than us. We have limited our activities in these market areas to those activities that are not served by the Major Monolines. As a primary insurer, we write insurance on those types of municipal bonds with respect to which such primary insurers have generally declined to participate because of the size or complexity of such bond issuances relative to the anticipated returns. We also serve as a reinsurer for certain specialty primary insurers that are not monoline financial guaranty insurers, in which we
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have significant equity interests or are otherwise a participant. These specialty primary insurers are themselves subject to competition from other primary insurers, many of which have greater financial and other resources.

RISK MANAGEMENT

     We consider effective risk management to be critical to our long-term financial stability. Market analysis, prudent underwriting, the use of automated risk evaluation models and quality control are all important elements of our risk management process.

Mortgage Insurance Business:

Risk Management Personnel

     In addition to a centralized risk management department in the home office, each of our service regions has an assigned risk manager responsible for evaluating risk and monitoring the risk profiles of major lenders in the region. We employ an underwriting and support staff of approximately ninety (90) persons who are located in our twelve (12) service centers. Additionally, we have two agency operations in place for the states of Alaska and Hawaii.

Underwriting Process

     We have generally accepted applications for primary insurance (other than in connection with structured transactions) under three basic programs: the traditional fully documented program, a limited documentation program and the delegated underwriting program. Programs that involve less than fully documented file submissions have become more prevalent in recent years. In order to meet this demand, we introduced to the marketplace the process referred to as streamlined doc. A lender utilizing streamlined doc can submit loans to us for insurance with abbreviated levels of documentation based on the type of loan being submitted for insurance. During 2000, 67% of the commitments issued for primary insurance were received by us under the streamlined doc program. In the streamlined doc program, we have agreed to underwrite certain loans with less documentation by relying upon a scoring model created by Radian Guaranty and Amerin Guaranty during 1996 known as the Prophet Score(R) System (described below).

Delegated Underwriting

     We have a delegated underwriting program with a majority of our customers. Our delegated underwriting program, which was implemented in 1989, currently involves only lenders that are approved by our risk management department. The delegated underwriting program allows the lender's underwriters to commit us to insure loans based on agreed upon underwriting guidelines. Delegated loans are submitted to us in various ways - fax, electronic data interchange and through the Internet. We routinely audit loans submitted under this program. As of December 31, 2000, approximately 72% of the primary loans on our books were originated on a delegated basis and during 2000 and 1999, respectively, 63% and 74% of the primary loans insured by us during such years were originated on a delegated basis.

Mortgage Scoring Models

     During the last few years, the use of scoring mechanisms to predict loan performance has become prevalent in the marketplace, especially with Fannie Mae and Freddie Mac's advocacy of the use of credit scores in the mortgage loan underwriting process. The use of credit scores was pioneered by Fair Isaac and Company, also known as FICO, and became popular in the mid-1980s. The FICO model calculates a score based on a borrower's credit history. This credit score based scorecard is used to predict the future performance of a loan over a one or two year time horizon. The higher the credit score the lower the likelihood that a borrower will default on a loan. Our Prophet Score(R) begins with a FICO score then adds specific additional data regarding the borrower, the loan and the property such as loan to value, loan type, loan amount, property type, occupancy status and borrower employment. We believe that it is this additional mortgage data that expands the integrity of our Prophet Score(R) over the entire life of the loan. In addition to the Prophet

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Score(R), our housing analysts regularly review major metropolitan areas to assess the impact that key indicators such as housing permits, employment trends, and median home sale prices have on local lending. The healthier the real estate market, the lower the risk. We refer to this score as a GEOScore. Beginning in October 1996, the Prophet Score(R) and GEOScore appeared on each insurance commitment that we issued.

Automated Underwriting

     Our frontline computer system for input and underwriting loan file information is called MINACS. In utilizing MINACS, we capture information from all segments of a loan file including the borrower's employment and income history and appraisal information. This information is then channeled through various edits and subfiles (including Prophet Score(R) and GEOScore) to assist the underwriter in determining the total risk profile on a given file. This system also includes: a) tracking loans by borrowers who have previously defaulted on our insured loans or loans where we have paid a claim, b) identifying borrowers who have previously applied for our insurance, and c) information about the lender involved including volume, commitment rates and delinquency rates.

Alternative Products

     An increasingly popular form of mortgage lending is in the area of non-prime loans. Subsets of this category in which we have become involved are Alternative A, A minus and B/C loans. We have continued to limit our participation in these non-prime markets to Alternative A and A minus loans rather than B or C loans and have targeted the business insured to specific lenders with proven good results and servicing experience in this area. Our corporate due diligence has identified such lenders as Tier 1 lenders.

     Alternative A Loans


     Alternative A loans can now be segregated into two distinct credit profiles: borrowers with a better credit profile than our typical insured borrowers, with a FICO score greater than 680, and borrowers with a credit profile equal to our typical insured borrower, with a FICO score from 660 to
679. We charge a higher premium for Alternative A business due to the reduced income and/or asset documentation received at origination. The premium rate is also risk adjusted to reflect the difference in credit profile of the FICO score greater than 680 borrower and FICO score from 660 to 679 borrower. While we believe the Alternative A loans in the FICO score from 660 to 679 category present a slightly higher risk than our normal business, the premium surcharge compensates us for this additional risk. Alternative A loans represented 6.3% of our primary risk in force at the end of 2000 and Alternative A products made up approximately 16.1% of our primary new insurance written for the first nine months of 2001, and 13.4% of our primary new insurance written in 2000 as compared to 6.2% in 1999.


     A Minus Loans


     The A minus program can also be segregated into two distinct credit profiles. A near-miss prime A loan has a FICO score from 590-619. These borrowers were forced into the A minus markets in 1996 when the GSEs set a 620 FICO score as the base for a prime borrower. These were typically borrowers Radian Guaranty and Amerin Guaranty insured prior to 1996 and mortgage insurance on loans made to this class of borrowers has resurfaced as the GSEs have entered the A minus market. We receive a significantly higher premium for insuring this product that is commensurate with the additional default risk. The second credit profile contains borrowers with a FICO score from 570-589. This product comes to us primarily through primary bulk transactions and the insurance is typically lender-paid. We also receive a significantly higher premium for insuring this product that is commensurate with the increased default risk and which is normally a variable rate based on the Prophet Score(R). A minus loans represented 3.4% of our primary risk in force at the end of 2000 and A minus loans made up approximately 18.1% of our primary new insurance written for the first nine months of 2001, and 8.1% of our primary new insurance written in 2000 as compared to 3.5% in 1999.


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     B/C Loans


     We have no approved programs to insure loans that are defined as B/C risk grades. However, some pools of loans submitted for insurance as primary bulk transactions might contain a limited number of these loans. Typically these B/C grades are less than 1% of the pool of loans submitted. We receive significantly higher premium on these loans due to the increased default risk associated with this type of loan. B/C loans represented less than 1% of our primary risk in force at September 30, 2001.


Contract Underwriting

     We utilize our underwriting skills to provide an outsource contract underwriting service to our customers. For a fee, we underwrite fully documented underwriting files for secondary market compliance, while at the same time assessing the file for mortgage insurance, if applicable. The automated underwriting service introduced in the latter part of 1997 has become a major part of our contract underwriting service. This service offers customers access to Fannie Mae's Desktop Underwriter and Freddie Mac's Loan Prospector loan origination systems. Contract underwriting continues to be a popular service to our customers. During 2000, loans underwritten via contract underwriting accounted for 30% of applications, 26% of commitments for insurance and 19% of insurance certificates issued by us. We give recourse to our customers on loans we underwrite for compliance. If the loan does not meet agreed upon guidelines, we agree to remedy the situation either by placing mortgage insurance coverage on the loan or by purchasing the loan. During 2000, we processed requests for remedies on less than 1% of the contract loans underwritten and sold a number of loans previously acquired as part of the remedy process. Providing these remedies means we assume some credit risk and interest rate risk if an error is found during the limited remedy period in the agreements. Rising mortgage interest rates or an economic downturn may expose us to higher losses. During 2000, the financial impact of these remedies was insignificant although there is no assurance that such results will continue in 2001 and beyond.

Quality Control

     As part of our system of internal control, the risk management function maintains a quality control department. The quality control function is responsible for ensuring that our portfolio of insured loans meets good underwriting standards and conforms to our guidelines for insurability, thus minimizing our exposure to controllable risk. Among its other activities, the quality control function accomplishes this objective primarily by performing contract underwriting audits, delegated lender audits, and due diligence reviews of bulk transactions.

     Contract Underwriting Audits

     The quality control function routinely audits the performance of our contract underwriters. In order to ensure the most effective use and allocation of audit resources, a risk assessment model has been developed which identifies high, medium, and low risk contract underwriters based upon six weighted risk factors applied to each underwriter. The models are continually updated with current information. Audit rotation is more frequent for high risk underwriters and less frequent for those classified as low risk. Audit results are communicated to management and impact whether additional targeted training is necessary or whether termination of the underwriter's services is appropriate.

     Contract underwriting audits help to ensure that customers receive quality underwriting services. The audits also protect us in that they facilitate our efforts to improve quality control.

     Delegated Lender Audits

     Through the use of borrower credit scoring and our own proprietary mortgage scoring system, we are able to monitor the credit quality of loans submitted for insurance. We also conduct a periodic, on-site review of a delegated lender's insured business. Lenders with significant risk concerns, as identified in past reviews and through our regular risk reporting and analysis of the business, may be reviewed more frequently.

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     Loans are selected for review on a random sample basis, and this sample may be augmented by a targeted sample based upon specific risk factors or trends identified through the monitoring process described above. The objective of the loan review is to identify errors in the loan data transmitted to us, to determine lender compliance with our underwriting guidelines and eligible loan criteria, to assess the quality of a lender's underwriting decisions, and to rate the risk of the individual loans insured. We have developed a proprietary data collection and risk analysis application to facilitate these reviews.
Audits are graded based upon the risk ratings of the loans reviewed, lender compliance, and data integrity. The results of each audit are summarized in a report to the lender and to our management. The audit results are used as a means to improve the quality of the business the lender submits to us for insurance. Issues raised in the reports that are not resolved in a manner and within a time period acceptable to us may result in restriction or termination of the lender's delegated underwriting authority.

     Due Diligence of Bulk Transactions

     The quality control function, in conjunction with other members of the risk management group, also performs due diligence of bulk transactions. These due diligence reviews may be precipitated either by a desire to develop an ongoing relationship with selected lenders, or by the submission of a proposed transaction by a given lender. Due diligence can take two forms: business level and loan level.

     Business Level Due Diligence. We believe that a key component of understanding the risks posed by a potential business deal is to understand the business partner. Our objective is to understand the lender's business model in sufficient depth to determine whether we should have confidence in the firm as a potential long-term business partner and customer. Business level due diligence may be performed on any prospective lender with whom a bulk deal is contemplated and with whom we have had no prior business experience. Business level due diligence includes a review of:

     - the lender's company structure;

     - management;

     - business philosophy;

     - financial health;

     - the company's credit management processes;

     - the quality control processes; and

     - servicing relations.

     Loan Level Due Diligence. Loan level due diligence is conducted on pending bulk transactions in order to determine whether appropriate underwriting guidelines have been adhered to, whether loans conform to our guidelines, to evaluate data integrity, and to detect any fraudulent loans. Loans are selected for audit on a sample basis, and audit results are communicated to our management. The results of loan level due diligence assist management in determining whether the pending deal should be consummated, and if so, provides data that can be used to determine appropriate pricing. It also provides management with a database of information on the quality of a particular lender's underwriting practices for future reference.

     The results of these due diligence reviews are summarized in reports to our management. Letter grades are assigned to each section of the business and loan level reviews. Weights are then assigned to each section of the review (e.g., corporate, credit, quality control, servicing) that vary based upon the product under review, (e.g., prime first liens, A minus first liens, prime second liens, etc.) which results in an overall letter grade assigned to the lender. The grade conveys to our management the opinion of risk management as to the overall risk profile presented by a lender and therefore the relative appeal of a potential relationship with that lender.

Financial Guaranty Business.

     We believe our financial guaranty underwriting discipline has been critical to the profitability and growth of the financial guaranty insurance businesses. We have a structured underwriting process to determine the
                                        49
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characteristics and creditworthiness of risks that we reinsure, which process supplements the underwriting procedures of the primary insurers. Rather than relying entirely upon the underwriting performed by the primary insurers, both Enhance Financial Services and the rating agencies conduct extensive reviews of the primary insurers. Moreover, the ceding insurer is typically required to retain at least 25% of the exposure on any single risk assumed.

     We carefully evaluate the risk underwriting and management of treaty customers, monitor the insured portfolio performance and conduct a detailed underwriting review of the facultative insurance we write. We believe that the reinsurance of municipal bond guaranties provides a relatively stable source of premium income. In addition, most premiums received are credited as deferred premium revenue and are earned as the related risks amortize, thereby providing a relatively stable, predictable source of earned premiums.

     We conduct periodic detailed reviews of each Major Monoline and other carriers with which we do facultative business. That review entails an examination of the primary insurer's operating, underwriting and surveillance procedures; personnel; organization and existing book of business, as well as the primary insurer's underwriting of a sample of business assumed under the treaty. Facultative transactions are reviewed individually under procedures adopted by our credit committees. Any underwriting issues are discussed internally by the credit committee and with the primary insurer's personnel.

     Limitations on the our single-risk exposure derive from state insurance regulation, rating agency guidelines and internally established criteria. The primary factor in determining single-risk capacity is the class or sector of business being underwritten. For municipal credits, we have self-imposed single-risk guidelines which range widely, depending upon the perceived risk of default of the municipal obligation reinsured. For asset-backed transactions, the single-risk guidelines generally follow state insurance regulation limitations, as well as self-imposed single risk and cumulative servicer-related risk. On individual underwritings, the credit committee may limit its reinsurance participation to an amount below that allowed by the single-risk guidelines noted above. Moreover, we rely on ongoing oversight by our credit committees to avoid undue exposure concentration in any given type of obligation or geographic area.

     Our surveillance procedures include reviews of those exposures assumed as a reinsurer as to which we may have concerns. We also maintain regular communication with the surveillance departments of the ceding primary insurers.

     The underwriting criteria applied in evaluating a given issue for primary insurance coverage and the internal procedures (for example, credit committee review) for approval of the issue are substantially the same as for the underwriting of reinsurance. The entire underwriting responsibility rests with us as the primary insurer. As a result, we participate more actively in the structuring of the transaction in which we are a primary insurer than we do as a reinsurer. We conduct, in most cases annually, in-depth surveillance of issues insured as a primary insurer.

Ratings

     We have our claims-paying ability and/or financial strength rated by S&P, Moody's and Fitch. The rating criteria used by the rating agencies focus on the following factors:

     - capital resources;

     - financial strength;

     - commitment of management to, and alignment of shareholder interests with, the insurance business;

     - demonstrated management expertise in the insurance business conducted by the company;

     - credit analysis;

     - systems development;

     - marketing;

     - capital markets and investment operations, including the ability to raise additional capital; and
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     - a minimum policyholders' surplus comparable to primary company requirements, with initial capital sufficient to meet projected growth as well as access to such additional capital as may be necessary to continue to meet standards for capital adequacy.

     As part of their rating process, S&P, Moody's and Fitch test our insurance subsidiaries by subjecting them to a worst-case depression scenario. Expected losses over a depression period are established by applying capital charges to the existing and projected insurance portfolio.

     The claims-paying ability and financial strength ratings assigned by the rating agencies to an insurance or reinsurance company are based upon factors relevant to policyholders and are not directed toward the protection of the insurer's or reinsurer's securityholders. Such a rating is neither a rating of securities nor a recommendation to buy, hold or sell any security. Claims-paying ability and financial strength ratings assigned to our insurance subsidiaries should not be viewed as indicative of or relevant to any ratings which may be assigned to our outstanding debt securities by any rating agency and should not be considered an evaluation of the likelihood of the timely payment of principal or interest under such securities. However, these ratings are an indication to an insurer's customers of the insurer's present financial strength and its capacity to honor its future claims payment obligations. Therefore, ratings are generally considered critical to an insurer's ability to compete for new insurance business. Currently, Radian Guaranty is rated "AA" by S&P and Fitch, and "Aa3" by Moody's.

     Enhance Reinsurance is rated by S&P and Moody's. S&P has assigned Enhance Reinsurance an "AAA" claims-paying ability rating, its highest rating, and Moody's has assigned Enhance Reinsurance an "Aa2" financial strength rating. Asset Guaranty is rated by S&P and has been assigned "AA" claims-paying ability ratings by S&P.

     Pursuant to the terms of Enhance Financial Services' reinsurance agreements, a downgrade in either Enhance Reinsurance's or Asset Guaranty's financial strength rating to (or below) A could have a material adverse effect on their respective competitive position. A downgrade may so diminish the value of their reinsurance to the Major Monolines that they could either materially increase the costs to Enhance Reinsurance or Asset Guaranty associated with cessions under the Major Monolines' treaties with Enhance Reinsurance or Asset Guaranty or recapture business previously ceded to Enhance Reinsurance or Asset Guaranty. In either case, the effect of such changes could materially adversely affect our ability to continue to engage in the reinsurance of monoline financial guaranty insurers business. While we believe that the recapture of business by the primaries would otherwise be inconsistent with their long-standing risk-management practices, such action, if it occurs and depending on its magnitude, could have a material adverse effect on us. We believe that the same consequences as set forth above would occur were Asset Guaranty to experience any such downgrade, which, in turn, could materially adversely affect our ability to continue to engage in certain specialty businesses, principally insurance of municipal bonds.

Reinsurance Ceded

     Amerin Guaranty and Radian Guaranty currently use reinsurance from affiliated companies in order to remain in compliance with the insurance regulations of certain states which require that a mortgage insurer limit its coverage percentage of any single risk to 25%. Amerin Guaranty and Radian Guaranty currently intend to use such reinsurance solely for purposes of such compliance. Enhance Reinsurance and Asset Guaranty also use reinsurance from affiliated companies in order to remain in compliance with applicable insurance regulations, including single risk limitations. Enhance Reinsurance and Asset Guaranty currently intend to use such reinsurance from affiliated companies solely for the purpose of such compliance.

     Radian Guaranty reinsures all direct insurance in force under an excess of loss reinsurance program which it considers to be an effective catastrophic reinsurance coverage. Under this program, the reinsurer is responsible for 100% of covered losses in excess of Radian Guaranty's retention. The annual retention is determined by a formula which contains variable components. The estimated 2001 retention is approximately $735 million of loss which represents 150% of expected premiums earned by Radian Guaranty. The reinsurer's aggregate annual limit of liability is also determined by a formula with variable components and is currently estimated to be $140 million. In addition, in 1999, a limit was set on the amount of annual pool insurance losses that can be counted in the reinsurance recoverable calculation. For 2001, this limit is $90 million. If the reinsurer decides not to renew the reinsurance arrangement and is not replaced by Radian Guaranty, the reinsurer must provide six years of runoff coverage. There is an overall aggregate limit of liability applicable to any runoff period equal to four times the annual limit in effect for the calendar year of such nonrenewal. For 2001, this aggregate limit is estimated to be $560 million. The excess of loss reinsurance program also provides restrictions and limitations on the payment of dividends by Radian Guaranty, investments, mergers or acquisitions involving other private mortgage insurance companies and reinsurance of exposure retained by Radian Guaranty.

     In addition, Radian Guaranty entered into a variable quota-share treaty for primary risk in the 1994 to 1997 origination years and a portion of the pool risk written in 1997. In this treaty, quota-share loss relief is provided at varying levels ranging from 7.5% to 15.0% based upon the loss ratio on the reinsured book. The higher the loss ratio, the greater the potential reinsurance relief which protects Radian Guaranty in adverse loss situations. A ceding commission is paid by the reinsurer to Radian Guaranty and the agreement is noncancelable for ten years by either party. As of December 31, 2000, the risk in force covered by the variable quota-share treaty was approximately $5.8 billion, or approximately 23.5% of our primary risk in force and $57 million, or approximately 4.3% of our pool risk in force. It is our present intention not to reinsure any additional business pursuant to the variable quota-share treaty for the 2001 origination year, although the ultimate decision on reinsurance will be impacted by business volume, capital adequacy and other factors.

     Enhance Financial Services is a party to certain facultative retrocession agreements, pursuant to which it cedes to certain retrocessionnaires a portion of its reinsurance exposure. Since it is required to pay its obligations in full to the primary insurer regardless of whether it is entitled to receive payments from its retrocessionnaire, we believe that it is important that its retrocessionnaires be very creditworthy. We also cede to reinsurers a portion of our direct insurance exposure, and the foregoing also describes in general the relationship between us and our reinsurers. Enhance Financial Services has historically retroceded relatively little of its financial guaranty reinsurance exposure for risk management reasons. In its specialty insurance businesses, Enhance Financial Services in recent years has reinsured a portion of its direct insurance exposure, particularly that incurred in its excess-SIPC program, principally in order to comply with applicable regulatory single-risk limitations. Most of the reinsurance capacity for its excess-SIPC program is provided by certain of the Major Monolines.

     Enhance Reinsurance is party to an excess-of-loss reinsurance agreement with a European reinsurance company rated AA+ from S&P under which it is entitled, subject to certain conditions, to draw from such reinsurer up to $25 million under certain circumstances. The agreement has a term of one year and is cancelable annually at the option of either party, except that Enhance Reinsurance has the option to force a seven-year run-off period.


Cross Guaranty Agreement


     A guaranty agreement was entered into on August 11, 1999 by Radian Guaranty and Amerin Guaranty. The agreement provides that in the event Radian Guaranty fails to make a payment to any of its policyholders, Amerin Guaranty will make the payment; in the event Amerin Guaranty fails to make a payment to any of its policyholders, then Radian Guaranty will make the payment. Under the terms of the agreement, the obligations of both parties are unconditional and irrevocable; however, no payments will be made without prior approval by the Pennsylvania Department of Insurance.

DEFAULTS AND CLAIMS

Defaults

     The default and claim cycle on loans which have private mortgage insurance begins with the insurer's receipt from the lender of notification of a default on an insured loan. The master policy requires lenders to notify us of an uncured default on a mortgage loan within 75 days (45 days for an uncured default in the first year of the loan), although many lenders do so earlier. The incidence of default is affected by a variety of factors, including change in borrower income, unemployment, divorce and illness, the level of interest rates and general borrower creditworthiness. Defaults that are not cured result in claims to us. Borrowers may cure defaults by making all delinquent loan payments or by selling the property and satisfying all amounts due under the mortgage.

     The following table shows the number of our primary and pool loans insured, our related loans in default and our percentage of loans in default (default rate) as of the dates indicated:

                               DEFAULT STATISTICS

                                                                   DECEMBER 31
                                                           ---------------------------
                                                            2000      1999     1998(3)
                                                           -------   -------   -------
PRIMARY INSURANCE:
Prime:
     Insured loans in force..............................  792,813   774,003       N/A
     Loans in default (1)................................   17,840    16,605       N/A
     Percentage of loans in default......................      2.3%      2.2%      N/A
Non-Prime:
     Insured loans in force..............................   65,600    33,283       N/A
     Loans in default (1)................................    2,690     1,193       N/A
     Percentage of loans in default......................      4.1%      3.6%      N/A
Total:
     Insured loans in force..............................  858,413   807,286   718,789
     Loans in default (1)................................   20,530    17,798    15,228
     Percentage of loans in default......................      2.4%      2.2%      2.1%

POOL INSURANCE (2):
     Insured loans in force..............................  768,388   676,454   474,630
     Loans in default (1)................................    5,989     4,352     3,547
     Percentage of loans in default......................      0.8%      0.6%      0.7%

---------------
(1) Loans in default exclude those loans 45 days past due or less and loans in default for which we feel we will not be liable for a claim payment.

(2) Includes traditional and modified pool insurance of prime and non-prime loans.

(3) Prior to 1999, we did not track prime and non-prime business separately. Therefore, the breakdown of prime and non-prime default statistics is not available, which is indicated by N/A in the table above, as of December 31, 1998.

     Regions of the United States may experience different default rates due to varying economic conditions. The following table shows the primary default rates by our regions as of the dates indicated, including prime and non-prime loans.

                            DEFAULT RATES BY REGION

                                                                 DECEMBER 31
                                                              ------------------
                                                              2000   1999   1998
                                                              ----   ----   ----
North.......................................................  2.50%  1.88%  1.97%
South.......................................................  2.10   2.59   2.81
West........................................................  2.21   2.10   2.31
Alaska......................................................  1.08   0.82   0.64
Hawaii......................................................  2.23   2.03   1.74
Guam........................................................    --   0.64     --

     As of December 31, 2000, primary default rates for our two largest states measured by risk in force, California and Florida, were 2.3% and 3.9% respectively, compared to 2.5% and 3.9% respectively, at December 31, 1999. The relatively high default rate in Florida is due primarily to the increased affordable housing business done in Florida since 1994 and the high default development on such business.

Claims

     The likelihood that a claim will result from a default and the amount of such claim depend principally on the borrower's equity at the time of default and the borrower's (or the lender's) ability to sell the home for an amount sufficient to satisfy all amounts due under the mortgage, as well as the effectiveness of loss mitigation efforts. Claims are also affected by local housing prices, interest rates, unemployment levels and the housing supply.


     Claim activity is not evenly spread through the coverage period of a book of business. Relatively few claims are received during the first two years following issuance of the policy. This is followed by a period of rising claims which, based on industry experience, has historically reached its highest level in the third through fifth years after the year of loan origination. Thereafter, the number of claims received has historically declined at a gradual rate, although the rate of decline can be affected by conditions in the economy. Approximately 71.4% of our primary risk in force, including most of our risk in force on alternative products, and almost all of our pool risk in force at September 30, 2001 had not yet reached its anticipated highest claim frequency years.


Loss Mitigation


     Our loan workout staff consists of nineteen (19) employees, including several full time loan workout specialists who proactively intervene in the default process, working with borrowers to reduce the frequency and severity of foreclosure losses. The size of the loan workout staff has decreased over the past few years, primarily due to an enhancement in the ability of loan servicers to perform this function adequately with less assistance needed by us. Once a notice of default is received, we score the default using a proprietary model that predicts the likelihood that the default will become a claim. Using this model the loan workout specialists prioritize cases for proactive intervention to counsel and assist borrowers. Loss mitigation techniques include pre-foreclosure sales, extensions of credit to borrowers to reinstate insured loans, loan modifications and deficiency settlements. We still consider our loss mitigation efforts to be an effective way to reduce claim payments.


     Subsequent to foreclosure, we use post-foreclosure sales and the exercise of the full claim payment option to further mitigate loss. This was considered an extremely effective loss mitigation tool in 2000 due to relatively strong property values, although there can be no assurance that such positive results will continue.

Homeownership Counseling

     In 1995, Radian Guaranty and Amerin Guaranty established a Homeownership Counseling Center to work with borrowers receiving insured loans under Community Homebuyer, 97% loan to value, which we refer to as 97s, or other affordable housing programs. We consider this counseling to be very important to the future success of those particular borrowers with regard to sustaining their mortgage payments. In addition, the Homeownership Counseling Center counsels such borrowers early in the default process in an attempt to help cure the loan and assist the borrower in meeting their mortgage obligation.

Loss Reserves

     We establish reserves to provide for the estimated costs of settling claims in respect of loans reported to be in default and loans that are in default which have not yet been reported to us. Consistent with generally accepted accounting principles and industry accounting practices, we do not establish loss reserves for future claims on insured loans which are not currently in default. In determining the liability for unpaid losses related to reported outstanding defaults, we establish loss reserves on a case-by-case basis. The amount reserved for any particular loan is dependent upon the characteristics of the loan, the status of the loan as reported by the servicer of the insured loan as well as the economic condition and estimated foreclosure period in the area in which the default exists. As the default progresses closer to foreclosure, the amount of loss reserve for that particular loan will be increased, in stages, to approximately 100% of our exposure.

Loss Experience of Enhance Financial Services

     Enhance Financial Services establishes a provision for losses and related loss adjustment expenses as to a particular insured risk when the primary insurer reports a loss on the risk or when, in our opinion, the risk is in default or a default is probable and the amount of the loss is reasonably estimable. We base a provision for losses and loss adjustment expenses on the estimated loss, including expenses associated with settlement of the loss, through the full term of the insured obligation. In the case of obligations with fixed periodic payments, our provision for losses and loss adjustment expenses represents the present value of our ultimate expected losses, adjusted for estimated recoveries under salvage or subrogation rights. On any given municipal and asset-backed reinsurance transaction, we and our primary insurer customers underwrite with a zero-loss underwriting objective. For the trade credit reinsurance business, loss reserves are established based on historical loss development patterns experienced by us and by ceding companies in similar businesses. The estimate of reserves for losses and loss adjustment expenses, which includes a non-specific loss reserve, is periodically evaluated by us, and changes in estimate are reflected in income currently.


     Our total unallocated or non-specific loss and loss adjustment expenses reserve for the financial guaranty business, as of September 30, 2001 is $65.8 million, having been increased from $16.1 million as of December 31, 2000. We believe that after giving effect to this increase, our reserves for losses and loss adjustment expenses, including case and unallocated or non-specific reserves, are adequate to cover the ultimate net cost of claims. However, the reserves are necessarily based on estimates, and there can be no assurance that the ultimate liability will not exceed such estimates.


     As it anticipated, Enhance Financial Services has experienced relatively higher loss levels in certain of its other insurance businesses than it experienced in its financial guaranty reinsurance business. We believe that the higher premiums we receive in these businesses adequately compensate us for the risks involved.

     At December 31, 2000, Enhance Financial Services had established $70.0 million in net reserves for losses and loss adjustment expenses (of which $27.7 million represented incurred but not reported and non-specific reserves). The following table sets forth certain information regarding Enhance Financial Services' loss experience for the years indicated:

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               2000     1999     1998
                                                              ------   ------   ------
                                                                   (IN MILLIONS)
Net reserve for losses and loss adjustment expenses
  beginning of year.........................................  $49.7    $33.7    $31.0
Net provision for losses and loss adjustment expenses
  Occurring in current year.................................   19.0     23.9     10.5
  Occurring in prior years..................................   15.7      2.3     (0.2)
                                                              -----    -----    -----
          Total.............................................   34.7     26.2     10.3
                                                              -----    -----    -----
Net payments for losses and loss adjustment expenses
  Occurring in current year.................................    1.3      1.5      0.4
  Occurring in prior years..................................   13.1      8.7      7.2
                                                              -----    -----    -----
          Total.............................................   14.4     10.2      7.6
                                                              -----    -----    -----
Net reserve for losses and loss adjustment expenses at end
  of year...................................................  $70.0    $49.7    $33.7
                                                              =====    =====    =====

     The incurred loss and paid loss information presented above is classified as "current year" and "prior year" based upon the year in which the related reinsurance contract or insurance policy was underwritten. Therefore, amounts presented as "Occurring in prior years" are not indicative of redundancies or deficiencies in total reserves held as of prior year ends.

     In 2000, 1999 and 1998, Enhance Financial Services recorded losses of $21.9 million, $9.9 million and $6.5 million, respectively, in connection with its credit and surety businesses.

ANALYSIS OF PRIMARY RISK IN FORCE

     Our business strategy has been to disperse risk as widely as possible. We analyze our portfolio in a number of ways to identify any concentrations or imbalances in risk dispersion. We believe the quality of our insurance portfolio is affected significantly by:

     - the geographic dispersion of the properties securing the insured loans;

     - the quality of loan originations;

     - the types of loans insured (including loan-to-value ratio, purpose of the loan, type of loan instrument and type of underlying property securing the loan); and

     - the age of the loans insured.

     Enhance Financial Services seeks to maintain a diversified insurance portfolio designed to spread its risk based on issuer, type of debt obligation insured and geographic concentration.

Primary Risk In Force By Policy Year

     The following table sets forth the percentage of our primary risk in force by policy origination year as of December 31, 2000:

1995 and prior..............................................   10.5%
1996........................................................    6.6
1997........................................................   10.0
1998........................................................   26.2
1999........................................................   25.3
2000........................................................   21.4
                                                              -----
                                                              100.0%
                                                              =====

Geographic Dispersion

     The following tables reflect the percentage of direct primary risk in force on our mortgage insurance book of business (by location of property) for the top ten states and top 15 metropolitan statistical areas as of December 31, 2000 and 1999:

                       TOP TEN STATES                         2000      1999
                       --------------                         ----      ----
California..................................................  16.8%     17.2%
Florida.....................................................   7.4       7.4
New York....................................................   6.1       6.2
Texas.......................................................   5.3       5.4
Georgia.....................................................   4.3       4.0
New Jersey..................................................   3.9       4.0
Arizona.....................................................   3.8       3.7
Illinois....................................................   3.7       3.8
Pennsylvania................................................   3.7       3.7
Colorado....................................................   3.1       3.0
                                                              ----      ----
          Total.............................................  58.1%     58.4%
                                                              ====      ====

                      TOP FIFTEEN MSAS                        2000      1999
                      ----------------                        ----      ----
Los Angeles-Long Beach, CA..................................   4.1%      4.4%
Atlanta, GA.................................................   3.4       3.2
Chicago, IL.................................................   3.2       3.3
Phoenix/Mesa, AZ............................................   3.1       3.0
Washington, DC-MD-VA........................................   2.9       2.9
New York, NY................................................   2.5       2.4
Philadelphia, PA-NJ.........................................   2.4       2.4
Riverside-San Bernardino, CA................................   2.1       2.1
Nassau/Suffolk, NY..........................................   1.9       1.9
Denver, CO..................................................   1.6       1.6
Detroit, MI.................................................   1.6       1.5
Orange County, CA...........................................   1.6       1.8
Minneapolis/St. Paul, MN....................................   1.5       1.6
Las Vegas, NV...............................................   1.5       N/A
Houston, TX.................................................   1.4       1.5
Dallas, TX..................................................   N/A       1.4
                                                              ----      ----
          Total.............................................  34.8%     35.0%
                                                              ====      ====

     The following table sets forth the distribution by state of Enhance Financial Services' insurance in force as of December 31, 2000 and 1999:

                        JURISDICTION                          2000       1999
                        ------------                          -----      -----
California..................................................   10.7%      11.0%
New York....................................................    9.0       11.3
Florida.....................................................    6.5        6.3
Texas.......................................................    5.2        5.8
Pennsylvania................................................    5.2        4.9
Illinois....................................................    4.3        4.1
Other(1)....................................................   59.1       56.6
                                                              -----      -----
          Total.............................................  100.0%     100.0%
                                                              =====      =====

---------------
(1) Represents all remaining states, the District of Columbia and several foreign countries, in which obligations insured and reinsured by Enhance Financial Services arise, none of which individually constitutes greater than 4.0% of Enhance Financial Services' insurance in force.

    Lender and Product Characteristics

     While geographic dispersion is an important component of overall risk dispersion and it has been our strategy to limit our exposure in the top ten states and top 15 metropolitan statistical areas, we believe the quality of the risk in force should be considered in conjunction with other elements of risk dispersion, such as product distribution, as well as our risk management and underwriting practices.

     The following tables reflect our percentage of direct risk in force (as determined on the basis of information available on the date of mortgage origination) of mortgage insurance by the categories indicated as of December 31, 2000 and 1999:

                    DIRECT MORTGAGE INSURANCE RISK IN FORCE

                                                              2000       1999
                                                              -----      -----
Product Type:
     Primary................................................   94.7%      94.3%
     Pool(1)................................................    5.3        5.7%
                                                              -----      -----
          Total.............................................  100.0%     100.0%
                                                              =====      =====

---------------
(1) Includes traditional and modified pool insurance.

                          DIRECT PRIMARY RISK IN FORCE

                                                               2000         1999
                                                              -------      -------
Direct Primary Risk in Force (dollars in millions)..........  $24,622      $20,912
Lender Concentration:
     Top 10 lenders (by original applicant).................     42.8%        43.9%
     Top 20 lenders (by original applicant).................     58.7%        55.6%
Loan-To-Value:
     95.01% to 100.00%......................................      6.7%         4.8%
     90.01% to 95.00%.......................................     39.5         44.3
     85.01% to 90.00%.......................................     41.4         43.9
     85.00% and below.......................................     12.4          7.0
                                                              -------      -------
          Total.............................................    100.0%       100.0%
                                                              =======      =======
Loan Grade:
     Prime..................................................     90.3         95.1
     Non-Prime..............................................      9.7          4.9
                                                              -------      -------
          Total.............................................    100.0%       100.0%
                                                              =======      =======
Loan Type:
     Fixed..................................................     86.0%        88.9%
     Adjustable rate mortgage (fully indexed)(1)............     11.8         10.1
     Adjustable rate mortgage (potential negative
      amortization)(2)......................................      2.2          1.0
                                                              -------      -------
          Total.............................................    100.0%       100.0%
                                                              =======      =======
Mortgage Term:
     15 years and under.....................................      2.7%         4.0%
     Over 15 years..........................................     97.3         96.0
                                                              -------      -------
          Total.............................................    100.0%       100.0%
                                                              =======      =======
Property Type:
     Non-condominium (principally single-family detached)...     97.1%        96.2%
     Condominium or cooperative.............................      2.9          3.8
                                                              -------      -------
          Total.............................................    100.0%       100.0%
                                                              =======      =======
Occupancy Status:
     Primary residence......................................     94.6%        96.3%
     Second home............................................      2.2          1.4
     Non-owner occupied.....................................      3.2          2.3
                                                              -------      -------
          Total.............................................    100.0%       100.0%
                                                              =======      =======
Mortgage Amount:
     $200,000 or less.......................................     85.9%        82.1%
     Over $200,000..........................................     14.1         17.9
                                                              -------      -------
          Total.............................................    100.0%       100.0%
                                                              =======      =======
Loan Purpose:
     Purchase...............................................     81.5%        79.1%
     Refinance..............................................     18.5         20.9
                                                              -------      -------
          Total.............................................    100.0%       100.0%
                                                              =======      =======

---------------
(1) Refers to loans where payment adjustments are the same as mortgage interest rate adjustments.

(2) Loans with potential negative amortization will not have increasing principal balances unless interest rates increase as contrasted with scheduled negative amortization where an increase in loan balance will occur even if interest rates do not change.

     One of the most important determinants of claim incidence is the relative amount of borrower's equity, or downpayment, in the home. The expectation of claim incidence on 95s is approximately two times the expected claim incidence on 90s. We believe that the higher premium rates we charge on 95s adequately reflect the additional risk on these loans. We and others in our industry have been insuring 97s since 1995 and 100% loan-to-value loans, which we refer to as 100s, beginning in 2000. These loans are expected to have a higher claim incidence than 95s; however, with proper counseling efforts and by limiting insurance on these loans to sensible affordable housing programs, it is our belief that the claim incidence should not be materially (more than one and one-half times) worse than on 95s, although there can be no assurance that claim incidence will not be materially worse on 97s or 100s than on 95s. Premium rates on 100s and 97s are higher than on 95s to compensate for the additional risk and the higher expected frequency and severity of claims.

     In recent years, we have increased our insurance on mortgages identified by our customers as affordable housing loans. These loans are typically made to low- and moderate-income borrowers in conjunction with special programs developed by state or local housing agencies, Fannie Mae or Freddie Mac. Such programs usually include 95s, 97s and 100s and may require the liberalization of certain underwriting guidelines in order to achieve their objectives. Our participation in these programs is dependent upon acceptable borrower counseling. Default experience on these programs has been worse than non-affordable housing loans; however, we do not believe the ultimate claims will materially affect our financial results due to the relatively small amount of such business in our insured book combined with higher premium rates and risk-sharing elements.

     We believe that the risk of claim on non-prime loans is significantly higher than that of prime loans. Non-prime loans generally include Alternative A and A minus products and although higher premium rates and surcharges are charged in order to compensate for the additional risk, these products are relatively new and have never been insured in an adverse economic situation so there is no assurance that the premium rates are adequate or the loss performance will be at, or close to, expected levels.

     Our claim frequency on insured adjustable rate mortgages has been higher than on all other loan types. We believe that the risk on adjustable rate mortgage loans is greater than on fixed rate loans due to possible monthly payment increases if interest rates rise.

     We believe that 15-year mortgages present a lower level of risk than 30-year mortgages, primarily as a result of the faster amortization and the more rapid accumulation of borrower equity in the property. Premium rates for 15-year mortgages are lower to reflect the lower risk.

     We believe that the risk of claim is also affected by the type of property securing the insured loan. In our opinion, loans on single-family detached housing are subject to less risk of claim incidence than loans on other types of properties. Conversely, loans on attached housing types, particularly condominiums and cooperatives, are generally considered by us to be a higher risk, due to the higher density of such properties and because a detached unit is the preferred housing type in most areas. Our more stringent underwriting guidelines on condominiums and cooperatives reflect this higher expected risk.

     We believe that the risk of claim on relocation loans and loans originated by credit unions is extremely low and offers lower premium rates on such loans to compensate for the lower risk.

     We believe that loans on non-owner occupied homes purchased for investment purposes represent a substantially higher risk of claim incidence, and are subject to greater value declines than loans on either primary or second homes. We underwrite loans on non-owner occupied homes more stringently, and sometimes require that the investor indemnify us directly for any loss suffered by us. We also charge a significantly higher premium rate than the rate charged for insuring loans on owner occupied homes.

     We believe that higher priced properties experience wider fluctuations in value than moderately priced residences and that the income of many people who buy higher priced homes is less stable than that of people with moderate incomes. Underwriting guidelines for such higher priced properties reflect this concern.

     The following tables sets forth the distribution of Enhance Financial Services' financial guaranty insurance in force by type of issue and as a percentage of total financial guaranty insurance in force as of December 31, 2000 and 1999:

                                                              INSURANCE IN FORCE
                                                              ------------------
                     TYPE OF OBLIGATION                        2000        1999
                     ------------------                       ------      ------
                                                                (IN BILLIONS)
Municipal:
  General obligation and other tax supported................  $26.8       $22.9
     Water/sewer/electric/gas and investor-owned
      utilities.............................................   18.1        16.8
     Health care............................................   14.1         8.0
     Airports/transportation................................   10.5         9.2
     Other municipal (2)....................................    8.8         5.3
     Housing revenue........................................    2.4         1.5
                                                              -----       -----
          Total municipal...................................   80.7        63.7
Non-municipal:
Non-municipal...............................................  $ 6.8       $12.2
Other insurance businesses..................................    5.2         9.7
                                                              -----       -----
          Total non-municipal...............................   12.0        21.9
                                                              -----       -----
          Total.............................................  $92.7       $85.6
                                                              =====       =====

---------------
(1) Represents the Enhance Financial Services' proportionate share of the aggregate outstanding principal and interest payable on such insured obligations.

(2) Represents other types of municipal obligations, none of which individually constitutes a material amount of Enhance Financial Services' insurance in force.

                                                              INSURANCE IN FORCE
                                                              -------------------
                     TYPE OF OBLIGATION                       2000          1999
                     ------------------                       -----         -----
                                                              (PERCENT OF TOTAL)
Municipal:
  General obligation and other tax supported................  28.9%         26.8%
     Water/sewer/electric/gas and investor-owned
      utilities.............................................  19.5          19.7
     Health care............................................  15.2           9.3
     Airports/transportation................................  11.4          10.7
     Other municipal (1)....................................   9.5           6.2
     Housing revenue........................................   2.6           1.8
                                                              ----          ----
          Total municipal...................................  87.1          74.5
Non-municipal:
Non-municipal...............................................   7.3%         14.2%
Other insurance businesses..................................   5.6          11.3
                                                              ----          ----
          Total non-municipal...............................  12.9          25.5
                                                              ----          ----
          Total.............................................   100%          100%
                                                              ====          ====

---------------
(1) Represents other types of municipal obligations, none of which individually constitutes a material percentage of Enhance Financial Services' insurance in force.

     The following table identifies by issuer of Enhance Financial Services' ten largest single-risk insurance in force by par amounts outstanding as of December 31, 2000 and the credit rating assigned by S&P as of that date (in the absence of financial guaranty insurance) to each such issuer:

                                                                                    NET PAR IN FORCE
                 CREDIT                    CREDIT RATING     OBLIGATION TYPE     AS OF DECEMBER 31, 2000
                 ------                    -------------   -------------------   -----------------------
                                                                                      (IN MILLIONS)
New York City Municipal Water Finance
  Authority..............................  AA                 Water & Sewer               $395
New York City, NY........................  A-              General Obligation              401
Port Authority of New York and New
  Jersey.................................  AA-                   Airport                   363
State of California......................  A-              General Obligation              308
Commerzbank - Citibank London............  AAA             Consumer Obligation             400
Commonwealth of Puerto Rico..............  A               General Obligation              341
Long Island, NY Power Authority..........  A-                 Water & Sewer                368
State of Massachusetts Turnpike
  Authority..............................  BBB+                Toll Roads                  302
Florida Hospital Association.............  AAA               AAA Structured                300
                                                              Transactions
San Francisco, California Airport
  Commission.............................  A+                    Airport                   377

INVESTMENT POLICY AND PORTFOLIO

     Our income from our investment portfolio is one of our primary sources of cash flow to support our operations and claim payments.

     We follow an investment policy which at a minimum requires:

     - 95% of our investment portfolio to consist of cash equivalents and debt securities (including redeemable preferred stocks) which, at the date of purchase, were rated investment grade by a nationally recognized rating agency (e.g., "BBB" or better by S&P); and

     - at least 50% of our investment portfolio to consist of cash, cash equivalents and debt securities (including redeemable preferred stocks) which, at the date of purchase, were rated the highest investment grade by a nationally recognized rating agency (e.g., "AAA" by S&P).

     We are permitted to invest in equity securities (including convertible debt and convertible preferred stock), provided our equity component does not exceed 20% of the total investment portfolio.


     At September 30, 2001, our investment portfolio had a carrying value of $3,228.0 million and a market value of $3,254.8 million, including $248.8 million of short-term investments. Our investment portfolio did not include any real estate or mortgage loans. The portfolio included 317 privately placed securities with an aggregate carrying value of $113.8 million. At September 30, 2001, 97.1% of our investment portfolio (which excludes cash) consisted of cash equivalents and debt securities (including redeemable preferred stocks) which were rated investment grade.


     Our investment policies and strategies are subject to change depending upon regulatory, economic and market conditions and the then existing or anticipated financial condition and operating requirements, including our tax position.

     The diversification of our investment portfolio (other than short-term investments) at September 30, 2001 is shown in the table below:


                      INVESTMENT PORTFOLIO DIVERSIFICATION


                                                              SEPTEMBER 30, 2001
                                                     ------------------------------------
                                                     AMORTIZED       FAIR
                                                        COST        VALUE      PERCENT(1)
                                                     ----------   ----------   ----------
                                                         (IN THOUSANDS)
Fixed maturities held to maturity:
     U.S. government securities(2).................  $    9,981   $   10,309       2.1%
     State and municipal obligations(3)............     448,529      475,013      97.9
                                                     ----------   ----------     -----
          Total....................................  $  458,510   $  485,322     100.0%
                                                     ==========   ==========     =====
Fixed maturities available for sale:
     U.S. government securities(2).................  $  187,198   $  191,798       7.8%
     U.S. government agency securities(2)..........       3,866        4,028       0.2
     State and municipal obligations(3)............   1,700,710    1,745,112      71.1
     Corporate obligations(3)......................     364,555      372,762      15.2
     Redeemable preferred stocks(3)................      38,585       36,875       1.6
     Private placements............................      97,053       93,472       4.1
                                                     ----------   ----------     -----
          Total....................................  $2,391,967   $2,444,047     100.0%
                                                     ==========   ==========     =====
Equity securities available for sale:
     Equity securities.............................  $   85,673   $   76,649     100.0%
                                                     ==========   ==========     =====


---------------
(1) Percentage of amortized cost.

(2) Substantially all of these securities are backed by the full faith and credit of the U.S. government.

(3) Consists primarily of investment-grade securities.


     The following table shows the scheduled maturities of the securities held in our investment portfolio at September 30, 2001:


                  INVESTMENT PORTFOLIO SCHEDULED MATURITY (1)


                                                                  SEPTEMBER 30, 2001
                                                              ---------------------------
                                                                 CARRYING
                                                                  VALUE           PERCENT
                                                              --------------      -------
                                                              (IN THOUSANDS)
Short-term investments......................................    $  248,750           7.7%
Less than one year..........................................        81,900           2.5
One to five years...........................................       458,194          14.2
Five to ten years...........................................       533,256          16.5
Over ten years..............................................     1,642,554          50.9
Mortgage-backed securities(2)...............................       149,778           4.6
Redeemable preferred stocks(3)..............................        36,875           1.2
Equity securities(3)........................................        76,649           2.4
                                                                ----------         -----
     Total..................................................    $3,227,956         100.0%
                                                                ==========         =====


---------------
(1) Actual maturities may differ as a result of calls prior to scheduled maturity.

(2) Substantially all of these securities are backed by the Government National Mortgage Association, which is known as GNMA, or the Federal National Mortgage Association, which is known as Fannie Mae.

(3) No stated maturity date.

     The following table shows the ratings by S&P of our investment portfolio (other than short-term investments) as of September 30, 2001:


                       INVESTMENT PORTFOLIO BY S&P RATING


                                                                  SEPTEMBER 30, 2001
                                                              ---------------------------
                                                                 CARRYING
                         RATING(1)                                VALUE           PERCENT
                         ---------                            --------------      -------
                                                              (IN THOUSANDS)
Fixed maturities:
  U.S. government and agency securities.....................    $  205,807           6.9%
  AAA.......................................................     1,577,407          52.9
  AA........................................................       594,187          19.9
  A.........................................................       221,942           7.4
  BBB.......................................................       141,739           4.8
  BB and below and other(2).................................        13,884           0.5
  Not rated(3)..............................................       147,591           5.0
Equity securities...........................................        76,649           2.6
                                                                ----------         -----
          Total.............................................    $2,979,206         100.0%
                                                                ==========         =====


---------------

(1) As assigned by S&P as of September 30, 2001.



(2) Securities in this category have been rated non-investment grade by S&P as of September 30, 2001.



(3) Securities in this category have not been rated by S&P as of September 30, 2001 but have been rated investment grade as of September 30, 2001 by at least one other nationally recognized securities rating agency.


REGULATION

Direct Regulation

     State Regulation

     We and our insurance subsidiaries are subject to comprehensive, detailed regulation principally designed for the protection of policyholders, rather than for the benefit of investors, by the insurance departments in the various states where we and our insurance subsidiaries are licensed to transact business. Insurance laws vary from state to state, but generally grant broad supervisory powers to agencies or officials to examine insurance companies and enforce rules or exercise discretion affecting almost every significant aspect of the insurance business.

     Insurance regulations relate, among other things, to the licensing of companies to transact business, claims handling, reinsurance requirements, premium rates and policy forms offered to customers, financial statements, periodic reporting, permissible investments and adherence to financial standards relating to surplus, dividends and other criteria of solvency intended to assure the satisfaction of obligations to policyholders.

     Mortgage insurers are generally restricted to writing residential mortgage guaranty insurance business only. Our non-insurance businesses, which consist of mortgage insurance related services, are not generally subject to regulation under state insurance laws.

     Enhance Reinsurance and Asset Guaranty are domiciled and licensed in the State of New York as financial guaranty insurers under that portion of the New York Insurance Law constituting the financial guaranty insurance statute. They are also subject to the provisions of the New York Insurance Law and related rules and regulations governing property-casualty insurers to the extent such provisions are not inconsistent with the financial guaranty insurance statute. Both Enhance Reinsurance and Asset Guaranty are also licensed under the New York Insurance Law to write surety insurance, credit insurance and residual value insurance, which are the only other types of insurance that a financial guaranty insurer licensed under the New York Insurance Law may be authorized to write.

     Enhance Reinsurance and Asset Guaranty are required by New York and each other jurisdiction in which they are licensed to make various filings, including quarterly and annual financial statements prepared in accordance with statutory accounting practices, with those jurisdictions and with the National Association of Insurance Commissioners.

     The New York Insurance Law requires that each financial guaranty insurer and reinsurer maintain both a reserve for unearned premiums and for incurred losses and a special, formulaically derived contingency reserve to protect policyholders against the impact of excessive losses occurring during adverse economic cycles. Each calculated reserve may be drawn on with the approval of the New York Insurance Department under specified but limited circumstances.

     The New York Insurance Law establishes single-risk limits applicable to all obligations insured by a single entity and backed by a single revenue source and aggregate risk limits on the basis of aggregate net liability and policyholders' surplus requirements. The New York Insurance Law also regulates the types of securities in which Enhance Reinsurance and Asset Guaranty may invest their minimum policyholders' surplus and imposes restrictions on the amount of dividends that Enhance Reinsurance and Asset Guaranty may pay.

     Enhance Reinsurance and Asset Guaranty are also subject to the New York Insurance Laws in each jurisdiction in which they are licensed to transact insurance. Reinsurance activities are generally not directly regulated by state law, but are generally subject to limited indirect regulation in most states through the regulation of ceding primary insurers domiciled in those states.

     Insurance Holding Company Regulation. All states have enacted legislation that requires each insurance company in an insurance holding company system to register with the insurance regulatory authority of its state of domicile and to furnish to such regulator financial and other information concerning the operations of companies within the holding company system that may materially affect the operations, management or financial condition of insurers within the system.

     Because we are an insurance holding company, Radian Guaranty and Radian Insurance are Pennsylvania insurance companies, Amerin Guaranty is an Illinois insurance company, and Enhance Reinsurance and Asset Guaranty are New York insurance companies, the Pennsylvania, Illinois and New York insurance laws regulate, among other things, certain transactions in our common stock and certain transactions between Radian Guaranty, Radian Insurance, Amerin Guaranty, Enhance Reinsurance, Asset Guaranty, our other insurance subsidiaries, and their parent or affiliates. Specifically, no person may, directly or indirectly, offer to acquire or acquire control of us, or our insurance subsidiaries, unless such person files a statement and other documents with the relevant state's Commissioner (or Superintendent) of Insurance and obtains such Commissioner's prior approval. The Commissioner may hold a public hearing on the matter. Control is presumed to exist if 10% or more of our or our insurance subsidiaries' voting securities are owned or controlled, directly or indirectly, by a person, although control may or may not be deemed to exist where a person owns or controls a lesser amount of securities. In addition, material transactions between us and our insurance subsidiaries and their parent or affiliates are subject to certain conditions, including that they be fair and reasonable. These restrictions generally apply to all persons controlling or under common control with us or our insurance subsidiaries. Certain transactions between our insurance subsidiaries and their parent or affiliates may not be entered into unless the relevant Commissioner of Insurance is given 30 days prior notification and does not disapprove the transaction during such 30-day period.

     Dividends. The ability of Radian Guaranty to pay dividends on its common stock is restricted by certain provisions of the insurance laws of the Commonwealth of Pennsylvania, its state of domicile. The insurance laws of Pennsylvania establish a test limiting the maximum amount of dividends which may be paid without prior approval by the Pennsylvania Insurance Commissioner. Under such test, Radian Guaranty may pay dividends during any 12-month period in an amount equal to the greater of (i) 10% of the preceding year-end statutory policyholders' surplus or (ii) the preceding year's statutory net income. In accordance with such restrictions, $198.0 million would be available for dividends in 2001. However, an amendment to the Pennsylvania statute requires that dividends and other distributions be paid out of an insurer's unassigned surplus. Because of the unique nature of the method of accounting for contingency reserves, Radian Guaranty has negative unassigned surplus. Thus, prior approval by the Pennsylvania Insurance Commissioner is required for Radian Guaranty to pay dividends or make other distributions so long as Radian Guaranty has negative unassigned surplus. The Pennsylvania Insurance Commissioner has approved all distributions by Radian Guaranty since the passage of this amendment and management has every expectation that the Insurance Department will continue to approve such distributions in the future, provided that the financial condition of Radian Guaranty does not materially change.

     The ability of Amerin Guaranty to pay dividends on its common stock is restricted by certain provisions of the insurance laws of the State of Illinois, its state of domicile. The insurance laws of Illinois establish a test limiting the maximum amount of dividends that may be paid from positive unassigned surplus by an insurer without prior approval by the Illinois Insurance Commissioner. Under such test, Amerin Guaranty may pay dividends during any 12-month period in an amount equal to the greater of (i) 10 percent of the preceding year-end statutory policyholders' surplus or (ii) the preceding year's statutory net income. In accordance with such restrictions, $58.0 million would be available for dividends in 2001 without prior regulatory approval, which represents the positive unassigned surplus of Amerin Guaranty at December 31, 2000.

     In connection with the approval of the acquisition of Enhance Financial Services, we and Enhance Reinsurance and Asset Guaranty agreed that Enhance Reinsurance and Asset Guaranty will refrain from paying any dividends to us for a period of two years from the date of acquisition of control without the prior written consent of the New York Insurance Department.

     We and Radian Guaranty have entered into an agreement, pursuant to which we have agreed to establish and, for as long as any shares of $4.125 Preferred Stock remain outstanding, maintain a reserve account in an amount equal to three years of dividend payments on the outstanding shares of $4.125 Preferred Stock (currently $9.9 million), and not to pay dividends on the common stock at any time when the amount in the reserve account is less than three years of dividend payments on the shares of $4.125 Preferred Stock then outstanding. This agreement between us and Radian Guaranty provides that the holders of the $4.125 Preferred Stock are entitled to enforce the agreement's provisions as if such holders were signatories to the agreement.

     We may not pay any dividends on our shares of common stock unless we have paid all accrued dividends on, and have complied with all sinking fund and redemption obligations relating to, our outstanding shares of $4.125 Preferred Stock.

     Radian Guaranty's current excess of loss reinsurance agreement prohibits the payment of any dividend that would have the effect of reducing the total of its statutory policyholders' surplus plus its contingency reserve below $85,000,000. As of December 31, 2000, Radian Guaranty had statutory policyholders' surplus of $171.6 million and a contingency reserve of $799.0 million, for a total of $970.6 million.

     Risk to Capital. A number of states and Freddie Mac limit a private mortgage insurer's risk in force to 25 times the total of the insurer's policyholders' surplus plus the statutory contingency reserve, commonly known as the "risk-to-capital" requirement. As of December 31, 2000, our consolidated risk-to-capital ratio was 15.4 to 1, compared to 16.9 to 1 in 1999. The cross guaranty agreement between Radian Guaranty and Amerin Guaranty makes it appropriate to look at risk-to-capital on a consolidated basis.


     Reserves. For statutory reporting, we are annually required to provide for additions to the contingency reserve in an amount equal to 50% of earned premiums. Such amounts cannot be withdrawn for a period of 10 years except under certain circumstances. The contingency reserve, designed to be a reserve against catastrophic losses, essentially restricts dividends and other distributions by us. We classify the contingency reserve as a statutory liability. At September 30, 2001, Radian Guaranty had policyholders' surplus of $158.3 million and a contingency reserve of $1,274.8 million and Amerin Guaranty had policyholders' surplus of $310.8 million. At September 30, 2001, Enhance Reinsurance had policyholders' surplus of $189.7 million and a contingency reserve of $294.8 million and Asset Guaranty had policyholders' surplus of $130.0 million and a contingency reserve of $35.7 million.


     Premium Rates and Policy Forms. Our premium rates and policy forms are subject to regulation in every state in which we are licensed to transact business in order to protect policyholders against the adverse effects of excessive, inadequate or unfairly discriminatory rates and to encourage competition in the insurance marketplace. In most states, premium rates and policy forms must be filed prior to their use. In some states, such rates and forms must also be approved prior to use. Certain of Asset Guaranty's financial quarterly insurance policies may be filed within 30 days after use. Changes in premium rates are subject to justification, generally on the basis of the insurer's loss experience, expenses and future trend analysis. The general default experience in the mortgage insurance industry may also be considered.

     Reinsurance. Certain restrictions apply under the laws of several states to any licensed company ceding business to an unlicensed reinsurer. Under such laws, if a reinsurer is not admitted or approved in such states, the company ceding business to the reinsurer cannot take credit in its statutory financial statements for the risk ceded to such reinsurer absent compliance with certain reinsurance security requirements. In addition, several states also have special restrictions on mortgage guaranty insurance and, several states limit the amount of risk a mortgage insurer may retain with respect to coverage on an insured loan to 25% of the insured's claim amount. Coverage in excess of 25%, which we refer to as deep coverage, must be reinsured.

     Examination. Our insurance subsidiaries are subject to examination of their affairs by the insurance departments of each of the states in which they are licensed to transact business.

     New York Circular Letter. The New York Insurance Department issued Circular Letter No. 2 dated February 1, 1999, which discusses their position concerning various transactions between mortgage guaranty insurance companies licensed in New York and mortgage lenders. This letter confirms that captive reinsurance transactions are permissible if they "constitute a legitimate transfer of risk" and "are fair and equitable to the parties." This letter also states that supernotes/performance notes, dollar pool insurance, and un-captive captives violate New York law.

     Accreditation. The National Association of Insurance Commissioners has instituted the Financial Regulatory Accreditation Standards Program, known as "FRASP," in response to federal initiatives to regulate the business of insurance. FRASP provides standards intended to establish effective state regulation of the financial condition of insurance companies. FRASP requires states to adopt certain laws and regulations, institute required regulatory practices and procedures, and have adequate personnel to enforce such items in order to become accredited. In accordance with the National Association of Insurance Commissioners's Model Law on Examinations, accredited states are not permitted to accept certain financial examination reports of insurers prepared solely by the insurance regulatory agency in states not accredited by January 1, 1994. Although the State of New York is not accredited, no states where Enhance Reinsurance and Asset Guaranty are licensed have refused to accept the New York Insurance Department's Reports on Examination for Enhance Reinsurance and Asset Guaranty. However, there can be no assurance that, should the New York Insurance Department remain unaccredited, other states that are accredited will continue to accept financial examination reports prepared solely by New York. We do not believe that the refusal by an accredited state to continue accepting financial examination reports prepared by New York, should that occur, will have a material adverse impact on our insurance businesses.

     Federal Regulation

     RESPA. The origination or refinance of a federally regulated mortgage loan is a settlement service, and therefore subject to the Real Estate Settlement Practices Act of 1974, and the regulations promulgated thereunder, which are known collectively as RESPA. In December 1992, regulations were issued which stated that mortgage insurance is also a settlement service, and therefore, mortgage insurers are subject to the provisions of Section 8(a) of RESPA, which generally prohibits persons from accepting anything of value for referring real estate settlement services to any provider of such services. Although many states prohibit mortgage insurers from giving rebates, RESPA has been interpreted to cover many non-fee services as well. The federal government's interest in pursuing violations of RESPA has increased awareness of both mortgage insurers and their customers of the possible sanctions of this law.

     We and all of our competitors have been sued in similar actions alleging violations of RESPA. We are contesting the action brought against us and believe our products and services comply with RESPA, as well as all other applicable laws and regulations. See "Legal Proceedings" below for further details.

     HMDA. Most originators of mortgage loans are required to collect and report data relating to a mortgage loan applicant's race, nationality, gender, marital status and census tract to the federal government or the Federal Reserve under the Home Mortgage Disclosure Act of 1975, which we refer to as HMDA. The purpose of HMDA is to detect possible discrimination in home lending and, through disclosure, to discourage such discrimination. Mortgage insurers are not required pursuant to any law or regulation to report HMDA data, although under the laws of several states, mortgage insurers are currently prohibited from discriminating on the basis of certain classifications.

     The active mortgage insurers, through their trade association, Mortgage Insurance Companies of America, which is known as MICA, entered into an agreement with the Federal Financial Institutions Examinations Council, which is known as FFIEC, to report the same data on loans submitted for insurance as is required for most mortgage lenders under HMDA. Reports of HMDA-type data for the mortgage insurance industry have been submitted by MICA to the FFIEC since 1993. Management is not aware of any pending or expected actions by governmental agencies in response to the reports submitted by MICA to the FFIEC.

     Mortgage Insurance Cancellation. The Homeowners Protection Act of 1998, was signed into law on July 29, 1998. This act imposes certain cancellation and termination requirements for borrower-paid private mortgage insurance and requires certain disclosures to borrowers regarding their rights under the law. This act also requires certain disclosures for loans covered by lender-paid private mortgage insurance. Specifically, it provides that private mortgage insurance on most loans originated on or after July 29, 1999 may be canceled at the request of the borrower once the loan-to-value reaches 80%, provided that certain conditions are satisfied. Private mortgage insurance must be canceled automatically once the loan-to-value reaches 78% (or, if the loan is not current on that date, on the date that the loan becomes current). This act establishes special rules for the termination of private mortgage insurance in connection with loans that are high risk. High risk loans are not defined but this act leaves that determination to Fannie Mae and Freddie Mac for loans up to the conforming loan limit and to the mortgagee for any other loan. For high risk loans above the conforming loan limit, private mortgage insurance must be terminated on the date that the loan-to-value is first scheduled to reach 77%. In no case, however, may private mortgage insurance be required beyond the midpoint of the amortization period of the loan if the mortgagor is current on the payments required by the terms of the mortgage. We feel that the Homeowners Protection Act of 1998 will have an immaterial impact on the persistency of our insured loans, on our insured book of business, and on our financial results.

Other Direct Regulation

     Freddie Mac and Fannie Mae

     As the most significant purchasers and sellers of conventional mortgage loans and beneficiaries of private mortgage insurance, Freddie Mac and Fannie Mae impose requirements on private mortgage insurers so that they may be eligible to insure loans sold to such agencies. Freddie Mac's current eligibility requirements impose limitations on the type of risk insured, standards for the geographic and customer diversification of risk, procedures for claims handling, acceptable underwriting practices, standards for certain reinsurance cessions and financial requirements which generally mirror state insurance regulatory requirements. These requirements are subject to change from time to time. Fannie Mae also has eligibility requirements, although such requirements are not published. Radian Guaranty and Amerin Guaranty are approved mortgage insurers for both Freddie Mac and Fannie Mae.

     In 1995, Freddie Mac and Fannie Mae began to require deeper coverage on certain loans with loan-to-value ratios greater than 85%. We believe that this deeper coverage did not have a material effect on our financial results, although premiums earned and the level of risk have increased and the risk-to-capital ratio is relatively higher as a result of the increase in risk.

     In 1995, Radian Guaranty and Amerin Guaranty issued a new master policy which applies to all business written after June 1, 1995. Changes in the terms include a broader scope of coverage for certain environmental and bankruptcy related claims, and somewhat more limited rights to reject claim payments, neither of which we believe will have a material adverse effect on our operations or financial results. The new master policy was approved by Fannie Mae and Freddie Mac, as well as by all states which require approval of policy forms.

     In January 1999, Fannie Mae announced a new program which allows for lower levels of required mortgage insurance coverage for low downpayment 30-year fixed rate loans approved through its Desktop Underwriter automated underwriting system. The insurance levels are similar to those required prior to 1995. Fannie Mae will replace some of the coverage with a layer of investor mortgage insurance coverage provided by at least two mortgage insurers, one of which will be us. Fannie Mae also announced that it intends to purchase additional insurance for certain eligible Flex 97 and investor loans, and we have been selected to provide this coverage on a pilot basis. We do not believe that these developments will adversely affect the demand for or the profitability of mortgage insurance in the near future.

     Prospective new regulations have been proposed with respect to the types of mortgage insurance Fannie May and Freddie Mac may accept. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Recent Developments."

Indirect Regulation

     We are also indirectly, but significantly, impacted by regulations affecting originators and purchasers of mortgage loans, particularly Freddie Mac and Fannie Mae, and regulations affecting governmental insurers such as the FHA and VA. Private mortgage insurers, including us, are highly dependent upon federal housing legislation and other laws and regulations which affect the demand for private mortgage insurance and the housing market generally. For example, legislation which increases the number of persons eligible for FHA or VA mortgages could have a material adverse effect on our ability to compete with the FHA or VA.

     The FHA single family loan limits were raised in the fall of 1998. These increased loan limits vary by geographic region from $109,032 to $197,620. We do not believe that demand for private mortgage insurance has been or will be materially adversely affected by this change.

     Proposals have been advanced which would allow Fannie Mae and Freddie Mac additional flexibility in determining the amount and nature of alternative recourse arrangements or other credit enhancements which they could utilize as substitutes for private mortgage insurance. We cannot predict if or when any of the foregoing legislation or proposals will be adopted, but if adopted and depending upon the nature and extent of revisions made, demand for private mortgage insurance may be adversely affected. There can be no assurance that other federal laws affecting such institutions and entities will not change, or that new legislation or regulations will not be adopted. In addition, Fannie Mae and Freddie Mac have entered into, and may in the future seek to enter into, alternative recourse arrangements or other credit enhancements based on their existing legislative authority.

     In the fall of 1998, Freddie Mac proposed to Congress an amendment to its charter that would have permitted it to substitute other forms of loss protection for private mortgage insurance. Although the proposed amendment was defeated, Freddie Mac may be actively exploring alternatives to conventional mortgage insurance. Although it is not clear what, if any, changes or new products may emerge, there is a possibility that any changes in this regard may materially affect the mortgage insurance industry.

     Recent discussions with the Federal Trade Commission with regard to the adverse action disclosure provisions of the Fair Credit Reporting Act, which is known as FCRA, have raised the possibility that we will need to make certain changes to our loan servicing and tracking procedures in order to give FCRA adverse action notices directly to borrowers. We do not believe that such changes will have a material effect on our operations.

     There can be no assurance that the above-mentioned federal laws and regulations or other federal laws and regulations affecting lenders, private and governmental mortgage insurers, or purchasers of insured mortgage loans, will not be amended, or that new legislation or regulations will not be adopted, in either case, in a manner which will adversely affect the demand for private mortgage insurance.

Employees


     At September 30, 2001, we have approximately 1,118 employees, of which approximately one-third were located at our Philadelphia headquarters facility and 89 are employees of ExpressClose.com. Our employees are not unionized and management considers employee relations to be very good.


PROPERTIES

     We lease approximately 98,000 square feet for our corporate headquarters in Philadelphia under leases which expire in 2003. In addition, we lease space for our Regional, Service Center and On-site offices throughout the United States comprising approximately 82,000 square feet with leases expiring between 2001 and 2005, and space for ExpressClose.com comprising approximately 21,000 square feet, with leases expiring in 2003. With respect to all facilities, we believe we will be able to obtain satisfactory lease renewal terms.

     We believe our existing properties are well utilized and are suitable and adequate for our present circumstances.

     We maintain a mini-computer network from our corporate data center located in our headquarters building to support our data processing requirements for accounting, claims, marketing, risk management, underwriting and non-insurance operations. In 1997, Radian Guaranty and Amerin Guaranty centralized all computer operations. All the service centers are linked to the home office in Philadelphia via a high speed frame-relay network. The centralized environment is based on the Business Recovery Server architecture. The Business Recovery Server consists of two geographically dispersed, identical data centers. Each data center is currently running at 40% of capacity. Either data center is capable of supporting the entire company. The data centers are linked via a fiber-optic link allowing simultaneous data updates through disk shadowing. Each center is part of a separate power grid. This redundant configuration provides disaster tolerance and automatic back-up, resource sharing and fail-over. We believe that our data processing systems are adequate to support our current needs and have the capacity to support a greater volume of insurance business.

LEGAL PROCEEDINGS

     In December 2000, a complaint seeking class action status on behalf of a nationwide class of home mortgage borrowers was filed against us in the United States District Court for the Middle District of North Carolina (Greensboro Division). The complaint alleges that we violated Section 8 of RESPA, which generally prohibits the giving of any fee, kickback or thing of value pursuant to any agreement or understanding that real estate settlement services will be referred. The complaint asserts that the pricing of pool insurance, captive reinsurance, contract underwriting, performance notes and other, unidentified structured transactions, should be interpreted as imputed kickbacks made in exchange for the referral of primary mortgage insurance business, which, according to the complaint, is a settlement service under RESPA. The complaint seeks injunctive relief and damages of three times the amount of any mortgage insurance premiums paid by persons who were referred to us pursuant to the alleged agreement or understanding. The plaintiffs in the lawsuit are represented by the same group of plaintiffs' lawyers who last year filed similar lawsuits against other providers of primary mortgage insurance in federal court in Georgia. The Georgia court dismissed those lawsuits for failure to state a claim. Three of those lawsuits were settled prior to appeal; two are currently on appeal. We have responded to the complaint by filing a motion to dismiss. Because this case is at a very early stage, it is not possible to evaluate the likelihood of an unfavorable outcome or to estimate the amount or range of potential loss.

     In addition to the above, we are involved in certain litigation arising in the normal course of our business. We are contesting the allegations in each other such pending action and believe, based on current knowledge and after consultation with counsel, that the outcome of such litigation will not have a material adverse effect on our consolidated financial position and results of operations.

                        SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


     The following table indicates, as of September 30, 2001, information relating to each person known to us to be the beneficial owner within the meaning of Section 13(d) of the Securities Exchange Act of 1934, of more than five percent (5%) of our common stock. All the information in the table is presented in reliance on information disclosed by the named individual as of the date of filing of their Schedule 13G. All share information has been adjusted to reflect the two-for-one stock split effected by us in June 2001.



                                     SHARES                        VOTING POWER         INVESTMENT POWER
                                  BENEFICIALLY     PERCENT      -------------------   ---------------------
NAME AND BUSINESS ADDRESS          OWNED (1)     OF CLASS (2)     SOLE      SHARED      SOLE       SHARED
-------------------------         ------------   ------------     ----      ------      ----       ------
Mellon Financial
  Corporation(3)................   4,010,466         5.3%       3,242,832    68,478   3,743,676      83,296
One Mellon Center
Pittsburgh, Pennsylvania 15258
T. Rowe Price Associates(4).....   4,589,750         6.0%         715,906       -0-   4,589,750         -0-
100 E. Pratt Street
Baltimore, MD 21202
Legg Mason, Inc.(5).............   3,722,132         4.9%       2,400,000   661,066         -0-   3,722,132
100 Light Street
Baltimore, Maryland 21202


---------------
(1) Based on the information provided by such beneficial owners on Schedules 13D and 13G, if any, filed with the Securities and Exchange Commission with respect to our shares owned by it of us, or prior to our acquisition thereof, Enhance Financial Services.

(2) The percentage has been determined based upon the number of shares outstanding as of the close of business on May 31, 2001.

(3) On February 1, 2001, Mellon Financial Corporation filed a Schedule 13G stating its ownership of shares of our common stock as set forth above at December 31, 2000. According to such Schedule 13G, all of the securities are beneficially owned by Mellon Financial Corporation and certain of its named direct or indirect subsidiaries in their various fiduciary capacities, and as a result, another entity in every instance is entitled to dividends or proceeds of sale. No individual accounts hold an interest of 5% or more in our securities.

(4) On February 12, 2001, T. Rowe Price Associates, Inc. filed a Schedule 13G stating its ownership of Common Stock as set forth in the table above at December 31, 2000. According to such Schedule 13G, only its client or its client's custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities and that the ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients which T. Rowe Price Associates serves as an investment adviser, and any and all discretionary authority delegated to T. Rowe Price Associates may be revoked in whole or in part at any time. According to such Schedule 13G, no individual accounts hold an interest of 5% or more in our securities.

(5) On or about March 15, 2001, Legg Mason, Inc. filed a Schedule 13G/A describing its ownership of shares of our common stock at December 31, 2000 as follows: Legg Mason, Inc. has sole voting power over 2,400,000 shares, shared voting power over 1,322,132 shares, sole dispositive power over 0 shares and shared dispositive power over 3,722,132 shares of our common stock. According to such 13G/A, these shares of common stock are held by various identified subsidiaries of Legg Mason, Inc. which have the power to dispose of the shares held by them. In addition, on or about March 15, 2001, Legg Mason, Inc. filed a Schedule 13G/A describing its ownership of shares of the common stock of Enhance Financial Services, par value $.10 at December 31, 2000 as follows: Legg Mason, Inc. has sole voting power over 3,208,400 shares, shared voting power over 887,884 shares, sole dispositive power over 0 shares and shared dispositive power over 4,096,284 shares of Enhance Financial Services common stock. According to such 13G/A, such shares of Enhance Financial Services common stock are held by various identified subsidiaries of Legg Mason, Inc. which have the power to dispose of the shares held by them. Since, pursuant to the terms of a Merger Agreement, dated as of November 13, 2000, among us, GOLD Acquisition Corporation and Enhance Financial Services, each share of Enhance Financial Services common stock was converted into .22 shares of our common stock (plus cash in lieu of fractional shares of common stock) on February 28, 2001, based on the figures provided in the aforementioned
    Schedule 13G/A's, Legg Mason, Inc. after giving effect to the conversion of Enhance Financial Services common stock into our common stock and the subsequent two-for-one stock split of our own common stock effected in June 2001, as of December 31, 2000, Legg Mason, Inc. would beneficially own 5,524,436 shares of our common stock, and would have sole voting power over 3,811,696 shares, shared voting power over 1,712,802 shares, sole dispositive power over 0 shares and shared dispositive power over 5,524,456 shares of our common stock. Assuming that 93,744,782 shares of our common stock were outstanding as of September 30, 2001, Legg Mason, Inc. would have beneficially owned 5.9% of the our common stock as of September 30, 2001.


OWNERSHIP OF COMMON STOCK BY DIRECTORS AND OFFICERS


     The following table sets forth, as of September 30, 2001, all shares of our common stock which are deemed to be beneficially held by each director, our Chief Executive Officer, our next four most highly compensated executive officers, and our directors and all current executive officers as a group. These numbers have been adjusted to reflect our two-for-one stock split of our common stock effected in June 2001.



                                                               NUMBER OF
                                                                 SHARES       PERCENTAGE
                                                              BENEFICIALLY        OF
BENEFICIAL OWNER                                              OWNED(1)(2)      CLASS(3)
----------------                                              ------------    ----------
Herbert Wender..............................................     360,250            *
Frank P. Filipps............................................     516,070            *
C. Robert Quint.............................................     200,638            *
Roy J. Kasmar...............................................     144,336            *
David C. Carney.............................................      48,400            *
James W. Jennings...........................................      46,400            *
Robert W. Richards..........................................      37,100            *
Anthony W. Schweiger........................................      29,700            *
Claire M. Fagin.............................................      25,200            *
Ronald W. Moore.............................................      31,200            *
Howard S. Yaruss............................................      30,505            *
Howard B. Culang............................................       4,000            *
Rosemarie B. Greco..........................................       4,000            *
Stephen T. Hopkins..........................................       4,000            *
All directors and current executive officers as a group (14
  persons)..................................................   1,481,799         1.58%


---------------
(1) Shares are beneficially owned by a person if such person, directly or indirectly, has or shares (i) the voting power thereof, including the power to vote or direct the voting of such shares, or (ii) the power to dispose or direct the disposition of such shares. In addition, a person is deemed to beneficially own any shares which such person has the right to acquire beneficial ownership of within 60 days. Directors and officers have sole voting and investment powers of the shares shown unless otherwise indicated.

(2) Includes: (i) shares allocable to employee contributions under our Savings Incentive Plan as of January 31, 2001, as to which the employee has dispositive power, (ii) shares that may be acquired within 60 days after the ownership date reflected, upon exercise of employee and director stock options, and (iii) phantom stock units to which vesting will occur under certain circumstances.

(3) "*" indicates less than one percent of class.

                                   MANAGEMENT

     The following table lists the names, ages and positions of all our directors and executive officers as of the date of this prospectus. There are no family relationships between any director or executive officer and any other director or executive officer. Executive officers serve at the discretion of the board of directors.


            NAME              AGE                           POSITION
            ----              ---                           --------
Frank P. Filipps............  54    Chairman of the Board of Directors, Chief Executive
                                    Officer and Director
Roy J. Kasmar...............  45    President, Chief Operating Officer and Director
C. Robert Quint.............  42    Executive Vice President, Chief Financial Officer
Howard S. Yaruss............  43    Senior Vice President, Secretary and General Counsel
Herbert Wender..............  64    Lead Director and Chairman of the Executive Committee
David C. Carney.............  64    Director
Howard B. Culang............  54    Director
Claire M. Fagin.............  74    Director
Rosemarie Greco.............  55    Director
Stephen T. Hopkins..........  51    Director
James W. Jennings...........  64    Director
Ronald W. Moore.............  56    Director
Robert W. Richards..........  58    Director
Anthony W. Schweiger........  59    Director


     Mr. Filipps is our Chief Executive Officer and has been the Chairman of our Board of Directors since June 1999. He joined us, as Senior Vice President and Chief Financial Officer in November 1992, and became Executive Vice President and Chief Operating Officer in 1994. In January 1995 he became our President and Chairman of the Board, President and Chief Executive Officer of Radian Guaranty. In January 1996 Mr. Filipps was named our Chief Executive Officer. From 1975 until October 1992 he was an executive with American International Group, Inc., an insurance holding company, serving as Vice President and Treasurer from 1989 to 1992. He has been a director of Impac Mortgage Holdings since November 1995. He has been our director since May 1995.

     Mr. Kasmar has been our President and Chief Operating Officer since June 1999. He joined Amerin Guaranty as Executive Vice President and Chief Operating Officer in May 1996 and became President and Chief Operating Officer of Amerin Guaranty in November 1997. From 1988 to 1996 he was a member of the Operating Committee and managing director of the Capital Markets group with Prudential Home Mortgage. He served as Chief Operating Officer and Vice President in charge of secondary marketing of First Boston Capital Group from 1984 to 1988. Prior to that he served as Vice President in charge of secondary marketing of Chase Home Mortgage from 1981 to 1984. He has been a director of Amerin Guaranty since December 1996, and he was a director of Amerin Corporation from September 1998 until it merged with and into us in June 1999 at which time he became our director.

     Mr. Quint was named our Executive Vice President, Chief Financial Officer in April 1999. He was named our Senior Vice President and Chief Financial Officer in January 1996. He joined Radian Guaranty as Vice President, Administration and Controller in August 1990. In July 1992 he became our Vice President, Administration and Controller. In January 1995, he was named our Vice President, Finance and Controller and of Radian Guaranty. From June 1987 until August 1990 he served as an Assistant Controller for Reliance Development Group, a commercial real estate developer.

     Mr. Yaruss joined us and Radian Guaranty in July 1997 as Senior Vice President, Secretary and General Counsel. From July 1991 until July 1997 he served as Vice President and Assistant General Counsel of Capital Reinsurance Company, a reinsurance company.

     Mr. Wender has been our Lead Director and Chairman of the Executive Committee since June 1999. He served as our Chairman of the Board of Directors from August 1992 to June 1999. He was Chairman of the

Board and Chief Executive Officer of Radian Guaranty from June 1983 until July 1992. Mr. Wender was a director of LandAmerica Financial Group, Inc. from February 1998 to December, 2000 and served as its Vice Chairman from February 1998 through May 1999. He was Chairman of the Board and Chief Executive Officer of Commonwealth Land Title Insurance Company, a title insurance company, from June 1983 until February 1998. He has been our director since July 1992.

     Mr. Carney has been Chairman of the Board of Directors of ImageMax, Inc. since 1999 and has been a director of ImageMax, Inc. since 1997. He served as Executive Vice President of Jefferson Health Systems from October 1996 until May 1999. From April 1995 until October 1996 he was Chief Executive Officer of D.C. Carney Consulting Service. He served as Chief Financial Officer of CoreStates Financial Corp., a banking and financial services holding company from April 1991 until April 1995. Mr. Carney is a Certified Public Accountant and served as Philadelphia Area Managing Partner for Ernst & Young from 1980 through 1991. He has served as a director of AAA MidLantic and Keystone Insurance Companies since 1996. He has been our director since November 1992.

     Mr. Culang has been President of Laurel Corporation, a financial services firm, since January 1996. He has been President of Worldstories, LLC, a development stage Internet company since February 1999. From January 1994 to December 1995, he was Vice Chairman of Residential Services Corporation of America, the holding company for Prudential Home Mortgage, Lender's Service, Inc. and Prudential Real Estate Affiliates. He has been a director of Smart Storage Inc. since 1997. He has been our director since June 1999.

     Dr. Fagin is Dean Emerita and Professor Emerita of the School of Nursing, University of Pennsylvania and is currently an independent consultant. She has been associated with the University of Pennsylvania since 1977, where she served as Interim President from 1993 to 1994. From 1977 through 1992 she was the Dean of the School of Nursing of the University of Pennsylvania. She was a director of Salomon Inc. from 1994 until the end of 1997, when it was acquired by Travelers Group. She serves on the Advisory Committee of Provident Mutual Life Insurance Company where she retired from her directorship in December 1996. She has been our director since July 1994.

     Ms. Greco is a Principal of GRECOventures, a business, consulting and investment partnership. She served as President of CoreStates Financial Corp., the parent company of Corestates Bank from May 1996 until July 1997 and President and Chief Executive Officer of CoreStates Bank, a financial institution, from August 1994 to August 1997. She also served as Chief Banking Officer of CoreStates Financial Corp. from August 1994 to May 1996, and as Chief Retail Services Officer from October 1993 to August 1994. She was a bank director from April 1992 to August 1997. Ms. Greco is also a director of Sunoco, Inc., PECO Energy Company and Preit-Rubin Inc. She has been our director since June 1999.

     Mr. Hopkins is President of Hopkins and Company LLC, a management consulting business he formed in February 1999. From January 1976 to January 1999, he held a number of managerial positions with Federal Home Loan Mortgage Corporation ("Freddie Mac"), serving as Senior Vice President and National Sales Director from April 1994 through August 1998. He has been our director since June 1999.

     Mr. Jennings has been a partner in the Philadelphia office of the law firm of Morgan, Lewis & Bockius LLP since 1970. He has been our director since January 1993.

     Mr. Moore has been an Adjunct Professor of Business Administration, Graduate School of Business Administration, Harvard University since 1990. He is a director of Orion Capital Corporation. Mr. Moore has been our director since November 1992.

     Mr. Richards was Chairman of the Board of Directors of Source One Mortgage Services Corporation, a mortgage banking company, from 1989 until his retirement in 1996. He held a number of managerial positions with Source One from 1971 through 1996, serving as President from 1987 to 1989. He has been our director since November 1992.

     Mr. Schweiger is the President of The Tomorrow Group, LLC, which provides specialized financial and management services for complex and strategic/turnaround business issues. As a consultant, he has served as the senior acting manager in a variety of businesses including Acting COO for WineAccess, a development stage infomediary from May 1998 to March 1999 and Acting Chief Executive Officer for Care Systems in 1995. He was Managing Director of the Stafford Companies, an investment banking firm from November 1994 until April 1995. From November 1993 through August 1994, he served as the Executive Vice President of First Advantage Mortgage Corporation, a mortgage banking company. Prior to that, he served as the President and Chief Executive Officer of Meridian Mortgage Corporation, from 1987 until 1993 and the Executive Vice President/Chief Operating Officer from that company's inception in 1983. He has been our director since November 1992.

DIRECTOR'S COMPENSATION

     Mr. Wender receives, as compensation for his services as our Lead Director, stock options with a present value on the date of grant of $100,000 per year, payable annually. All of our other directors who did not serve as our officers received an annual fee for their services of $20,000, a $2,000 annual fee for serving as the chairman of a committee, a $1,500 fee for each board of directors meeting, a $1,500 fee for each committee meeting attended not in conjunction with a board of directors meeting and a $500 fee for each committee meeting attended in conjunction with a board of directors meeting attended. In addition, non-employee directors are reimbursed for their out-of-pocket expenses incurred in connection with a board of directors or committee meeting. Directors who are employees do not receive additional compensation for such service. Each non-employee director automatically receives an annual grant of 400 units of phantom stock at full value exercisable upon their departure from the board of directors. Each director also receives a non-qualified stock option grant under our stock option plan to acquire 1,200 shares of our common stock at the fair market value of the common stock on the date of the grant. These options become vested and fully exercisable on the first anniversary of the date of the grant, provided that the optionee is a director of us on such anniversary date. Options are exercisable for ten years after the date of the grant, provided that the optionee remains our director. The exercise price of these options is 100% of the fair market value of the common stock on the date of the grant.

EXECUTIVE COMPENSATION

     The following table sets forth certain information for the years ended December 31, 2000, 1999 and 1998 as to the compensation of (i) our Chief Executive Officer, (ii) our four most highly compensated executive officers other than the Chief Executive Officer, and (iii) Mr. Albert V. Will who would have been included in the former group had he not resigned as an executive officer in August 2000.

SUMMARY COMPENSATION TABLE

                                                                          LONG TERM
                                                                         COMPENSATION
                                                                            AWARDS
                                                                         ------------
                                                                          SECURITIES
                                                 ANNUAL COMPENSATION      UNDERLYING         ALL OTHER
                                               -----------------------     OPTIONS/           COMPEN-
NAME AND PRINCIPAL POSITION           YEAR     SALARY(1)   BONUS(2)(3)      SARS*            SATION(4)
---------------------------           ----     ---------   -----------   ------------        ---------
Frank P. Filipps....................  2000     $530,000     $737,000       248,764(5)(6)(7)  $ 47,634
Chairman of the Board and             1999     $500,000     $750,000       135,000(8)        $ 21,979
Chief Executive Officer               1998     $400,000     $600,000        85,000           $ 19,920
Roy J. Kasmar.......................  2000     $397,500     $399,487        87,236(5)(6)     $ 75,870
President and Chief Operating
  Officer                             1999     $336,828     $475,000        60,000           $137,836
                                      1998     $275,000     $325,000        36,690(9)        $     --
C. Robert Quint.....................  2000     $237,500     $198,906        43,604(5)(6)     $ 18,361
Executive V.P., Chief Financial
  Officer                             1999     $225,000     $247,500        37,000(8)        $ 15,862
                                      1998     $180,000     $225,000        32,000           $ 15,387
Albert V. Will......................  2000     $167,304     $146,667             0           $258,365(11)
Executive V.P. Sales -- Radian(10)    1999     $220,000     $200,000        34,000           $  8,000
                                      1998(12) $ 78,557     $145,754        49,420(9)        $ 17,250

                                                                          LONG TERM
                                                                         COMPENSATION
                                                                            AWARDS
                                                                         ------------
                                                                          SECURITIES
                                                 ANNUAL COMPENSATION      UNDERLYING         ALL OTHER
                                               -----------------------     OPTIONS/           COMPEN-
NAME AND PRINCIPAL POSITION           YEAR     SALARY(1)   BONUS(2)(3)      SARS*            SATION(4)
---------------------------           ----     ---------   -----------   ------------        ---------
Andrew R. Luczakowsky(13)...........  2000     $176,800     $127,500        16,000(5)        $ 15,390
Senior V.P., Information Technology   1999     $163,266     $ 90,000        15,000(8)        $  7,945
                                      1998     $150,000     $ 53,250        13,000           $  6,810
Howard S. Yaruss....................  2000     $183,750     $137,812        26,658(5)(6)     $ 17,446
Sr. V.P., Secretary & General
  Counsel                             1999     $175,000     $131,250        19,500(8)        $ 18,400
                                      1998     $150,000     $112,500        16,000           $ 18,400

---------------
  * Share totals reflect adjustments for our two-for-one stock split effected in June 2001.

 (1) Includes employee contributions to the Radian Group Savings Incentive Plan.

 (2) Bonus amounts are for services rendered in the calendar year noted but paid in the subsequent year.

 (3) All or a portion of the bonus may have been deferred pursuant to the terms of the Radian Group Deferred Compensation Plan.

 (4) Includes matching contributions under the Radian Group Savings Incentive Plan, relocation expenses and other fringe benefits.

 (5) Options were granted on January 22, 2001 in consideration for 2000 performance.

 (6) Includes phantom stock units granted in January 2001.

 (7) Includes Mr. Filipps' reload grants totaling 75,412 options as a result of several stock swap and reload transactions which occurred in 2000.

 (8) Includes phantom stock units granted in December 1999.

 (9) Number of shares underlying options have been adjusted to reflect the June 1999 merger with Amerin Corporation.

(10) Mr. Will resigned as an executive officer effective August 31, 2000.

(11) Includes $250,000 in severance pay pursuant to Change of Control agreement that Mr. Will had with Amerin Corporation.

(12) Indicates employment commenced during the first year for which a salary is provided.

(13) Mr. Luczakowsky was not one of the four most highly compensated executive officers prior to the year 2000.

     The following table sets forth certain information concerning grants of stock options made during the year ended December 31, 2000 to (i) our chief executive officer, (ii) our four most highly compensated executive officers other than the chief executive officer, and (iii) Mr. Albert V. Will who would have been included in the former group had he not resigned as an executive officer in August 2000.

OPTION GRANTS IN LAST FISCAL YEAR

                                      INDIVIDUAL GRANTS(1)
                        -------------------------------------------------
                        NUMBER OF     % OF TOTAL
                        SECURITIES   OPTIONS/SARS                            POTENTIAL REALIZABLE VALUE AT ASSUMED
                        UNDERLYING    GRANTED TO                            ANNUAL RATES OF STOCK PRICE APPRECIATION
                         OPTIONS      EMPLOYEES     EXERCISE                     FOR OPTION TERM (10 YEARS)(2)
                         GRANTED/     IN FISCAL     OR BASE    EXPIRATION   ----------------------------------------
NAME                       SARS          YEAR        PRICE        DATE          0%            5%            10%
----                    ----------   ------------   --------   ----------   ----------   ------------   ------------
Frank P. Filipps.......  120,000           13%       $21.03     01/18/10           --     $1,587,173     $4,022,208
                          16,494(3)      1.79%       $18.03     11/20/02           --     $  187,038     $  473,991
                          25,782(3)       2.8%       $31.59     11/20/02           --     $  512,266     $1,298,183
                          33,136(3)       3.6%       $31.59     01/20/04           --     $  658,384     $1,668,474
Roy J. Kasmar..........   60,000          6.5%       $21.03     01/18/10           --     $  793,586     $2,001,104
C. Robert Quint........   34,000         3.69%       $21.03     01/18/10           --     $  449,699     $1,139,626
Albert V. Will(4)......   34,000         3.69%       $21.03     01/18/10           --     $  449,699     $1,139,626
Andrew Luczakowsky.....   16,000         1.74%       $21.03     01/18/10           --     $  211,623     $  536,294
Howard S. Yaruss.......   17,500          1.9%       $21.03     01/18/10           --     $  231,463     $  586,572

---------------
(1) All options disclosed in this table vest in four equal installments on each anniversary of January 18 in 2002, 2003, 2004 and 2005. The options have a reload feature whereby options exercised may be paid for with previously owned mature shares of common stock and a regrant of the number of shares equal to those mature shares exchanged will occur at the then current fair market value for the remaining term of the original option grant. Share totals and exercise prices have been adjusted to reflect our two-for-one stock split effected in June 2001.

(2) The dollar amounts under these columns are the result of calculations at 0%, 5% and 10% rates set by the Securities and Exchange Commission by rule and therefore are not intended to and do not forecast possible future appreciation in the value of our common stock. The applicable rules of the Securities and Exchange Commission permit us to use an alternative formula for a grant date valuation, an approach which would state gains at present, and therefore lower, value. However, we did not use such alternate formula.

(3) These stock options were granted as reloads as a result of the exercise of options by Mr. Filipps using previously owned shares of our common stock.

(4) Mr. Will resigned as an executive officer effective August 31, 2000 and the granted options represented in this table were cancelled upon termination of employment.

     The following table sets forth certain information concerning exercises of stock options during the year ended December 31, 2000 and the value of unexercised stock options at December 31, 2000 for (i) our Chief Executive Officer, (ii) our four most highly compensated executive officers other than the Chief Executive Officer, and (iii) Albert V. Will who would have been included in the former group had he not resigned as an executive officer in August, 2000.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                      FISCAL YEAR END OPTION/SAR VALUES(1)

                                                                                        VALUE OF UNEXERCISED
                                                          NUMBER OF SECURITIES              IN-THE-MONEY
                                                         UNDERLYING OPTIONS/SARS            OPTIONS/SARS
                             SHARES                      AT DECEMBER 31, 2000(2)        AT DECEMBER 31, 2000
                            ACQUIRED       VALUE       ---------------------------   ---------------------------
NAME                       ON EXERCISE    REALIZED     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                       -----------   ----------    -----------   -------------   -----------   -------------
Frank P. Filipps.........    77,925      $3,600,567(3)   349,562        255,000      $7,947,593     $2,588,188
Roy J. Kasmar............    83,142      $1,742,440      167,098         60,000      $2,391,442     $  990,000
C. Robert Quint..........        --              --      166,500         92,500      $4,635,813     $1,558,438
Albert V. Will(4)........    24,710      $  776,221           --             --              --             --
Andrew Luczakowsky.......        --              --       58,000         35,500      $1,573,338     $  584,219
Howard S. Yaruss.........        --              --       16,000         54,900      $  195,515     $  501,171

---------------
(1) At December 31, 2000, the closing price of a share of our common stock on the New York Stock Exchange was $75.0625. All share totals, other than "Shares Acquired on Exercise," are adjusted for our two-for-one stock split effected in June 2001.

(2) There is a reload feature attached to outstanding option grants whereby options exercised may be paid for with previously owned mature shares of common stock and a regrant of the number of shares equal to those mature shares exchanged will occur at the then current fair market value for the remaining term of the original option grant.

(3) Shares were exercised pursuant to a stock swap and subsequent reload.

(4) Mr. Will resigned as an executive officer effective August 31, 2000.

CHANGE OF CONTROL AGREEMENTS

     See "Certain Transactions" for a description of change of control agreements between us and our executive officers.

RADIAN GROUP DEFERRED COMPENSATION PLAN

     In October 1999, our Board of Directors approved a deferred compensation plan which we refer to as the Radian Group Deferred Compensation Plan, for certain key officers. The Radian Group Deferred Compensation Plan affords the key officers the opportunity to elect to defer receipt of their annual bonus monies. This program provides a way for key officers to defer income and tax liability while earning a rate of return equal to either (i) 200 basis points above the U.S. 30-year Treasury rate or (ii) our return on equity.

RADIAN GROUP PENSION PLAN AND SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     Our Board of Directors has established our Pension Plan. The Radian Group Pension Plan is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code. All salaried and hourly employees are eligible to participate in the Radian Group Pension Plan upon the attainment of 20 1/2 years of age and one year of eligible service. A participant is generally fully vested after five years of service subsequent to age 18. A separate pension plan is in effect for the employees of Enhance Financial Services and is described below.

     The amount of the annual normal retirement benefit of a participant is the sum of (i) 1.1% of his average base salary (up to a statutory maximum equal to $170,000 in 2000) for the five consecutive calendar years for which such average is highest, referred to here as his "Average Annual Salary," multiplied by his number of years of credited service not in excess of 35 years, plus (ii) 0.5% of the participant's Average Annual Salary in excess of the average of the annual Social Security taxable wage bases in effect for each of the 35 calendar years ending with the calendar year in which he attains Social Security retirement age multiplied by his number of years of credited service not in excess of 35 years, plus (iii) 0.5% of the participant's Average Annual Salary multiplied by his number of years of credited service in excess of 35 years.

     In January 1997, our Board of Directors established a nonqualified Supplemental Executive Retirement Plan, which we refer to as SERP, for selected senior officers. This plan is intended to provide certain officers with a supplemental retirement program to the qualified pension plan. The difference between the SERP and the qualified pension plan is that the SERP is not subject to the statutory cap on compensation that may be taken into account for the calculation of benefits ($170,000 in 2000) and the statutory cap on actual benefits ($135,000 in 2000). The benefit under the SERP is determined using the same formula as that under the qualified pension plan but is based on total compensation (inclusive of salary and bonus) up to 150% of average base pay for the three consecutive calendar years for which such base pay is the highest.

     The following table sets forth the approximate annual pension that a full-time employee, including an officer, may receive under the Radian Group Pension Plan, assuming selection of a single life annuity and retirement at age 65, based on the indicated assumptions as to Average Annual Salary and years of credited service. The following table assumes that we were in existence for the entire year of 1992. Benefits shown in the following table in excess of $135,000 are payable by us only to persons designated by the Board of Directors as eligible to participate in the SERP.

                                   YEARS OF CREDITED SERVICE
               ------------------------------------------------------------------
REMUNERATION     5        10        15        20        25        30        35
------------   ------   -------   -------   -------   -------   -------   -------
 $  100,000     7,100    14,200    21,300    28,400    35,500    42,600    49,700
 $  150,000    11,100    22,200    33,300    44,400    55,500    66,600    77,700
 $  170,000    12,700    25,400    38,100    50,800    63,500    76,200    88,900
 $  200,000    15,100    30,200    45,300    60,400    75,500    90,600   105,700
 $  250,000    19,100    38,200    57,300    76,400    95,500   114,600   133,700
 $  300,000    23,100    46,200    69,300    92,400   115,500   138,600   161,700
 $  500,000    39,100    78,200   117,300   156,400   195,500   234,600   273,700
 $  750,000    59,100   118,200   177,300   236,400   295,500   354,600   413,700
 $1,000,000    79,100   158,200   237,300   316,400   395,500   474,600   553,700

     For the year ended December 31, 2000, the base salary for purposes of the Radian Group Pension Plan for the officers named in the Summary Compensation Table is set forth in the salary column of the Summary Compensation Table. The credited years in service as of December 31, 2000 for each such officer is as follows: Mr. Filipps -- 8 years; Mr. Kasmar -- 5 years; Mr. Luczakowsky -- 19 years; Mr. Yaruss -- 4 years and Mr. Quint -- 17 years.

ENHANCE FINANCIAL SERVICES PENSION PLAN AND RESTORATION PLAN

     Enhance Financial Services maintains a defined benefit pension plan which is intended to be a tax-qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended. All of Enhance Financial Services' employees (other than Singer Asset Finance Company, LLC and Van-American Companies, Inc.) who have attained age 21 and who have completed at least one year of service are eligible to participate in the Enhance Financial Services Pension Plan. The Enhance Financial Services Pension Plan provides a normal retirement benefit at normal retirement, which is the earlier of the date on which a participant (a) has attained age 65 and completed five years of participation or (b) has attained age 62 and completed 10 years of participation, equal to 2.25% of the participant's compensation multiplied by his or her years of service up to his or her first 15 years, plus 1.75% of the participant's compensation multiplied by his or her years of service for his or her next 10 years, plus 1% of the participant's compensation multiplied by his or her years of service for his or her next five years. Compensation is defined as the average of the participant's three highest consecutive years of earnings. A participant whose service terminates prior to normal retirement is eligible for a benefit at the normal retirement date based on the participant's compensation and years of service at the date of termination multiplied by the vested percentage. The actuarial equivalent of the vested benefit may be distributed in a lump sum prior to normal retirement age. The vested percentage of a participant increases 20% per year beginning after two years of service, so that his or her vested percentage is 100% after six years. For purposes of determining a participant's retirement benefit and vested percentage, "years of service" and "years of participation," while not synonymous, include service with Enhance Financial Services and certain service with predecessor employers.

     The following table illustrates annual pension benefits payable under the Enhance Financial Services Pension Plan assuming retirement at normal retirement age at various levels of compensation and years of service. These benefits are based on a straight life annuity and are not subject to any deduction for Social Security or other offset amounts.

                     ENHANCE FINANCIAL SERVICES/PENSION PLAN TABLE
              -----------------------------------------------------------
HIGHEST                            YEARS OF SERVICE
AVERAGE       -----------------------------------------------------------
EARNINGS        15           20           25           30           35*
--------      -------      -------      -------      -------      -------
$100,000      $33,750      $42,500      $51,250      $56,250      $56,250
 125,000       42,188       53,125       64,063       70,313       70,313
 150,000       50,625       63,750       76,875       84,375       84,375
 175,000(2)    59,063       74,375       89,688       98,438       98,438
 200,000(2)    67,500       85,000      102,500      112,500      112,500
 225,000(2)    75,938       95,625      115,313      126,563      126,563
 250,000(2)    84,375      106,250      128,125      140,625(1)   140,625(1)
 300,000(2)   101,250      127,500      153,750(1)   168,750(1)   168,750(1)
 400,000(2)   135,000(1)   170,000(1)   205,000(1)   225,000(1)   225,000(1)
 450,000(2)   151,875(1)   191,250(1)   230,625(1)   253,125(1)   253,125(1)
 500,000(2)   168,750(1)   212,500(1)   256,250(1)   281,250(1)   281,250(1)

---------------
 *  Plan limits service to 30 years for benefit purposes.

(1) These are hypothetical benefits based upon the Enhance Financial Services Pension Plan's normal retirement benefit formula. The maximum annual benefit permitted under Section 415 of the Internal Revenue Code in 1999 and 2000 is $130,000.

(2) The benefits shown corresponding to these compensation ranges are hypothetical benefits based upon the Enhance Financial Services Pension Plan's normal retirement benefit formula. Under Section 401(a)(17) of the Internal Revenue Code, a participant's compensation in excess of a specified maximum, as may change from time to time in the future, known as the code maximum, is disregarded for purposes of determining highest average earnings. The specified maximum amount, as adjusted to reflect cost of living increases, was $235,840 for the plan year beginning November 1, 1993, decreased to $150,000 for plan years beginning November 1, 1994, November 1, 1995 and November 1, 1996, increased to $160,000 for plan years beginning November 1, 1997, November 1, 1998 and November 1, 1999, and will increase to $170,000 for plan years beginning November 1, 2000.

     In addition, Enhance Financial Services adopted, effective July 1, 1999, a non-qualified restoration pension plan. All employees of Enhance Financial Services eligible to participate in the Enhance Financial Services Pension Plan and who receive total annual compensation in excess of the code maximum and above are eligible to participate in the Enhance Financial Services Restoration Plan. The Enhance Financial Services Restoration Plan provides a retirement benefit supplemental to benefits provided by the Enhance Financial Services Pension Plan equal to 1.75% of the participant's compensation above the code maximum multiplied by his or her years of service up to his or her first 25 years, plus 1.0% of the participant's compensation above the code maximum multiplied by his or her years of service for his or her next five years. Compensation is defined as the average of the participant's three highest consecutive years of earnings. The vested percentage of a participant will be the lower of (a) 20% per year of service beginning after two years of service so that his or her vested percentage is 100% after six years, and (b) any other rate per year as will cause a given participant to be fully vested at age 60. For purposes of determining a participant's retirement benefit and vested percentage, "years of service" and "years of participation," while not synonymous, include service with Enhance Financial Services and certain service with predecessor employers. Also, for purposes of the Enhance Financial Services Restoration Plan, in addition to each such executive officer's actual years of service, upon becoming fully vested under the terms of the Enhance Financial Services Pension Plan a former officer of Enhance Financial Services was credited with five additional years of service, and each other participant in the Enhance Financial Services Restoration Plan who is or subsequently becomes an executive officer of Enhance Financial Services at the level of Executive Vice President and above will be credited with additional years of employment services under the Enhance Financial Services Restoration Plan equal to the excess of five over the actual years of employment service credited to that officer under the Enhance Financial Services Restoration Plan prior to its effective date.

                              CERTAIN TRANSACTIONS

     Prior to our initial public offering in October 1992, we and Radian Guaranty were indirect subsidiaries of Reliance Group Holdings, Inc. Mr. Wender, our Lead Director, was Chairman of the Board and Chief Executive Officer of Commonwealth Land Title Insurance Company, an indirect subsidiary of Reliance Group Holdings at that time.

     Concurrently with the offering, Commonwealth Land Title purchased 800,000 shares of our $4.125 Preferred Stock for an aggregate purchase price of $40.0 million. On February 27, 1998, Commonwealth Land Title was acquired by LandAmerica Financial Group, Inc. who, as successor to Commonwealth Land Title, now owns the preferred stock. Dividends on the preferred stock are payable quarterly and for the year ended December 31, 2000, totaled $3.3 million. The preferred stock is redeemable, in whole or from time to time in part, at our option, at $54.125 per share beginning on August 15, 2002, and declining to $50.00 per share on August 15, 2005. On August 15 of each year beginning in 2002, we are obligated, to the extent we have funds legally available therefore, to redeem 72,000 shares (80,000 shares in 2012) at a redemption price of $50.00 per share. In the event that dividends on the preferred stock are in arrears and unpaid in an amount equal to six quarterly dividends, the size of our Board of Directors will be increased by two to permit the holders of the preferred stock, voting separately as a class, to elect two directors. We may not consummate any fundamental transaction (such as a merger, consolidation, sale of assets or similar transaction on which the holders of our common stock are entitled to vote) unless the transaction is approved by two-thirds of the outstanding shares of the preferred stock. In connection with the sale of preferred stock, we granted to Commonwealth Land Title certain rights to register the preferred stock under the Securities Act of 1933.

     We have entered into change of control agreements with each of Messrs. Frank P. Filipps, Roy J. Kasmar, Paul F. Fischer, Andrew Luczakowsky, C. Robert Quint, Scott C. Stevens, R. Bruce Van Fleet and Howard S. Yaruss. The change of control agreements have initial terms of three years and upon expiration of that period will be automatically extended for successive one-year terms, unless terminated by either party. The change of control agreements provide that in the event that, within two years after a change in control of us or Radian Guaranty, the executive's employment is terminated (i) by us for any reason other than (1) the executive's continued illness, injury or incapacity for a period of twelve consecutive months or (2) for cause, which means misappropriation of funds, habitual insobriety, substance abuse, conviction of a crime involving moral turpitude, or gross negligence in the performance of duties, which gross negligence has had a material adverse effect on our business, operations, assets, properties or financial condition and our subsidiaries taken as a whole, or (ii) by the executive in the event of relocation or certain specified adverse changes in employment status and compensation, the executive would be entitled to a lump-sum cash payment equal to 2.0 times (1) the executive's then current annual base compensation plus (2) the target bonus for the year in which a termination occurs. Additionally, upon a change of control (as defined in the agreements), all options not then vested would fully vest, and any restricted stock previously granted to the executive which has not yet vested or become freely transferable would become fully vested and freely transferable.

     We have entered into an employment agreement with Mr. Roy J. Kasmar. The employment agreement has a two-year term which commenced on April 9, 1999. It provides Mr. Kasmar with a base salary of $375,000 per year, a target bonus of $475,000 per year, a minimum bonus of $237,500 in 1999 and 2000, the right to be nominated as a director as long as he is employed by us, reimbursement for relocation expenses in connection with his move to our headquarters in Philadelphia, severance in the event his employment is terminated under certain circumstances during the term of the agreement and certain fringe benefits commensurate to those provided to our other senior executives.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF EXCHANGE OFFER; REGISTRATION RIGHTS

     We sold the old debentures on May 29, 2001, in an unregistered private placement to a group of investment banks that served as the initial purchasers. The initial purchasers then resold the old debentures under an offering circular dated May 24, 2001, in reliance on Rule 144A under the Securities Act of 1933.

     As a condition to the initial sale of the old debentures, we and the initial purchasers entered into an exchange and registration rights agreement. Pursuant to this agreement, we agreed to:

     - file with the Commission, on or prior to 60 days following the date of issuance of the old debentures, a registration statement under the Securities Act with regard to registered debentures, called new debentures, to be exchanged for the old debentures; and

     - use our best efforts to cause the registration statement for these new debentures to become effective as soon as practicable, but not later than 180 days after the date of issuance of the old debentures.

     The exchange offer will be for a period of at least 30 days both beginning and ending within 45 days of the registration statement becoming effective. During this period, we will agree to exchange the new debentures for all old debentures properly surrendered and not withdrawn before the expiration date of this period.

     If (1) the Commission interpretations are changed on or before completion of the exchange offer such that the old debentures received by each holder, except for certain restricted holders, are not or would not be transferable without restriction, (2) the exchange offer has not been completed within 225 days after the date of issuance of the old debentures or (3) the exchange offer is not available to any holder of old debentures, we will file a registration statement for resale of the old debentures (for the relevant holder, in the case of (3) above) as soon as practicable, but no later than 30 days after such obligation arises, or as in the case of (3) above, 30 days after we are notified. We will use our best efforts to cause the registration statement to become effective not later than 120 days after filing and to keep the registration effective for up to two years following the date of the issuance of the old debentures or, if earlier, such time as the relevant holder (in the case of (3) above) may sell its old debentures without registration under Rule 144 of the Securities Act. We will provide to the holders of the old debentures copies of the prospectus, notify them when the resale registration for the old debentures has become effective and take other actions required to permit unrestricted sales of the old debentures. A holder of the old debentures that sells old debentures pursuant to the resale registration generally (i) would be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to the purchaser, (ii) would be subject to certain of the civil liability provisions of the Securities Act in connection with such sales and (iii) would be bound by the provisions of the exchange and registration rights agreement that are applicable to such holder (including certain indemnification obligations).

     We will be in registration default if any of the following situations occurs:

     - we do not file a registration statement with the Commission on or before the date on which we are required to file it pursuant to the exchange and registration rights agreement;

     - a registration statement we are required under the agreement to file has not become effective or been declared effective by the Commission on or before the applicable deadline in the agreement;

     - if the agreement requires us to make the exchange offer, we do not complete the exchange offer within 45 days after the initial effective date of the related registration statement; or

     - any registration statement required by the agreement is filed and declared effective but we later withdraw it or the Commission issues an effective stop order pursuant to Section 8(d) of the Securities Act suspending its effectiveness (except as specifically permitted in the agreement) without being succeeded immediately by an additional registration statement filed and declared effective.

For such period as we are in registration default, in addition to the interest normally payable on the old debentures, we will pay additional interest accruing at an annual rate of 0.25% for the first 90 days of the registration default period, 0.50% for the second 90 days of the registration default period, 0.75% for the third 90 days of the registration default period and 1.0% thereafter until we cure the registration default.

TERMS OF THE EXCHANGE OFFER

     For each of the old debentures properly surrendered and not withdrawn before the expiration date of the exchange offer, a new debenture having a principal amount equal to that of the surrendered old debenture will be issued.

     The form and terms of the new debentures will be the same as the form and terms of the old debentures except that:

     - the new debentures will be registered under the Securities Act and, therefore, the global securities representing the new debentures will not bear legends restricting the transfer of interests in the new debentures; and

     - holders of the new debentures will not be entitled to any of the registration rights of the holders of old debentures under the exchange and registration rights agreement, which will terminate upon the consummation of the exchange offer.

     The new debentures will evidence the same indebtedness as the old debentures they replace, and will be issued under, and be entitled to the benefits of, the same indenture that authorized the issuance of the old debentures. As a result, the old debentures and the new debentures will be treated as a single class of debentures under the indenture.

     We intend to conduct the exchange offer in accordance with the provisions of the exchange and registration rights agreement and the applicable requirements of the Exchange Act and the related rules and regulations of the Commission.

     Under existing Commission interpretations, the new debentures would generally be freely transferable after the exchange offer without further registration under the Securities Act, except that broker-dealers receiving the new debentures in the exchange offer will be subject to a prospectus delivery requirement with respect to their resale. This view is based on interpretations by the staff of the Commission in no-action letters issued to other issuers in exchange offers like this one. We have not, however, asked the Commission to consider this particular exchange offer in the context of a no-action letter. Therefore, the Commission might not treat it in the same way it has treated other exchange offers in the past. You will be relying on the no-action letters that the Commission has issued to third parties in circumstances that we believe are similar to ours. Based on these no-action letters, the following conditions must be met:

     - you must acquire the new debentures in the ordinary course of your business;

     - you must have no arrangements or understanding with any person to participate in the distribution of the new debentures within the meaning of the Securities Act; and

     - you must not be an "affiliate of ours," as defined in Rule 405 of the Securities Act.

     If you wish to exchange old debentures for new debentures in the exchange offer you must represent to us that you satisfy all of above listed conditions. If you do not satisfy all of the above listed conditions:

     - you cannot rely on the position of the Commission set forth in the no-action letters referred to above; and

     - you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new debentures.

     The Commission considers broker-dealers that acquired old debentures directly from us, but not as a result of market-making activities or other trading activities, to be making a distribution of the new debentures if they participate in the exchange offer. Consequently, these broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the new debentures.

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     A broker-dealer that has bought old debentures for market-making or other trading activities must deliver a prospectus in order to resell any new debentures it receives for its own account in the exchange offer. The prospectus may be used by a broker-dealer to resell any of its new debentures. We have agreed in the registration rights agreement to send a prospectus to any broker-dealer that requests copies in the notice and questionnaire for a period of up to 180 days after the registration statement relating to this exchange offer is declared effective.

     Except as described above, you may not use this prospectus for an offer to resell, resale or other retransfer of new debentures. We are not making this exchange offer to, nor will we accept tenders for exchange from, holders of old debentures in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of that jurisdiction.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


     The original expiration date for the exchange offer was 5:00 p.m., Philadelphia time, on November 11, 2001 and has been extended to 5:00 p.m., Philadelphia time, on November 26, 2001. The term "expiration date" means the latest date and time to which we extended the exchange offer.


     We reserve the right, in our sole discretion:

     - to delay accepting any old debentures;

     - to extend the exchange offer;

     - to terminate the exchange offer if, in our sole judgment, any of the conditions described below shall not have been satisfied; or

     - to amend the terms of the exchange offer in any manner.

     We will give oral or written notice of any delay, extension or termination to the exchange agent. In addition, we will give, as promptly as practicable, oral or written notice regarding any delay in acceptance, extension or termination of the offer to the registered holders of old debentures. If we amend the exchange offer in a manner that we determine to constitute a material change, or if we waive a material condition, we will promptly disclose the amendment or waiver in a manner reasonably calculated to inform the holders of old debentures of the amendment, and extend the offer if required by law.

     Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination, amendment or waiver regarding the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

INTEREST ON THE NEW DEBENTURES


     Interest on the new debentures will accrue at the rate of 7.75% per annum on the principal amount, payable semiannually in arrears on June 1 and December 1, commencing on December 1, 2001. In order to avoid duplicative payment of interest, all interest accrued on old debentures that are accepted for exchange before November 26, 2001 will be superseded by the interest that is deemed to have accrued on the new debentures from May 29, 2001 through the date of the exchange.


CONDITIONS TO THE EXCHANGE OFFER

     Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange new debentures for, any old debentures and we may terminate the exchange offer as provided in this prospectus before the acceptance of the old debentures, if:

     - the exchange offer, or the making of any exchange by a holder, violates, in our good faith determination, any applicable law, rule or regulation or any applicable interpretation of the staff of the Commission;

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     - any action or proceeding shall have been instituted or threatened with respect to the exchange offer which, in our judgment, would impair our ability to proceed with the exchange offer; or

     - we have not obtained any governmental approval which we, in our sole discretion, consider necessary for the completion of the exchange offer as contemplated by this prospectus.

     The conditions listed above are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our sole discretion in whole or in part at any time. A failure on our part to exercise any of the above rights shall not constitute a waiver of that right, and that right shall be considered an ongoing right which we may assert at any time and from time to time.

     If we determine in our sole discretion that any of the events listed above has occurred, we may, subject to applicable law:

     - refuse to accept any old debentures and return all tendered old debentures to the tendering holders;

     - extend the exchange offer and retain all old debentures tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these old debentures; or

     - waive unsatisfied conditions relating to the exchange offer and accept all properly tendered old debentures which have not been withdrawn.

Any determination by us concerning the above events will be final and binding.

     In addition, we reserve the right in our sole discretion to:

     - purchase or make offers for any old debentures that remain outstanding subsequent to the expiration date; and

     - to the extent permitted by applicable law, purchase old debentures in the open market, in privately negotiated transactions or otherwise.

The terms of any such purchases or offers may differ from the terms of the exchange offer.

PROCEDURES FOR TENDERING

     Except in limited circumstances, only a Euroclear participant, Clearstream participant or DTC participant listed on a DTC securities position listing with respect to the old debentures may tender old debentures in the exchange offer. To tender old debentures in the exchange offer:

     - holders of old debentures that are DTC participants may follow the procedures for book-entry transfer as set forth below under "Book-Entry Transfer" and in the letter of transmittal.

     - Euroclear participants and Clearstream participants on behalf of the beneficial owners of old debentures are required to use book-entry transfer pursuant to the standard operating procedures of Euroclear or Clearstream. These procedures include the transmission of a computer-generated message to Euroclear or Clearstream, in lieu of a letter of transmittal. See the description of "agent's message" below under "Book-Entry Transfer."

     In addition, you must comply with one of the following:

     - the exchange agent must receive, before expiration of the exchange offer, a timely confirmation of book-entry transfer of old debentures into the exchange agent's account at DTC, Euroclear or Clearstream according to their respective standard operating procedures for electronic tenders and a properly transmitted agent's message as described below; or

     - the exchange agent must receive any corresponding certificate or certificates representing old debentures along with the letter of transmittal; or

     - the holder must comply with the guaranteed delivery procedures described below.

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     The tender by a holder of old debentures will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If less than all the old debentures held by a holder are tendered, the tendering holder should fill in the amount of old debentures being tendered in the specified box on the letter of transmittal. The entire amount of old debentures delivered or transferred to the exchange agent will be deemed to have been tendered unless otherwise indicated.

     The method of delivery of old debentures, the letter of transmittal and all other required documents or transmission of an agent's message, as described under "Book-Entry Transfer," to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent prior to the expiration of the exchange offer. No letter of transmittal or old debentures should be sent to us, DTC, Euroclear or Clearstream. Delivery of documents to DTC, Euroclear or Clearstream in accordance with their respective procedures will not constitute delivery to the exchange agent.

     Any beneficial holder whose old debentures are registered in the name of his or its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on its behalf. If such beneficial holder wishes to tender on its own behalf, such beneficial holder must, prior to completing and executing the letter of transmittal and delivering its old debentures, either:

     - make appropriate arrangements to register ownership of the old debentures in such holder's name; or

     - obtain a properly completed bond power from the registered holder.

The transfer of record ownership may take considerable time and may not be completed prior to the expiration date.

     Signatures on a letter of transmittal or a notice of withdrawal, as described in "Withdrawal of Tenders" below, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution," within the meaning of Rule 17Ad-15 under the Exchange Act, which we refer to in this prospectus as an eligible institution, unless the old debentures are tendered:

     - by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     - for the account of an eligible institution.

     If the letter of transmittal is signed by a person other than the registered holder of any old debentures listed therein, the old debentures must be endorsed or accompanied by appropriate bond powers which authorize the person to tender the old debentures on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the old debentures. If the letter of transmittal or any old debentures or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

     We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered old debentures. We reserve the absolute right to reject any and all old debentures not properly tendered or any old debentures whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular old debentures either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, holders must cure any defects or irregularities in connection with tenders of old debentures within a period we will determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of old debentures, neither we, the exchange
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

agent nor any other person will have any duty or incur any liability for failure to give this notification. We will not consider tenders of old debentures to have been made until these defects or irregularities have been cured or waived. The exchange agent will return any old debentures that are not properly tendered and as to which the defects or irregularities have not been cured or waived to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

BOOK-ENTRY TRANSFER

     We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the old debentures at DTC, Euroclear and Clearstream for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC's system may make book-entry delivery of old debentures by causing DTC to transfer such old debentures into the exchange agent's DTC account in accordance with DTC's Automated Tender Offer Program procedures for such transfer. The exchange of new debentures for tendered old debentures will only be made after a timely confirmation of a book-entry transfer of the old debentures into the exchange agent's account and timely receipt by the exchange agent of an agent's message.

     The term agent's message means a message, transmitted by DTC, Euroclear or Clearstream, and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC, Euroclear or Clearstream has received an express acknowledgment from a participant tendering old debentures that such participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against the participant. Delivery of an agent's message will also constitute an acknowledgment from the tendering DTC, Euroclear or Clearstream participant that the representations contained in the letter of transmittal and described under "Resale of New Debentures" above are true and correct.

GUARANTEED DELIVERY PROCEDURES

     The following guaranteed delivery procedures are intended for holders who wish to tender their old debentures but:

     - their old debentures are not immediately available;

     - the holders cannot deliver their old debentures, the letter of transmittal, or any other required documents to the exchange agent prior to the expiration date; or

     - the holders cannot complete the procedure under the respective DTC, Euroclear or Clearstream standard operating procedures for electronic tenders before expiration of the exchange offer.

     The conditions that must be met to tender old debentures through the guaranteed delivery procedures are as follows:

     - the tender must be made through an eligible institution;

     - before expiration of the exchange offer, the exchange agent must receive from the eligible institution either a properly completed and duly executed notice of guaranteed delivery in the form accompanying this prospectus, by facsimile transmission, mail or hand delivery, or a properly transmitted agent's message in lieu of notice of guaranteed delivery:

          - setting forth the name and address of the holder, the certificate number or numbers of the old debentures tendered and the principal amount of old debentures tendered;

          - stating that the tender offer is being made by guaranteed delivery; and

          - guaranteeing that, within five business days after expiration of the exchange offer, the letter of transmittal, or facsimile of the letter of transmittal, together with the old debentures tendered or a

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

         book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     - the exchange agent must receive the properly completed and executed letter of transmittal, or facsimile of the letter of transmittal, as well as all tendered old debentures in proper form for transfer or a book-entry confirmation, and any other documents required by the letter of transmittal, within five business days after expiration of the exchange offer.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old debentures according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Your tender of old debentures pursuant to the exchange offer is irrevocable except as otherwise provided in this section. You may withdraw tenders of old debentures at any time prior to 5:00 p.m., Philadelphia time, on the expiration date.

     For a withdrawal to be effective:

     - the exchange agent must receive a written notice, which may be by telegram, telex, facsimile transmission or letter, of withdrawal at the address set forth below under "Exchange Agent;" or

     - for DTC, Euroclear or Clearstream participants, holders must comply with their respective standard operating procedures for electronic tenders and the exchange agent must receive an electronic notice of withdrawal from DTC, Euroclear or Clearstream.

     Any notice of withdrawal must:

     - specify the name of the person who tendered the old debentures to be withdrawn;

     - identify the old debentures to be withdrawn, including the certificate number or numbers and principal amount of the old debentures to be withdrawn;

     - be signed by the person who tendered the old debentures in the same manner as the original signature on the letter of transmittal, including any required signature guarantees; and

     - specify the name in which the old debentures are to be re-registered, if different from that of the withdrawing holder.

     If old debentures have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC, Euroclear or Clearstream to be credited with the withdrawn old debentures and otherwise comply with the procedures of the applicable facility. We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, for such withdrawal notices, and our determination shall be final and binding on all parties. Any old debentures so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new debentures will be issued with respect to them unless the old debentures so withdrawn are validly retendered. Any old debentures which have been tendered but which are not accepted for exchange will be returned to the holder without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old debentures may be re-tendered by following the procedures described above under "Procedures for Tendering" at any time prior to the expiration date.

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EXCHANGE AGENT

     We have appointed First Union National Bank as exchange agent in connection with the exchange offer. Holders should direct questions, requests for assistance and for additional copies of this prospectus, the letter of transmittal or notices of guaranteed delivery to the exchange agent addressed as follows:

      By Mail, Hand Delivery or                      By Facsimile Transmission:
          Overnight Courier:                         First Union National Bank
      FIRST UNION NATIONAL BANK                        Attention: Marsha Rice
          Radian Group Inc.                                (704) 590-7628
     Corporate Actions Department                        For Information or
   1525 West W.T. Harris Blvd. 3C3                   Confirmation by Telephone:
         Charlotte, NC 28262                         First Union National Bank
        Attention: Marsha Rice                         Attention: Marsha Rice
                                                           (704) 590-7413

Delivery of a letter of transmittal to any address or facsimile number other than the one set forth above will not constitute a valid delivery.

FEES AND EXPENSES

     We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will pay the exchange agent for its related reasonable out-of-pocket expenses, including accounting and legal fees. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the old debentures and in handling or forwarding tenders for exchange.

     Holders who tender their old debentures for exchange will not be obligated to pay any transfer taxes. If, however:

     - new debentures are to be delivered to, or issued in the name of, any person other than the registered holder of the old debentures tendered; or

     - tendered old debentures are registered in the name of any person other than the person signing the letter of transmittal; or

     - a transfer tax is imposed for any reason other than the exchange of old debentures in connection with the exchange offer;

then the tendering holder must pay the amount of any transfer taxes due, whether imposed on the registered holder or any other persons. If the tendering holder does not submit satisfactory evidence of payment of these taxes or exemption from them with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

CONSEQUENCES OF FAILURES TO PROPERLY TENDER OLD DEBENTURES IN THE EXCHANGE

     We will issue the new debentures in exchange for old debentures under the exchange offer only after timely receipt by the exchange agent of the old debentures, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, holders of the old debentures desiring to tender old debentures in exchange for new debentures should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of old debentures for exchange. Old debentures that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to the existing restrictions upon transfer under the Securities Act. Upon completion of the exchange offer, specified rights under the registration rights agreement, including registration rights and any right to additional interest, will be either limited or eliminated.

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

     Participation in the exchange offer is voluntary. In the event the exchange offer is completed, we will not be required to register the remaining old debentures. Remaining old debentures will continue to be subject to the following restrictions on transfer:

     - holders may resell old debentures only if we register the old debentures under the Securities Act, if an exemption from registration is available, or if the transaction requires neither registration under nor an exemption from the requirements of the Securities Act; and

     - the remaining old debentures will bear a legend restricting transfer in the absence of registration or an exemption.

     We do not currently anticipate that we will register the remaining old debentures under the Securities Act. To the extent that old debentures are tendered and accepted in connection with the exchange offer, any trading market for remaining old debentures could be adversely affected.

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                       DESCRIPTION OF THE NEW DEBENTURES

GENERAL

     The new debentures will be issued under an indenture between us and First Union National Bank, as trustee. The trustee's main role is to enforce the rights of the purchasers against us if we default. See "Events of Default, Notice and Waiver." First Union National Bank acts as registrar, paying agent and authenticating agent, and performs administrative duties for us, such as sending out interest payments and notices. The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture and new debentures are governed by New York law. The statements set forth below are brief summaries of certain provisions contained in the indenture, which summaries do not purport to be complete and are qualified in their entirety by reference to the indenture which is an exhibit to the registration statement of which this prospectus is a part. Wherever defined terms are used but not defined herein, such terms shall have the meanings assigned to them in the indenture, it being intended that such defined terms shall be incorporated herein by reference.

FINANCIAL TERMS OF THE DEBENTURES

     The specific financial terms of the new debentures are as follows:

     - TITLE:  7.75% Debentures due June 1, 2011

     - ISSUER:  Radian Group Inc.

     - TOTAL PRINCIPAL AMOUNT BEING ISSUED:  $250,000,000

     - DUE DATE FOR PRINCIPAL:  June 1, 2011

     - INTEREST RATE:  7.75% annually

     - DATE INTEREST STARTED ACCRUING:  May 29, 2001

     - DUE DATES FOR INTEREST:  every June 1 and December 1

     - FIRST DUE DATE FOR INTEREST:  December 1, 2001

     - REGULAR RECORD DATES FOR INTEREST:  every May 15 and November 15

     - OPTIONAL REDEMPTION:  at any time at our option

     - REPAYMENT AT OPTION OF HOLDER:  none

GLOBAL SECURITIES

     The new debentures will be issued in the form of one or more global debt securities referred to herein collectively as the global security. A global security is a security typically held by a depository for investors in a particular issue of securities and represents the beneficial interests of a number of purchasers of the security. The depository for the new debentures is DTC.

     We will deposit global securities with DTC registered in the name of Cede & Co., as nominee of DTC. After we issue the global security, DTC will credit on its book-entry registration and transfer system the respective principal amounts of the new debentures represented by the global security to the accounts of persons that have accounts with DTC. These account holders are known as participants. Only a participant or a person that holds an interest through a participant may be the beneficial owner of a global security. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC and its participants.

     We and the trustee will treat DTC or Cede & Co., its nominee, as the sole owner or holder of the new debentures represented by the global security. Except as set forth below and in the indenture, owners of beneficial interests in the global security will not be entitled to have the new debentures represented by the global security registered in their names. They also will not receive or be entitled to receive physical delivery of the new debentures in definitive form and will not be considered the owners or holders of the new debentures.

     Principal, premium (if any) and interest payments on new debentures represented by the global security registered in the name of DTC or Cede & Co. will be made to DTC or Cede & Co. as the registered owner of the global security. Neither we, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or the maintaining, supervising or reviewing of any records relating to the beneficial ownership interests.

     We expect that DTC, upon receipt of any payments, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on DTC's records. We expect that payments by participants to owners of beneficial interests in the global security will be governed by standing instructions and customary practices, as is the case with the securities held for the amounts of customers registered in street names, and will be the responsibility of the participants.

     If DTC is at any time unwilling or unable to continue as depository and a successor depository is not appointed by us within ninety days, we will issue registered securities in exchange for the global security. In addition, we may at any time in our sole discretion determine not to have any of the new debentures represented by the global security. In that event, we will issue new debentures in definitive form in exchange for the global security.

     Because the beneficial owner of the old debentures will not be a registered legal holder of the new debentures, the rights relating to the new debentures will be governed by the account rules of the holder's bank or broker and of DTC, as well as general laws relating to securities transfers. We will not recognize any investor as a legal owner of the new debentures and instead will deal only with the trustee and DTC, the depository that is the registered holder of the new debentures.

DESCRIPTION OF DTC

     DTC has informed us that:

     DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provision of Section 17A of the Securities Exchange Act of 1934.

     DTC was created to hold securities for financial institutions that have accounts with it, and to facilitate the clearance and settlement of securities transactions between the account holders through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of certificates. DTC account holders include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system is also available to banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC account holder, either directly or indirectly.

     DTC's rules are on file with the Commission.

     DTC's records reflect only the identity of the account holder to whose accounts beneficial interests in the new debentures are credited. The account holders may or may not be the owners of the beneficial interests so recorded. The account holder will be responsible for keeping account of its holdings on behalf of its beneficial owners.

EXERCISE OF LEGAL RIGHTS UNDER THE NEW DEBENTURES

     DTC may grant proxies or otherwise authorize holders (or persons holding beneficial interests in the new debentures through DTC account holders) to exercise any rights of a legal holder of the new debentures or take any other actions that a holder is entitled to take under the indenture or the new debentures. Under its usual procedures, as soon as possible after a record date, DTC would mail an omnibus proxy to us assigning

Cede & Co.'s consenting or voting rights to those DTC account holders to whose accounts the new debentures are credited on such record date. Accordingly, in order to exercise any rights of a holder of new debentures, as an owner of a beneficial interest in the new debenture, the beneficial owner must rely on the procedures of DTC and, if the beneficial owner is not an account holder, on the procedures of the account holder through which the beneficial owner owns the interest.

     We understand that under existing industry practice, if an owner of a beneficial interest in the new debentures desires to take any action that Cede & Co., as the legal holder of the new debentures, is entitled to take, Cede & Co. would authorize the relevant DTC account holder to take the action, and the account holder would authorize the beneficial owner, as an owner of a beneficial interest in the new debentures through its accounts, to take the action or would otherwise act upon the instructions of beneficial owners owning through it.

     Although DTC has agreed to the procedures described above in order to facilitate transfers of new debentures among DTC account holders, DTC is under no obligation to perform or continue to perform such procedures, and these procedures may be modified or discontinued at any time without the consent of the beneficial owners and without notifying the beneficial owners.

     Street name and other owners of beneficial interests in the global security should consult their banks or brokers for information on how to exercise and protect their rights in the new debentures.

RANKING

     The new debentures are our unsecured obligations and will rank pari passu in right of payment to our other unsecured and unsubordinated debt obligations.

     We are a holding company and our principal source of cash is dividends from subsidiaries (See "Risk Factors -- We are a Holding Company That Depends on the Ability of Our Subsidiaries to Pay Dividends to Service Our Debt"). Under applicable state insurance law, the amount of cash dividends and other distributions certain subsidiaries may pay is restricted. A description of these restrictions in general terms is included in the accompanying financial statements or notes thereto, or elsewhere in this prospectus. Also, because we are a holding company, our rights and the rights of our creditors, including the beneficial holders of new debentures to participate in any distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization or otherwise, is subject to the prior claims of the subsidiary's creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary.

OPTIONAL REDEMPTION

     We may choose to redeem some or all of the new debentures at any time. If we choose to do so, we will mail a notice of redemption to the holders of the new debentures not less than 30 days and not more than 60 days before the redemption occurs.

     The redemption price will be equal to the greater of:

     - 100 percent of the principal amount of the new debentures to be redeemed plus accrued interest to the date of redemption; or

     - the sum of the present values of the remaining scheduled payments on the new debentures being redeemed, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 37.5 basis points.

     If we are redeeming less than all the new debentures, the trustee will select the particular new debentures to be redeemed by lot or by another method the trustee deems fair and appropriate. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the new debentures or portions thereof called for redemption.

     Except as described above, the new debentures will not be redeemable by us prior to maturity and will not be entitled to the benefit of any sinking fund.

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     For purposes of calculating the redemption price, the following terms have the meanings set forth below:

     "Treasury rate" means the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the second business day immediately preceding the redemption date) of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for the redemption date.

     "Comparable treasury issue" means the U.S. treasury security selected by an independent investment banker that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the new debentures. "Independent investment banker" means one of the reference treasury dealers that we appoint.

     "Comparable treasury price" means:

     - the average of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) as of the third business day preceding the redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities;" or

     - if that release (or any successor release) is not published or does not contain such prices on that business day, (1) the average of the reference treasury dealer quotations for the redemption date, after excluding the highest and lowest of such reference treasury dealer quotations, or (2) if the trustee obtains fewer than four such reference treasury dealer quotations, the average of all quotations obtained.

     "Reference treasury dealer" means each of Goldman, Sachs & Co. (and its successors) and three other nationally recognized investment banking firms that are primary U.S. Government securities dealers specified from time to time by us. If, however, any of them ceases to be a primary U.S. Government securities dealer, we will substitute another nationally recognized investment banking firm that is such a dealer.

     "Reference treasury dealer quotations" means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount and in each case for settlement on the next business day) quoted in writing to the trustee by such reference treasury dealer as of 3:30 p.m., New York time, on the third business day preceding the redemption date.

     "Remaining scheduled payments" means the remaining scheduled payments of the principal of and interest (excluding any interest accrued and paid as of the date of redemption) on each new debenture to be redeemed that would be due after the related redemption date but for such redemption.

CERTAIN COVENANTS

     LIMITATION ON LIENS ON STOCK OF DESIGNATED SUBSIDIARIES

     Neither we nor any of our subsidiaries will be permitted to create, assume, incur or permit to exist any indebtedness secured by any lien on the present or future capital stock of any designated subsidiary unless the new debentures, and at our election, any other indebtedness of ours that is not subordinate to the new debentures and with respect to which the governing instruments require, or pursuant to which we are otherwise obligated, to provide such security, are secured equally and ratably with this indebtedness for at least the time period this indebtedness is so secured.

     "Designated subsidiary" means any present or future consolidated subsidiary, the consolidated shareholders' equity of which constitutes at least 15% of our consolidated stockholders' equity. As of the date hereof, the designated subsidiaries are Radian Guaranty, Amerin Guaranty, Enhance Financial Services and Enhance Reinsurance.

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     "Indebtedness" means, with respect to any person, for purposes of this covenant:

     - the principal of, and any premium and interest on, indebtedness of the person for money borrowed and indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which that person is responsible or liable;

     - all capitalized lease obligations of that person;

     - all obligations of that person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business and deferred purchase price due and payable within 90 days);

     - all obligations of that person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, other than obligations with respect to some letters of credit securing obligations entered into in the ordinary course of business;

     - all obligations of the type referred to above of other persons and all dividends of other persons for which that person is responsible or liable as obligor, guarantor or otherwise;

     - all obligations of the type referred to above of other persons secured by any lien on any property or asset of that person; and

     - any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described above.

     LIMITATION ON SALES OF CAPITAL STOCK OF DESIGNATED SUBSIDIARIES

     Neither we nor any of the designated subsidiaries will be permitted to issue, sell, transfer or dispose of capital stock of a designated subsidiary, except to us or one of our subsidiaries that agrees to hold the transferred shares subject to the terms of this sentence, unless we dispose of the entire capital stock of the designated subsidiary at the same time for cash or property which, in the opinion of our board of directors, is at least equal to the fair value of the capital stock.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     We may not consolidate with or merge into any other person or convey or transfer or lease our properties and assets substantially as an entirety to any person, and we may not permit any other person to consolidate with or merge into us, unless:

     - if we consolidate with or merge into another corporation or convey or transfer our properties and assets substantially as an entirety to any person, the successor is organized under the laws of the United States or any state and assumes our obligations under the new debentures;

     - immediately after the transaction, no event of default occurs and continues; and

     - we meet other conditions specified in the indenture.

     Upon any consolidation or merger, or any conveyance or transfer of our properties and assets, substantially as an entirety as set forth above, the successor person formed by such consolidation or into which we are merged or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power as we would be permitted to exercise under the indenture with the same effect as if such successor had been named as us in the indenture. In the event of any such conveyance or transfer, we, as the predecessor, shall be discharged from all obligations and covenants under the indenture and the new debentures and may be dissolved, wound up or liquidated at any time thereafter.

     Other than the restrictions in the indenture on liens described above, the indenture and the new debentures do not contain any covenants or other provisions designed to afford holders of new debentures protection in the event of a recapitalization or highly leveraged transaction involving us.

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CERTAIN DEFINITIONS

     The following are certain of the terms defined in the indenture:

     "Holder" means a person in whose name a security is registered in the security register.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Security register" means the register or registers we shall keep or cause to be kept, in which we shall provide for the registration and transfer of new debentures.

     "Subsidiary" means, with respect to any person, any corporation more than 50% of the voting stock of which is owned directly or indirectly by such person.

     "U.S. government obligation" means (x) any security which is (i) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) an obligation of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case (i) or (ii), is not callable or redeemable at the option of the issuer thereof, and (y) any depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act of 1933, as amended) as custodian with respect to any U. S. government obligation specified in clause (x) above and held by such bank for the account of the holder of such depository receipt, or with respect to any specific payment of principal of or interest on any U. S. government obligation which is so specified and held, provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount received by the custodian in respect of the U. S. government obligation or the specific payment of principal or interest evidenced by such depository receipt.

DEFEASANCE

     The indenture provides that we, at our option, (a) will be discharged from our obligations in respect of the new debentures, (except in each case for certain obligations to issue and/or replace temporary new debentures, register the transfer or exchange of new debentures, replace stolen, lost or mutilated new debentures, maintain paying agencies and hold moneys for payment in trust); or (b) need not comply with the covenants described above under "Certain Covenants," and certain events of default (except, among others, those arising out of the failure to pay interest, premium (if any) or principal on the new debentures and certain events of bankruptcy, insolvency and reorganization) will no longer constitute events of default with respect to the new debentures, in each case if we deposit with the trustee, in trust, money or the equivalent in
U. S. government obligations, or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal of, and premium (if any) and interest on, the new debentures on the dates such payments are due in accordance with the terms of the new debentures.

     To exercise any such option, we are required, among other things, to deliver to the trustee an opinion of counsel (i) in the case of a discharge pursuant to clause (a), stating that we have received from, or there has been published by, the Internal Revenue Service a ruling or since the date of the indenture there has been a change in the applicable federal income tax law, in either case, to the effect that the holders will not recognize gain or loss for federal income tax purposes; and in the case of a release pursuant to clause
(b), to the effect that the holders will not recognize gain or loss for federal income tax purposes and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such release were not to occur; and (ii) stating that the creation of the defeasance trust will not violate the Investment Company Act of 1940, as amended. In addition, we are required to deliver to the trustee an officers' certificate stating that such deposit was not made by us with the intent of preferring the holders over our other creditors or with the intent of defeating, hindering, delaying or defrauding our creditors or others.

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EVENTS OF DEFAULT, NOTICE AND WAIVER

     The indenture provides that, if an event of default specified therein with respect to the new debentures shall have happened and be continuing, either the trustee thereunder or the holders of 25% in aggregate principal amount of the outstanding new debentures may declare the principal of all the new debentures to be due and payable immediately.

     Events of default in respect of the new debentures are defined in the indenture as being:

     - default for thirty (30) days in payment of any interest installment with respect to the new debentures;

     - default in payment of principal of (or any premiums on) the new debentures when due at their stated maturity;

     - default for sixty (60) days after notice to us by the trustee thereunder or by holders of 10% in aggregate principal amount of the outstanding new debentures in the performance of any covenant pertaining to the new debentures;

     - a failure to pay when due at maturity or a default that results in the acceleration of maturity of any of our other indebtedness or any designated subsidiaries (excluding non-recourse debt) having an aggregate principal amount outstanding of at least $15,000,000, unless the indebtedness is discharged or the acceleration is rescinded or annulled, in each case within 15 days after written notice of default is given to us by the trustee or the Holders of at least 10% in principal amount of the outstanding new debentures; and

     - certain events of bankruptcy, insolvency and reorganization with respect to us.

     The indenture provides that the trustee thereunder will, within 90 days after the occurrence of a default, give to the holders of the new debentures notice of all defaults known to it; provided, however, that, except in the case of default in the payment of principal of, or premium (if any) or interest on, any of the new debentures, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the new debentures. The term default for the purpose of this provision means the happening of any of the events of default specified above, except that any grace period or notice requirement is eliminated.

     The indenture contains provisions entitling the trustee to be indemnified by the holders of the new debentures before proceeding to exercise any right or power under the indenture at the request of holders of the new debentures.

     The indenture provides that the holders of a majority in aggregate principal amount of the outstanding new debentures may direct the time, method and place of conducting proceedings for remedies available to the trustee or exercising any trust or power conferred on the trustee in respect of the new debentures, subject to certain conditions.

     In certain cases, the holders of not less than a majority in principal amount of the outstanding new debentures may waive, on behalf of the holders of all new debentures, any past default or event of default with respect to the new debentures, except, among other things, a default not theretofore cured in payment of the principal of, or premium (if any) or interest on, any of the new debentures.

     The indenture includes a covenant that we will file annually with the trustee a certificate of no default or specifying any default that exists.

MODIFICATION OF THE INDENTURE

     We and the trustee may, without the consent of the holders of the new debentures, enter into indentures supplemental to the indenture for, among others, one or more of the following purposes:

     (1) to evidence the succession of another person to us, and the assumption by such successor of our obligations under the indenture and the new debentures;

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     (2) to add to our covenants, or to surrender any of our rights or powers, for the benefit of the holders of the new debentures;

     (3) to cure any ambiguity, or correct any inconsistency in the indenture or to make any other provisions with respect to matters or questions arising under this indenture;

     (4) to evidence and provide for the acceptance of any successor trustee with respect to the new debentures or to facilitate the administration of the trusts thereunder by one or more trustees in accordance with the indenture;

     (5) to provide any additional events of default;

     (6) to provide for the issuance of the new debentures in coupon or as fully registered form; and

     (7) to secure the new debentures pursuant to the indenture's limitation on liens.

     No supplemental indenture for the purpose identified in clauses (2), (3) or
(5) above may be entered into if to do so would adversely affect the rights of the holders of new debentures or in any material respect.

     The indenture contains provisions permitting us and the trustee thereunder, with the consent of the holders of not less than 66 2/3% in principal amount of the outstanding old debentures and new debentures, to execute supplemental indentures by adding any provisions to or changing or eliminating any of the provisions of the indenture or modifying the rights of the holders of the new debentures, except that no such supplemental indenture may, without the consent of the holders of the new debentures, among other things:

     - change the fixed maturity of the new debentures; or

     - reduce the principal amount thereof or any premiums payable thereon; or

     - reduce the rate or extend the time of payment of interest thereon.

THE TRUSTEE

     First Union National Bank is the trustee under the indenture. The trustee is a depository for funds and performs other services for, and transacts other banking business with, us in the normal course of business. The trustee is also acting as the exchange agent.

GOVERNING LAW

     The indenture is governed by, and construed in accordance with, the laws of the State of New York.

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               SUMMARY OF UNITED STATES FEDERAL TAX CONSEQUENCES

     This discussion of U.S. federal income tax consequences applies to you if you acquired old debentures at original issue for cash, exchange your old debentures for new debentures pursuant to the terms set forth in this prospectus and hold the new debentures as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986. This discussion is a summary for general information only and does not consider all aspects of U.S. federal income tax that may be relevant to the purchase, ownership and disposition of the new debentures. This discussion also does not address all of the U.S. federal income tax consequences of ownership of new debentures that may be relevant to you or the U.S. federal income tax consequences to you if you are subject to special treatment under the U.S. federal income tax laws. Special treatment applies to, among others:

     - a bank, thrift, insurance company, regulated investment company, or other financial institution or financial service company;

     - a broker or dealer in securities or foreign currency;

     - a person that has a functional currency other than the U.S. dollar;

     - a partnership or other flow-through entity;

     - a subchapter S corporation;

     - a person subject to alternate minimum tax;

     - a person who owns the new debentures as part of a straddle, hedging transaction, conversion transaction, constructive sale transaction or other risk-reduction transaction;

     - a tax-exempt entity;

     - a person who has ceased to be a United States citizen or to be taxed as a resident alien; or

     - a person who acquires the new debentures in connection with employment or other performance of services.

     This discussion is based upon the Internal Revenue Code, regulations of the Treasury Department, IRS rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly on a retroactive basis, or to different interpretations which could result in federal income tax consequences different from those described below. We have not and will not seek any rulings or opinions from the IRS or counsel regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, exchange, ownership or disposition of the new debentures that are different from those discussed below.

     In addition, the following summary does not address all possible tax consequences. In particular, except as specifically provided, it does not discuss any estate, gift, generation-skipping, transfer, state, local or foreign tax consequences. For all these reasons, we urge you to consult with your tax advisor about the federal income tax and other tax consequences of the acquisition, ownership and disposition of the new debentures.

PERSONS CONSIDERING THE EXCHANGE OF OLD DEBENTURES FOR NEW DEBENTURES SHOULD CONSULT THEIR OWN ADVISERS CONCERNING THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO THEIR PARTICULAR SITUATIONS.

     As explained below, the federal income tax consequences of acquiring, owning and disposing of the new debentures depend on whether or not you are a U.S. holder. For purposes of this summary, you are a U.S. holder if you are a beneficial owner of the new debentures and for federal income tax purposes are:

     - a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the substantial presence residency test under the federal income tax laws;

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     - a corporation, partnership or other entity treated as a corporation or partnership for federal income tax purposes, that is created or organized in or under the laws of the United States, any of the fifty states or the District of Columbia, unless otherwise provided by Treasury regulations;

     - an estate the income of which is subject to federal income taxation regardless of its source; or

     - a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust;

and if your status as a U.S. holder is not overridden under the provisions of an applicable tax treaty. Conversely, you are a non-U.S. holder if you are a beneficial owner of the new debentures and are not a U.S. holder.

     If a partnership holds new debentures, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in such partnership, you should consult your tax advisor.

U.S. HOLDERS

     The following discussion is limited to the U.S. federal income tax consequences relevant to a U.S. holder.

PAYMENT OF INTEREST ON NEW DEBENTURES

     Interest paid or payable on a debenture will be taxable to a U.S. holder as ordinary interest income, generally at the time it is received or accrued, in accordance with such holder's regular method of accounting for U.S. federal income tax purposes. The new debentures will not be treated as having been issued with original issue discount. While the old debentures were issued at a slight original issue discount, the small amount of that discount qualifies for the Internal Revenue Code's de minimis rule which allows the holders to avoid the complex original issue discount provisions.

     In some circumstances, we may be obligated to pay you amounts in excess of stated interest or principal on the new debentures. For example, we would have to pay additional interest in specified circumstances if we did not satisfy our obligation under the registration rights agreement. In addition, in some cases we will be able to call the new debentures for redemption at a price that may include an additional amount in excess of the principal of the new debentures. See "Description of the New Debentures--Optional Redemption." According to Treasury regulations, the possibility of additional interest or premiums being paid to you will not affect the amount of interest income you recognize, in advance of the payment of such amounts, if there is only a remote chance as of the date the new debentures were issued that you will receive such payments. We believe that the likelihood that we will pay additional interest is remote. Therefore, we do not intend to treat the potential payment of such amounts as part of the yield to maturity of any new debentures.

     Similarly, we intend to take the position that the likelihood of a redemption or repurchase of the new debentures is remote and likewise do not intend to treat the possibility of any premium payable on a redemption or repurchase as affecting the yield to maturity of any new debentures. Our determination that these contingencies are remote is binding on you unless you disclose your contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the IRS. In the event a contingency occurs, it would affect the amount and timing of the income that you must recognize. If we pay additional interest on the new debentures, you will be required to recognize additional income. If we pay a redemption premium, the premium could be treated as capital gain under the rules described under "Sale, Exchange or Redemption of New Debentures."

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SALE, EXCHANGE OR REDEMPTION OF NEW DEBENTURES

     Except as described below under "Exchange Offer," you generally will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of new debentures measured by the difference between:

     - the amount of cash proceeds and the fair market value of any property you receive (except to the extent attributable to accrued interest income, which will generally be taxable as ordinary income, or attributable to accrued interest previously included in income, which amount may be received without generating further income); and

     - your adjusted tax basis in the new debentures.

     Your adjusted tax basis in the new debentures generally will equal your acquisition cost of the new debentures after reduction for amounts allocated to prior accrued stated interest, and reduced by any principal payments you received. The capital gain or loss will be long-term if your holding period is more than 12 months.

EXCHANGE OFFER

     The exchange of new debentures for old debentures pursuant to the exchange offer will not constitute a taxable event for U.S. federal income tax purposes because there is no significant modification of the terms of the old debentures as reflected in the new debentures. As a result, a holder of the old debentures will not recognize taxable gain or loss as a result of the exchange of these old debentures for new debentures, the holding period of the new debentures will include the holding period of the old debentures surrendered in exchange therefor and a holder's adjusted tax basis in the new debentures will be the same as such holder's adjusted tax basis in the old debentures immediately prior to the surrender of such old debentures pursuant to the exchange offer.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     In general, information reporting requirements will apply to reportable payments to non-corporate U.S. holders of principal and interest on a new debenture, and the proceeds of the sale of a new debenture. If you are a non-corporate U.S. holder you may be subject to backup withholding at a rate that will be 30.5% for payment made in 2001, and decrease in steps to 28% for payments made in 2006 and thereafter when you receive interest with respect to the new debentures, or when you receive proceeds upon the sale, exchange, redemption, retirement or other disposition of the new debentures. In general, you can avoid this backup withholding by properly executing under penalties of perjury an IRS Form W-9 or substantially similar form that provides:

     - your correct taxpayer identification number; and

     - a certification that (a) you are exempt from backup withholding because you are a corporation or come within another enumerated exempt category,
       (b) you have not been notified by the IRS that you are subject to backup withholding, or (c) you have been notified by the IRS that you are no longer subject to backup withholding.

If you do not provide your correct taxpayer identification number on the IRS Form W-9 or substantially similar form, you may be subject to penalties imposed by the IRS.

     Backup withholding will not apply, however, with respect to payments made to some holders, including corporations, tax exempt organizations and some foreign persons, provided their exemptions from backup withholding are properly established.

     Amounts withheld are generally not an additional tax and may be refunded or credited against your federal income tax liability, provided you furnish the required information to the IRS.

     We will report to the U.S. holders of new debentures and to the IRS the amount of any reportable payments for each calendar year and the amount of tax withheld, if any, with respect to these payments.
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     U.S. holders of new debentures should consult their tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives new debentures for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those new debentures. A broker-dealer may use this prospectus, as amended or supplemented from time to time, in connection with resales of new debentures received in exchange for old debentures where such broker-dealer acquired old debentures as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration date of the exchange offer, we will make available a prospectus, as amended or supplemented, meeting the requirements of the Securities Act to any broker-dealer for use in connection with those resales.

     We will not receive any proceeds from any sale of new debentures by broker-dealers. Broker-dealers may sell new debentures received by them for their own account pursuant to the exchange offer from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new debentures or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new debentures.

     Any broker-dealer that resells new debentures that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new debentures may be deemed to be an "underwriter" within the meaning of the Securities Act. A profit on any such resale of new debentures and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the old debentures, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old debentures, including any broker-dealers, against specified liabilities, including liabilities under the Securities Act.

                         VALIDITY OF THE NEW DEBENTURES

     The validity of the new debentures will be passed upon for us by Reed Smith LLP, One Liberty Place, 1650 Market Street, Philadelphia, Pennsylvania 19103.

                                    EXPERTS

     Our consolidated financial statements as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, and the related financial statement schedules included in this document from the Radian Group Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Enhance Financial Services as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated statements of operations, common stockholders' equity and cash flows of Amerin Corporation and subsidiaries for the year ended December 31, 1998 have been included in our consolidated financial statements, included in this Registration Statement, through the retroactive application of the pooling of interest method of accounting with respect to the merger of Amerin Corporation and CMAC Investment Corporation. The aforementioned 1998 financial statements have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their report thereon, included in the Radian Group Annual Report on Form 10-K for the year ended December 31, 2000. Such consolidated statements of operations, common stockholders' equity and cash flows have been included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      [This Page Intentionally Left Blank]

                         INDEX TO FINANCIAL STATEMENTS


                                                                 PAGE
                                                              ----------
RADIAN GROUP INC.
  Selected Financial and Statistical Data...................         F-2
  Consolidated Balance Sheets -- December 31, 2000 and
     1999...................................................         F-3
  Consolidated Statements of Income -- For the years ended
     December 31, 2000, 1999 and 1998.......................         F-4
  Consolidated Statements of Changes in Common Stockholders'
     Equity -- For the years ended December 31, 2000, 1999
     and 1998...............................................         F-5
  Consolidated Statements of Cash Flows -- For the years
     ended December 31, 2000, 1999 and 1998.................         F-6
  Notes to Consolidated Financial Statements................         F-7
  Independent Auditors' Report..............................        F-28
  Independent Auditors' Report on Financial Schedules.......        F-29
  Schedule I -- Summary of Investments -- Other Than
     Investments in Related Parties -- For the Year Ended
     December 31, 2000......................................        F-30
  Schedule III -- Condensed Financial Information of
     Registrant Condensed Balance Sheets Parent Company
     Only -- Years Ended December 31, 2000 and 1999.........        F-31
  Schedule VI -- Reinsurance Mortgage Insurance Premiums
     Earned Years December 31, 2000, 1999 and 1998..........        F-36
  Unaudited Condensed Consolidated Balance
     Sheets -- September 30, 2001 and December 31, 2000.....        F-37
  Unaudited Condensed Consolidated Statements of
     Income -- For the quarters and nine months ended
     September 30, 2001 and 2000............................        F-38
  Unaudited Condensed Consolidated Statement of Changes in
     Common Stockholders' Equity -- For the nine month
     period ended September 30, 2001........................        F-39
  Unaudited Condensed Consolidated Statements of Cash
     Flows -- For the nine months periods ended September
     30, 2001 and 2000......................................        F-40
  Notes to Unaudited Condensed Consolidated Financial
     Statements.............................................        F-41
ENHANCE FINANCIAL SERVICES GROUP INC.
  Independent Auditors' Report..............................        F-46
  Consolidated Balance Sheets as of December 31, 2000 and
     1999...................................................        F-47
  Consolidated Statements of Operations for the Years Ended
     December 31, 2000, 1999 and 1998.......................        F-48
  Consolidated Statements of Shareholders' Equity for the
     Years Ended December 31, 2000, 1999 and 1998...........        F-49
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 2000, 1999 and 1998.......................        F-50
  Notes to Consolidated Financial Statements................        F-51


All schedules not included are omitted because they are either not applicable or because the information required therein is included in Notes to Consolidated Financial Statements.

                               RADIAN GROUP INC.

                   SELECTED FINANCIAL AND STATISTICAL DATA(1)


                                         NINE MONTHS
                                            ENDED
                                 ---------------------------
                                 SEPTEMBER 30   SEPTEMBER 30
                                     2001           2000         2000       1999       1998       1997       1996
                                 ------------   ------------   --------   --------   --------   --------   --------
                                      (IN MILLIONS, EXCEPT PER-SHARE AMOUNTS AND RATIOS)
CONSOLIDATED STATEMENT OF
  INCOME
Premiums earned................    $  515.5       $  387.1     $  520.9   $  472.6   $  405.3   $  330.0   $  250.3
Net investment income..........       107.4           60.3         82.9       67.3       59.9       52.4       46.9
Total revenues.................       683.9          452.0        615.4      552.8      483.6      390.0      302.0
Provision for losses...........       152.6          115.0        154.3      174.1      166.4      147.4      112.6
Policy acquisition costs and
  other operating expenses.....       162.3           79.1        108.6      121.4      118.2       83.4       67.2
Merger expenses................          --             --           --       37.8        1.1         --         --
Pretax income..................       370.3          261.3        352.5      219.5      197.9      159.2      122.2
Net income.....................       264.4          184.5        248.9      148.1      142.2      115.7       90.5
Net income per share(2)(3).....    $   2.88       $   2.39     $   3.22   $   1.92   $   1.84   $   1.50   $   1.18
Average shares
  outstanding(2)(3)............        90.9           76.1         76.2       75.8       75.6       75.0       74.4

CONSOLIDATED BALANCE SHEET
Assets.........................    $4,230.7                    $2,272.8   $1,776.7   $1,513.4   $1,222.7   $1,015.0
Investments....................     3,236.3                     1,750.5    1,388.7    1,175.5      974.7      842.0
Unearned premiums..............       477.6                        77.2       54.9       75.5       72.7       73.9
Reserve for losses.............       575.8                       390.0      335.6      245.1      179.9      126.9
Redeemable preferred stock.....        40.0                        40.0       40.0       40.0       40.0       40.0
Common stockholders' equity....     2,222.6                     1,362.2    1,057.3      932.2      780.1      657.0
Book value per share(3)........    $  23.78                    $  17.97   $  14.17   $  16.65   $  10.69   $   9.05

STATUTORY RATIOS(5)
Loss ratio.....................        30.9%          30.5%        30.5%      37.6%      42.0%      46.1%      46.7%
Expense ratio..................        20.4           18.1         17.9       24.2(4)     24.6      22.5       24.5
                                   --------       --------     --------   --------   --------   --------   --------
Combined ratio.................        51.3%          48.6         48.4%      61.8%      66.6%      68.6%      71.2%

OTHER STATUTORY DATA(5)
New primary insurance
  written......................    $ 31,695       $ 17,642     $ 24,934   $ 33,256   $ 37,067   $ 21,481   $ 20,018
Direct primary insurance in
  force........................     106,805         98,902      100,859     97,089     83,178     67,294     54,215
Direct primary risk in force...      25,756         24,236       24,622     22,901     19,840     15,158     12,023
Direct pool risk in force......       1,562          1,404        1,507      1,361        993        601        342
Other risk in force............         609            132          211         --         --         --         --


---------------
(1) Effective June 9, 1999, Radian Group Inc. was formed by the merger of CMAC Investment Corporation and Amerin Corporation pursuant to an Agreement and Plan of Merger dated November 22, 1998. The transaction was accounted for on a pooling of interests basis and, therefore, all financial statements presented reflect the combined entity. See note 1 of Notes to Consolidated Financial Statements set forth on page 21 herein.

(2) Diluted net income per share and average share information per Statement of Financial Accounting Standards No. 128, "Earnings Per Share." See note 1 of Notes to Consolidated Financial Statements set forth on page 23 herein.

(3) All share and per-share data for prior periods have been restated to reflect a 2-for-1 stock split in June 2001.

(4) Expense ratio calculated net of merger expenses of $21.8 million recognized by statutory companies.

(5) Mortgage insurance operations only.

                               RADIAN GROUP INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                        DECEMBER 31
                                                              --------------------------------
                                                                   2000              1999
                                                              --------------    --------------
                                                              (IN THOUSANDS, EXCEPT SHARE AND
                                                                     PER-SHARE AMOUNTS)
ASSETS
Investments
     Fixed maturities held to maturity -- at amortized cost
      (fair value $490,792 and $475,257)....................    $  469,591        $  468,549
     Fixed maturities available for sale -- at fair value
      (amortized cost $1,087,191 and $839,845)..............     1,120,840           804,776
Equity securities -- at fair value (cost $58,877 and
  $47,719)..................................................        64,202            58,378
Short-term investments......................................        95,824            56,974
Cash........................................................         2,424             7,507
Deferred policy acquisition costs...........................        70,049            61,680
Prepaid federal income taxes................................       270,250           204,701
Provisional losses recoverable..............................        43,740            40,065
Other assets................................................       135,891            74,082
                                                                ----------        ----------
                                                                $2,272,811        $1,776,712
                                                                ----------        ----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Unearned premiums...........................................    $   77,241        $   54,925
Reserve for losses..........................................       390,021           335,584
Deferred federal income taxes...............................       291,294           206,168
Accounts payable and accrued expenses.......................       112,058            82,779
                                                                ----------        ----------
                                                                   870,614           679,456
                                                                ----------        ----------
Redeemable preferred stock, par value $.001 per share;
  800,000 shares issued and outstanding -- at redemption
  value.....................................................        40,000            40,000
                                                                ----------        ----------
COMMITMENTS AND CONTINGENCIES
Common stockholders' equity
     Common stock, par value $.001 per share; 80,000,000
      shares authorized; 37,907,777 and 37,307,504 shares,
      respectively, issued and outstanding..................            38                37
     Treasury stock; 38,006 shares redeemed.................        (2,159)               --
     Additional paid-in capital.............................       549,154           524,408
     Retained earnings......................................       789,831           548,684
     Accumulated other comprehensive income (loss)..........        25,333           (15,873)
                                                                ----------        ----------
                                                                 1,362,197         1,057,256
                                                                ----------        ----------
                                                                $2,272,811        $1,776,712
                                                                ==========        ==========

                See notes to consolidated financial statements.

                               RADIAN GROUP INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                      YEAR ENDED DECEMBER 31
                                                             -----------------------------------------
                                                                2000           1999           1998
                                                             -----------    -----------    -----------
                                                             (IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)
REVENUES
     Net premiums written..................................   $544,272       $451,817       $406,467
     (Increase) decrease in unearned premiums..............    (23,401)        20,818         (1,215)
                                                              --------       --------       --------
     Premiums earned.......................................    520,871        472,635        405,252
     Net investment income.................................     82,946         67,259         59,862
     Gain on sales of investments, net.....................      4,179          1,568          3,156
     Other income..........................................      7,438         11,349         15,317
                                                              --------       --------       --------
                                                               615,434        552,811        483,587
                                                              --------       --------       --------
EXPENSES
     Provision for losses..................................    154,326        174,143        166,377
     Policy acquisition costs..............................     51,471         58,777         58,479
     Other operating expenses..............................     57,167         62,659         59,720
     Merger expenses.......................................         --         37,766          1,098
                                                              --------       --------       --------
                                                               262,964        333,345        285,674
                                                              --------       --------       --------
Pretax income..............................................    352,470        219,466        197,913
Provision for income taxes.................................   (103,532)       (71,328)       (55,676)
                                                              --------       --------       --------
Net income.................................................   $248,938       $148,138       $142,237
Dividends to preferred stockholder.........................      3,300          3,300          3,300
                                                              --------       --------       --------
Net income available to common stockholders................   $245,638       $144,838       $138,937
                                                              ========       ========       ========
Basic net income per share.................................   $   6.53       $   3.92       $   3.78
                                                              ========       ========       ========
Diluted net income per share...............................   $   6.44       $   3.83       $   3.67
                                                              ========       ========       ========

                See notes to consolidated financial statements.

                               RADIAN GROUP INC.

       CONSOLIDATED STATEMENTS OF CHANGES IN COMMON STOCKHOLDERS' EQUITY

                                                                                  ACCUMULATED
                                                         ADDITIONAL                  OTHER
                                     COMMON   TREASURY    PAID-IN     RETAINED   COMPREHENSIVE
                                     STOCK     STOCK      CAPITAL     EARNINGS   INCOME (LOSS)     TOTAL
                                     ------   --------   ----------   --------   -------------   ----------
                                                                 (IN THOUSANDS)
Balance, January 1, 1998...........   $36     $    --     $496,736    $271,188     $ 12,138      $  780,098
Comprehensive income:
     Net income....................    --          --           --     142,237           --         142,237
     Unrealized holding gains
       arising during period, net
       of tax of $3,914............    --          --           --          --        7,270
     Less: Reclassification
       adjustment for net gains
       included in net income, net
       of tax of $1,041............    --          --           --          --       (1,934)
                                                                                   --------
     Net unrealized gain on
       investments, net of tax of
       $2,873......................    --          --           --          --        5,336           5,336
                                                                                                 ----------
Comprehensive income...............                                                                 147,573
Issuance of common stock...........     1          --       10,546          --           --          10,547
Dividends..........................    --          --           --      (6,019)          --          (6,019)
                                      ---     -------     --------    --------     --------      ----------
Balance, December 31, 1998.........    37          --      507,282     407,406       17,474         932,199
Comprehensive income:
     Net income....................    --          --           --     148,138           --         148,138
     Unrealized holding losses
       arising during period, net
       of tax benefit of $17,398...    --          --           --          --      (32,311)
     Less: Reclassification
       adjustment for net gains
       included in net income, net
       of tax of $558..............    --          --           --          --       (1,036)
                                                                                   --------
     Net unrealized loss on
       investments, net of tax
       benefit of $17,956..........    --          --           --          --      (33,347)        (33,347)
                                                                                                 ----------
Comprehensive income...............                                                                 114,791
Issuance of common stock...........    --          --       17,126          --           --          17,126
Dividends..........................    --          --           --      (6,860)          --          (6,860)
                                      ---     -------     --------    --------     --------      ----------
Balance, December 31, 1999.........    37          --      524,408     548,684      (15,873)      1,057,256
Comprehensive income:
     Net income....................    --          --           --     248,938           --         248,938
     Unrealized holding gains
       arising during period, net
       of tax of $23,658...........    --          --           --          --       43,937
     Less: Reclassification
       adjustment for net gains
       included in net income, net
       of tax of $1,470............    --          --           --          --       (2,731)
                                                                                   --------
     Net unrealized gain on
       investments, net of tax of
       $22,188.....................                --           --          --       41,206          41,206
                                                                                                 ----------
Comprehensive income...............                                                                 290,144
Issuance of common stock...........     1          --       24,746          --           --          24,747
Treasury stock redeemed............    --      (2,159)          --          --           --          (2,159)
Dividends..........................    --          --           --      (7,791)          --          (7,791)
                                      ---     -------     --------    --------     --------      ----------
Balance, December 31, 2000.........   $38     $(2,159)    $549,154    $789,831     $ 25,333      $1,362,197
                                      ===     =======     ========    ========     ========      ==========

                See notes to consolidated financial statements.

                               RADIAN GROUP INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                YEAR ENDED DECEMBER 31
                                                          -----------------------------------
                                                            2000         1999         1998
                                                          ---------    ---------    ---------
                                                                    (IN THOUSANDS)
Cash flows from operating activities
     Net income.........................................  $ 248,938    $ 148,138    $ 142,237
     Adjustments to reconcile net income to net cash
       provided by operating activities
          Gain on sales of fixed maturity investments,
            net.........................................     (3,586)      (1,478)      (3,182)
          (Gain) loss on sales of equity securities
            available for sale, net.....................       (439)         (90)          26
          Gain on sales of short-term investments,
            net.........................................       (154)          --           --
          Increase (decrease) in unearned premiums......     22,316      (20,613)       2,854
          Amortization of deferred policy acquisition
            costs.......................................     51,471       58,777       58,479
          Increase in deferred policy acquisition
            costs.......................................    (59,840)     (71,474)     (74,661)
          Increase in reserve for losses................     54,437       90,459       65,217
          Increase in deferred federal income taxes.....     62,942       57,849       44,249
          Increase in prepaid federal income taxes......    (65,549)     (51,837)     (45,993)
          Increase in provisional losses recoverable....     (3,675)      (7,347)      (1,393)
          Depreciation and other amortization...........      3,158        2,289        4,228
          Net change in other assets, accounts payable
            and accrued expenses........................    (30,042)      57,000         (255)
                                                          ---------    ---------    ---------
     Net cash provided by operating activities..........    279,977      261,673      191,806
                                                          ---------    ---------    ---------

     Cash flows from investing activities
     Proceeds from sales of fixed maturity investments
       available for sale...............................    552,439      131,170      234,259
     Proceeds from sales of fixed maturity investments
       held to maturity.................................      1,922           10        1,031
     Proceeds from sales of equity securities available
       for sale.........................................     18,988        3,076          823
     Proceeds from redemptions of fixed maturity
       investments available for sale...................     16,467       24,769       23,973
     Proceeds from redemptions of fixed maturity
       investments held to maturity.....................      2,897       19,981       13,843
     Purchases of fixed maturity investments available
       for sale.........................................   (813,627)    (380,683)    (421,754)
     Purchases of equity securities available for
       sale.............................................    (29,713)     (25,595)     (25,958)
     Purchases of short-term investments, net...........    (38,859)     (32,560)     (10,685)
     Purchases of property and equipment, net...........     (9,419)     (12,509)      (8,216)
     Other..............................................       (952)      (1,468)      (1,093)
                                                          ---------    ---------    ---------
     Net cash used in investing activities..............   (299,857)    (273,809)    (193,777)
                                                          ---------    ---------    ---------

Cash flows from financing activities
     Dividends paid.....................................     (7,791)      (6,860)      (6,019)
     Redemption of treasury stock.......................     (2,159)          --           --
     Proceeds from issuance of common stock.............     24,747       17,126       10,547
                                                          ---------    ---------    ---------
     Net cash provided by financing activities..........     14,797       10,266        4,528
                                                          ---------    ---------    ---------
(Decrease) increase in cash.............................     (5,083)      (1,870)       2,557
Cash, beginning of year.................................      7,507        9,377        6,820
                                                          ---------    ---------    ---------
Cash, end of year.......................................  $   2,424    $   7,507    $   9,377
                                                          =========    =========    =========
Supplemental disclosures of cash flow information
     Income taxes paid..................................  $  74,768    $  61,450    $  50,700
                                                          =========    =========    =========
     Interest paid......................................  $     817    $     181    $      66
                                                          =========    =========    =========

                See notes to consolidated financial statements.

                               RADIAN GROUP INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Nature of Operations

     Radian Group Inc. (the "Company"), through its wholly owned principal operating subsidiaries, Radian Guaranty Inc. ("Radian Guaranty") and Amerin Guaranty Corporation ("Amerin Guaranty") (together referred to as "Radian"), provides private mortgage insurance and risk management services to mortgage lending institutions located throughout the United States. Private mortgage insurance protects lenders from default-related losses on residential first mortgage loans made to homebuyers who make downpayments of less than 20% of the purchase price and facilitates the sale of these mortgages in the secondary market. Consistent with the rest of the private mortgage insurance industry, Radian's highest state concentration of risk is in California. As of December 31, 2000, California accounted for 17.1% of Radian's total direct primary insurance in force and 11.2% of Radian's total direct pool insurance in force. In addition, California accounted for 18.1% of Radian's direct primary new insurance written for the year ended December 31, 2000. The largest single customer of Radian (including branches and affiliates of such customer), measured by new insurance written, accounted for 11.2% of new insurance written during 2000, compared to 12.2% in 1999 and 18.3% in 1998.

     On November 9, 2000, the Company completed the acquisition of ExpressClose.com, Inc. ("Express-Close"), an Internet-based settlement company that provides real estate information products and services to the first and second mortgage industry, for approximately $8.0 million of cash, Radian common stock and stock options, and other consideration. The acquisition was treated as a purchase for accounting purposes, and accordingly, the assets and liabilities were recorded based on their fair values at the date of acquisition. The excess of purchase price over fair value of net assets acquired of $7.4 million was allocated to goodwill and will be amortized over 20 years. The results of ExpressClose's operations have been included in the Company's financial statements for the period from November 10, 2000 through December 31, 2000. The cash component of the acquisition was financed using the Company's cash flows from operations.

     The purchase price of ExpressClose reflects the issuance of 30,000 shares of the Company's common stock at $65.813 per share which was the closing price of the Company's common stock on the date of the acquisition. Under the terms of the merger agreement, the Company has also issued 20,001 options to purchase shares of the Company's common stock. The value of the option grant was based on a Black-Scholes valuation model assuming an average life of 7.0 years, a risk-free interest rate of 6.75%, volatility of 39.3% and a dividend yield of 0.18%.

     On November 22, 1998, the board of directors of CMAC Investment Corporation ("CMAC") and the board of directors of Amerin Corporation ("Amerin") each approved an Agreement and Plan of Merger pursuant to which CMAC and Amerin merged. The merger closed on June 9, 1999 after approval by the stockholders of both companies, at which time the name of the merged company was changed to Radian Group Inc. At the same time, the name of the Company's main operating subsidiary, Commonwealth Mortgage Assurance Company, was changed to Radian Guaranty, while the main operating subsidiary of Amerin, Amerin Guaranty, retained its name. As a result of the merger, Amerin stockholders received
0.5333 shares (14,168,635 shares were issued) of CMAC common stock in a tax-free exchange for each share of Amerin common stock that they owned. CMAC's stockholders continued to own their existing shares after the merger. The merger transaction was accounted for on a pooling of interests basis and, therefore, all financial statements presented reflect the combined entity. There were no intercompany transactions requiring elimination for any periods presented prior to the merger.

                               RADIAN GROUP INC.

     The operating results of the separate companies through the merger in 1999 and prior to the merger are as follows (in thousands):

                                                                NET         NET
                                                              REVENUES     INCOME
                                                              --------    --------
For the year ended December 31, 1999:
     Radian Group Inc.......................................  $419,611    $110,785
     CMAC Investment Corporation (through March 31, 1999)...    89,787      22,878
     Amerin Corporation (through March 31, 1999)............    43,413      14,475
                                                              --------    --------
     Combined...............................................  $552,811    $148,138
                                                              ========    ========
For the year ended December 31, 1998:
     CMAC Investment Corporation............................  $332,966    $ 91,054
     Amerin Corporation.....................................   150,621      51,183
                                                              --------    --------
     Combined...............................................  $483,587    $142,237
                                                              ========    ========

     The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") and include the accounts of all subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

     The preparation of financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Insurance Premiums

     Statement of Financial Accounting Standards ("SFAS") No. 60, "Accounting and Reporting by Insurance Enterprises," specifically excludes mortgage guaranty insurance from its guidance relating to the earning of insurance premiums. Consistent with GAAP and industry accounting practices, premiums written on an annual and multiyear basis are initially deferred as unearned premiums and earned over the policy term, and premiums written on a monthly basis are primarily earned as they are received. Annual premiums are amortized on a monthly, straight-line basis. Multiyear premiums are amortized over the terms of the contracts in accordance with the anticipated claim payment pattern based on historical industry experience. Ceded premiums written are initially set up as prepaid reinsurance and are amortized in accordance with direct premiums earned.

Reserve for Losses

     The reserve for losses consists of the estimated cost of settling claims on defaults reported and defaults that have occurred but have not been reported. SFAS 60 specifically excludes mortgage guaranty insurance from its guidance relating to the reserve for losses. Consistent with GAAP and industry accounting practices, the Company does not establish loss reserves for future claims on insured loans that are not currently in default. In determining the liability for unpaid losses related to reported outstanding defaults, the Company establishes loss reserves on a case-by-case basis. The amount reserved for any particular loan is dependent upon the characteristics of the loan, the status of the loan as reported by the servicer of the insured loan as well as the economic condition and estimated foreclosure period in the area in which the default exists. As the default progresses closer to foreclosure, the amount of loss reserve for that particular loan is increased, in stages, to approximately 100% of the Company's exposure and that adjustment is included in current

                               RADIAN GROUP INC.

operations. The Company also reserves for defaults that have occurred but have not been reported using historical information on defaults not reported on a timely basis by lending institutions. The estimates are continually reviewed and, as adjustments to these liabilities become necessary, such adjustments are reflected in current operations.

Deferred Policy Acquisition Costs

     Costs associated with the acquisition of mortgage insurance business, consisting of compensation and other policy issuance and underwriting expenses, are initially deferred. Because SFAS 60 specifically excludes mortgage guaranty insurance from its guidance relating to the amortization of deferred policy acquisition costs, amortization of these costs for each underwriting year book of business is charged against revenue in proportion to estimated gross profits over the life of the policies using the guidance provided by SFAS No. 97, "Accounting and Reporting by Insurance Enterprises For Certain Long Duration Contracts and for Realized Gains and Losses From the Sale of Investments." This includes accruing interest on the unamortized balance of capitalized acquisition costs. The estimate for each underwriting year is updated annually to reflect actual experience and any changes to key assumptions such as persistency or loss development.

Income Taxes

     Deferred income taxes are provided for the temporary difference between the financial reporting basis and the tax basis of the Company's assets and liabilities using enacted tax rates applicable to future years.

Investments

     The Company is required to group its investment portfolio in three categories: held to maturity, available for sale, and trading securities. Debt securities for which the Company has the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost. Debt and equity securities purchased and held principally for the purpose of selling them in the near term are classified as trading securities and are reported at fair value, with unrealized gains and losses included in earnings. The Company had no trading securities in its portfolio at December 31, 2000 or 1999. All other investments are classified as available for sale and are reported at fair value, with unrealized gains and losses (net of tax) reported in a separate component of stockholders' equity as accumulated other comprehensive income or losses. Realized gains and losses are determined on a specific identification method and are included in income.

Fair Values of Financial Instruments

     The following methodology was used by the Company in estimating the fair value disclosures for its financial instruments: fair values for fixed maturity securities (including redeemable preferred stock) and equity securities are based on quoted market prices, dealer quotes, and prices obtained from independent pricing services. The carrying amounts reported on the balance sheet for cash and short-term investments approximate their fair values.

Company-owned Life Insurance

     Radian Guaranty is the beneficiary of insurance policies on the lives of certain officers and employees of Radian Guaranty. The Company has recognized the amount that could be realized under the insurance policies as an asset in the balance sheet. At December 31, 2000, the amount totaled $50,374,000 and is included as a component of other assets.

                               RADIAN GROUP INC.

Accounting for Stock-Based Compensation

     The Company accounts for stock-based compensation in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS 123 requires expanded disclosures of stock-based compensation arrangements with employees and encourages, but does not require, the recognition of compensation expense for the fair value of stock options and other equity instruments granted as compensation to employees. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB 25"), and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

     In March 2000, the Financial Accounting Standards Board ("FASB") Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation" ("FIN 44"), was issued. FIN44 clarifies the application of APB25 for certain issues. The Company adopted the provisions of FIN44 in 2000. The adoption of the interpretation did not have a material effect on the Company's consolidated financial statements.

Net Income Per Share

     The Company is required to disclose both "basic" earnings per share and "diluted" earnings per share. Basic net income per share is based on the weighted average number of common shares outstanding, while diluted net income per share is based on the weighted average number of common shares outstanding and common share equivalents that would arise from the exercise of stock options.

     The calculation of the basic and diluted net income per share was as follows (in thousands, except per-share amounts):

                                                       2000        1999        1998
                                                     --------    --------    --------
Net income.........................................  $248,938    $148,138    $142,237
Preferred stock dividend adjustment................    (3,300)     (3,300)     (3,300)
                                                     --------    --------    --------
Adjusted net income................................  $245,638    $144,838    $138,937
                                                     --------    --------    --------
Average diluted stock options outstanding..........   1,926.3     2,088.1     2,212.8
Average exercise price per share...................  $  31.18    $  26.85    $  22.93
Average market price per share -- diluted basis....  $  55.32    $  46.35    $  54.67

Average common shares outstanding..................    37,634      36,975      36,722
Increase in shares due to exercise of
  options -- diluted basis.........................       515         881       1,092
                                                     --------    --------    --------
Adjusted shares outstanding -- diluted.............    38,149      37,856      37,814
                                                     --------    --------    --------

Net income per share -- basic......................  $   6.53    $   3.92    $   3.78
                                                     ========    ========    ========
Net income per share -- diluted....................  $   6.44    $   3.83    $   3.67
                                                     ========    ========    ========

Comprehensive Income

     The Company is required to present, as a component of comprehensive income, the amounts from transactions and other events that are currently excluded from the statement of income and are recorded directly to stockholders' equity.

                               RADIAN GROUP INC.

Recent Accounting Principles

     In October 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 98-7, "Deposit Accounting: Accounting for Insurance and Reinsurance Contracts That Do Not Transfer Insurance Risk" ("SOP 98-7"). This statement provides guidance on how to apply the deposit method of accounting when it is required for insurance and reinsurance contracts that do not transfer insurance risk. The Company adopted SOP 98-7 in 2000. The adoption of SOP 98-7 did not have a material impact on the financial position or results of operations of the Company.

Derivative Instruments and Hedging Activities

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The statement, originally effective for fiscal years beginning after June 15, 1999, was deferred for one year when the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133." The statement establishes accounting and reporting standards for derivative instruments and hedging activity and requires that all derivatives be measured at fair value and recognized as either assets or liabilities in the financial statements. Changes in the fair value of derivative instruments will be recorded each period in current earnings. This represents a change from the Company's current accounting practices whereby these changes are recorded as a component of stockholders' equity. In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities -- An Amendment of FASB Statement No. 133," which addressed certain issues causing implementation difficulties for entities that apply SFAS 133. The Company adopted SFAS 133, as amended, on January 1, 2001. Transactions that the Company has entered into that will be accounted for under SFAS 133, as amended, include convertible debt securities.

     Upon adoption of SFAS 133, as amended, the balance of the Company's convertible debt securities was approximately $104.6 million. SFAS 133 requires that the Company split its convertible debt securities into the derivative and debt host components. Over the term of the securities, increases in the debt instrument will be recorded in the Company's consolidated statement of changes in common stockholders' equity, through accumulated other comprehensive income. Concurrently, a deferred tax liability will be recognized as the recorded value of the debt host increases. Changes in the fair value of the derivative will be recorded to investment income or expense in the Company's consolidated statement of income.

     In connection with the adoption of SFAS 133, as amended, the Company expects to reclassify $13.8 million from fixed maturities available for sale to trading securities on its consolidated balance sheet as of January 1, 2001. The impact of the adoption of SFAS 133, as amended, on the Company's consolidated statement of income and the consolidated statement of changes in common stockholders' equity is immaterial as of January 1, 2001.

     Adoption of SFAS 133, as amended, could result in volatility from period to period in investment income or expense as reported on the Company's consolidated statement of income. The Company is unable to predict the effect this volatility may have on its financial position or results of operations.

Subsequent Events

     In the first quarter of 2001, the Company completed the previously announced agreement to acquire Enhance Financial Services Group Inc. ("Enhance") through the merger of a subsidiary of the Company with and into Enhance. As a result of the merger, Enhance stockholders received 0.22 shares (8,464,968 shares were issued) of the Company's common stock for each share of Enhance common stock that they owned in a tax-free exchange. The Company's stockholders continued to own their existing shares after the merger. The acquisition will be accounted for under the purchase method of accounting.

                               RADIAN GROUP INC.

     In conjunction with the merger, the Company guaranteed payment of up to $12.5 million of a $25.0 million revolving credit facility issued to Sherman Financial Group LLC, a 45.5% owned affiliate of Enhance. There were no drawdowns on this line of credit as of December 31, 2000.

Reclassifications

     Certain items in the 1998 consolidated financial statements have been reclassified to conform with the presentation in the 1999 and 2000 consolidated financial statements.

2. INVESTMENTS

     Fixed maturity and equity investments at December 31, 2000 and 1999 consisted of (in thousands):

                                                        DECEMBER 31, 2000
                                       ----------------------------------------------------
                                                                     GROSS         GROSS
                                       AMORTIZED        FAIR       UNREALIZED    UNREALIZED
                                          COST         VALUE         GAINS         LOSSES
                                       ----------    ----------    ----------    ----------
Fixed maturities held to maturity at
  amortized cost:
     Bonds and notes:
          United States government...  $    8,765    $    9,393     $   628       $    --
          State and municipal
            obligations..............     460,826       481,399      21,070           497
                                       ----------    ----------     -------       -------
                                       $  469,591    $  490,792     $21,698       $   497
                                       ==========    ==========     =======       =======
Fixed maturities available for sale:
     Bonds and notes:
          United States government...  $   33,126    $   33,527     $   756       $   355
          State and municipal
            obligations..............     822,501       848,048      28,541         2,994
          Corporate..................     152,052       157,115       8,807         3,744
     Mortgage-backed securities......      59,200        60,031       1,146           315
     Redeemable preferred stock......      20,312        22,119       2,437           630
                                       ----------    ----------     -------       -------
                                       $1,087,191    $1,120,840     $41,687       $ 8,038
                                       ==========    ==========     =======       =======
Equity securities available for sale:
     Equity securities...............  $   58,877    $   64,202     $12,684       $ 7,359
                                       ==========    ==========     =======       =======

                               RADIAN GROUP INC.

                                                        DECEMBER 31, 1999
                                       ----------------------------------------------------
                                                                     GROSS         GROSS
                                       AMORTIZED        FAIR       UNREALIZED    UNREALIZED
                                          COST         VALUE         GAINS         LOSSES
                                       ----------    ----------    ----------    ----------
Fixed maturities held to maturity at
  amortized cost:
     Bonds and notes:
          United States government...  $   10,287    $   10,266     $    12       $    33
          State and municipal
            obligations..............     458,262       464,991      11,050         4,321
                                       ----------    ----------     -------       -------
                                       $  468,549    $  475,257     $11,062       $ 4,354
                                       ==========    ==========     =======       =======
Fixed maturities available for sale:
     Bonds and notes:
          United States government...  $   24,167    $   22,201     $    44       $ 2,010
          State and municipal
            obligations..............     623,700       590,318       1,689        35,071
          Corporate..................      82,167        83,741       5,580         4,006
     Mortgage-backed securities......      69,553        66,964         120         2,709
     Redeemable preferred stock......      40,258        41,552       2,006           712
                                       ----------    ----------     -------       -------
                                       $  839,845    $  804,776     $ 9,439       $44,508
                                       ==========    ==========     =======       =======
Equity securities available for sale:
     Equity securities...............  $   47,719    $   58,378     $14,776       $ 4,117
                                       ==========    ==========     =======       =======

     The contractual maturities of fixed maturity investments are as follows (in thousands):

                                                                 DECEMBER 31, 2000
                                                              ------------------------
                                                              AMORTIZED        FAIR
                                                                 COST         VALUE
                                                              ----------    ----------
Fixed maturities held to maturity:
  2001......................................................  $    7,131    $    7,145
  2002-2005.................................................     107,144       111,554
  2006-2010.................................................     213,108       225,160
  2011 and thereafter.......................................     142,208       146,933
                                                              ----------    ----------
                                                              $  469,591    $  490,792
                                                              ==========    ==========
Fixed maturities available for sale:
  2001......................................................  $   18,977    $   19,007
  2002-2005.................................................     139,927       141,629
  2006-2010.................................................     168,473       173,519
  2011 and thereafter.......................................     680,302       704,535
  Mortgage-backed securities................................      59,200        60,031
  Redeemable preferred stock................................      20,312        22,119
                                                              ----------    ----------
                                                              $1,087,191    $1,120,840
                                                              ==========    ==========

                               RADIAN GROUP INC.

     Net investment income consisted of (in thousands):

                                                           YEAR ENDED DECEMBER 31
                                                        -----------------------------
                                                         2000       1999       1998
                                                        -------    -------    -------
Investment income:
  Fixed maturities....................................  $79,891    $66,090    $58,145
  Equity securities...................................    1,461        636        291
  Short-term investments..............................    3,941      1,789      1,592
  Other...............................................    1,272        667        449
                                                        -------    -------    -------
                                                         86,565     69,182     60,477
Investment expenses...................................   (3,619)    (1,923)      (615)
                                                        -------    -------    -------
                                                        $82,946    $67,259    $59,862
                                                        =======    =======    =======

     Net gain on sales of investments consisted of (in thousands):

                                                           YEAR ENDED DECEMBER 31
                                                        -----------------------------
                                                         2000       1999       1998
                                                        -------    -------    -------
Gains on sales and redemptions of fixed maturity
  investments available for sale......................  $12,732    $ 3,213    $ 4,490
Losses on sales and redemptions of fixed maturity
  investments available for sale......................   (9,115)    (1,752)    (1,328)
Gains on sales and redemptions of fixed maturity
  investments held to maturity........................        4         27         43
Losses on sales and redemptions of fixed maturity
  investments held to maturity........................      (35)       (10)       (23)
Gains on sales of equity securities available for
  sale................................................    2,206        273         37
Losses on sales of equity securities available for
  sale................................................   (1,767)      (183)       (63)
Gains on sales of short-term investments..............      184         --         --
Losses on sales of short-term investments.............      (30)        --         --
                                                        -------    -------    -------
                                                        $ 4,179    $ 1,568    $ 3,156
                                                        =======    =======    =======

     For the year ended December 31, 2000, the Company sold fixed maturity investments held to maturity with an amortized cost of $1,949,000 resulting in gross realized losses of $27,000. For the year ended December 31, 1999, the Company sold a fixed maturity investment held to maturity with an amortized cost of $10,000 that resulted in no gain or loss and for the year ended December 31, 1998, the Company sold a fixed maturity investment held to maturity with an amortized cost of $1,061,000 that resulted in a gross realized gain of $30,000. All investments were sold in response to a significant deterioration in the issuer's creditworthiness.

     Net unrealized appreciation (depreciation) on investments consisted of (in thousands):

                                                          YEAR ENDED DECEMBER 31
                                                      -------------------------------
                                                        2000        1999       1998
                                                      --------    --------    -------
Fixed maturities held to maturity...................  $ 14,493    $(28,142)   $ 4,860
                                                      ========    ========    =======
Fixed maturities available for sale.................  $ 68,718    $(59,636)   $ 5,894
Deferred tax (provision) benefit....................   (24,051)     20,873     (2,063)
                                                      --------    --------    -------
                                                      $ 44,667    $(38,763)   $ 3,831
                                                      ========    ========    =======
Equity securities available for sale................  $ (5,334)   $  8,343    $ 2,316
Deferred tax benefit (provision)....................     1,867      (2,920)      (811)
                                                      --------    --------    -------
                                                      $ (3,467)   $  5,423    $ 1,505
                                                      ========    ========    =======

                               RADIAN GROUP INC.

     Securities on deposit with various state insurance commissioners amounted to $13,086,000 at December 31, 2000 and $13,119,000 at December 31, 1999.

3. REINSURANCE

     Radian utilizes reinsurance to reduce net risk in force to meet regulatory risk to capital requirements and to comply with the regulatory maximum per loan coverage percentage limitation of 25%. Although the use of reinsurance does not discharge an insurer from its primary liability to the insured, the reinsuring company assumes the related liability. Included in other assets are amounts recoverable from reinsurers pertaining to unpaid claims, claims incurred but not reported, and unearned premiums (prepaid reinsurance). Prepaid reinsurance premiums were $9,415,000 and $10,500,000 at December 31, 2000 and 1999,
respectively.

     The effect of reinsurance on premiums written and earned is as follows for the years ended December 31 (in thousands):

                                                          YEAR ENDED DECEMBER 31
                                                     --------------------------------
                                                       2000        1999        1998
                                                     --------    --------    --------
Premiums written:
     Direct........................................  $592,734    $496,646    $451,572
     Assumed.......................................        80          93          97
     Ceded.........................................   (48,542)    (44,922)    (45,202)
                                                     --------    --------    --------
     Net premiums written..........................  $544,272    $451,817    $406,467
                                                     ========    ========    ========
Premiums earned:
     Direct........................................  $570,425    $517,364    $448,668
     Assumed.......................................        80          87         129
     Ceded.........................................   (49,634)    (44,816)    (43,545)
                                                     --------    --------    --------
     Net premiums earned...........................  $520,871    $472,635    $405,252
                                                     ========    ========    ========

     The 2000, 1999, and 1998 figures included $9,561,000, $14,423,000, and
$26,676,000 for premiums written and $9,772,000, $14,781,000, and $27,126,000 for premiums earned, respectively, for reinsurance ceded under variable quota share treaties entered into in 1997, 1996, 1995, and 1994 covering the books of business originated by Radian Guaranty in those years. The 2000, 1999 and 1998 figures included $(1,048,000), $3,183,000 and $3,614,000 for premiums written and the 1999 and 1998 figures included $1,992,000 and $2,042,000 for premiums earned, respectively, of reinsurance ceded under an excess of loss reinsurance program that was entered into in 1992 covering Radian Guaranty's books of business.

     Provisional losses recoverable of $43,740,000 and $40,065,000 for 2000 and 1999, respectively, represent amounts due under variable quota share treaties entered into in 1997, 1996, 1995 and 1994, covering the books of business originated by Radian Guaranty in those years. The term of each treaty is ten years and is non-cancelable by either party except under certain conditions. The treaties also include underwriting year excess coverage in years four, seven, and ten of the treaty.

     Under the terms of the contract, Radian Guaranty cedes premium to the reinsurer based on 15% of the premiums received by Radian Guaranty on the covered business. Radian Guaranty is entitled to receive a ceding commission ranging from 30% to 32% of the premium paid under the treaty provided that certain loss ratios are not exceeded. In return for the payment of premium, Radian Guaranty receives variable quota share loss relief at levels ranging from 7.5% to 15.0% based upon the loss ratio on the covered business.

     In addition, Radian Guaranty is entitled to receive, under the underwriting year excess coverage, 8% of the ceded premium written under each treaty to the extent that this amount is greater than the total amount received under the variable quota share coverage on paid losses.

                               RADIAN GROUP INC.

     Premiums are payable to the reinsurer on a quarterly basis net of ceding commissions due and any losses calculated under the variable quota share coverage. At the end of the fourth, seventh, and tenth years of each treaty, depending on the extent of losses recovered to date under the variable quota share provisions of the treaty, Radian Guaranty may recover amounts due under the underwriting year excess coverage provisions of the treaty.

     The Company accounts for this reinsurance coverage under guidance provided in EITF 93-6, "Accounting for Multiple-Year Retrospectively Rated Contracts by Ceding and Assuming Enterprises." Under EITF 93-6, the Company recognizes an asset for amounts due from the reinsurer based on experience to date under the contract.

     For the years ended December 31, 2000, 1999, and 1998, Radian Guaranty paid $9,561,000, $14,423,000, and $26,676,000, respectively, less ceding commissions of $4,833,000, $6,098,000, and $9,076,000 and recovered variable quota share losses under the treaties of $2,262,000, $6,066,000, and $4,600,000, respectively.

     Radian has also entered into captive reinsurance arrangements with certain customers. The arrangements are structured on an excess layer basis with insured loans grouped by loan origination year. Radian retains the first layer of risk on a particular book of business, the captive reinsurer assumes the next layer, and Radian assumes all losses above that point. The captive reinsurers are generally required to maintain minimum capitalization equal to 10% of the risk assumed. At December 31, 2000, approximately $422,700,000 of risk was ceded under captive reinsurance arrangements. For the years ended December 31, 2000, 1999, and 1998, Radian had ceded premiums written of $39,686,000, $26,931,000, and $14,376,000, respectively and ceded premiums earned of $39,501,000, $27,502,000, and $13,819,000, respectively, under these various captive reinsurance arrangements.

     In addition, Radian Guaranty reinsures all of its direct insurance in force under an excess of loss reinsurance program. Under this program, the reinsurer is responsible for 100% of Radian Guaranty's covered losses (subject to an annual and aggregate limit) in excess of an annual retention limit. Premiums are paid to the reinsurer on a quarterly basis, net of any losses due to Radian Guaranty. For the years ended December 31, 1999 and 1998, Radian Guaranty had ceded premiums written of $3,183,000 and $3,614,000, respectively, and ceded premiums earned of $1,992,000 and $2,042,000, respectively, under this excess of loss reinsurance program. Beginning in 2000, this treaty was accounted for under SOP 98-7 and therefore, $5,370,000 was included in incurred losses during 2000 relating to the excess of loss reinsurance program.

     Amerin Guaranty also reinsured all of its direct insurance in force under a $100 million excess loss protection treaty that covered Amerin Guaranty in the event the combined ratio exceeded 100% and the risk to capital ratio exceeded
24.9 to 1. This excess loss protection program was cancelled as of December 31, 2000. The amount ceded under the treaty was based on the calculated leverage ratio at the end of each calendar quarter. The total expense recognized under the treaty included in other operating expenses was $2,650,000 and $2,150,000 in 1999 and 1998, respectively. Beginning in 2000, this treaty was accounted for under SOP 98-7 and therefore, $1,600,000 was included in incurred losses during 2000 relating to the excess loss protection treaty.

4. UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES

     As described in note 1, the Company establishes reserves to provide for the estimated costs of settling claims in respect of loans reported to be in default and loans that are in default that have not yet been reported to the Company.

     The default and claim cycle on loans that Radian covers begins with a receipt from the lender of notification of a default on an insured loan. The master policy with each lender requires that lender to inform Radian of an uncured default on a mortgage loan within 75 days of the default. The incidence of default is

                               RADIAN GROUP INC.

influenced by a number of factors, including change in borrower income, unemployment, divorce and illness, the level of interest rates, and general borrower creditworthiness. Defaults that are not cured result in claims to Radian. Borrowers may cure defaults by making all delinquent loan payments or by selling the property and satisfying all amounts due under the mortgage.

     Different regions of the country experience different default rates due to varying economic conditions and each state has different rules regarding the foreclosure process. These rules can impact the amount of time that it takes for a default to reach foreclosure, so the Company has developed a reserving methodology that takes these different time periods into account in calculating the reserve.

     When a specific loan initially defaults, it is uncertain that the default will result in a claim. It is Radian's experience that a significant percentage of loans in default end up being cured. Increasing the reserve in stages as the foreclosure progresses approximates the estimated total loss for that particular claim. At any time during the foreclosure process, until the lender takes title to the property, the borrower may cure the default. Therefore, it is appropriate to increase the reserve in stages as new insight and information are obtained. At the time of title transfer, the Company has approximately 100% of the estimated total loss reserved.

     The following table presents information relating to the liability for unpaid claims and related expenses (in thousands):

                                                       2000        1999        1998
                                                     --------    --------    --------
Balance at January 1...............................  $335,584    $245,125    $179,908
Add losses and LAE incurred in respect of default
  notices received in:
     Current year..................................   247,759     218,139     179,674
     Prior years...................................   (93,433)    (43,996)    (13,297)
                                                     --------    --------    --------
Total incurred.....................................   154,326     174,143     166,377
                                                     --------    --------    --------
Deduct losses and LAE paid in respect of default
  notices received in:
     Current year..................................     8,891       7,353      18,196
     Prior years...................................    90,998      76,331      82,964
                                                     --------    --------    --------
Total paid.........................................    99,889      83,684     101,160
                                                     --------    --------    --------
Balance at December 31.............................  $390,021    $335,584    $245,125
                                                     ========    ========    ========

     As a result of changes in estimates of insured events in prior years, the provision for losses and loss adjustment expenses (net of reinsurance recoveries of $1,042,000, $28,231,000, and $11,180,000 in 2000, 1999, and 1998,
respectively) decreased by $93,433,000, $43,996,000 and $13,297,000 in 2000,
1999 and 1998, respectively, due primarily to lower than anticipated claim payments as compared to the amounts reserved as a result of strong housing prices.

5. REDEEMABLE PREFERRED STOCK

     The Company's preferred stock is entitled to cumulative annual dividends of $4.125 per share, payable quarterly in arrears. The preferred stock is redeemable at the option of the Company at $54.125 per share on or after August 15, 2002, and declining to $50.00 per share on or after August 15, 2005 (plus in each case accumulated and unpaid dividends), or is subject to mandatory redemption at a redemption price of $50.00 per share plus accumulated and unpaid dividends based upon specified annual sinking fund requirements from 2002 to 2011.

                               RADIAN GROUP INC.

6. INCOME TAXES

     Deferred income taxes at the end of each period are determined by applying enacted statutory tax rates applicable to the years in which the taxes are expected to be paid or recovered. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts for income tax purposes. The effect on deferred taxes of a change in the tax rate is recognized in earnings in the period that includes the enactment date.

     Provision for income taxes includes a net deferred tax provision in 2000, 1999, and 1998 of $62,938,000, $58,083,000, and $35,875,000, respectively. Of the 2000, 1999, and 1998 provisions, $63,685,000, $54,425,000, and $45,247,000, respectively, were due to a deduction related to the purchase of U.S. government non-interest-bearing tax and loss bonds as allowed by federal tax regulations, with the 1999 and 1998 purchase deductions offset by $7,053,000 and $4,979,000, respectively, of alternative minimum tax adjustments. These purchases are treated as prepaid federal income taxes. The payment for the tax and loss bonds is essentially a prepayment of federal income taxes that will become due at a later date. All other amounts arose principally from differences in accounting for deferred policy acquisition costs and insurance reserve tax adjustments required as a result of the Tax Reform Act of 1986.

     The significant components of the Company's net deferred tax assets and liabilities are summarized as follows (in thousands):

                                                                   DECEMBER 31
                                                              ----------------------
                                                                2000         1999
                                                              ---------    ---------
Deferred tax assets:
     Unearned premiums......................................  $   4,746    $   2,975
     Loss reserves..........................................      8,896        7,946
     Employee benefits......................................      1,225          648
     Net unrealized loss on investments.....................         --        8,547
     Other..................................................      1,538           --
                                                              ---------    ---------
                                                                 16,405       20,116
                                                              ---------    ---------
Deferred tax liabilities:
     Deferred policy acquisition costs......................    (24,520)     (21,591)
     Net unrealized gain on investments.....................    (13,641)          --
     Depreciation...........................................     (1,254)      (1,278)
     Deduction related to purchase of tax and loss bonds....   (268,284)    (203,343)
     Other..................................................         --          (72)
                                                              ---------    ---------
                                                               (307,699)    (226,284)
                                                              ---------    ---------
     Net deferred tax liability.............................  $(291,294)   $(206,168)
                                                              =========    =========

                               RADIAN GROUP INC.

     The reconciliation of taxes computed at the statutory tax rate of 35% for 2000, 1999 and 1998 to the provision for income taxes is as follows (in thousands):

                                                           2000       1999       1998
                                                         --------   --------   --------
Provision for income taxes computed at the statutory
  tax rate.............................................  $123,365   $ 76,813   $ 69,269
Change in tax provision resulting from:
     Tax-exempt municipal bond interest and dividends
       received deduction (net of proration)...........   (20,482)   (15,535)   (13,897)
     Capitalized merger costs..........................       123      8,124         --
     Other, net........................................       526      1,926        304
                                                         --------   --------   --------
Provision for income taxes.............................  $103,532   $ 71,328   $ 55,676
                                                         ========   ========   ========

7. STOCKHOLDERS' EQUITY AND DIVIDEND RESTRICTIONS

     The Company is a holding company whose principal source of income is dividends from Radian. The ability of Radian Guaranty to pay dividends on its common stock is restricted by certain provisions of the insurance laws of the Commonwealth of Pennsylvania, its state of domicile. The insurance laws of Pennsylvania establish a test limiting the maximum amount of dividends that may be paid by an insurer without prior approval by the Pennsylvania Insurance Commissioner. Under such test, Radian Guaranty may pay dividends during any 12-month period in an amount equal to the greater of (i) 10% of the preceding year-end statutory policyholders' surplus or (ii) the preceding year's statutory net income. In accordance with such restrictions, $197,979,000 would be available for dividends in 2001. However, an amendment to the Pennsylvania statute requires that dividends and other distributions be paid out of an insurer's unassigned surplus. Because of the unique nature of the method of accounting for contingency reserves, Radian Guaranty has negative unassigned surplus. Thus, prior approval by the Pennsylvania Insurance Commissioner is required for Radian Guaranty to pay dividends or make other distributions so long as Radian Guaranty has negative unassigned surplus. The Pennsylvania Insurance Commissioner has approved all distributions by Radian Guaranty since the passage of this amendment, and management has every expectation that the Commissioner of Insurance will continue to approve such distributions in the future, provided that the financial condition of Radian Guaranty does not materially change.

     The ability of Amerin Guaranty to pay dividends on its common stock is restricted by certain provisions of the insurance laws of the State of Illinois, its state of domicile. The insurance laws of Illinois establish a test limiting the maximum amount of dividends that may be paid from positive unassigned surplus by an insurer without prior approval by the Illinois Insurance Commissioner. Under such test, Amerin Guaranty may pay dividends during any 12-month period in an amount equal to the greater of (i) 10% of the preceding year-end statutory policyholders' surplus or (ii) the preceding year's statutory net income. In accordance with such restrictions, $58,036,000 would be available for dividends in 2001 without prior regulatory approval, which represents the positive unassigned surplus of Amerin Guaranty at December 31, 2000.

     The Company and Radian Guaranty have entered into an agreement, pursuant to which the Company has agreed to establish and, for as long as any shares of $4.125 Preferred Stock remain outstanding, maintain a reserve account in an amount equal to three years of dividend payments on the outstanding shares of $4.125 Preferred Stock (currently $9,900,000), and not to pay dividends on the common stock at any time when the amount in the reserve account is less than three years of dividend payments on the shares of $4.125 Preferred Stock then outstanding. This agreement between the Company and Radian Guaranty provides that the holders of the $4.125 Preferred Stock are entitled to enforce the agreement's provisions as if such holders were signatories to the agreement.

                               RADIAN GROUP INC.

     Radian Guaranty's current excess of loss reinsurance arrangement prohibits the payment of any dividend that would have the effect of reducing the total of its statutory policyholders' surplus plus its contingency reserve below $85,000,000. As of December 31, 2000, Radian Guaranty had statutory policyholders' surplus of $171,644,000 and a contingency reserve of $798,954,000, for a total of $970,598,000.

     The Company may not pay any dividends on its shares of common stock unless the Company has paid all accrued dividends on, and has complied with all sinking fund and redemption obligations relating to, its outstanding shares of $4.125 Preferred Stock.

     The Company prepares its statutory financial statements in accordance with the accounting practices prescribed or permitted by the Insurance Department of the respective state of domicile. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners ("NAIC") as well as state laws, regulations, and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed.

     Radian Guaranty's statutory policyholders' surplus at December 31, 2000 and 1999 was $171,644,000 and $157,693,000, respectively. Radian Guaranty's statutory net income for 2000, 1999, and 1998 was $197,979,000, $137,094,000,
and $105,264,000, respectively.

     Under Illinois insurance regulations, Amerin Guaranty is required to maintain statutory basis capital and surplus of $1,500,000. The statutory policyholders' surplus at December 31, 2000 and 1999 was $284,813,000 and $242,636,000, respectively. Amerin Guaranty's statutory net income for 2000, 1999, and 1998 was $101,448,000, $70,901,000, and $71,715,000, respectively.

     The differences between the statutory net income and surplus and the consolidated net income and equity presented on a GAAP basis represent differences between GAAP and statutory accounting practices for the following reasons:

     Under statutory accounting practices, mortgage guaranty insurance companies are required to establish each year a contingency reserve equal to 50% of premiums earned in such year. Such amount must be maintained in the contingency reserve for 10 years after which time it is released to unassigned surplus. Prior to 10 years, the contingency reserve may be reduced with regulatory approval to the extent that losses in any calendar year exceed 35% of earned premiums for such year. Under GAAP, the contingency reserve is not required.

     Under statutory accounting practices, insurance policy acquisition costs are charged against operations in the year incurred. Under GAAP, these costs are deferred and amortized.

     Statutory financial statements only include a provision for current income taxes due, and purchases of tax and loss bonds are accounted for as investments. GAAP financial statements provide for deferred income taxes, and purchases of tax and loss bonds are recorded as prepayments of income taxes.

     Under statutory accounting practices, fixed maturity investments are valued at amortized cost. Under GAAP, those investments that Radian does not have the ability or intent to hold to maturity are considered to be available for sale and are recorded at market value, with the unrealized gain or loss recognized, net of tax, as an increase or decrease to stockholders' equity.

     Under statutory accounting practices, certain assets, designated as non-admitted assets, are charged directly against statutory surplus. Such assets are reflected on the GAAP financial statements.

     In March 1998, the National Association of Insurance Commissioners adopted the Codification of Statutory Accounting Principles ("Codification"). The Codification, which is intended to standardize regulatory accounting and reporting for the insurance industry, is effective January 1, 2001. However, statutory accounting principles will continue to be established by individual state laws and permitted practices. The Commonwealth of Pennsylvania will require adoption of the Codification for the preparation of statutory

                               RADIAN GROUP INC.

financial statements effective January 1, 2001. The Company estimates that the adoption of the Codification by Radian Guaranty will increase statutory capital and surplus as of January 1, 2001 by approximately $10,333,000 in Radian Guaranty. The State of Illinois will require adoption of the Codification for the preparation of statutory financial statements effective January 1, 2001. The Company estimates that the adoption of the Codification by Amerin Guaranty will increase statutory capital and surplus as of January 1, 2001 by approximately $2,370,000 in Amerin Guaranty.

     In April 1998, the Company's board of directors approved a stockholder rights plan designed to help ensure that all stockholders receive fair value for their shares of common stock in the event of any proposed takeover of the Company and to guard against the use of partial tender offers or other coercive tactics to gain control of the Company without offering fair value to the stockholders.

8. STOCK-BASED COMPENSATION

     In November 1992, the Company's board of directors adopted the CMAC Investment Corporation 1992 Stock Option Plan, which provides for the granting of nonqualified stock options, either alone or together with stock appreciation rights. Effective with the merger, the name of the plan was changed to the Radian Group Inc. 1992 Stock Option Plan (the "Stock Option Plan"). Originally up to 500,000 shares were subject to stock options. This amount was amended by a vote of the stockholders to 900,000 in May 1993. These options may be granted to directors, officers, and key employees of the Company at prices that are not less than 90% of fair market value on the date the options are granted, although all options have been granted with an exercise price equal to the fair value of the Company's stock at the date of grant. Accordingly, no compensation expense has been recognized for the Company's stock-based compensation plans. Each stock option is exercisable for a period of ten years from the date of the grant and is subject to a vesting schedule as approved by the Company's Stock Option and Compensation Committee. In May 1995, the CMAC Investment Corporation Equity Compensation Plan was instituted by a vote of the stockholders. Effective with the merger, the name of the plan was changed to the Radian Group Inc. Equity Compensation Plan (the "Equity Compensation Plan"). This plan provides for the granting of nonqualified stock options, under terms similar to those in the Stock Option Plan, or other forms of equity-based compensation. The aggregate number of shares that may be issued under this new plan was 1,100,000, which brought the total number of shares subject to stock options or other forms of equity-based compensation to 2,000,000. Effective with the two-for-one stock split in December 1996, all share totals within the plans were doubled, bringing the total number of shares subject to stock options or other forms of equity-based compensation to 4,000,000.

     In June 1999, the number of shares subject to stock options was amended by a vote of the stockholders to 5,000,000. At the same time, as a result of the merger, the number of options outstanding from the prior Amerin plan was added to the total number of shares subject to stock options or other forms of equity compensation, bringing the total number of shares to 5,800,177.

                               RADIAN GROUP INC.

     Information regarding the Stock Option Plan and Equity Compensation Plan is as follows:

                                                                           WEIGHTED
                                                                            AVERAGE
                                                                           EXERCISE
                                                              NUMBER OF      PRICE
                                                               SHARES      PER SHARE
                                                              ---------    ---------
Outstanding, January 1, 1998................................  2,611,595     $23.84
  Granted...................................................    126,232      42.28
  Exercised.................................................   (351,477)     11.04
  Cancelled.................................................    (79,490)     27.47
                                                              ---------
Outstanding, December 31, 1998..............................  2,306,860      26.65
  Granted...................................................    229,921      40.63
  Exercised.................................................   (445,558)     26.40
  Cancelled.................................................   (134,779)     38.52
                                                              ---------
Outstanding, December 31, 1999..............................  1,956,444      27.54
  Granted...................................................    460,107      45.34
  Exercised.................................................   (588,678)     24.86
  Cancelled.................................................    (71,990)     44.00
                                                              ---------
Outstanding, December 31, 2000..............................  1,755,883      32.43
                                                              =========
Exercisable, December 31, 2000..............................    987,167      23.95
                                                              =========
Available for grant, December 31, 2000......................  2,325,337
                                                              =========

     The Company applies APB 25 in accounting for its stock-based compensation plans. Had compensation cost for the Company's stock option plans been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS 123, the Company's net income and earnings per share would have been reduced by approximately $4,189,000 ($.11 per share), $2,932,000 ($.08 per share), and $3,952,000 ($.10 per share in 2000, 1999, and 1998, respectively. The pro forma effect on net income for 2000, 1999, and 1998 is not representative of the pro forma effect on net income in future years because it does not take into consideration pro forma compensation expense related to grants made prior to 1995.

     The weighted average fair values of the stock options granted during 2000, 1999, and 1998 were $23.96, $20.65, and $20.64, respectively. The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants:

                                                              2000     1999     1998
                                                              -----    -----    -----
Expected life (years).......................................   7.07     7.89     6.83
Risk-free interest rate.....................................   6.69%    4.91%    5.21%
Volatility..................................................  39.29%   38.73%   39.05%
Dividend yield..............................................   0.16%    0.30%    0.33%

                               RADIAN GROUP INC.

     The following tables summarize information concerning currently outstanding and exercisable options at December 31, 2000:

                                              OPTIONS OUTSTANDING
                                    ---------------------------------------
                                                     WEIGHTED
                                                     AVERAGE       WEIGHTED
                                                    REMAINING      AVERAGE
                                      NUMBER       CONTRACTUAL     EXERCISE
RANGE OF EXERCISE PRICES            OUTSTANDING    LIFE (YEARS)     PRICE
------------------------            -----------    ------------    --------
$ 9.00 - $ 9.94...................     202,344         1.89         $ 9.00
$12.56 - $14.69...................     316,675         3.44          14.54
$22.13 - $32.50...................     304,010         5.35          26.27
$33.28 - $49.69...................     697,991         8.26          41.81
$50.39 - $67.49...................     234,863         7.79          56.83
                                     ---------
                                     1,755,883
                                     =========

                                                   OPTIONS EXERCISABLE
                                                 -----------------------
                                                                WEIGHTED
                                                                AVERAGE
                                                   NUMBER       EXERCISE
RANGE OF EXERCISE PRICES                         EXERCISABLE     PRICE
------------------------                         -----------    --------
$ 9.00 - $ 9.94................................    202,344       $ 9.00
$12.56 - $14.69................................    316,675        14.54
$22.13 - $32.50................................    241,110        24.64
$33.28 - $49.69................................    112,936        43.12
$50.39 - $67.49................................    114,102        56.13
                                                   -------
                                                   987,167
                                                   =======

     In 1999, the Stock Option Plan was amended to include the grant of "reload" options. The award of a "reload" option allows the optionee to receive the grant of an additional stock option, at the then current market price, in the event that such optionee exercises all or part of an option (an "original option") by surrendering already owned shares of common stock in full or partial payment of the option price under such original option. The exercise of an additional option issued in accordance with the "reload" feature will reduce the total number of shares eligible for award under the Stock Option Plan. At December 31, 2000, there were 234,781 options outstanding with a "reload" feature. During 2000, there were 37,707 additional options issued in accordance with the "reload" feature.

     In July 1997, the Company's board of directors adopted the 1997 CMAC Investment Corporation Employee Stock Purchase Plan and shareholder approval was granted during the Company's 1998 Annual Meeting. As a result of the merger, the name of the plan was changed to the 1997 Radian Group Inc. Employee Stock Purchase Plan (the "ESPP"). A total of 200,000 shares of the Company's authorized but unissued common stock has been made available under the ESPP. The ESPP allows eligible employees to purchase shares of the Company's stock at a discount of 15% of the beginning-of-period or end-of-period (each period being the first and second six calendar months) fair market value of the stock, whichever is lower. Eligibility under the ESPP is determined based on standard weekly work hours and tenure with the Company, and eligible employees are limited to a maximum contribution of $400 per payroll period toward the purchase of the Company's stock. Under the ESPP, the Company sold 5,200, 5,800 and 1,900 shares to employees in 2000, 1999 and 1998, respectively. The Company applies APB 25 in accounting for the ESPP. The pro forma effect on the Company's net income and earnings per share had compensation cost been determined under SFAS 123 was deemed immaterial in 2000, 1999 and 1998.

                               RADIAN GROUP INC.

9. BENEFIT PLANS

     The Company maintains a noncontributory defined benefit pension plan covering substantially all full-time employees. Retirement benefits are a function of the years of service and the level of compensation. Assets of the plan are allocated in a balanced fashion with approximately 40% in fixed income securities and 60% in equity securities.

     The Company also provides a nonqualified deferred compensation plan covering certain key executives designated by the board of directors. Under this plan, participants are eligible to receive benefits in addition to those paid under the defined benefit pension plan if their base compensation is in excess of the current IRS compensation limitation for the defined benefit pension plan. Retirement benefits under the nonqualified plan are a function of the years of service and the level of compensation and are reduced by any benefits paid under the defined benefit plan.

     In addition to providing pension benefits, the Company will provide certain health care and life insurance benefits to retired employees. The Company accounts for such benefits under SFAS No. 106, "Employers Accounting for Postretirement Benefits Other Than Pensions," and accrues the estimated costs of retiree medical and life benefits over the period during which employees render the service that qualifies them for benefits.

     The funded status of the defined benefit plans and the postretirement benefit plan were as follows (in thousands):

                                                  PENSION BENEFITS     OTHER BENEFITS
                                                 ------------------    --------------
                                                  2000       1999      2000     1999
                                                 -------    -------    -----    -----
Change in Benefit Obligation
  Benefit obligation at beginning of year......  $ 5,844    $ 5,258    $ 314    $ 365
  Service cost.................................    1,014        797       16       19
  Interest cost................................      548        383       24       21
  Increase due to plan amendments..............      406         --       --       --
  Plan participants' contributions.............       --         --        6        5
  Actuarial (gain) loss........................    1,530       (555)      16      (84)
  Benefits paid................................      (40)       (39)     (13)     (12)
                                                 -------    -------    -----    -----
  Benefit obligation at end of year............  $ 9,302    $ 5,844    $ 363    $ 314
                                                 -------    -------    -----    -----
Change in Plan Assets
  Fair value of plan assets at beginning of
     year......................................  $ 4,757    $ 3,714    $  --    $  --
  Actual return on plan assets.................      (69)       782       --       --
  Employer contributions.......................      455        300        7        7
  Plan participants' contributions.............       --         --        6        5
  Benefits paid................................      (40)       (39)     (13)     (12)
                                                 -------    -------    -----    -----
  Fair value of plan assets at end of year.....  $ 5,103    $ 4,757    $  --    $  --
                                                 -------    -------    -----    -----
  Underfunded status of the plan...............  $(4,199)   $(1,087)   $(363)   $(314)
  Unrecognized prior service cost..............      764        456     (168)    (139)
  Unrecognized net actuarial loss (gain).......      755     (1,248)    (128)    (194)
                                                 -------    -------    -----    -----
  Accrued benefit cost.........................  $(2,680)   $(1,879)   $(659)   $(647)
                                                 =======    =======    =====    =====

                               RADIAN GROUP INC.

     The components of net pension and net periodic postretirement benefit costs are as follows (in thousands):

                                                              DEFINED BENEFIT PLANS
                                                            -------------------------
                                                             2000     1999      1998
                                                            ------    -----    ------
Service cost..............................................  $1,014    $ 797    $  748
Interest cost.............................................     548      383       362
Expected return on plan assets............................    (422)    (320)     (219)
Amortization of prior service cost........................      98       69        69
Recognized net actuarial loss.............................      17       10        40
                                                            ------    -----    ------
Net periodic benefit cost.................................  $1,255    $ 939    $1,000
                                                            ======    =====    ======

                                                              POSTRETIREMENT BENEFIT PLANS
                                                              -----------------------------
                                                               2000       1999       1998
                                                              -------    -------    -------
Service cost................................................   $ 16       $ 19       $ 19
Interest cost...............................................     24         21         22
Expected return on plan assets..............................   --         --         --
Amortization of prior service cost..........................    (11)       (11)       (11)
Recognized net actuarial gain...............................    (10)        (8)        (8)
                                                               ----       ----       ----
Net periodic benefit cost...................................   $ 19       $ 21       $ 22
                                                               ====       ====       ====

     Assumptions used to determine net pension and net periodic postretirement benefit costs are as follows:

                                                               DEFINED BENEFIT PLANS
                                                              -----------------------
                                                              2000     1999     1998
                                                              -----    -----    -----
Weighted average assumptions as of December 31:
     Discount rate..........................................  7.50%    7.50%    6.75%
     Expected return on plan assets.........................  8.50%    8.50%    8.50%
     Rate of compensation increase..........................  6.00%    4.00%    4.00%

                                                              POSTRETIREMENT BENEFIT PLANS
                                                              -----------------------------
                                                               2000       1999       1998
                                                              -------    -------    -------
Weighted average assumptions as of December 31:
     Discount rate..........................................   7.25%      7.50%      6.75%
     Expected return on plan assets.........................   --         --         --
     Rate of compensation increase..........................   --         --         --

     Due to the nature of the postretirement benefit plan, no increase is assumed in the Company's obligation due to any increases in the per capita cost of covered health care benefits.

     In addition to the defined benefit plan, the nonqualified deferred compensation plan, and the postretirement benefit plan, the Company also maintains a Savings Incentive Plan, which covers substantially all full-time employees and all part-time employees employed for a minimum of 90 consecutive days. Participants can contribute up to 15% of their base earnings as pretax contributions. The Company will match at least 25% of the first 5% of base earnings contributed in any given year. These matching funds are subject to certain vesting requirements. The expense to the Company for matching funds for the years ended December 31, 2000, 1999, and 1998 was $1,094,000, $1,220,000,
and $918,000, respectively.

                               RADIAN GROUP INC.

10. COMMITMENTS AND CONTINGENCIES

     In December 2000, a complaint seeking class action status on behalf of a nationwide class of home mortgage borrowers was filed against Radian in the United States District Court for the Middle District of North Carolina (Greensboro Division). The complaint alleges that Radian violated Section 8 of the Real Estate Settlement Procedures Act ("RESPA") which generally prohibits the giving of any fee, kickback or thing of value pursuant to any agreement or understanding that real estate settlement services will be referred. The complaint asserts that the pricing of pool insurance, captive reinsurance, contract underwriting, performance notes and other, unidentified "structured transactions," should be interpreted as imputed kickbacks made in exchange for the referral of primary mortgage insurance business, which, according to the complaint, is a settlement service under RESPA. The complaint seeks injunctive relief and damages of three times the amount of any mortgage insurance premiums paid by persons who were referred to Radian pursuant to the alleged agreement or understanding. The plaintiffs in the lawsuit are represented by the same group of plaintiffs' lawyers who last year filed similar lawsuits against other providers of primary mortgage insurance in federal court in Georgia. The Georgia court dismissed those lawsuits for failure to state a claim. Three of those lawsuits were settled prior to appeal; two are currently on appeal. Radian has responded to the complaint by filing a motion to dismiss. Because this case is at a very early stage, it is not possible to evaluate the likelihood of an unfavorable outcome or to estimate the amount or range of potential loss.

     In addition to the above, the Company is involved in certain litigation arising in the normal course of its business. The Company is contesting the allegations in each such other action and believes, based on current knowledge and consultation with counsel, that the outcome of such litigation will not have a material adverse effect on the Company's consolidated financial position or results of operations.

     Radian utilizes its underwriting skills to provide an outsource contract underwriting service to its customers. Radian often gives recourse to its customers on loans it underwrites for compliance. If the loan does not meet agreed-upon guidelines and is not salable in the secondary market for that reason, Radian agrees to remedy the situation either by placing mortgage insurance coverage on the loan, by purchasing the loan, or indemnifying the loan against future loss. During 2000, less than 1% of all loans were subject to these remedies and the costs associated with these remedies were immaterial.

     The Company leases office space for use in its underwriting, sales, loan workout, and administrative support operations. Net rental expense in connection with these leases totaled $2,970,000, $3,145,000, and $3,000,000 in 2000, 1999,
and 1998, respectively. The commitment for noncancelable operating leases in future years is as follows (in thousands):

2001........................................................  $2,875
2002........................................................   2,265
2003........................................................   1,408
2004........................................................     309
2005........................................................     236
                                                              ------
                                                              $7,093
                                                              ======

     The commitment for noncancelable operating leases in future years has not been reduced by future minimum sublease rental payments aggregating approximately $1,844,000.

                               RADIAN GROUP INC.

11. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                          2000 QUARTER
                                      ----------------------------------------------------
                                       FIRST      SECOND     THIRD      FOURTH      YEAR
                                      --------   --------   --------   --------   --------
                                          (IN THOUSANDS, EXCEPT PER-SHARE INFORMATION)
Net premiums written................  $135,606   $128,936   $136,147   $143,583   $544,272
Net premiums earned.................   127,297    129,539    130,236    133,799    520,871
Net investment income...............    18,827     20,304     21,179     22,636     82,946
Provision for losses................    38,782     38,005     38,251     39,288    154,326
Policy acquisition and other
  expenses..........................    26,713     25,492     26,931     29,502    108,638
Net income..........................    58,600     61,858     64,069     64,411    248,938
Net income per share(1)(2)..........  $   1.53   $   1.60   $   1.66   $   1.66   $   6.44
Average shares outstanding(1).......    37,864     38,138     38,192     38,380     38,149

                                                          1999 QUARTER
                                       ---------------------------------------------------
                                        FIRST      SECOND     THIRD     FOURTH      YEAR
                                       --------   --------   -------   --------   --------
Net premiums written.................  $111,355   $115,907   $95,537   $129,018   $451,817
Net premiums earned..................   112,493    116,319   120,031    123,792    472,635
Net investment income................    15,913     16,814    16,439     18,093     67,259
Provision for losses.................    44,242     43,312    42,519     44,070    174,143
Policy acquisition and other
  expenses...........................    33,130     32,255    31,122     24,929    121,436
Merger expenses......................     2,833     22,697    11,353        883     37,766
Net income...........................    37,353     25,094    37,488     48,203    148,138
Net income per share(1)(2)...........  $   0.97   $   0.64   $  0.97   $   1.25   $   3.83
Average shares outstanding(1)........    37,723     37,891    37,765     38,046     37,856

---------------

(1) Diluted net income per share and average shares outstanding per SFAS No. 128, "Earnings Per Share." See note 1.

(2) Net income per share is computed independently for each period presented. Consequently, the sum of the quarters may not equal the total net income per share for the year.

                               RADIAN GROUP INC.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Radian Group Inc.
Philadelphia, Pennsylvania

     We have audited the consolidated balance sheets of Radian Group Inc. and subsidiaries (the "Company") as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in common stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger of CMAC Investment Corporation and Amerin Guaranty Corporation ("Amerin"), which has been accounted for as a pooling of interests as described in Note 1 to the consolidated financial statements. We did not audit the related statements of income, changes in common stockholders' equity, and cash flows of Amerin for the year ended December 31, 1998, which statements reflect total revenues of $145,927,000 for the year ended December 31, 1998. Those financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Amerin for 1998, is based solely on the report of such other auditors.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Radian Group Inc. and subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP
Philadelphia, Pennsylvania
March 2, 2001

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Radian Group Inc.
Philadelphia, Pennsylvania

     We have audited the consolidated financial statements of Radian Group Inc. and subsidiaries (the "Company") as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, and have issued our report thereon dated March 2, 2001, which makes reference to the report of other auditors; such consolidated financial statements and report are included in your 2000 Annual Report to Stockholders and are incorporated herein by reference. Our audits also included the consolidated statement schedules of Radian Group Inc. and subsidiaries, listed in Item 14. These consolidated financial responsibility is to express an opinion based on our audits. In our opinion, based on our audits and the report of other auditors, such consolidated financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ DELOITTE & TOUCHE LLP
---------------------------------------------------------
Deloitte & Touche LLP
Philadelphia, Pennsylvania
March 2, 2001

                               RADIAN GROUP INC.

                                   SCHEDULE I
      SUMMARY OF INVESTMENTS -- OTHER THAN INVESTMENTS IN RELATED PARTIES
                               DECEMBER 31, 2000

                                                                                       AMOUNT
                                                                                      AT WHICH
                                                                                      SHOWN ON
                                                           AMORTIZED       FAIR      THE BALANCE
                   TYPE OF INVESTMENT                         COST        VALUE         SHEET
                   ------------------                      ----------   ----------   -----------
                                                                      (IN THOUSANDS)
Fixed Maturities:
     Bonds:
          U.S. government and government agencies and
            authorities..................................  $  101,091   $  102,951   $  102,323
          State and municipal obligations................   1,283,327    1,329,447    1,308,874
          Corporate obligations..........................     152,052      157,115      157,115
     Redeemable preferred stocks.........................      20,312       22,119       22,119
                                                           ----------   ----------   ----------
Total fixed maturities...................................   1,556,782    1,611,632    1,590,431
Equity securities........................................      58,877       64,202       64,202
Short-term investments...................................      95,824       95,824       95,824
                                                           ----------   ----------   ----------
Total investments other than investments in related
  parties................................................  $1,711,483   $1,771,658   $1,750,457
                                                           ==========   ==========   ==========

                               RADIAN GROUP INC.

         SCHEDULE III -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                            CONDENSED BALANCE SHEETS
                              PARENT COMPANY ONLY

                                                                      DECEMBER 31
                                                              ---------------------------
                                                                  2000           1999
                                                              ------------   ------------
                                                                    (IN THOUSANDS,
                                                              EXCEPT SHARE AND PER-SHARE
                                                                       AMOUNTS)
ASSETS
Investments
     Fixed maturities held to maturity -- at amortized cost
      (fair value $10,160 and $10,141)......................   $    9,808     $    9,781
     Fixed maturities available for sale -- at fair value
      (amortized cost $391
       and $391)............................................          407            378
     Short-term investments.................................        4,724            705
Cash........................................................           21            106
Investment in subsidiaries, at equity in net assets.........    1,401,026      1,091,306
Federal income taxes........................................           --            268
Other assets................................................          427            876
                                                               ----------     ----------
                                                               $1,416,413     $1,103,420
                                                               ==========     ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable -- affiliates..............................   $    2,183     $      927
Accounts payable -- other...................................        1,742          1,337
Notes payable...............................................        6,684          3,487
Federal income taxes........................................        3,194             --
Other liabilities...........................................          413            413
                                                               ----------     ----------
                                                                   14,216          6,164
                                                               ----------     ----------
Redeemable preferred stock, par value $.001 per share;
  800,000 shares issued and outstanding -- at redemption
  value.....................................................       40,000         40,000
                                                               ----------     ----------
Common stockholders' equity
     Common stock, par value $.001 per share; 80,000,000
      shares authorized; 37,907,777 and 37,307,504 shares,
      respectively, issued and outstanding..................           38             37
     Treasury stock; 38,006 shares redeemed.................       (2,159)            --
     Additional paid-in capital.............................      549,154        524,408
     Retained earnings......................................      789,831        548,684
     Accumulated other comprehensive income (loss)..........       25,333        (15,873)
                                                               ----------     ----------
                                                                1,362,197      1,057,256
                                                               ----------     ----------
                                                               $1,416,413     $1,103,420
                                                               ==========     ==========

                            See supplementary notes.

                               RADIAN GROUP INC.

         SCHEDULE III -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                         CONDENSED STATEMENTS OF INCOME
                              PARENT COMPANY ONLY

                                                                  YEAR ENDED DECEMBER 31
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Revenues
     Equity in undistributed net income of subsidiaries.....  $251,161   $160,584   $140,291
     Dividends received from subsidiaries...................     6,000         --      4,000
     Net investment income..................................        83        200        669
     Gain on sales of investments, net......................        --         --          7
                                                              --------   --------   --------
                                                               257,244    160,784    144,967
                                                              --------   --------   --------
Expenses
     Operating expenses.....................................     6,455      2,241      3,691
     Merger expenses........................................        --     12,812         --
                                                              --------   --------   --------
                                                                 6,455     15,053      3,691
                                                              --------   --------   --------
Pretax income...............................................   250,789    145,731    141,276
Income tax (expense) benefit................................    (1,851)     2,407        961
                                                              --------   --------   --------
Net income..................................................  $248,938   $148,138   $142,237
                                                              ========   ========   ========

                            See supplementary notes.

                               RADIAN GROUP INC.

         SCHEDULE III -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                       CONDENSED STATEMENTS OF CASH FLOWS
                              PARENT COMPANY ONLY

                                                                  YEAR ENDED DECEMBER 31
                                                             ---------------------------------
                                                               2000        1999        1998
                                                             ---------   ---------   ---------
                                                                      (IN THOUSANDS)
Cash flows from operating activities
     Net income............................................  $ 248,938   $ 148,138   $ 142,237
     Adjustments to reconcile net income to net cash
       provided by operating activities
          Equity in undistributed net income of
            subsidiaries...................................   (251,161)   (160,584)   (140,291)
          Increase (decrease) in federal income taxes......      3,462      (3,645)     (1,910)
          Increase in notes payable........................      3,197       1,444       2,009
          Net change in other assets, accounts payable and
            other liabilities..............................      2,110       1,589         (76)
                                                             ---------   ---------   ---------
Net cash provided by (used in) operating activities........      6,546      (5,768)      1,969
                                                             ---------   ---------   ---------
Cash flows from investing activities
     Proceeds from sales of fixed maturity investments
       available for sale..................................         --          --       1,600
     Purchases of fixed maturity investments available for
       sale................................................         --          --      (1,205)
     Purchases of short-term investments--net..............     (4,019)       (530)       (140)
     Other.................................................        (27)        (16)        (23)
                                                             ---------   ---------   ---------
Net cash (used in) provided by investing activities........     (4,046)       (546)        232
                                                             ---------   ---------   ---------
Cash flows from financing activities
     Dividends paid........................................     (7,791)     (6,860)     (6,019)
     Capital contribution..................................    (11,067)     (2,593)     (1,759)
     Redemption of treasury stock..........................     (2,159)         --          --
     Proceeds from issuance of common stock................     18,432      13,488       7,882
                                                             ---------   ---------   ---------
Net cash (used in) provided by financing activities........     (2,585)      4,035        (104)
                                                             ---------   ---------   ---------
(Decrease) increase in cash................................        (85)     (2,279)      2,305
Cash, beginning of year....................................        106       2,385          80
                                                             ---------   ---------   ---------
Cash, end of year..........................................  $      21   $     106   $   2,385
                                                             =========   =========   =========

                            See supplementary notes.

                               RADIAN GROUP INC.

         SCHEDULE III -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                              PARENT COMPANY ONLY
                              SUPPLEMENTARY NOTES

NOTE A

     The accompanying Parent Company financial statements should be read in conjunction with the Consolidated Financial Statements and Notes to Consolidated Financial Statements appearing on pages 17 through 34 of the Radian Group Inc. 2000 Annual Report to Stockholders.

NOTE B

     On November 9, 2000, Radian Group Inc. (the "Company") completed the acquisition of ExpressClose.com, Inc. ("ExpressClose"), an Internet-based settlement company that provides real estate information products and services to the first and second mortgage industry, for approximately $8.0 million of cash, shares of the Company's common stock, options to purchase shares of the Company's common stock and other consideration. The acquisition was treated as a purchase for accounting purposes, and accordingly, the assets and liabilities were recorded based on their fair values at the date of acquisition. The excess of purchase price over fair value of net assets acquired of $7.4 million was allocated to goodwill and will be amortized over 20 years. The results of ExpressClose's operations have been included in the Company's financial statements for the period from November 10, 2000 through December 31, 2000. The cash component of the acquisition was financed using the Company's cash flow from operations.

     The purchase price of ExpressClose reflects the issuance of 30,000 shares of the Company's common stock at $65.813 per share which was the closing price of the Company's common stock on the date of the acquisition. Under the terms of the merger agreement, the Company has also issued 20,001 options to purchase the common stock of the Company. The value of the option grant was based on a Black-Scholes valuation model assuming an average life of 7.0 years, a risk-free interest rate of 6.75%, volatility of 39.3% and a dividend yield of 0.18%.

     On November 22, 1998, the board of directors of CMAC Investment Corporation ("CMAC") and the board of directors of Amerin Corporation ("Amerin") each approved an Agreement and Plan of Merger pursuant to which CMAC and Amerin merged. The merger closed on June 9, 1999 after approval by the stockholders of both companies, at which time the name of the merged company was changed to Radian Group Inc. At the same time, the name of the Company's main operating subsidiary, Commonwealth Mortgage Assurance Company, was changed to Radian Guaranty Inc. ("Radian Guaranty"), while the main operating subsidiary of Amerin, Amerin Guaranty Corporation ("Amerin Guaranty"), retained its name. As a result of the merger, Amerin stockholders received 0.5333 shares (14,168,635 shares were issued) of CMAC common stock in a tax-free exchange for each share of Amerin common stock that they owned. CMAC stockholders continued to own their existing shares after the merger. The merger transaction was accounted for on a pooling of interests basis and, therefore, all financial statements presented reflect the combined entity.

     The Company's preferred stock is entitled to cumulative annual dividends of $4.125 per share, payable quarterly in arrears. The preferred stock is redeemable at the option of the Company at $54.125 per share on or after August 15, 2002, and declining to $50.00 per share on or after August 15, 2005 (plus in each case accumulated and unpaid dividends), or is subject to mandatory redemption at a redemption price of $50.00 per share plus accumulated and unpaid dividends based upon specified annual sinking fund requirements from 2002 to 2011.

     The Company is a holding company whose principal source of income is dividends from Radian Guaranty and Amerin Guaranty. The ability of Radian Guaranty to pay dividends on its common stock is restricted by certain provisions of the insurance laws of the Commonwealth of Pennsylvania, its state of domicile. The insurance laws of Pennsylvania establish a test limiting the maximum amount of dividends which may be paid by an insurer without prior approval by the Pennsylvania Insurance Commissioner. Under such test, Radian Guaranty may pay dividends during any 12-month period in an amount equal to the greater of (i) 10% of the preceding year-end statutory policyholders' surplus or
(ii) the preceding year's statutory net income. In

         SCHEDULE III -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                              PARENT COMPANY ONLY
                       SUPPLEMENTARY NOTES -- (CONTINUED)

accordance with such restrictions, $197,979,000 would be available for dividends in 2001. However, an amendment to the Pennsylvania statute requires that dividends and other distributions be paid out of an insurer's unassigned surplus. Because of the unique nature of the method of accounting for contingency reserves, Radian Guaranty has negative unassigned surplus. Thus, prior approval by the Pennsylvania Insurance Commissioner is required for Radian Guaranty to pay dividends or make other distributions so long as Radian Guaranty has negative unassigned surplus. The Pennsylvania Insurance Commissioner has approved all distributions by Radian Guaranty since the passage of this amendment and management has every expectation that the Commissioner of Insurance will continue to approve such distributions in the future, provided that the financial condition of Radian Guaranty does not materially change.

     The ability of Amerin Guaranty to pay dividends on its common stock is restricted by certain provisions of the insurance laws of the State of Illinois, its state of domicile. The insurance laws of Illinois establish a test limiting the maximum amount of dividends that may be paid from positive unassigned surplus by an insurer without prior approval by the Illinois Insurance Commissioner. Under such test, Amerin Guaranty may pay dividends during any 12-month period in an amount equal to the greater of (i) 10% of the preceding year-end statutory policyholders' surplus or (ii) the preceding year's statutory net income. In accordance with such restrictions, $58,036,000 would be available for dividends in 2001 without prior regulatory approval, which represents the positive unassigned surplus of Amerin Guaranty at December 31, 2000.

     Radian Guaranty's current excess of loss reinsurance arrangement prohibits the payment of any dividend which would have the effect of reducing the total of its statutory policyholders' surplus plus its contingency reserve below $85,000,000. As of December 31, 2000, Radian Guaranty had statutory policyholders' surplus of $171,644,000 and a contingency reserve of $798,954,000, for a total of $970,598,000.

     The Company and Radian Guaranty have entered into an agreement, pursuant to which the Company has agreed to establish and, for so long as any shares of $4.125 Preferred Stock remain outstanding, maintain a reserve account in an amount equal to three years of dividend payments on the outstanding shares of $4.125 Preferred Stock (currently $9,900,000), and not to pay dividends on the common stock at any time when the amount in the reserve account is less than three years of dividend payments on the shares of $4.125 Preferred Stock then outstanding. This agreement between the Company and Radian Guaranty provides that the holders of the $4.125 Preferred Stock are entitled to enforce the agreement's provisions as if such holders were signatories to the agreement.

     The Company may not pay any dividends on shares of common stock unless the Company has paid all accrued dividends on and has complied with all sinking fund and redemption obligations relating to its outstanding shares of $4.125 Preferred Stock.

NOTE C

     In the first quarter of 2001, the Company completed the previously announced agreement to acquire Enhance Financial Services Group Inc. ("Enhance") through the merger of a subsidiary of the Company with and into Enhance. As a result of the merger, Enhance stockholders received 0.22 shares (8,464,968 shares were issued) of the Company's common stock for each share of Enhance common stock that they owned in a tax-free exchange. The Company's stockholders continued to own their existing shares after the merger. The acquisition will be accounted for under the purchase method of accounting.

     In conjunction with the merger, the Company guaranteed payment of up to $12.5 million of a $25.0 million revolving credit facility issued to Sherman Financial Group LLC, a 45.5% owned affiliate of Enhance ("Sherman"), on a pari passu basis with the $12.5 million guaranty of another 45.5% owner of Sherman. There were no drawdowns on this line of credit as of December 31, 2000 and therefore, the Company had no liability under the guaranty.

                               RADIAN GROUP INC.

                           SCHEDULE VI -- REINSURANCE
                       MORTGAGE INSURANCE PREMIUMS EARNED
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                    ASSUMED               PERCENTAGE
                                                       CEDED TO      FROM                 OF AMOUNT
                                             GROSS       OTHER       OTHER       NET       ASSUMED
                                             AMOUNT    COMPANIES   COMPANIES    AMOUNT      TO NET
                                            --------   ---------   ---------   --------   ----------
                                                                 (IN THOUSANDS)
2000......................................  $570,425    $49,634      $ 80      $520,871      0.02%
                                            ========    =======      ====      ========
1999......................................  $517,364    $44,816      $ 87      $472,635      0.02%
                                            ========    =======      ====      ========
1998......................................  $448,668    $43,545      $129      $405,252      0.03%
                                            ========    =======      ====      ========

                       RADIAN GROUP INC. AND SUBSIDIARIES

                UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS


                                                              SEPTEMBER 30   DECEMBER 31
                                                                  2001          2000
                                                              ------------   -----------
                                                                (IN THOUSANDS, EXCEPT
                                                                    SHARE AMOUNTS)
ASSETS
  Investments
     Fixed maturities held to maturity -- at amortized cost
      (fair value $485,322 and $490,792)....................   $  458,510    $  469,591
     Fixed maturities available for sale -- at fair value
      (amortized cost $2,372,995 and $1,087,191)............    2,429,533     1,120,840
     Trading securities -- at fair value (cost $18,972).....       14,514            --
     Equity securities -- at fair value (cost $85,673 and
      $58,877)..............................................       76,649        64,202
     Short-term investments.................................      248,750        95,824
  Other invested assets.....................................        8,380            --
  Cash......................................................       35,957         2,424
  Investment in affiliates..................................      176,381            --
  Deferred policy acquisition costs.........................      143,375        70,049
  Prepaid federal income taxes..............................      316,514       270,250
  Provisional losses recoverable............................       45,709        43,740
  Other assets..............................................      276,435       135,891
                                                               ----------    ----------
                                                               $4,230,707    $2,272,811
                                                               ==========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Unearned premiums.........................................   $  477,627    $   77,241
  Reserve for losses........................................      575,803       390,021
  Long-term debt............................................      324,059            --
  Federal income taxes, principally deferred................      379,515       291,294
  Accounts payable and accrued expenses.....................      211,071       112,058
                                                               ----------    ----------
                                                                1,968,075       870,614
                                                               ----------    ----------
  Redeemable preferred stock, par value $.001 per share;
     800,000 shares issued and outstanding -- at redemption
     value..................................................       40,000        40,000
                                                               ----------    ----------
Common stockholders' equity
  Common stock, par value $.001 per share; 200,000,000
     shares authorized; 93,462,006 shares and 37,907,777
     shares issued and outstanding..........................           94            38
  Treasury stock; 188,092 shares redeemed...................       (7,874)       (2,159)
  Additional paid-in capital................................    1,199,789       549,154
  Retained earnings.........................................    1,000,230       789,831
  Accumulated other comprehensive income....................       30,393        25,333
                                                               ----------    ----------
                                                                2,222,632     1,362,197
                                                               ----------    ----------
                                                               $4,230,707    $2,272,811
                                                               ==========    ==========


      See Notes to Unaudited Condensed Consolidated Financial Statements.

                       RADIAN GROUP INC. AND SUBSIDIARIES

             UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME


                                                         QUARTER ENDED        NINE MONTHS ENDED
                                                         SEPTEMBER 30           SEPTEMBER 30
                                                      -------------------    -------------------
                                                        2001       2000        2001       2000
                                                      --------   --------    --------   --------
                                                                (IN THOUSANDS, EXCEPT
                                                                  PER-SHARE AMOUNTS)
Revenues:
  Premiums written:
     Direct.........................................  $177,769   $144,969    $524,924   $430,506
     Assumed........................................    21,836          2      63,143         75
     Ceded..........................................   (15,667)    (8,824)    (44,677)   (29,892)
                                                      --------   --------    --------   --------
  Net premiums written..............................   183,938    136,147     543,390    400,689
  Increase in unearned premiums.....................    (3,448)    (5,911)    (27,896)   (13,617)
                                                      --------   --------    --------   --------
  Premiums earned...................................   180,490    130,236     515,494    387,072
  Net investment income.............................    39,956     21,179     107,431     60,310
  Equity in net income of affiliates................     7,389         --      32,193         --
  Other income......................................    13,188      2,003      28,763      4,642
                                                      --------   --------    --------   --------
                                                       241,023    153,418     683,881    452,024
                                                      --------   --------    --------   --------
Expenses:
  Provision for losses..............................    50,968     38,251     152,550    115,038
  Policy acquisition costs..........................    20,327     12,428      59,364     38,822
  Other operating expenses..........................    34,149     14,503      91,048     40,314
  Interest expense..................................     6,003         --      11,852         --
                                                      --------   --------    --------   --------
                                                       111,447     65,182     314,814    194,174
                                                      --------   --------    --------   --------
Gains and losses:
  Gain on sales of investments......................     2,968      2,313       5,730      3,410
  Change in fair value of derivative instruments....    (4,267)        --      (4,458)        --
                                                      --------   --------    --------   --------
                                                        (1,299)     2,313       1,272      3,410
                                                      --------   --------    --------   --------
Pretax income.......................................   128,277     90,549     370,339    261,260
Provision for income taxes..........................    36,745     26,480     105,973     76,733
                                                      --------   --------    --------   --------
Net income..........................................    91,532     64,069     264,366    184,527
Dividends to preferred stockholder..................       825        825       2,475      2,475
                                                      --------   --------    --------   --------
Net income available to common stockholders.........  $ 90,707   $ 63,244    $261,891   $182,052
                                                      ========   ========    ========   ========
Basic net income per share..........................  $   0.97   $   0.84    $   2.93   $   2.42
                                                      ========   ========    ========   ========
Diluted net income per share........................  $   0.96   $   0.83    $   2.88   $   2.39
                                                      ========   ========    ========   ========
Average number of common shares
  outstanding -- basic..............................    93,281     75,480      89,360     75,167
                                                      ========   ========    ========   ========
Average number of common and common equivalent
  shares outstanding -- diluted.....................    94,784     76,383      90,892     76,129
                                                      ========   ========    ========   ========


      See Notes to Unaudited Condensed Consolidated Financial Statements.

                       RADIAN GROUP INC. AND SUBSIDIARIES

 UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN COMMON STOCKHOLDERS'
                                     EQUITY


                                                                             ACCUMULATED OTHER
                                                                               COMPREHENSIVE
                                                                               INCOME (LOSS)
                                                                          ------------------------
                                                                            FOREIGN     UNREALIZED
                                                ADDITIONAL                 CURRENCY      HOLDING
                            COMMON   TREASURY    PAID-IN      RETAINED    TRANSLATION     GAINS/
                            STOCK     STOCK      CAPITAL      EARNINGS    ADJUSTMENT      LOSSES       TOTAL
                            ------   --------   ----------   ----------   -----------   ----------   ----------
                                                              (IN THOUSANDS)
Balance, January 1,
  2001....................   $38     $(2,159)   $  549,154   $  789,831      $  --       $25,333     $1,362,197
Comprehensive income:
  Net income..............    --          --            --      264,366         --            --        264,366
  Unrealized foreign
    currency translation
    adjustment, net of tax
    benefit of $286.......    --          --            --           --       (525)           --           (525)
  Unrealized holding gains
    arising during period,
    net of tax of $710....    --          --            --           --         --         1,319             --
  Plus: Reclassification
    adjustment for net
    gains included in net
    income, net of tax of
    $2,297................    --          --            --           --         --         4,266             --
                                                                                         -------
  Net unrealized gains on
    investments, net of
    tax benefit of
    $3,007................    --          --            --           --         --         5,585          5,585
                                                                                                     ----------
Comprehensive income
  related to
  acquisition.............                                                                    --        269,426
Issuance of common
  stock...................     9          --       574,017           --         --            --        574,026
Issuance of common stock
  under incentive plans...     1          --        30,046           --         --            --         30,247
Treasury stock redeemed...    --      (5,715)           --           --         --            --         (5,715)
Two-for-one stock split...    46          --        46,572      (46,618)        --            --         (7,349)
Dividends.................    --          --            --       (7,349)        --            --             --
                             ---     -------    ----------   ----------      -----       -------     ----------
Balance, September 30,
  2001....................   $94     $(7,874)   $1,199,789   $1,000,230      $(525)      $30,918     $2,222,632
                             ===     =======    ==========   ==========      =====       =======     ==========


      See Notes to Unaudited Condensed Consolidated Financial Statements.

                       RADIAN GROUP INC. AND SUBSIDIARIES

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                NINE MONTHS ENDED
                                                                   SEPTEMBER 30
                                                              ----------------------
                                                                2001         2000
                                                              ---------    ---------
                                                                  (IN THOUSANDS)
Cash flows from operating activities........................  $ 323,079    $ 231,917
                                                              ---------    ---------
Cash flows from investing activities:
  Proceeds from sales of investments available for sale.....    535,579      365,445
  Proceeds from sales of equity securities available for
     sale...................................................      3,515       16,873
  Proceeds from redemptions of investments available for
     sale...................................................    173,776       29,175
  Proceeds from redemptions of investments held to
     maturity...............................................     15,826        2,245
  Purchases of investments available for sale...............   (980,790)    (613,401)
  Purchases of equity securities available for sale.........    (41,439)     (27,947)
  Sales (purchases) of short-term investments, net..........    (66,197)     (13,607)
  Sales (purchases) of property and equipment, net..........     (6,490)      (2,037)
  Other.....................................................     (6,249)      (1,389)
                                                              ---------    ---------
Net cash used in investing activities.......................   (372,469)    (244,643)
                                                              ---------    ---------
Cash flows from financing activities:
  Proceeds from issuance of common stock under incentive
     plans..................................................     30,047       17,193
  Repayment of short-term debt..............................   (173,724)          --
  Issuance of long-term debt................................    247,058           --
  Acquisition costs.........................................     (7,394)          --
  Redemption of treasury stock..............................     (5,715)      (2,159)
  Dividends paid............................................     (7,349)      (5,832)
                                                              ---------    ---------
Net cash (used in) from financing activities................     82,923        9,202
                                                              ---------    ---------
Increase (decrease) in cash.................................     33,533       (3,524)
Cash, beginning of period...................................      2,424        7,507
                                                              ---------    ---------
Cash, end of period.........................................  $  35,957    $   3,983
                                                              =========    =========
Supplemental disclosures of cash flow information:
Income taxes paid...........................................  $  96,880    $  69,768
                                                              =========    =========
Interest paid...............................................  $   9,127    $     602
                                                              =========    =========


      See Notes to Unaudited Condensed Consolidated Financial Statements.

                       RADIAN GROUP INC. AND SUBSIDIARIES



         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



1 -- UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



     The unaudited condensed consolidated financial statements as of and for the quarter and nine month periods ended September 30, 2001, include the accounts of Radian Group Inc. (the "Company") and its subsidiaries, including its principal mortgage guaranty subsidiaries, Radian Guaranty Inc. and Amerin Guaranty Corporation (together referred to as "Radian"), its principal financial guaranty operating subsidiaries, Enhance Reinsurance Company and Asset Guaranty Insurance Company ("Asset Guaranty"), (together referred to as "Enhance"), and its principal minority owned asset-based subsidiaries, Credit-Based Asset Servicing and Securitization LLC ("C-BASS") and Sherman Financial Group LLC ("Sherman"). For periods prior to the first quarter of 2001, the financial statements do not include any results from operations from Enhance Financial Services Group Inc. ("Enhance Financial"), parent of Enhance. These statements are presented in accordance with accounting principles generally accepted in the United States of America.



     The financial information for the interim periods included herein is unaudited; however, such information reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations, and cash flows for the interim periods. The results of operations for interim periods are not necessarily indicative of results to be expected for the full year or for any other period.



     Basic net income per share is based on the weighted average number of common shares outstanding, while diluted net income per share is based on the weighted average number of common shares outstanding and common share equivalents that would arise from the exercise of stock options. Preferred stock dividends are deducted from net income in the net income per share computation.



     For a summary of significant accounting policies and additional financial information, see the Company's Annual Report on Form 10-K for the year ended December 31, 2000 and Enhance Financial's Annual Report on Form 10-K for the year ended December 31, 1999.



2 -- ACQUISITION OF ENHANCE FINANCIAL



     On February 28, 2001, the Company acquired Enhance Financial for approximately $581.5 million, such sum representing the value of the Company's common stock and stock options issued in connection with the acquisition and other consideration in accordance with an Agreement and Plan of Merger, dated November 13, 2000, by and between the Company, a wholly-owned subsidiary of the Company and Enhance Financial. The acquisition, which was structured as a merger of a wholly-owned subsidiary of the Company with and into Enhance Financial, entitled Enhance Financial stockholders to receive 0.22 shares of the Company's common stock in a tax-free exchange for each share of Enhance Financial common stock that they owned at the time of the merger. The Company's stockholders continued to own their existing shares after the acquisition. The acquisition was treated as a purchase for accounting purposes, and accordingly, the assets and liabilities were recorded based on their fair values at the date of acquisition. The excess of purchase price over fair value of net assets acquired of $56.7 million represents the future value of insurance profits which will be amortized over a period that approximates the future life of the insurance book of business. The results of Enhance Financial's operations have been included in the Company's financial statements for the period from March 1, 2001 through September 30, 2001.



     The purchase price of Enhance Financial reflects the issuance of 8,462,861 shares (pre-stock split) of the Company's common stock at $65.813 per share (pre-stock split) which represents the average closing price of the Company's common stock for the three days preceding and following the announcement of the acquisition, and the issuance of 1,222,853 options (pre-stock split) to purchase shares of the Company's common stock to holders of options to purchase shares of Enhance Financial common stock. The value of the option grant was based on a Black-Scholes valuation model assuming an average life of 2.8 years, a risk-free interest rate of 4.75%, volatility of 43.4% and a dividend yield of 0.22%.

                       RADIAN GROUP INC. AND SUBSIDIARIES

     In conjunction with the acquisition, the Company has guaranteed payment of up to $12.5 million of a $25.0 million revolving credit facility issued to Sherman, a 45.5% owned affiliate of Enhance Financial. In the third quarter of 2001, Sherman used $500,000 of the line of credit and this amount was repaid in October 2001.



     The following unaudited pro forma information presents a summary of the consolidated operating results of Radian Group Inc. and Enhance Financial as if the acquisition occurred on January 1, 2000 (in thousands except per-share information):



FOR THE NINE MONTHS
ENDED SEPTEMBER 30:                                             2001       2000
-------------------                                           --------   --------
  Net revenues..............................................  $689,745   $615,699
  Net income................................................   188,435    205,706
  Net income per share -- basic.............................  $   1.96   $   2.21
  Net income per share -- diluted...........................  $   1.93   $   2.18



These unaudited pro forma results have been prepared for comparative purposes only and are not necessarily indicative of the results of operations which actually would have resulted had the acquisition occurred on the date indicated, nor are they indicative of any future results of operations.



3 -- DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES



     The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended, on January 1, 2001. The statement establishes accounting and reporting standards for derivative instruments and hedging activity and requires that all derivatives be measured at fair value and recognized as either assets or liabilities in the financial statements. Changes in the fair value of derivative instruments will be recorded each period in current earnings. This represents a change from the Company's prior accounting practices whereby these changes were recorded as a component of stockholders' equity. Transactions that the Company has entered into that will be accounted for under SFAS 133, as amended, include convertible debt securities and certain financial guaranty contracts.



     Upon adoption of SFAS 133, the balance of the Company's convertible debt portfolio was approximately $104.6 million. SFAS 133 requires that the Company split its convertible debt securities into the derivative and debt host components. Over the term of the securities, changes in the fair value of the debt instrument will be recorded in the Company's consolidated statement of changes in common stockholders' equity, through accumulated other comprehensive income or loss. Concurrently, a deferred tax liability or benefit will be recognized as the recorded value of the debt host increases or decreases. Changes in the fair value of the derivative will be recorded to gain or loss on sales of investments in the Company's consolidated statement of income. In connection with the adoption of SFAS 133, the Company reclassified $13.8 million from fixed maturities available for sale to trading securities on its consolidated balance sheet as of January 1, 2001. During the first nine months of 2001, the fair value of the Company's derivative instruments decreased to $14.5 million, as compared to amortized value of $19.0 million, and the Company recognized $2.9 million, net of tax, of loss on changes in the fair value of derivative instruments in the consolidated statement of income for the nine months ended September 30, 2001. During the third quarter of 2001, the fair value of the Company's derivative instruments decreased $4.3 million, and the Company recognized $2.8 million, net of tax, of loss on changes in the fair value of derivative instruments in the consolidated statement of income for the quarter ended September 30, 2001.



     In connection with the acquisition of Enhance Financial, the Company has identified certain financial guaranty contracts that may require measurement at fair value under SFAS 133. The Company does not

                       RADIAN GROUP INC. AND SUBSIDIARIES
anticipate any material adjustments to its financial position or results of operations for these contracts as a result of SFAS 133.



     The application of SFAS 133, as amended, could result in volatility from period to period in investment income or expense as reported on the Company's consolidated statement of income. The Company is unable to predict the effect this volatility may have on its financial position or results of operations.



4 -- STOCK SPLIT



     On May 1, 2001, the Company's board of directors authorized a stock split, paid June 20, 2001, in the form of a dividend of one additional share of the Company's common stock for each share owned by stockholders of record on June 14, 2001. To effect the stock split, the Company's stockholders approved an increase in the number of authorized shares of common stock, from 80 million to 200 million, on June 14, 2001. The dividend was accounted for as a two-for-one stock split and the par value of the Company's common stock remained at $.001 per share. Accordingly, all references to common per share data have been adjusted to give effect to the stock split. In conjunction with the stock split, the Company's board of directors voted to increase the quarterly dividend from $.015 per share to $.02 per share of common stock outstanding after the split was effected.



5 -- SEGMENT REPORTING



     The Company has three reportable segments: mortgage insurance and related businesses, financial guaranty and credit-related insurance businesses and asset-based businesses. The mortgage insurance segment provides private mortgage insurance and risk management services to mortgage lending institutions located throughout the United States. Private mortgage insurance protects lenders from default-related losses on residential first mortgage loans made to homebuyers who make downpayments of less than 20% of the purchase price and facilitates the sale of these mortgages in the secondary market. The financial guaranty and credit-related insurance segment provides credit-related insurance coverage to meet the needs of customers in a wide variety of domestic and international markets. The Company's largest insurance business within this segment is the provision of reinsurance to the monoline primary financial guaranty insurers for both municipal bonds and non-municipal obligations. The Company also provides trade credit reinsurance, financial responsibility bonds, excess-SIPC insurance and direct financial guaranty insurance. The asset-based businesses segment deals primarily with credit-based servicing and securitization of assets in underserved markets, in particular, the purchase and servicing of and securitization of special assets, including sub-performing/non-performing and seller financed residential mortgages and delinquent consumer assets. The Company's reportable segments are strategic business units, which are managed separately as each business requires different marketing and sales expertise.

                       RADIAN GROUP INC. AND SUBSIDIARIES

     The Company evaluates performance based on net income. Summarized financial information concerning the Company's operating segments is presented in the following tables:



                                                       SEPTEMBER 30, 2001
                                     -------------------------------------------------------
                                      MORTGAGE     FINANCIAL
                                      RELATED       GUARANTY     ASSET-BASED    CONSOLIDATED
                                     ----------    ----------    -----------    ------------
                                                         (IN THOUSANDS)
Nine months ended:
  Revenues from external
     customers.....................  $  469,328    $   72,435     $  2,494       $  544,257
  Net investment income............      72,716        34,715       --              107,431
  Net income before taxes..........     281,508        57,749       31,082          370,339
Quarter ended:
  Revenues from external
     customers.....................     161,475        29,838        2,365          193,678
  Net investment income............      24,791        15,165       --               39,956
  Net income before taxes..........      94,147        26,805        7,325          128,277
Segment assets.....................   2,603,908     1,410,112      216,687        4,230,707



                                                       SEPTEMBER 30, 2000
                                     -------------------------------------------------------
                                      MORTGAGE     FINANCIAL
                                      RELATED       GUARANTY     ASSET-BASED    CONSOLIDATED
                                     ----------    ----------    -----------    ------------
                                                         (IN THOUSANDS)
Nine months ended:
  Revenues from external
     customers.....................  $  397,714    $   --         $ --           $  391,714
  Net investment income............      60,310        --           --               60,310
  Net income before taxes..........     261,260        --           --              261,260
Quarter ended:
  Revenues from external
     customers.....................     132,239        --           --              132,239
  Net investment income............      21,179        --           --               21,179
  Net income before taxes..........      90,549        --           --               90,549
Segment assets.....................   2,116,774        --           --            2,116,774



6 -- RECENT ACCOUNTING PRONOUNCEMENTS



     In June 2001, the FASB issued two new pronouncements: SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS 141 is effective as follows: a) use of the pooling-of-interest method is prohibited for business combinations initiated after June 30, 2001; and b) the provisions of SFAS 141 also apply to all business combinations accounted for by the purchase method that are completed after June 30, 2001 (that is, the date of the acquisition is July 2001 or later). There are also transition provisions that apply to business combinations completed before July 1, 2001, that were accounted for by the purchase method. SFAS 142 is effective for fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized in an entity's statement of financial position at that date, regardless of when those assets were initially recognized. The Company is currently evaluating the provisions of SFAS 141 and SFAS 142 and has not adopted such provisions in its September 30, 2001 condensed consolidated financial statements. The Company does not expect the adoption of SFAS 141 or SFAS 142 to have a material impact on its financial position or results of operations.



     In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" which replaces, in its entirety, SFAS No. 125. Although SFAS 140 has changed many of the rules regarding securitizations, it continues to require an entity to recognize the financial and servicing assets it controls and the liabilities it has incurred and derecognize financial assets when control has been surrendered in accordance wit the criteria provided in the statement.

                       RADIAN GROUP INC. AND SUBSIDIARIES

The Company previously adopted the provisions of SFAS 140 that related to applicable disclosures of securitization transactions, and has adopted the remaining provision of the new statement beginning in the second quarter of 2001. The adoption of SFAS 140 did not have a material impact on the financial position or results of operations of the Company.



     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" which addresses the financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and the accounting and reporting provisions of APB No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", for disposal of a segment of a business. This statement is effective for fiscal years beginning after December 15, 2001 and when adopted, is not expected to have a material impact on the financial position or results of operations of the Company.

                     ENHANCE FINANCIAL SERVICES GROUP INC.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Enhance Financial Services Group Inc.

     We have audited the accompanying consolidated balance sheets of Enhance Financial Services Group Inc. and Subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Enhance Financial Services Group Inc. and Subsidiaries as of December 31, 2000 and 1999 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

April 12, 2001
New York, New York

                     ENHANCE FINANCIAL SERVICES GROUP INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)

                                                              DECEMBER 31,    DECEMBER 31,
                                                                  2000            1999
                                                              ------------    ------------
ASSETS
  Investments:
     Fixed maturities, held to maturity, at amortized cost
      (market value $158,847 and $181,474)..................   $  154,390      $  177,607
     Fixed maturities available for sale, at market
      (amortized cost $833,556 and $778,751)................      859,819         745,963
     Other invested assets..................................        8,644          10,935
     Common stock -- at market (cost $498)..................          931             839
     Short-term investments.................................       94,673          34,657
                                                               ----------      ----------
          Total Investments.................................    1,118,457         970,001
  Investment in affiliates..................................      139,384         108,001
  Cash and cash equivalents.................................        3,072           2,558
  Federal income taxes recoverable..........................       10,356           7,859
  Premiums and other receivables............................       12,139          22,959
  Accrued interest and dividends receivable.................       14,242          14,366
  Deferred policy acquisition costs.........................      125,197         119,213
  Furniture, fixtures and equipment.........................        7,444          10,206
  Prepaid reinsurance premiums..............................        5,717           8,772
  Reinsurance recoverable on unpaid losses..................          182           2,286
  Receivable from affiliates................................           69           1,170
  Prepaid federal income tax................................       17,264          24,797
  Deferred income taxes -- net..............................       60,126          68,587
  Goodwill..................................................           --          24,196
  Other assets..............................................       65,350          68,961
                                                               ----------      ----------
          Total Assets......................................   $1,578,999      $1,453,932
                                                               ==========      ==========
LIABILITIES, DEFERRED CREDIT AND SHAREHOLDERS' EQUITY
  Liabilities
     Losses and loss adjustment expenses....................   $   70,193      $   51,970
     Reinsurance payable on paid losses and loss adjustment
      expenses..............................................        7,930           8,997
     Deferred premium revenue...............................      357,340         346,088
     Long-term debt.........................................       75,000          75,000
     Short-term debt........................................      173,724         113,941
     Payable for securities.................................        9,135              --
     Payable to affiliates..................................        2,041              --
     Accrued expenses and other liabilities.................       46,414          43,632
                                                               ----------      ----------
          Total Liabilities.................................      741,777         639,628
                                                               ----------      ----------
  Deferred credit...........................................      131,530         138,000
                                                               ----------      ----------
  Shareholders' Equity
     Common stock -- $.10 par value
       Authorized -- 100,000,000 shares
       Issued -- 40,161,494 and 40,007,404 shares...........        4,016           4,001
     Additional paid-in capital.............................      253,215         253,109
     Retained earnings......................................      461,435         477,715
     Accumulated other comprehensive income (loss)..........       15,542         (25,935)
     Treasury stock.........................................      (28,516)        (32,586)
                                                               ----------      ----------
          Total Shareholders' Equity........................      705,692         676,304
                                                               ----------      ----------
          Total Liabilities, Deferred Credit and
            Shareholders' Equity............................   $1,578,999      $1,453,932
                                                               ==========      ==========

                 See notes to consolidated financial statements

                     ENHANCE FINANCIAL SERVICES GROUP INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                 YEARS ENDED DECEMBER 31,
                                                             --------------------------------
                                                               2000        1999        1998
                                                             --------    --------    --------
REVENUES
  Net premiums written.....................................  $124,559    $132,953    $129,299
  Increase in net deferred premium revenue.................   (14,307)    (29,102)    (26,962)
                                                             --------    --------    --------
     Premiums earned.......................................   110,252     103,851     102,337
  Net investment income....................................    62,961      58,053      53,423
  Net realized gains (losses) on sale of investments.......       370      (3,039)      2,434
  Assignment income........................................     2,654      30,723      45,376
  Other income.............................................       804       7,996       3,914
                                                             --------    --------    --------
          Total revenues...................................   177,041     197,584     207,484
                                                             --------    --------    --------
EXPENSES
  Losses and loss adjustment expenses......................    34,706      26,156      10,324
  Policy acquisition costs.................................    42,757      39,959      35,007
  Other operating expenses -- insurance....................    21,385      18,821      14,756
                             -- non-insurance..............    85,294      52,320      39,873
                                                             --------    --------    --------
          Total expenses...................................   184,142     137,256      99,960
                                                             --------    --------    --------
  (Loss) income from operations............................    (7,101)     60,328     107,524
  Equity in income of affiliates...........................    13,117      19,708      14,066
  Minority interest........................................       252         429          --
  Foreign currency loss....................................      (225)        (32)       (283)
  Interest expense.........................................   (16,896)    (10,989)     (8,500)
                                                             --------    --------    --------
     (Loss) income before income taxes.....................   (10,853)     69,444     112,807
  Income tax (benefit) expense.............................    (1,444)        820      30,350
                                                             --------    --------    --------
     Net (loss) income.....................................  $ (9,409)   $ 68,624    $ 82,457
                                                             ========    ========    ========
Earnings per share -- Basic................................  $  (0.25)   $   1.81    $   2.20
                                                             --------    --------    --------
                    -- Diluted.............................  $  (0.24)   $   1.76    $   2.10
                                                             --------    --------    --------
Weighted average shares outstanding -- Basic...............    38,179      38,000      37,520
                                                             --------    --------    --------
                                        -- Diluted.........    38,645      39,024      39,275
                                                             --------    --------    --------

                 See notes to consolidated financial statements

                     ENHANCE FINANCIAL SERVICES GROUP INC.
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000
                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)

                                       COMMON STOCK          TREASURY STOCK
                                    -------------------   --------------------

                                                                                   ADDITIONAL
                                      SHARES     AMOUNT    SHARES      AMOUNT    PAID-IN CAPITAL
                                    ----------   ------   ---------   --------   ---------------
Balance, December 31, 1997........  38,671,870   $3,867   1,284,400   $(14,779)     $228,507
                                    ----------   ------   ---------   --------      --------
 Comprehensive income:
   Net income for the period......      --        --         --          --          --
   Unearned compensation
    adjustment (net of tax of
    $202).........................      --        --         --          --          --
   Unrealized foreign currency
    translation adjustment (net of
    tax of $159)..................      --        --         --          --          --
   Unrealized gains during the
    period (net of tax of
    $2,183).......................      --        --         --          --          --
   Reclassification adjustment for
    gains included in net income
    (net of tax of $718)..........      --        --         --          --          --
 Total comprehensive income:......      --        --         --          --          --
 Dividends paid ($0.23 per
   share).........................      --        --         --          --          --
 Exercise of stock options........     665,674      66       --          --            9,854
 Issuance of common stock.........     475,393      48       --          --           11,490
 Purchase of treasury stock.......      --        --        666,394    (17,807)      --
                                    ----------   ------   ---------   --------      --------
Balance, December 31, 1998........  39,812,937   3,981    1,950,794    (32,586)      249,851
                                    ----------   ------   ---------   --------      --------
 Comprehensive income:
   Net income for the period......      --        --         --          --          --
   Unrealized foreign currency
    translation adjustment (net of
    tax of $1,573)................      --        --         --          --          --
   Unrealized losses during the
    period (net of tax of
    $25,582)......................      --        --         --          --          --
   Reclassification adjustment for
    losses included in net income
    (net of tax of $1,075)........      --        --         --          --          --
 Total comprehensive income:......      --        --         --          --          --
 Dividends paid ($0.24 per
   share).........................      --        --         --          --          --
 Exercise of stock options........     192,349      19       --          --            3,233
 Issuance of common stock.........       2,118       1       --          --               25
                                    ----------   ------   ---------   --------      --------
Balance, December 31, 1999........  40,007,404   4,001    1,950,794    (32,586)      253,109
                                    ----------   ------   ---------   --------      --------
 Comprehensive income:
   Net loss for the period........      --        --         --          --          --
   Unearned compensation
    adjustment (net of tax of
    $265).........................      --        --         --          --          --
   Unrealized foreign currency
    translation adjustment (net of
    tax of $173)..................      --        --         --          --          --
   Unrealized gains during the
    period (net of tax of
    $18,739)......................      --        --         --          --          --
   Reclassification adjustment for
    gains included in net loss
    (net of tax of $129)..........      --        --         --          --          --
 Total comprehensive income:......      --        --         --          --          --
 Dividends paid ($0.18 per
   share).........................      --        --         --          --          --
 Exercise of stock options........     149,670      15     (243,682)     4,070            58
 Issuance of common stock.........       4,420    --         --          --               48
                                    ----------   ------   ---------   --------      --------
Balance, December 31, 2000........  40,161,494   $4,016   1,707,112   $(28,516)     $253,215
                                    ----------   ------   ---------   --------      --------

                                                   ACCUMULATED
                                            OTHER COMPREHENSIVE INCOME
                                    ------------------------------------------
                                                     FOREIGN
                                                    CURRENCY      UNREALIZED
                                      UNEARNED     TRANSLATION   HOLDING GAINS   RETAINED
                                    COMPENSATION   ADJUSTMENT      (LOSSES)      EARNINGS    TOTAL
                                    ------------   -----------   -------------   --------   --------
Balance, December 31, 1997........     -$-           $--           $ 19,396      $344,402   $581,393
                                        ----         -------       --------      --------   --------
 Comprehensive income:
   Net income for the period......     --             --             --            82,457      --
   Unearned compensation
    adjustment (net of tax of
    $202).........................      (493)         --             --             --
   Unrealized foreign currency
    translation adjustment (net of
    tax of $159)..................     --                714         --             --         --
   Unrealized gains during the
    period (net of tax of
    $2,183).......................     --             --              5,318         --         --
   Reclassification adjustment for
    gains included in net income
    (net of tax of $718)..........     --             --             (1,749)        --         --
 Total comprehensive income:......     --             --             --             --        86,247
 Dividends paid ($0.23 per
   share).........................     --             --             --            (8,645)    (8,645)
 Exercise of stock options........     --             --             --             --         9,920
 Issuance of common stock.........     --             --             --             --        11,538
 Purchase of treasury stock.......     --             --             --             --       (17,807)
                                        ----         -------       --------      --------   --------
Balance, December 31, 1998........      (493)            714         22,965       418,214    662,646
                                        ----         -------       --------      --------   --------
 Comprehensive income:
   Net income for the period......     --             --             --            68,624      --
   Unrealized foreign currency
    translation adjustment (net of
    tax of $1,573)................     --             (2,942)        --             --         --
   Unrealized losses during the
    period (net of tax of
    $25,582)......................     --             --            (48,175)        --         --
   Reclassification adjustment for
    losses included in net income
    (net of tax of $1,075)........     --                 21          1,975         --         --
 Total comprehensive income:......     --             --             --             --        19,503
 Dividends paid ($0.24 per
   share).........................     --             --             --            (9,123)    (9,123)
 Exercise of stock options........     --             --             --             --         3,252
 Issuance of common stock.........     --             --             --             --            26
                                        ----         -------       --------      --------   --------
Balance, December 31, 1999........      (493)         (2,207)       (23,235)      477,715    676,304
                                        ----         -------       --------      --------   --------
 Comprehensive income:
   Net loss for the period........     --             --             --            (9,409)     --
   Unearned compensation
    adjustment (net of tax of
    $265).........................       493          --             --             --         --
   Unrealized foreign currency
    translation adjustment (net of
    tax of $173)..................     --                321         --             --         --
   Unrealized gains during the
    period (net of tax of
    $18,739)......................     --             --             40,904         --         --
   Reclassification adjustment for
    gains included in net loss
    (net of tax of $129)..........     --             --               (241)        --         --
 Total comprehensive income:......     --             --             --             --        32,068
 Dividends paid ($0.18 per
   share).........................     --             --             --            (6,871)    (6,871)
 Exercise of stock options........     --             --             --             --         4,143
 Issuance of common stock.........     --             --             --             --            48
                                        ----         -------       --------      --------   --------
Balance, December 31, 2000........     --            $(1,886)      $ 17,428      $461,435   $705,692
                                        ----         -------       --------      --------   --------

                 See note to consolidated financial statements

                     ENHANCE FINANCIAL SERVICES GROUP INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                   YEARS ENDED DECEMBER 31,
                                                              -----------------------------------
                                                                2000         1999         1998
                                                              ---------    ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income.........................................  $  (9,409)   $  68,624    $  82,457
  Adjustments to reconcile net (loss) income to net cash
    provided by operating activities:
    Depreciation and amortization, net......................     (5,011)      (6,272)      (7,696)
    Write-off of goodwill...................................     22,738           --           --
    (Gain) loss on sale of investments, net.................       (370)       3,039       (2,434)
    Equity in income of affiliates..........................    (13,117)     (19,708)     (14,066)
    Income taxes, net.......................................    (20,223)     (10,440)       6,281
    Change in assets and liabilities
      Premiums receivable...................................     10,820       12,991       (5,992)
      Accrued interest and dividends receivable.............        124          875       (2,282)
      Accrued expenses and other liabilities................      2,782       16,278        7,442
      Deferred policy acquisition costs.....................     (5,984)     (15,419)      (8,149)
      Deferred premium revenue, net.........................     14,307       29,101       26,961
      Losses and loss adjustment expenses,net...............     19,260       18,948        5,267
      Payable to (receivable from) affiliates...............      3,142      (28,013)      29,466
      Payable (receivable) for securities...................      9,135       (1,967)      (2,649)
      Other, net............................................     10,973      (33,425)     (18,932)
                                                              ---------    ---------    ---------
  Net cash provided by operating activities.................     39,167       34,612       95,674
                                                              ---------    ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................       (938)      (7,287)      (2,616)
  Proceeds from sales and maturities of investments.........    370,186      362,863      309,582
  Purchase of investments...................................   (384,829)    (459,900)    (364,674)
  Purchase of other invested assets.........................         --       (9,531)          --
  Proceeds from sales of other invested assets..............      2,573           --           --
  (Purchases) sales of short-term investments, net..........    (60,016)      16,137           33
  Investment in affiliates..................................    (25,263)          --      (32,401)
  Distributions from affiliates.............................      2,531        6,317           --
                                                              ---------    ---------    ---------
  Net cash used in investing activities.....................    (95,756)     (91,401)     (90,076)
                                                              ---------    ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Capital stock.............................................      4,191        3,277        9,920
  Short-term debt...........................................     59,783       59,651       10,790
  Dividends paid............................................     (6,871)      (9,123)      (8,645)
  Purchase of treasury stock................................         --           --      (17,807)
                                                              ---------    ---------    ---------
Net cash provided by (used in) financing activities.........     57,103       53,805       (5,742)
                                                              ---------    ---------    ---------
Net change in cash and cash equivalents.....................        514       (2,984)        (144)
Cash and cash equivalents, beginning of year................      2,558        5,542        5,686
                                                              ---------    ---------    ---------
Cash and cash equivalents, end of year......................  $   3,072    $   2,558    $   5,542
                                                              =========    =========    =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for income taxes................  $  18,779    $  14,114    $   3,000
                                                              =========    =========    =========
  Cash paid during the year for interest....................  $  16,037    $   8,817    $   8,591
                                                              =========    =========    =========

                 See notes to consolidated financial statements

             ENHANCE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

NOTE 1 -- ORGANIZATION

     Enhance Financial Services Group Inc. ("Enhance Financial," and together with its consolidated subsidiaries, the "Company") is a holding company which was incorporated in the State of New York in December 1985 and commenced operations in November 1986. The Company principally engages, through its wholly-owned, New York-domiciled insurance subsidiaries Enhance Reinsurance Company ("Enhance Re") and Asset Guaranty Insurance Company ("Asset Guaranty") (together, the "Insurance Subsidiaries"), in the reinsurance of financial guaranties of municipal and asset backed debt obligations issued by monoline financial guaranty insurers. Until March 2000, the Insurance subsidiaries were owned by a wholly-owned subsidiary of Enhance Financial, Enhance Investment Corporation ("EIC"). EIC was dissolved in March 2000 and its assets, which primarily consisted of the capital stock of the Insurance Subsidiaries, were transferred to Enhance Financial. In addition, the Company is engaged in other insurance, reinsurance and non-insurance businesses that utilize the Company's expertise in performing sophisticated analyses of complex, credit-based risks.

     The Company's other insurance businesses involve the issuance of direct financial guaranties of smaller municipal debt obligations, trade credit reinsurance, financial responsibility bonds and excess-SIPC/excess-ICS and related type bonds. These other insurance businesses are conducted by the Insurance Subsidiaries, Van-American Companies, Inc. and subsidiaries ("Van-Am", See Note 14), and Enhance Reinsurance (Bermuda) Limited ("EnRe Bermuda"), a Bermuda domiciled insurer.

     The Company, through its consolidated subsidiaries, Singer Asset Finance Company, L.L.C. ("Singer") and Enhance Life Benefits LLC ("ELB") and non-consolidated affiliates (See Note 5), Credit-Based Asset Servicing and Securitization LLC ("C-BASS"), Sherman Financial Group LLC ("Sherman") and Credit2B.com Inc. ("Credit2B"), has also engaged in the origination, purchase, servicing and/or securitization of special assets, including lottery awards, structured settlement payments, viatical settlements, sub-performing/non-performing residential mortgages and unsecured delinquent consumer assets including credit cards receivables and the development of business to business exchanges for business trade credit.

     On February 28, 2001, Radian Group Inc. ("Radian") acquired Enhance Financial (the "Acquisition"). Shareholders of Enhance Financial received .22 shares of Radian's common stock in return for each share of Enhance Financial common stock. The Acquisition will be accounted for as a purchase.

     Radian provides private mortgage insurance coverage in the United States on residential mortgage loans.

     The Acquisition was the result of the Company's efforts, commenced in February 2000, to identify and review strategic options to increase shareholder value. These efforts were, in turn, partly an outgrowth of a decision by Moody's Investor Service, Inc. ("Moody's) in August 1999 to downgrade the senior long term debt rating of Enhance Financial from Aa3 to A2 and the insurance financial strength rating of Enhance Financial's largest insurance subsidiary, Enhance Reinsurance Company ("Enhance Re"), from Aaa to Aa2. In February 2000, Moody's placed such debt and insurance financial strength ratings under review for possible further downgrade. As a result of the acquisition, Moody's removed the company from credit watch and affirmed its ratings.

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES

     The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"), which, for the Insurance Subsidiaries, differ in certain material respects from the accounting practices prescribed or permitted by regulatory authorities (see Note 3). The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the

             ENHANCE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. The significant accounting policies of Enhance Financial and its subsidiaries are as follows:

Consolidation

     The accompanying financial statements include the accounts of Enhance Financial, Enhance Investment Corporation, the Insurance Subsidiaries, Singer, ELB, Van-Am and EnRe Bermuda (collectively the "Company"). Investments in which the Company owns from 20% to 50% of those companies and where the Company has a majority voting interest, but where the minority shareholders have substantive participating rights or where the Company has the intent and ability to divest its investment in the short term, are accounted for in accordance with the equity method of accounting (See Note 5). All significant intercompany accounts and transactions, and intercompany profits and losses, including those transactions with equity method investee companies, have been eliminated.

Investments

     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities," management classifies all securities at the time of purchase as "held to maturity" or "available for sale." Fixed maturity securities held to maturity are those securities for which the Company has the intent and has the ability to hold until maturity and are carried at amortized cost. There were no sales of or transfers of securities classified as held-to-maturity for the years ended December 31, 2000, 1999 and 1998. All other fixed maturity securities are classified as available for sale and carried at fair value. Unrealized gains and losses, net of taxes, on the available for sale portfolio are charged or credited to accumulated other comprehensive income.

     Common stocks are carried at fair value. Short-term investments are carried at amortized cost, which approximates market. Unrealized gains and losses, net of taxes, on common stocks are reflected in accumulated other comprehensive income. Realized gains or losses on sales of investments are determined on the basis of specific identification.

     Other invested assets consist of residential mortgage-backed securities (See Note 6), which are classified as trading securities and are carried at fair value, with changes in fair value recognized in income currently. At December 31, 2000 and 1999, the carrying value approximates cost.

Derivatives

     The Company uses interest rate swaps and forward treasury lock agreements to hedge interest rate risk associated with unsecuritized assets held and anticipated acquisitions of assets by Singer. Gains and losses on such instruments that qualify as accounting hedges are deferred until the underlying hedged asset is sold, at which time the gain or loss on the related hedge is recognized in income.

     The counterparties to the Company's derivative agreements are substantial and creditworthy multinational commercial banks or other financial institutions which are recognized market makers.

Cash and Cash Equivalents

     For purposes of the statements of cash flows, the Company considers all highly liquid short-term investments with an original maturity of three months or less to be cash equivalents.

Deferred Policy Acquisition Costs

     Deferred policy acquisition costs comprise those expenses that vary with and are primarily related to the production of insurance premiums, including: commissions paid on reinsurance assumed, salaries and related costs of underwriting and marketing personnel, rating agency fees, premium taxes and certain other underwriting expenses, offset by ceding commission income on premiums ceded to reinsurers. Acquisition costs are deferred and amortized over the period in which the related premiums are earned. Deferred policy

             ENHANCE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES acquisition costs are reviewed periodically to determine that they do not exceed or be less than recoverable amounts, after considering investment income.

Furniture, Fixtures and Equipment

     Furniture, fixtures and equipment are carried at depreciated cost. Depreciation is provided using the straight-line method over the estimated economic lives of the assets, which range from 3 to 7 years. Leasehold improvements are amortized over the lesser of the lease term or the useful life of the improvement.

Goodwill

     Goodwill represented the excess of cost of acquisitions over the tangible net assets acquired. Goodwill, which was attributable substantially to the acquisition of Singer, was amortized by the straight-line method over 20 years.

Premium Revenue Recognition

     Premiums are earned in proportion to the level amortization of insured principal over the contract period. Deferred premium revenue represents that portion of premiums which will be earned over the remainder of the contract period, based upon information reported by primary insurers and management's estimates of amortization of insured principal in those instances where information has not been reported to the Company. When insured issues are refunded or called, the remaining deferred premium revenue is generally earned at that time, since the risk to the Company is considered to have been eliminated.

Reinsurance

     In the normal course of business, the Insurance Subsidiaries reinsure portions of their direct and assumed exposures with other insurance companies through contracts designed to limit losses from certain risks and to protect capital and surplus.

     The following summarizes the effect of reinsurance on premiums written and earned (in 000s):

                                                 YEARS ENDED DECEMBER 31,
                           --------------------------------------------------------------------
                                   2000                    1999                    1998
                           --------------------    --------------------    --------------------
                           WRITTEN      EARNED     WRITTEN      EARNED     WRITTEN      EARNED
                           --------    --------    --------    --------    --------    --------
Direct...................  $ 41,735    $ 31,386    $ 53,999    $ 23,710    $ 30,484    $ 19,704
Assumed..................    86,261      86,510      85,001      83,228      99,922      84,248
Ceded....................    (3,437)     (7,644)     (6,047)     (3,087)     (1,107)     (1,615)
                           --------    --------    --------    --------    --------    --------
Net premiums.............  $124,559    $110,252    $132,953    $103,851    $129,299    $102,337
                           ========    ========    ========    ========    ========    ========

     The effect of reinsurance on losses and loss adjustments expenses for the years ended December 31, 2000, 1999 and 1998 was a decrease of $196,000, $1,369,000 and $1,230,000, respectively.

     In the event that any or all of the reinsurers were unable to meet their obligations, the Insurance Subsidiaries would be liable for such defaulted amounts.

     The percentage of assumed premiums written as a part of net premiums written for the years ended December 31, 2000, 1999 and 1998 was 69.3%, 63.9%, and 77.3% respectively.

Losses and Loss Adjustment Expenses ("LAE")

     Reserves for losses and LAE in the financial guaranty business are established based on the Company's best estimate of specific and non-specific losses, including expenses associated with settlement of such losses on its insured and reinsured obligations. The Company's estimation of total reserves considers known defaults, reports and individual loss estimates reported by primary insurers and annual increases in the total net par amount outstanding of the Company's insured obligations ($55.4 billion as of December 31, 2000). The Company records a specific provision for losses and related LAE when reported by primary insurers or when,

             ENHANCE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES in the Company's opinion, an insured risk is in default or a default is probable and the amount of the loss is reasonably estimable. In the case of obligations with fixed periodic payments, the provision for losses and LAE represents the present value of the Company's ultimate expected losses, adjusted for estimated recoveries under salvage or subrogation rights. The non-specific reserves represent the Company's best estimate of total reserves, less provisions for specific reserves. Generally, when a case basis reserve is established or adjusted, a corresponding adjustment is made to the non-specific reserve. The Company discounts certain financial guaranty liabilities at annual rates, which correspond to the Insurance Subsidiaries' investment yields ranging from 5.95% to 6.18%. These discounted liabilities at December 31, 2000 and 1999 were $11.1 million and $14.9 million respectively, net of discounts of $9.9 million and $12.0 million, respectively.

     Reserves for losses and LAE for the Company's other lines of business, primarily trade credit reinsurance, are based on reports and individual loss estimates received from ceding companies, net of anticipated estimated recoveries under salvage and subrogation rights. In addition, a liability is included for losses and LAE incurred but not reported.

     The Company periodically evaluates its estimates for losses and LAE and may adjust such reserves based on the Company's actual loss experience, mix of business and economic conditions. Changes in total estimates for losses and LAE are reflected in current earnings. The Company believes that its total reserves for losses and LAE are adequate to cover the ultimate cost of all claims net of reinsurance recoveries. However, the reserves are based on estimates of losses and LAE, and there can be no assurance that the ultimate liability of the Company will not exceed such estimates.

Assignment Operations

     The Company acquires financial assets from individuals, including the rights to receive lottery awards and structured settlement payments, and securitizes these payment streams. The Company recognizes revenue from assignment sales and accounts for its residual interest in securitized assets in accordance with SFAS No. 125 (see Note 10).

Federal Income Taxes

     In accordance with SFAS No. 109, "Accounting for Income Taxes," deferred federal income taxes are provided for temporary differences between the tax and financial reporting basis of assets and liabilities that will result in deductible or taxable amounts in future years when the reported amount of the asset or liability is recovered or settled. In the case of the Company, such temporary differences relate principally to premium revenue recognition and deferred acquisition costs. See Note 6 for discussion relating to acquired deferred tax asset.

     The Internal Revenue Code permits municipal bond insurance companies to deduct from taxable income, subject to certain limitations, the amounts added to the statutory mandatory contingency reserve during the year. The deduction taken is allowed only to the extent that U.S. Treasury non-interest-bearing tax and loss bonds are purchased at their par value prior to the original due date of the Company's consolidated federal tax return and held in an amount equal to the tax benefit attributable to such deductions. The amounts deducted must be included in taxable income when the contingency reserve is released, at which time the Company may redeem the tax and loss bonds to satisfy the additional tax liability. The purchases of tax and loss bonds are recorded as prepayments of federal income taxes and are not reflected in the Company's current tax provision.

Post-Retirement and Post-Employment Benefits

     The Company provides various post-retirement and post-employment benefits, including pension, health and life insurance benefits covering substantially all employees who meet certain age and service criteria. The Company accounts for these benefits under the accrual method of accounting. Amounts related to anticipated obligations under the defined benefit pension plan and post-retirement benefits are recorded based on actuarial determinations.

             ENHANCE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES

Stock Compensation Plans

     The Company has in effect a stock option program for key employees and a directors' stock option program for the benefit of directors who are not employees of the Company. In March 1998, the board of directors adopted the Director Stock Ownership Plan pursuant to which directors are entitled to elect to receive all or a portion of their directors fees in the form of Enhance Financial common stock. Under these programs, awards are granted to eligible employees and directors of the Company in the form of Incentive Stock Options, where they qualify under the Internal Revenue Code, or Non-Qualified Stock Options. The Company follows the intrinsic value based method of accounting for stock based compensation as prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). In accordance with SFAS No. 123, "Accounting for Stock-Based Compensation", the Company has provided pro forma disclosures of net income and earnings per share as if the fair value based method of accounting had been applied.

Stock Split

     All references to number of common shares and per-share information reflect the two-for-one stock split which was effective on June 26, 1998.

Earnings Per Share

     In accordance with SFAS No. 128, "Earnings per Share," the Company reports "basic" and "diluted" earnings per share ("EPS"). Basic EPS is determined by dividing net income by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that would occur if securities such as employee stock options were exercised. Diluted EPS is computed using the treasury stock method to determine the weighted average number of common stock equivalents outstanding during each year. For all periods presented common stock equivalents comprise outstanding options pursuant to the Company's stock option programs.

     Following is a reconciliation of weighted average common shares outstanding to weighted average common and common equivalent shares outstanding for the years ended December 31, 2000, 1999 and 1998 (in 000s).

                                                            2000      1999      1998
                                                           ------    ------    ------
Weighted average common shares outstanding...............  38,179    38,000    37,520
Dilutive effect of common stock options..................     466     1,024     1,755
                                                           ------    ------    ------
Weighted average common and common equivalent shares
  outstanding............................................  38,645    39,024    39,275
                                                           ======    ======    ======

Reclassifications

     Certain of the prior years' amounts have been reclassified to conform to the current year presentation.

New Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivatives Instruments and Hedging Activities" and subsequently amended that statement with SFAS No. 137 and No. 138 in June 1999 and June 2000, respectively. This statement, as amended, establishes accounting and reporting standards for derivative instruments and is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives will be recorded each period in current earnings or other comprehensive income depending on whether a derivative is designated as part of a hedge transaction, and if it

             ENHANCE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES is the type of hedge transaction. The Company adopted the new statements as amended on January 1, 2001. The adoption of the new statements did not have a material effect on the Company's financial statements.

     In September 2000, the FASB issued SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" which replaces, in its entirety, SFAS No. 125. Although SFAS No. 140 has changed many of the rules regarding securitizations, it continues to require an entity to recognize the financial and servicing assets it controls and the liabilities it has incurred and derecognize financial assets when control has been surrendered in accordance with the criteria provided in the statement. The Company has adopted the provisions of SFAS No. 140 that relate to applicable disclosures of securitization transactions, and will adopt the remaining provisions of the new statement as required beginning in the second quarter of 2001. The adoption of the new statement is not expected to have a material effect on the Company's financial statements.

     In March 1998, the National Association of Insurance Commissioners adopted the Codification of Statutory Accounting Principles (the "Codification"). The Codification is intended to standardize regulatory accounting and reporting for the insurance industry and is effective January 1, 2001. Statutory accounting principles will continue to be established by individual state laws and permitted practices. The Company believes the quantified effects of Codification and the New York State related laws on its statutory financial statements are immaterial.

NOTE 3 -- INSURANCE REGULATORY MATTERS

     The consolidated financial statements are prepared on the basis of GAAP which, for the Insurance Subsidiaries, differ in certain material respects from accounting practices prescribed or permitted by insurance regulatory authorities. The significant differences result from statutory accounting practices which treat premiums earned, policy acquisition costs, deferred income taxes, investments in fixed maturities and loss reserves differently.

     The statutory basis policyholders' surplus of Enhance Re and Asset Guaranty, as reported to insurance regulatory authorities, was $188.6 million and $105.8 million, respectively, at December 31, 2000 and $214.8 million and $90.6 million, respectively, at December 31, 1999. Statutory net income of Enhance Re and Asset Guaranty was $49.0 million and $9.3 million, respectively, for the year ended December 31, 2000. Statutory net income of Enhance Re and Asset Guaranty was $38.7 million and $8.4 million, respectively, for the year ended December 31, 1999, and $51.7 million and $11.0 million, respectively, for the year ended December 31, 1998.

     The New York Insurance Law requires financial guaranty insurers to maintain minimum policyholders' surplus of $65 million. When added to the minimum policyholders' surplus of $3.4 million separately required for the other lines of insurance which it is licensed to write, each of the Insurance Subsidiaries is required to have an aggregate minimum policyholders' surplus of $68.4 million.

     Under the New York Insurance Law, the Insurance Subsidiaries may declare or distribute dividends only out of earned surplus. The maximum amount of dividends, which may be paid by the Insurance Subsidiaries to Enhance Financial without prior approval of the Superintendent of Insurance, is subject to restrictions relating to statutory surplus and net investment income as defined by statute. Enhance Re declared and paid dividends of $20.0 million and Asset Guaranty declared and paid dividends of $4.0 million to Enhance Financial for the year ended December 31, 2000. At December 31, 2000, the Insurance Subsidiaries had an additional $6.5 million available for dividend distribution. However, in conjunction with the Acquisition, the Insurance Subsidiaries are prohibited from paying dividends for a period of two years from the date of acquisition without prior written consent of the Insurance Department.

     The New York Insurance Law establishes single-risk limits applicable to all obligations issued by a single entity and backed by a single revenue source. Under the limit applicable to municipal bonds, the insured

             ENHANCE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES average annual debt service for a single risk, net of reinsurance and collateral, may not exceed 10% of the sum of the insurer's policyholders' surplus and contingency reserves. In addition, insured principal of municipal bonds attributable to any single risk, net of reinsurance and collateral, is limited to 75% of the insurer's policyholders' surplus and contingency reserves. Additional single risk limits, which generally are more restrictive than the municipal bond single risk limit, are also specified for several other categories of insured obligations.

NOTE 4 -- INVESTMENTS

     The following is a summary of the Company's investments in fixed maturities at December 31, 2000 and 1999 (in 000s):

                                                                 GROSS         GROSS
                                                  AMORTIZED    UNREALIZED    UNREALIZED
2000                                                COST         GAINS         LOSSES      FAIR VALUE
----                                              ---------    ----------    ----------    ----------
HELD TO MATURITY
  Private placements............................  $ 85,198      $    --        $   --       $ 85,198
  Municipal obligations.........................    61,630        4,040            --         65,670
  Corporate securities..........................     1,492          144            --          1,636
  U.S. Government obligations...................     6,070          273            --          6,343
                                                  --------      -------        ------       --------
Total held to maturity..........................  $154,390      $ 4,457        $   --       $158,847
                                                  ========      =======        ======       ========
AVAILABLE FOR SALE
  Municipal obligations.........................  $575,225      $27,825        $  837       $602,213
  Mortgage-backed securities....................   164,208        3,061           516        166,753
  Corporate securities..........................    51,935          854           510         52,279
  Asset-backed securities.......................    21,123            4         3,763         17,364
  U.S. Government obligations...................    21,065          180            35         21,210
                                                  --------      -------        ------       --------
Total available for sale........................  $833,556      $31,924        $5,661       $859,819
                                                  ========      =======        ======       ========

                                                                 GROSS         GROSS
                                                  AMORTIZED    UNREALIZED    UNREALIZED
1999                                                COSTS        GAINS         LOSSES      FAIR VALUE
----                                              ---------    ----------    ----------    ----------
HELD TO MATURITY
  Private placements............................  $ 90,711       $   --       $    --       $ 90,711
  Municipal obligations.........................    77,231        3,767            --         80,998
  Corporate securities..........................     3,593          102            --          3,695
  U.S. Government obligations...................     6,072           81            83          6,070
                                                  --------       ------       -------       --------
Total held to maturity..........................  $177,607       $3,950       $    83       $181,474
                                                  ========       ======       =======       ========
AVAILABLE FOR SALE
  Municipal obligations.........................  $564,899       $3,259       $28,381       $539,777
  Mortgage-backed securities....................   121,327           65         3,878        117,514
  Corporate securities..........................    56,213           82         1,490         54,805
  Foreign securities............................    21,689          216         2,377         19,528
  U.S. Government obligations...................    14,623           --           284         14,339
                                                  --------       ------       -------       --------
          Total available for sale..............  $778,751       $3,622       $36,410       $745,963
                                                  ========       ======       =======       ========

     The amortized cost and estimated fair value of fixed maturities at December 31, 2000 by contractual maturity are shown below (in 000s). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

             ENHANCE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES

                                                             AMORTIZED COST    FAIR VALUE
                                                             --------------    ----------
FIXED MATURITIES, HELD TO MATURITY
Due in one year or less....................................     $ 11,338        $ 11,430
Due after one year through five years......................       52,904          55,021
Due after five years through ten years.....................       46,055          47,210
Due after ten years........................................       44,093          45,186
                                                                --------        --------
                                                                $154,390        $158,847
                                                                ========        ========

                                                             AMORTIZED COST    FAIR VALUE
                                                             --------------    ----------
FIXED MATURITIES, AVAILABLE FOR SALE
Due in one year or less....................................     $ 15,595        $ 15,594
Due after one year through five years......................       60,574          62,336
Due after five years through ten years.....................       75,135          75,225
Due after ten years........................................      682,252         706,664
                                                                --------        --------
                                                                $833,556        $859,819
                                                                ========        ========

     Proceeds from sales of available for sale investments in fixed maturities during 2000, 1999, and 1998 were approximately $341 million, $348 million and $301 million, respectively. Gross gains of $3.6 million and gross losses of $3.2 million were realized in 2000. Gross gains of $5.5 million and gross losses of $3.3 million were realized in 1999. A write-down of book values for fixed income securities, in the amount of $5.3 million, resulted in a net realized loss on the sale of investments of $3.0 million in 1999. Gross gains of $5.0 million and gross losses of $2.6 million were realized on those sales in 1998.

     Sources of the Company's consolidated net investment income are as follows (in 000s):

                                                          YEARS ENDED DECEMBER 31,
                                                        -----------------------------
                                                         2000       1999       1998
                                                        -------    -------    -------
Fixed maturities......................................  $64,079    $56,909    $53,312
Short-term investments and cash equivalents...........      440      1,658      2,148
Other invested assets.................................      282      1,405         --
Other.................................................       59        436        416
                                                        -------    -------    -------
          Total investment income.....................   64,860     60,408     55,876
Less investment expenses..............................    1,899      2,355      2,453
                                                        -------    -------    -------
Net investment income.................................  $62,961    $58,053    $53,423
                                                        =======    =======    =======

     The net unrealized appreciation (depreciation) of investments included as a component of accumulated other comprehensive income at December 31, 2000 and 1999 is as follows (in 000s):

                                                               2000        1999
                                                              -------    --------
Difference between market value and amortized cost of
  available for sale portfolio
  Fixed maturities..........................................  $26,393    $(32,788)
  Equity securities.........................................      433         341
                                                              -------    --------
                                                               26,826     (32,447)
Deferred tax (liability) asset..............................   (9,398)      9,212
                                                              -------    --------
Net unrealized appreciation (depreciation) of investments...  $17,428    $(23,235)
                                                              =======    ========

             ENHANCE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES

     Unrealized appreciation of investments in equity securities at December 31, 2000 and 1999 includes gross unrealized gains of $433,000 and $341,000, respectively.

     Under agreements with its primary insurers and in accordance with statutory requirements, the Insurance Subsidiaries maintain funds (fixed maturities and cash equivalents) in trust accounts principally for the benefit of reinsured companies and for the protection of policyholders in states in which the Insurance Subsidiaries are not licensed. The Company maintains full control over the management of assets held in trust accounts. The carrying amount of such restricted balances amounted to approximately $548 million and $437 million at December 31, 2000 and December 31, 1999, respectively.

     See Note 6 for information relating to Other Invested Assets.

NOTE 5 -- INVESTMENT IN AFFILIATES

     The Company owns 360,000 shares of EIC Corporation Ltd. ("Exporters"), an insurance holding company which, through its wholly-owned insurance subsidiary licensed in Bermuda, insures foreign trade receivables. The Company's investment represented an equity interest of approximately 41% at the date of acquisition and approximately 36.5% (which represents 54% voting interest) at December 31, 2000. The Company accounts for its investment in Exporters in accordance with the equity method of accounting as the control of Exporters does not rest with the Company and since the minority shareholders have substantial participating rights.

     C-BASS evaluates, purchases, services and securitizes sub-performing, non-performing, and seller financed residential mortgages and real estate and subordinated residential mortgage-backed securities. At December 31, 1999 the Company owned approximately a 48% interest in C-BASS, which is being accounted for on the equity basis of accounting. Effective January 1, 2000, the Company owns approximately a 46% interest in C-BASS. At December 31, 2000, the Company had contributed $55.5 million of capital to C-BASS. C-BASS distributed $2.5 million to the Company in 2000. The following table sets forth C-BASS financial data as of the date indicated and for the periods then ended (in millions):

                                                                  DECEMBER 31,
                                                          ----------------------------
                                                            2000       1999      1998
                                                          --------    ------    ------
Mortgage-related assets.................................  $  866.6    $773.0    $550.1
Other assets............................................     144.6     161.5      73.4
                                                          --------    ------    ------
Total assets............................................  $1,011.2    $934.5    $623.5
                                                          ========    ======    ======
Funding arrangements....................................  $  693.7    $617.2    $360.8
Other liabilities.......................................      77.0     127.6     107.6
                                                          --------    ------    ------
Total liabilities.......................................  $  770.7    $744.8    $468.4
                                                          ========    ======    ======

                                                          FOR THE YEAR ENDED DECEMBER 31,
                                                          -------------------------------
                                                            2000        1999       1998
                                                          ---------    -------    -------
Total revenues..........................................  $  154.2     $114.1     $ 69.7
Total expenses..........................................      97.9       73.7       43.7
                                                          --------     ------     ------
Net income..............................................  $   56.3     $ 40.4     $ 26.0
                                                          ========     ======     ======

     Enhance Financial owns a 45% equity interest in SBF Participa oes Ltda ("SBF"), a Brazilian insurance holding company, which is the parent holding company of UBF Garantias & Seguros SA, one of Brazil's largest credit insurance and surety insurance companies ("UBF"). The remainder of SBF is owned by UBF's management and private Brazilian investors. The Company anticipates that the business of UBF will expand in the Latin American insurance and other credit-related markets and opportunities. The Company's

             ENHANCE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES investment in SBF as of December 31, 2000 and 1999 was approximately $2.5 million and $3.4 million, respectively, and is being accounted for on the equity method of accounting.

     In November 1998, the Company acquired through merger all of the outstanding shares of Alegis Group, Inc. ("Alegis"), the parent holding company of a Houston-based servicer and collector of delinquent consumer assets, purchase price was approximately $11.7 million which approximated the fair market value of Alegis. In December 1999, the Company contributed substantially all of the assets of Alegis to Sherman.

     In December 1998, the Company and MGIC Investment Corporation formed a joint venture, Sherman, with members of management thereof, to provide analytic and due diligence services to purchasers of unsecured delinquent consumer assets; purchases, services and securitizes unsecured delinquent consumer assets. The Company owns a 45.5% interest in Sherman, which is being accounted for on the equity basis of accounting. In December 1999 as part of its initial capital commitment, the Company contributed substantially all the assets of Alegis and the capital stock of other subsidiaries to Sherman. At December 31, 1999, the Company reconfirmed its commitment to contribute an aggregate $20.0 million to the capital of Sherman, all of which had been contributed as of December 31, 2000.

     In April 2000 Enhance Financial acquired convertible preferred stock representing a majority equity interest in Credit2B.com Inc. ("Credit2B"), a newly formed corporation, in return for cash and future capital commitments aggregating $14.0 million. Through December 31, 2000, Enhance Financial has funded $9.9 million of the $14.0 million commitment. Through March 2001, Enhance Financial had funded the total $14.0 million. In March 2001, Credit2B ceased operations and is in the process of closing down its business. Credit2B and Enhance Financial have entered into employment agreements with several of Credit2B's officers (including its President and Chief Executive Officer and its Chief Operating Officer), which provide base and incentive compensation of approximately $3.3 million per annum ($1.7 million of which is attributable to the aforementioned two officers). Each such agreement is terminable upon 30 days notice by either party. In March 2001, in connection with closing down the business of Credit2B, Enhance Financial and Credit2B provided notice to all parties to such employment agreements of the termination of their respective employment agreements. Enhance Financial estimates that their obligation for severance payments and other post termination benefits to such officers is approximately $2.3 million.

     The Company has accounted for its investment in Credit2B on the equity method of accounting as it has the intent and ability to dispose of its investment in 2001. At December 31, 2000, Enhance Financial wrote off its investment of $14.0 million in Credit2B (included in equity in income of affiliates in the consolidated statements of operations).

     Total assets of the Company's unconsolidated subsidiaries and affiliates accounted for by the equity method of accounting at December 31, 2000 and 1999 were $1,280.4 and $1,275.5 million, respectively. Total liabilities at December 31, 2000 and 1999 were $929.7 and $868.4 million, respectively. Total net income for the years' ended December 31, 2000, 1999 and 1998 was $54.4 million, $40.3 million and $30.5 million, respectively.

NOTE 6 -- INCOME TAXES

     The Company files a consolidated federal income tax return with its includable subsidiaries. Subject to the provisions of a tax sharing agreement, income tax allocation is based upon separate return calculations.

     On April 8, 1999, the Company completed a $13.7 million purchase of a portfolio of approximately 500 residential mortgage-backed securities consisting of residual interests in real estate mortgage investment conduits ("REMICs") (classified as Investments -- Other Invested Assets). Post-closing adjustments subsequently reduced the net purchase price to $9.4 million. The transaction was structured by C-BASS, which will also manage and service the portfolio for the Company. The purchase price was financed by a short-

             ENHANCE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES term credit facility with an initial principal balance of $10.3 million. As of December 31, 2000, this credit facility was paid off.

     The transaction is expected to produce pre-tax economic profits over the life of the acquired portfolio, which is anticipated to be eight to ten years and to provide tax benefits that are expected to lower the Company's effective tax rate in 1999 and beyond. However, the amount of pre-tax economic profits and tax benefits recognized from year to year may vary significantly depending on a variety of factors relating to the portfolio, some of which are outside the control of the Company. At December 31, 2000, the Company expected that it would continue to receive tax benefits from the portfolio at a level comparable to the current year at least through 2001 and would receive some additional tax benefits over a period of six to eight years thereafter.

     One of the prior owners of the REMICs was audited by the Internal Revenue Service ("IRS") for taxable years during which such owner owned the REMICs. Upon completion of that audit, the IRS determined that certain tax strategies adopted by the prior owner with respect to the REMICs were improper and should be disallowed. The prior owner disputed the IRS's determination and filed suit in the United State Tax Court to overturn the IRS's audit adjustments relating to the REMICs. In August 2000, the prior owner and the IRS reached a settlement in their Tax Court litigation and the Tax Court entered a series of stipulated decisions regarding the settlement. The stipulated decisions appear to be a concession by the IRS of the incorrectness of its audit determination that certain tax strategies adopted by the prior owner with respect to the REMICs were improper and should be disallowed. After reviewing the stipulated decisions, the Company's counsel has advised the Company that, at the present time, it is not appropriate to conclude that the settlement or any potential future IRS action will affect the Company's ability to realize the expected tax benefits associated with the REMICs. Nonetheless, given the private nature of the settlement, the lack of clarity regarding the basis for the settlement, and the uncertainties regarding the IRS's potential future action, there can be no complete assurance that the settlement or any potential future IRS action will not have a material adverse effect on the tax benefits that the Company expects to realize from the REMICs.

     With respect to the acquired tax benefits, as of December 31, 2000, the Company has recorded a $131.5 million deferred tax asset and a related deferred credit. The deferred tax asset is reduced and the deferred credit is amortized to income (as a reduction of current tax expense) as the tax benefits are realized (approximately $6.5 million and $14.4 million for the years ended December 31, 2000 and 1999, respectively). In addition, during the years ended December 31, 2000 and 1999, the Company realized investment income of $0 and $1.3 million, respectively, from the portfolio. The tax benefits result from the fact that, under the Internal Revenue Code (the "IRC"), the uniform yield to maturity method of recognizing interest income and expense on debt instruments generally causes a REMIC to recognize interest income with respect to its assets more rapidly than it recognizes interest expense with respect to its regular interests. This mismatching of interest income and expense generally results in the REMIC producing significant taxable income for the holder of the residual interest in its early years, followed by a corresponding amount of tax losses (which are deductible by the holder of the residual interest) in later years. The Company's tax benefits from the portfolio consists of the tax losses generated by the REMICs, which offset taxable income of the REMICs which was previously allocated to a prior owner of the portfolio.

     At December 31, 2000, the Company did not record a deferred federal income tax liability of $20.9 million for tax losses of $59.9 million associated with the portfolio because the tax law provides a means, through the use of a particular tax strategy which the Company, as of December 31, 2000, intended to use, by which income tax benefits associated with this portfolio would not result in future tax obligations. The tax strategy involves numerous assumptions and requires that certain steps occur in a specific order. Although the Company believes that the assumptions are reasonable and that the Company can cause the required steps to occur in the proper order, certain of the assumptions and steps are outside the control of the Company and therefore there is no assurance that all the assumptions will be satisfied or all of the steps will occur in the

             ENHANCE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES proper order. In addition, this tax strategy is based on current law and there is no assurance that new laws, regulations or court decisions will not be enacted or occur that render the tax strategy ineffective. If (i) the Company were to dispose of the portfolio other than in accordance with its currently anticipated tax strategy, (ii) the Company were to determine that the Company would be unable or it would be unadvisable to utilize the tax strategy, (iii) current tax law were to change (see below), or (iv) there were an unfavorable determination by the IRS regarding the Company's tax strategy, the Company may be required to record a deferred federal income tax liability for and/or recapture all or a significant portion of the tax losses associated with the portfolio that the Company previously recognized ($20.9 million as of December 31, 2000).

     During January 2001, tax law legislation was enacted which adversely impacted the Company's ability to utilize the tax strategy discussed above. In consideration of such new tax law legislation, advice from the Company's counsel and the Acquisition, the Company determined that it is unlikely that the income tax benefits associated with this portfolio will not result in future taxable obligations. Accordingly, additional income tax expense of approximately $20.9 million will be recognized in the Company's financial statements subsequent to December 31, 2000.

     The investment in the portfolio ($8.6 million and $10.9 million at December 31, 2000 and 1999, respectively) is carried at estimated market value (which approximates cost) and is classified on the consolidated balance sheet as Investment -- Other Invested Assets.

     The components of the Company's consolidated provision for income taxes are as follows (in 000s):

                                                          YEAR ENDED DECEMBER 31,
                                                      -------------------------------
                                                        2000        1999       1998
                                                      --------    --------    -------
Current income tax..................................  $ 16,380    $ 14,569    $10,815
Deferred income tax.................................   (17,824)    (13,749)    19,535
                                                      --------    --------    -------
  Income tax (benefit) expense......................  $ (1,444)   $    820    $30,350
                                                      ========    ========    =======

     A reconciliation from the tax provision calculated at the federal statutory rate of 35% to the actual tax is as follows (in 000s):

                                                          YEAR ENDED DECEMBER 31,
                                                      -------------------------------
                                                        2000        1999       1998
                                                      --------    --------    -------
Tax provision at statutory rate.....................  $ (3,798)   $ 24,305    $39,482
Tax exempt interest and dividends...................   (10,736)    (10,283)    (9,796)
Residential mortgage backed securities..............    (6,469)    (14,406)     --
Goodwill............................................     7,718       --         --
Change in estimate of tax liability.................     4,788      (1,396)     --
Assignment income...................................     4,683         560        739
Other, net..........................................     2,370       2,040        (75)
                                                      --------    --------    -------
  Actual tax (benefit) expense......................  $ (1,444)   $    820    $30,350
                                                      ========    ========    =======

             ENHANCE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES

     The components of the net deferred income tax asset and liability as of December 31, 2000 and 1999 are as follows (in 000s):

                                             DECEMBER 31, 2000          DECEMBER 31, 1999
                                          -----------------------    -----------------------
                                           ASSETS     LIABILITIES     ASSETS     LIABILITIES
                                          --------    -----------    --------    -----------
Deferred policy acquisition costs.......  $  --         $43,819      $  --        $ 41,816
Deferred premium revenue................     --          16,582         --          13,693
Contingency reserves....................     --          12,542         --          34,242
Unrealized capital gains................     --           9,398         --          --
Unrealized capital losses...............     --          --             9,212       --
Assignment income.......................     --           6,211         --          26,536
Losses and LAE reserves.................     7,198       --             7,306       --
Accrued expenses........................     4,895       --             4,686       --
Net operating loss......................     3,365       --            22,689       --
Impairment of investment asset..........     1,823       --             1,855       --
Other...................................     5,841        5,974         5,281        4,155
Residential mortgage-backed securities
  acquired tax benefits.................   131,530       --           138,000       --
                                          --------      -------      --------     --------
                                          $154,652      $94,526      $189,029     $120,442
                                          ========      =======      ========     ========

     Prepaid federal income taxes include Tax and Loss Bonds of $17.3 million and $24.8 million as of December 31, 2000 and 1999, respectively.

     At December 31, 2000, the Company has net operating loss carryforwards of $9.6 million, which expire in 2020.

NOTE 7 -- LONG-TERM DEBT AND CREDIT FACILITY

     The carrying value of the Company's indebtedness is as follows (in 000s):

                                                                  DECEMBER 31,
                                                              --------------------
                                                                2000        1999
                                                              --------    --------
Debentures, due 2003........................................  $ 75,000    $ 75,000
Short term debt.............................................   173,724     113,941
                                                              --------    --------
          Total.............................................  $248,724    $188,941
                                                              ========    ========

     The debentures were issued at par and bear interest at 6.75% payable in March and September each year. The debentures are non-callable obligations of Enhance Financial.

     Enhance Financial maintains an unsecured credit facility through a credit agreement (the "Credit Agreement") with major commercial banks providing for borrowing by Enhance Financial of up to $173.7 million due May 29, 2001, to be used for general corporate purposes. Advances under the Credit Agreement bear interest at variable LIBOR-based rates. The average interest rate paid on such advances in 2000 was 7.7%. The Credit Agreement prohibits the Company from incurring additional indebtedness to the extent the resulting total would exceed 30% of the Company's total capitalization as defined or 50% of the sum of the Insurance Subsidiaries' combined statutory surplus and contingency reserves, and includes certain covenants, one of which would have precluded the Company from paying a dividend during the fourth quarter 2000. The total outstanding under the Credit Agreement at December 31, 2000 was $173.7 million.

             ENHANCE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES

     In 1995, the Company entered into a reverse interest-rate swap transaction based on a notional amount of $50 million over the term equal to the remaining term of Enhance Financial's 6.75% Debentures. On June 1, 1995, the Company terminated the swap and realized a gain on termination in the amount of $4.6 million. The gain ($1.3 million at December 31, 2000) has been deferred and is being amortized over the original term of the swap.

     See Note 6 for credit facility relating to Other Invested Assets.

NOTE 8 -- SHAREHOLDERS' EQUITY AND DIVIDENDS

     In December 1996, the board of directors terminated the then existing repurchase program and authorized the repurchase of up to 1,500,000 shares of its common stock from that date. Enhance Financial purchased 666,394 shares of its common stock at an average price of $26.72 per share in 1998. No shares were repurchased in 1999 and 2000.

     In connection with the repurchase program, Enhance Financial entered into a forward purchase agreement during 1997 regarding 256,394 shares of its common stock at a forward purchase price of $21.25 per share. The agreement settles quarterly on a net basis in shares of Enhance Financial stock or in cash at Enhance Financial's election. To the extent that the market price of Enhance Financial common stock on a settlement date was higher (lower) than the forward purchase price, the net differential was received (paid) by Enhance Financial. During 1998, settlements resulted in Enhance Financial receiving 106,394 shares, which were recorded as treasury shares. The agreement terminated in June 1998 after Enhance Financial repurchased the full amount under the program.

     During 1998, Enhance Financial issued 454,473 shares of common stock in connection with its acquisition of Alegis Group Inc. (See Note 5).

NOTE 9 -- FAIR VALUES OF FINANCIAL INSTRUMENTS

     The following estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amount the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

     Fixed Maturity Securities -- The fair values of fixed maturity securities are based on quoted market prices or dealer quotes. For private placements, fair value approximates amortized cost.

     Short-Term Investments -- Fair values of short-term investments are assumed to equal cost.

     Other Invested Assets -- The fair value of the residential mortgage-backed securities is based on the present value of the estimated net future cash flows, including annual distributions and net cash proceeds from the exercise of call rights, using relevant market information.

     Deferred Premium Revenue -- The fair value of the Company's deferred premium revenue, net of prepaid reinsurance premium, is based on the estimated cost of entering into a cession of the entire portfolio with third-party reinsurers under market conditions. This figure was determined by using the statutory basis unearned premiums adjusted for ceding commission based on current market rates.

     Loss And Loss Adjustment Reserves -- The carrying amount, net of reinsurance recoverable on unpaid losses, is composed of the present value of the expected cash flows for specifically identified claims combined with a general estimate for non-specific reserves. Therefore, the carrying amount is a reasonable estimate of the fair value of the reserve.

             ENHANCE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES

     Long-Term Debt -- The fair value is estimated based on the quoted market prices for the same or similar issue or on the current rates offered to the Company for debt of the same remaining maturities.

     Short-Term Debt -- The fair value of short-term debt, which bears interest at variable rates, is assumed to equal the carrying value of the debt.

     Derivative Instruments -- The fair values of foreign currency contracts are based on the estimated termination values as of the balance sheet date. The fair values of interest rate swaps (notional amounts of $10 million and $65 million at December 31, 2000 and 1999, respectively) and forward treasury lock agreements (notional amount of $15 million at December 31, 1999) are determined by the Company using relevant market information and appropriate valuation methodologies.

     The carrying amounts and estimated fair values of these financial instruments are as follows (in 000s):

                                                  DECEMBER 31, 2000          DECEMBER 31, 1999
                                               ------------------------    ----------------------
                                                CARRYING     ESTIMATED     CARRYING    ESTIMATED
                                                 AMOUNT      FAIR VALUE     AMOUNT     FAIR VALUE
                                               ----------    ----------    --------    ----------
ASSETS:
Fixed maturity securities....................  $1,014,209    $1,018,666    $923,570     $927,437
Common stock.................................         931           931         839          839
Short-term investments.......................      94,673        94,673      34,657       34,657
Other invested assets........................       8,644         8,644      10,935       10,935
LIABILITIES:
Deferred premium
  Revenue (net)..............................     351,623       307,279     337,316      294,667
Loss and loss adjustment expense reserve
  (net)......................................      70,011        70,011      49,684       49,684
Long-term debt...............................      75,000        75,465      75,000       74,010
Short-term debt..............................     173,724       173,724     113,941      113,941
DERIVATIVE INSTRUMENTS:
Forward treasury lock agreements.............          --            --          77           77
Interest rate swap agreements................        (468)         (468)        536          536

NOTE 10 -- ASSIGNMENT OPERATIONS

     The Company, primarily through Singer, acquires financial assets from individuals, including the rights to receive lottery awards and structured settlement payments due in future years, and generally securitizes a significant portion (80%-90%) of these payment streams. Singer has incorporated various wholly-owned, qualifying special purpose subsidiaries ("QSPEs") for the specific purpose of purchasing financial assets from Singer. Pursuant to the requirements of SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" and Emerging Issues Task Force Issue ("EITF") No. 96-20, "Impact of SFAS No. 125 on Consolidation of Special Purpose Entities", the QSPEs, which engage in qualified purchases of financial assets with affiliated companies, are accounted for on an unconsolidated basis.

     Singer has purchased (or borrowed against), pooled and securitized: (i) structured settlement payment rights, i.e. installment amounts payable to an individual in settlement of his or her personal injury claim where highly-rated insurance companies are the obligors, and (ii) state-operated lottery prize payment rights, where government or quasi-governmental entities are the obligors. Through the securitization process, Singer transfers control over such financial assets. Sales (assignment income) from Singer to the QSPEs occur on a periodic basis and are recorded based on the relative fair value of the financial assets sold. Singer recognizes income to the extent that net sale proceeds upon such transfer of control exceeds the allocated historical cost of the pool for amounts paid to individuals, after deducting commissions and other fees paid to third parties.

             ENHANCE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES

The residual interests held by Singer, are classified as trading securities under SFAS 115 "Accounting for Certain Investments in Debt and Equity Securities" and are carried at estimated fair value with changes in fair value recognized currently as a component of assignment income. Fair value is estimated using discounted cash flows at an interest rate, which the Company believes a purchaser, would require as a rate of return. The Company's assumptions are based on experience with its portfolio, available market data, estimated defaults (net of recoveries), estimated discount rates and the cost of servicing. There is generally not an active public market for such investments and market quotations are not readily available. Additionally, the valuation of the residual interests is subject to credit and interest rate risks on the transferred financial assets. Given the nature of these investments and its market, the values estimated by management may not necessarily represent the amounts that would be received by the Company if it sold all or a portion of its investments. The Company's aggregate residual interests at December 31, 2000 and 1999 are approximately $47.4 million and $49.8 million, respectively, and are included in Other Assets on the consolidated balance sheet.

     In estimating the fair value of the residual interests at December 31, 2000, the Company has generally discounted expected future cash flows at rates of 7% to 8% for lottery awards and rates of 10% to 11% for structured settlements. Additionally, the Company has assumed annual credit losses of 0% for lottery awards and 4% for structured settlements. The sensitivity of the current fair value of residual interests to immediate 10% and 20% adverse changes in those assumptions are as follows (in millions):

                                                              LOTTERY    STRUCTURED
                                                              AWARDS     SETTLEMENTS
                                                              -------    -----------
Fair Value of Residual Interests............................   $22.5        $23.0
Residual cash flows discount rate
  Impact on fair value of 10% adverse change................   $ 2.3        $ 2.6
  Impact on fair value of 20% adverse change................   $ 4.5        $ 4.9
Credit loss rate
  Impact on fair value of 10% adverse.......................   $  --        $ 0.8
  Impact on fair value of 20% adverse.......................   $  --        $ 1.5

     These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10 percent variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities.

     During the year ended December 31, 2000, Singer received proceeds of approximately $126.6 million from new securitizations, realizing gains (assignment income) of approximately $21.7 million on such securitizations. Additionally, Singer received other cash flows on residual interests of approximately $6.7 million during the year ended December 31, 2000.

     In the securitization transactions, Singer has retained servicing responsibilities and receive annual servicing fees ranging from .20 percent to
 .65 percent for structured settlements and .00 percent to .20 percent for lottery awards, based upon the respective outstanding balances. During the year ended December 31, 2000, Singer received servicing fees of approximately $1.3 million.

Wind Down of Assignment Operations

     As part of its review of strategic alternatives during the first six months of 2000, the Company assessed the continuing value or impairment of goodwill attributable to its wholly owned subsidiaries, Singer and ELB (approximately $22.1 million at June 30, 2000). The strategic analysis established that there was negligible investor interest in purchasing these subsidiaries and that it was unlikely that the Company would recover at

             ENHANCE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES minimum its recorded goodwill. In conjunction with this assessment, the Company also completed a long-term cash flow analysis. Additionally, Singer and ELB continued to incur losses and generate negative cash flows during the first six months of 2000. Accordingly, the Company determined (as of June 30, 2000) that the entire recorded value of goodwill was impaired and should be charged off; such charge has been included in non-insurance operating expenses.

     During September 2000, the Board of Directors of the Company approved a plan to wind down, sell or otherwise dispose of Singer's operations. A provision of $8.1 million has been recorded in 2000 to reflect severance, termination and other related wind down costs; such charge is included in non-insurance operating expenses.

     During December 2000, the Company entered into a management agreement with certain of Singer's former employees (the "Purchasers") and additionally sold to them various intangible assets relating to Singer's lottery and structured settlement business, including historical customer lists, related data bases, limited use of the Company's name and rights under various agreements. The purchase price is contingent and will be based upon a stipulated excess, as adjusted. Such excess will be calculated based on a third party transaction that occurs the earlier of one year from the date of the agreement or the settlement for the account of Singer of specific lottery and structured assets (in which the Purchasers participate in the net revenue of these assets).

     Under the terms of the management agreement, the Purchasers are obligated to perform various management and advisory type services for a period of two years at a rate of approximately $900,000 for the initial year and $750,000 for the second year.

     Additionally in October 2000, the Company sold certain assets and intangibles of ELB and has recognized a loss of $1.4 million, which also is included in non-insurance operating expenses.

     In connection with a number of Singer's and ELB's securitizations, Enhance Financial has provided performance guarantees (in some cases with a direct performance obligation) to the respective lenders on behalf of Singer and ELB. The guarantees relate to Singer's and ELB's roles as originators and/or servicers of the securitized assets. Additionally, Enhance Financial has provided other forms of programmatic support, including the down-stream funding of tax credits related to the securitization of assignable state lottery awards. In addition, Enhance Financial has agreed to indemnify many of Singer's and ELB's lenders against non-credit-related losses resulting from a breach of Singer's or ELB's respective representations, warranties or covenants.

     Enhance Financial is obligated to fund federal and state tax credits related to lottery payments, which Enhance Financial either utilizes in connection with its tax obligations or for which Enhance Financial applies for refunds, through 2016 as follows (in millions):

YEAR                                                          TAX CREDITS
----                                                          -----------
2001........................................................    $ 25.2
2002........................................................      24.5
2003........................................................      23.0
2004........................................................      21.7
2005........................................................      20.4
Thereafter..................................................     118.4

     Enhance Financial will be responsible for servicing, in some cases for 15 years or longer, permanently financed securitized assets originated by Singer and ELB having an aggregate value of approximately $587.9 million and an additional $134.5 million currently placed in warehouse lines maturing before the end of 2001. In connection with Singer's lottery servicing obligations, related cash liquidity reserves totaling $7.4 million at

             ENHANCE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES

December 31, 2000, which, while not pledged as credit support with respect to the assets, are at risk in the event of an uncured default by Singer or Enhance Financial.

     At December 31, 2000, Singer has approximately $134.5 million of debt, financed through two off-balance sheet warehouse lines of credit and secured by assets held by non-consolidated entities. In December 2000, both of the warehouse lines of credit matured. One of the warehouse lines of credit ($82.9 million at December 31, 2000) was extended for one year and Singer agreed to apply all future cash collections to reduce the debt outstanding. The second warehouse line of credit ($51.6 million at December 31, 2000) extends for an additional year pursuant to the original debt agreement; however, Singer is unable to borrow any additional amounts under this line of credit. In the event of default, Singer is exposed to potential loss of its equity (approximately $21.5 million at December 31, 2000) to the extent that proceeds from the disposition of assets are insufficient to satisfy the obligations of the non-consolidated entities.

NOTE 11 -- EMPLOYEE BENEFITS

     The Company maintains non-contributory defined benefit pension plans, including a non-qualified restoration pension plan effective July 1, 1999, for the benefit of all eligible employees. Employer contributions are based upon a fixed percentage of employee salaries determined at the discretion of the Company. Plan assets consist of domestic equity and high quality fixed income securities.

     The actuarially computed net pension cost for 2000, 1999 and 1998, using the projected unit credit actuarial method of attribution includes the following components (in 000s):

                                                            YEAR ENDED DECEMBER 31,
                                                           --------------------------
                                                            2000      1999      1998
                                                           ------    ------    ------
Service cost.............................................  $2,384    $1,707    $1,022
Interest cost............................................     953       726       485
Expected return on plan assets...........................    (291)     (394)     (415)
Amortization of transition obligation....................       2         1         2
Amortization of prior service cost.......................     438       246        53
Recognized net actuarial gain............................    (114)     (139)     (129)
                                                           ------    ------    ------
Net periodic benefits cost...............................  $3,372    $2,147    $1,018
                                                           ======    ======    ======

             ENHANCE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES

     The following table sets forth the funding status of the plans and the accrued pension cost recognized in the Company's consolidated balance sheets at December 31, 2000 and 1999 (in 000s):

                                                                 DECEMBER 31,
                                                              ------------------
                                                               2000       1999
                                                              -------    -------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year.....................  $11,362    $13,241
Service cost................................................    2,384      1,707
Interest cost...............................................      953        726
Actuarial losses (gains)....................................    1,161     (2,018)
Benefits paid...............................................   (1,429)    (2,294)
                                                              -------    -------
Benefit obligation at year end..............................   14,431     11,362
                                                              -------    -------

CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year..............    2,971      4,637
Actual return on plan assets................................      410        628
Employer contribution.......................................    1,228      --
Benefits paid...............................................   (1,058)    (2,294)
                                                              -------    -------
Fair value of plan assets at end of year....................    3,551      2,971
                                                              -------    -------

Funded Status...............................................  (10,880)    (8,391)
Unrecognized transition obligation..........................        9         11
Unrecognized prior service cost.............................    6,381      6,820
Unrecognized net actuarial gain.............................   (2,901)    (4,057)
                                                              -------    -------
Accrued benefit cost........................................  $(7,391)   $(5,617)
                                                              =======    =======

     Actuarial assumptions utilized to determine the projected benefit obligation and estimated unrecognized net actuarial gain were as follows:

                                                             YEAR ENDED DECEMBER 31,
                                                             -----------------------
                                                             2000     1999     1998
                                                             -----    -----    -----
Discount rate..............................................  7.75%    8.00%    7.00%
Expected return on plan assets.............................  8.50%    8.50%    8.50%
Rate of compensation increase..............................  6.00%    6.00%    6.00%

     In addition to pension benefits, the Company provides certain health care benefits for retired employees. Substantially all employees of Enhance Financial and the Insurance Subsidiaries may become eligible for these benefits if they reach retirement age while working for the Company.

     The net post-retirement benefit cost for 2000, 1999 and 1998, was $245,000, $180,000, and $140,000, respectively, and includes service cost, interest cost and amortization of the transition obligation and prior service cost.

     At December 31, 2000, and 1999 the accumulated post-retirement benefit obligation was $1,150,000 and $896,000, respectively, and was not funded. At December 31, 2000, the discount rate used in determining the accumulated post-retirement benefit obligation was 7.75% and the health care trend was 10%, graded down to 5.5% after 9 years; at December 31, 1999, the discount rate used in determining the accumulated post-retirement benefit obligation was 8.00% and the health care trend was 10.50%, graded to 5.50% over 12 years.

             ENHANCE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES

A one-percentage point change in assumed healthcare cost trend rates would have the following effects (In thousands):

                                                            1-PERCENTAGE      1-PERCENTAGE
                                                           POINT INCREASE    POINT DECREASE
                                                           --------------    --------------
Effect on total of service and interest cost
  components.............................................       $ 49             $ (38)
Effect on post-retirement benefit obligation.............        204              (163)

     In January 1996, the Company implemented a 401(k)-retirement savings plan covering substantially all employees of the Company. Under this plan, the Company provides a matching contribution of 50% on contributions up to 6% of base salary made to the plan by eligible employees. The Company's matching contributions were $293,000, $275,000 and $120,000, in 2000, 1999 and 1998,
respectively.

NOTE 12 -- STOCK OPTION PROGRAMS

     The Company maintains a stock option program for its key employees. Substantially all options issued under the program vest in four equal annual installments commencing one year after the date of grant. The Company also maintains a directors' option program pursuant to which directors of Enhance Financial and the Insurance Subsidiaries who are not employees of the Company are granted non-qualified stock options. Options under this program vest in two equal annual installments commencing on December 31 next following the date of grant. As a result of the Acquisition on February 28, 2001, all outstanding and unexercised Enhance Financial stock options were converted into options to purchase shares of Radian stock. The Enhance Financial stock options converted to .22 Radian stock options for each Enhance Financial stock option.

     In March 1998, the board of directors adopted the Director Stock Ownership Plan, which as amended, allows each outside director to elect to receive up to 100% of his or her director fees in the form of shares of common stock valued at the closing price of the common stock on the New York Stock Exchange on that date. Each eligible director is entitled to make a new election annually for that coming year's fee.

     All options are exercisable at the option price, being the fair value of the stock at the date of grant. The board of directors has authorized a maximum of 11,631,050 shares of common stock to be awarded as options, of which 8,428,934 options for shares (net of expirations and cancellations) had been awarded as of December 31, 2000. Information regarding activity in the option programs follows:

                                               NUMBER OF       OPTION PRICE       WEIGHTED AVERAGE
2000 OPTIONS                                     SHARES          PER SHARE         EXERCISE PRICE
------------                                   ----------    -----------------    ----------------
Outstanding at beginning of year.............   7,196,497    $  7.25 - $34.281         $17.50
Granted -- Employees.........................     228,500    $ 14.00 - $14.125          14.01
         -- Directors........................      70,000    $         15.4375          15.44
Exercised....................................    (394,300)   $  7.25 - $11.938           8.75
Expired or canceled..........................  (1,042,004)   $16.438 - $34.281          22.50
                                               ----------
Outstanding at year-end......................   6,058,693    $   8.00 - $32.25          17.05
                                               ----------
Exercisable at year-end -- Employees.........   4,280,518    $   8.00 - $32.25          16.06
                         -- Directors........     461,666    $  8.563 - $29.75          19.34

             ENHANCE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES

                                                NUMBER OF      OPTION PRICE       WEIGHTED AVERAGE
1999 OPTIONS                                     SHARES          PER SHARE         EXERCISE PRICE
------------                                    ---------    -----------------    ----------------
Outstanding at beginning of year..............  6,055,604    $  7.25 - $34.281         $17.38
Granted -- Employees..........................  1,404,768    $16.438 - $29.375          17.82
         -- Directors.........................     70,000    $           16.25          16.25
Exercised.....................................   (192,349)   $  7.25 - $ 28.81          11.10
Expired or canceled...........................   (141,526)   $11.938 - $ 32.25          25.79
                                                ---------
Outstanding at year-end.......................  7,196,497    $  7.25 - $34.281          17.50
                                                ---------
Exercisable at year-end -- Employees..........  3,969,601    $  7.25 - $34.281          14.56
                         -- Directors.........    381,166    $ 8.563 - $ 29.75          18.35

                                                NUMBER OF      OPTION PRICE       WEIGHTED AVERAGE
1998 OPTIONS                                     SHARES          PER SHARE         EXERCISE PRICE
------------                                    ---------    -----------------    ----------------
Outstanding at beginning of year..............  5,635,108    $  7.25 - $ 29.75         $14.81
Granted -- Employees..........................  1,168,980    $24.937 - $34.281          25.49
         -- Directors.........................     91,000    $           30.00          30.00
Exercised.....................................   (666,374)   $  7.25 - $ 20.75           9.89
Expired or canceled...........................   (173,110)   $  8.00 - $28.813          24.07
                                                ---------
Outstanding at year-end.......................  6,055,604    $  7.25 - $34.281          17.38
                                                ---------
Exercisable at year-end -- Employees..........  3,234,202    $  7.25 - $28.844          12.21
                         -- Directors.........    306,166    $ 8.563 - $ 29.75          14.46

                                     OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
                         -------------------------------------------    --------------------------
                             NUMBER          WEIGHTED       WEIGHTED        NUMBER        WEIGHTED
                         OUTSTANDING AT       AVERAGE       AVERAGE     EXERCISABLE AT    AVERAGE
       RANGE OF           DECEMBER 31,       REMAINING      EXERCISE     DECEMBER 31,     EXERCISE
    EXERCISE PRICES           2000         CONTRACT LIFE     PRICE           2000          PRICE
    ---------------      --------------    -------------    --------    --------------    --------
$ 8.00 - $10.99            1,674,290            2.8          $ 9.21       1,674,290        $ 9.21
$11.00 - $19.99            2,486,723            7.3           15.20       1,679,764         14.89
$20.00 - $32.25            1,897,680            7.5           26.39       1,388,130         26.81
                           ---------                                      ---------
                           6,058,693                                      4,742,184
                           =========                                      =========

     The Company applies the provisions of APB Opinion No. 25 "Accounting for Stock Issued to Employees" in accounting for its stock option program. Accordingly, no compensation expense has been recognized for options granted under its stock option program, and the Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Had compensation cost for the Company's current and past stock option programs been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                         2000       1999       1998
                                                       --------    -------    -------
Net (loss) income -- as reported.....................  $ (9,409)   $68,624    $82,457
                    -- pro forma.....................  $(12,475)   $66,168    $80,906
Basic earnings per share -- as reported..............  $  (0.25)   $  1.81    $  2.20
                          -- pro forma...............  $  (0.33)   $  1.74    $  2.16
Diluted earnings per share -- as reported............  $  (0.24)   $  1.76    $  2.10
                            -- pro forma.............  $  (0.32)   $  1.70    $  2.06

             ENHANCE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The weighted average grant date fair value of option grants were $8.37, $6.78 and $16.62 in 2000, 1999 and 1998, respectively. The following assumptions were used for option grants awarded in 2000, 1999 and 1998:

                                                      OPTIONS GRANTED
                                     --------------------------------------------------
                                          2000              1999              1998
                                     --------------    --------------    --------------
Dividend yield.....................       0.0%          0.8% to 1.5%      0.6% to 1.0%
Volatility.........................  46.5% to 46.8%    43.7% to 54.3%    24.1% to 75.1%
Risk-free interest rate............   4.9% to 6.1%      4.7% to 6.3%      4.3% to 5.8%
Assumed annual forfeiture rate.....       3.0%              3.0%              3.0%
Expected life......................     10 years          10 years          10 years

NOTE 13 -- LOSSES AND LOSS ADJUSTMENT EXPENSES

     Activity in the liability for losses and loss adjustment expenses ("LAE") is summarized as follows (in 000s):

                                                           YEAR ENDED DECEMBER 31,
In thousands                                            -----------------------------
                                                         2000       1999       1998
                                                        -------    -------    -------
Balance at January 1,.................................  $51,970    $36,239    $33,675
  Less reinsurance recoverables.......................    2,286      2,500      2,688
                                                        -------    -------    -------
Net balance at January 1,.............................   49,684     33,739     30,987
                                                        -------    -------    -------
Net incurred related to:
  Current year........................................   18,989     23,845     10,548
  Prior years.........................................   15,717      2,311       (224)
                                                        -------    -------    -------
Net incurred..........................................   34,706     26,156     10,324
                                                        -------    -------    -------
Net paid related to:
  Current year........................................    1,269      1,512        352
  Prior years.........................................   13,110      8,699      7,220
                                                        -------    -------    -------
Net paid..............................................   14,379     10,211      7,572
                                                        -------    -------    -------
Net balance at December 31,...........................   70,011     49,684     33,739
  Plus reinsurance recoverables.......................      182      2,286      2,500
                                                        -------    -------    -------
Balance at December 31,...............................  $70,193    $51,970    $36,239
                                                        =======    =======    =======

     During the year ended December 31, 2000, the Company incurred losses and LAE relating to prior years of $15.7 million. This adverse development is primarily strengthening of loss reserves related to financial responsibility business associated with Van-Am and higher than expected development on specific trade credit case reserves.

             ENHANCE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES

NOTE 14 -- COMMITMENTS, CONTINGENCIES AND OTHER MATTERS

Lease Commitments

     The Company has committed to lease office space under non-cancelable leases which expire at various dates through August 2015. The leases provided for escalations resulting from increased assessments for taxes, utilities and maintenance. Future minimum rental payments on all leases, are as follows (in
000s):

YEAR ENDED DECEMBER 31,                        LEASE PAYMENTS    SUBLEASE INCOME      NET
-----------------------                        --------------    ---------------    -------
2001.........................................     $ 5,200           $ (2,600)       $ 2,600
2002.........................................       5,900             (3,700)         2,200
2003.........................................       6,100             (3,700)         2,400
2004.........................................       6,000             (3,600)         2,400
2005.........................................       6,100             (3,500)         2,600
Thereafter...................................      61,700            (36,500)        25,200
                                                  -------           --------        -------
                                                  $91,000           $(53,600)       $37,400
                                                  =======           ========        =======

     Rent expense, net of sublease income, was $4,452,000, $3,228,000 and $1,528,000 for the years ended December 31, 2000, 1999 and 1998 respectively.

Reinsurance Agreements

     The Company is a party to facultative agreements with all, and a party to treaty agreements with all except one of, the four largest primary financial guaranty insurance companies. The Company's facultative and treaty agreements are generally subject to termination (i) upon written notice (ranging from 90 to 120 days) prior to the specified deadline for renewal, (ii) at the option of the primary insurer if the Company fails to maintain certain financial, regulatory and rating agency criteria which are equivalent to or more stringent than those the Company is otherwise required to maintain for its own compliance with the New York Insurance Law and to maintain a specified claims-paying ability or financial strength rating for the particular Insurance Subsidiary or (iii) upon certain changes of control of the Company. Upon termination under the conditions set forth in (ii) and (iii) above, the Company may be required (under some of its reinsurance agreements) to return to the primary insurer all unearned premiums, less ceding commissions, attributable to reinsurance ceded pursuant to such agreements. Upon the occurrence of the conditions set forth in (ii) above, whether or not an agreement is terminated, the Company may be required to obtain a letter of credit or alternative form of security to collateralize its obligation to perform under such agreement.

Litigation

     Creditrust and its president filed a complaint against Enhance Financial and its wholly owned subsidiary, Asset Guaranty Insurance Company ("Asset Guaranty") on April 4, 2000 in the United States District Court for the District of Maryland alleging that a senior employee of Enhance Financial had posted messages on an internet message board containing derogatory, false, misleading, and/or confidential information regarding Creditrust, in violation of various state and federal common law and statutory duties. This alleged misconduct would have been unauthorized and contrary to Company policy. The employee identified in the lawsuit is no longer employed by the Company. Nonetheless, the complaint alleged that the message board activity was undertaken on behalf of the Company to further its competitive interests.

     In February 2001, a settlement of disputes among the parties, including without limitation a dismissal of the compliant with prejudice, was finalized with no payments required to be made by Enhance Financial, Asset Guaranty or any of their affiliates.

             ENHANCE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES

Van-Am

     The Company owns a controlling equity interest in the outstanding stock of Van-Am and accounts for its investment on a consolidated basis. Due to intense pricing competition in Van-Am's core business and a poor strategic fit with the Company's other operations, the Company decided in 1998 to exit the financial responsibility bond line of business. The Company sold a portion of Van-Am business in 1999 and will either sell its remaining interest in Van-Am or wind-down Van-Am's operations, thereby exiting this line of business. A wind-down of Van-Am's operation may take ten or more years. An estimated $4.5 million of expenses associated with this action were recognized in 1999.

Other Non-Recurring Charges

     As a result of the Company's efforts to identify and review strategic options to increase shareholder value, which commenced in February 2000, the Company ceased operations in certain divisions and implemented cost control initiatives. As a result of these actions the Company incurred a charge in 2000 of $6.1 million.

NOTE 15 -- INSURANCE IN FORCE

     The Company principally insures and reinsures financial guaranties issued to support public and private borrowing arrangements, including commercial paper, bond financings, and similar transactions. Financial guaranties are conditional commitments which guaranty the performance of a customer to a third party.

     The Company's potential liability in the event of nonperformance by the issuer of the insured obligation is represented by its proportionate share of the aggregate outstanding principal and interest payable ("insurance in force") on such insured obligation. At December 31, 2000, the Company's aggregate insurance in force was $92.7 billion. The Company's insured portfolio as of December 31, 2000 was broadly diversified by geographic and bond market sector with no single credit representing more than 0.9% of the Company's net insurance in force.

     The composition of the Company's insurance in force by type of issue and by state of issue was as follows (in billions):

                                                               DECEMBER 31,
                                                              --------------
TYPE OF ISSUE                                                 2000     1999
-------------                                                 -----    -----
General obligation and other tax backed.....................  $26.8    $22.9
Non-municipal...............................................    6.8     12.2
Utilities...................................................   18.1     16.8
Health care.................................................   14.1      8.0
Airport/Transportation......................................   10.5      9.2
Housing.....................................................    2.4      1.5
Other municipal.............................................    8.8      5.3
Other insurance businesses..................................    5.2      9.7
                                                              -----    -----
          Total.............................................  $92.7    $85.6
                                                              =====    =====

             ENHANCE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES

                                                               DECEMBER 31,
                                                              --------------
STATE OF ISSUE                                                2000     1999
--------------                                                -----    -----
California..................................................  $ 9.9    $ 9.4
New York....................................................    8.4      9.7
Florida.....................................................    6.0      5.4
Texas.......................................................    4.8      5.0
Pennsylvania................................................    4.8      4.2
Illinois....................................................    4.0      3.5
Other (each less than 4.0% for 2000 and 3.5% for 1999)......   54.8     48.4
                                                              -----    -----
          Total.............................................  $92.7    $85.6
                                                              =====    =====

     The Company manages its exposure to credit risk through a structured underwriting process which includes detailed credit analysis, review of primaries' underwriting guidelines, surveillance policies and procedures, and the use of reinsurance.

NOTE 16 -- MAJOR CUSTOMERS

     The Company derives a substantial portion of its premium writings from a small number of primary insurers. The following table states the percentage of gross premiums written for the years ended December 31, 2000, 1999 and 1998 for the Company's four most significant primary insurers:

FOR YEAR ENDED
DECEMBER 31,                              INSURER #1    INSURER #2    INSURER #3    INSURER #4
--------------                            ----------    ----------    ----------    ----------
2000....................................      17%           15%            9%           2%
1999....................................      20%           14%            9%           2%
1998....................................      19%           19%           19%           5%

     This customer concentration results from the small number of primary insurance companies, which are licensed to write financial guaranty insurance. Prior years' data has been restated to give retroactive effect to mergers between our primary insurers.

NOTE 17 -- SEGMENT REPORTING

     The Company has two reportable segments: insurance and asset-based businesses. The insurance segment provides credit-related insurance coverage to meet the needs of customers in a wide variety of domestic and international markets. The Company's largest insurance business is the provision of reinsurance to the monoline primary financial guaranty insurers for both municipal bonds and non-municipal obligations. The Company also provides trade credit reinsurance, financial responsibility bonds, excess-SIPC insurance and direct financial guaranty insurance. The asset-based businesses segment deals primarily with credit-based servicing and securitization of assets in underserved markets, in particular, the origination, purchase, servicing and securitization of special assets, including lottery awards, viatical settlements, structured settlement payments, sub-performing/non-performing and seller financed residential mortgages and delinquent consumer assets. The Company's reportable segments are strategic business units, which are managed separately, as each business requires different marketing and sales expertise.

             ENHANCE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on net income (loss). Summarized financial information concerning the Company's operating segments is presented in the following tables (in 000s):

                                                                  2000
                                                 ---------------------------------------
                                                 INSURANCE     ASSET-BASED      TOTALS
                                                 ----------    -----------    ----------
Revenues from external customers...............  $  110,252     $  3,458      $  113,710
Net investment income..........................      62,679          282          62,961
Interest expense...............................      13,243        3,653          16,896
Equity in income of affiliates.................         553       12,564          13,117
Income tax expense (benefit)...................      (1,964)         520          (1,444)
Net income (loss)..............................      71,889      (81,298)         (9,409)
Investments in affiliates......................       7,991      131,393         139,384
Deferred policy acquisition cost...............     125,197           --         125,197
Identifiable assets............................   1,211,005      367,994       1,578,999

                                                                  1999
                                                 ---------------------------------------
                                                 INSURANCE     ASSET-BASED      TOTALS
                                                 ----------    -----------    ----------
Revenues from external customers...............  $  103,557     $ 39,013      $  142,570
Net investment income..........................      56,648        1,405          58,053
Interest expense...............................       9,229        1,760          10,989
Equity in income of affiliates.................       2,103       17,605          19,708
Income tax expense.............................      10,417       (9,597)            820
Net income.....................................      64,417        4,207          68,624
Investments in affiliates......................       8,029       99,972         108,001
Deferred policy acquisition cost...............     119,213           --         119,213
Identifiable assets............................   1,091,154      362,778       1,453,932

                                                                  1998
                                                 ---------------------------------------
                                                 INSURANCE     ASSET-BASED      TOTALS
                                                 ----------    -----------    ----------
Revenues from external customers...............  $  104,820     $ 46,807      $  151,627
Net investment income..........................      53,423           --          53,423
Interest expense...............................       7,223        1,277           8,500
Equity in income of affiliates.................       2,054       12,012          14,066
Income tax expense.............................      23,558        6,792          30,350
Net income.....................................      79,497        2,960          82,457
Investments in affiliates......................       8,201       88,666          96,867
Deferred policy acquisition cost...............     103,794           --         103,794
Identifiable assets............................   1,143,293      197,391       1,340,684

             ENHANCE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES

     The following are reconciliations of reportable segment revenues to Enhance Financial's consolidated totals (in 000s):

                                                       2000        1999        1998
                                                     --------    --------    --------
REVENUES
Total revenues from external customers for
  reportable segments..............................  $113,710    $142,570    $151,627
Total interest revenue for reportable segments.....    62,961      58,053      53,423
Realized gains (losses)............................       370      (3,039)      2,434
                                                     --------    --------    --------
          Total consolidated revenues..............  $177,041    $197,584    $207,484
                                                     ========    ========    ========

The Company's revenues from external customers, by product line, are as follows (in 000s):

                                                       2000        1999        1998
                                                     --------    --------    --------
INSURANCE:
Financial guaranty reinsurance.....................  $ 63,266    $ 60,250    $ 66,264
Financial guaranty direct..........................    14,353      11,629      10,246
Trade credit reinsurance...........................    20,865      20,234      15,973
Other..............................................    11,768      11,444      12,337
ASSET-BASED........................................     3,458      39,013      46,807
                                                     --------    --------    --------
TOTAL REVENUES FROM EXTERNAL CUSTOMERS.............  $113,710    $142,570    $151,627
                                                     ========    ========    ========

             ENHANCE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES

NOTE 18 -- QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     In millions except per share amounts

                                                1ST QTR.    2ND QTR.    3RD QTR.    4TH QTR.     YEAR
                                                --------    --------    --------    --------    ------
2000
Net premiums written..........................   $34.1       $ 36.1      $22.5       $ 31.9     $124.6
Premiums earned...............................    26.3         29.0       26.0         29.0      110.3
Investment and other income...................    16.6         16.1       15.8         15.6       64.1
Assignment income.............................    11.2         (1.3)      (0.8)        (6.4)       2.7
Losses and loss adjustment expenses...........     5.3         15.3        2.1         12.0       34.7
Equity in income of affiliates................     7.8         11.6        1.7         (8.0)      13.1
Income (loss) before income taxes.............    22.2        (27.9)       4.7         (9.9)     (10.9)
Net income (loss).............................    20.3        (26.0)      15.5        (19.2)      (9.4)
Earnings per share -- Basic...................   $0.53       $(0.68)     $0.41       $(0.50)    $(0.25)
                                                 -----       ------      -----       ------     ------
                    -- Diluted................   $0.53       $(0.68)     $0.40       $(0.50)    $(0.24)
                                                 -----       ------      -----       ------     ------
1999
Net premiums written..........................   $29.5       $ 34.9      $28.9       $ 39.7     $133.0
Premiums earned...............................    24.3         26.1       24.9         28.6      103.9
Investment and other income...................    11.9         17.5       13.9         19.7       63.0
Assignment income.............................     8.3          8.0       12.2          2.2       30.7
Losses and loss adjustment expenses...........     2.8          2.6        3.8         17.0       26.2
Equity in income of affiliates................     4.7          7.9        4.5          2.6       19.7
Income before income taxes....................    19.6         25.4       20.6          3.8       69.4
Net income....................................    18.2         23.5       22.4          4.5       68.6
Earnings per share -- Basic...................   $0.48       $ 0.62      $0.59       $ 0.12     $ 1.81
                                                 -----       ------      -----       ------     ------
                    -- Diluted................   $0.46       $ 0.61      $0.57       $ 0.12     $ 1.76
                                                 -----       ------      -----       ------     ------

NOTE 19 -- PARENT COMPANY FINANCIAL INFORMATION

     The following are the condensed balance sheets of Enhance Financial as of December 31, 2000 and 1999 and its condensed statements of operations and cash flows for the years ended December 31, 2000, 1999 and 1998 (in 000s).

             ENHANCE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES

CONDENSED BALANCE SHEETS

                                                                  DECEMBER 31,
                                                              --------------------
                                                                2000        1999
                                                              --------    --------
ASSETS
Cash........................................................  $     --    $     56
Investments.................................................    18,029      19,497
Investment in affiliated companies..........................   868,813     807,848
Other assets................................................    90,145      59,025
                                                              --------    --------
                                                              $976,987    $886,426
                                                              ========    ========
LIABILITIES AND SHAREHOLDERS' EQUITY:
Long-term debt..............................................  $ 75,000    $ 75,000
Other liabilities...........................................   196,295     135,122
Shareholders' equity........................................   705,692     676,304
                                                              --------    --------
                                                              $976,987    $886,426
                                                              ========    ========

CONDENSED STATEMENTS OF INCOME

                                                                 YEAR ENDED DECEMBER 31,
                                                             --------------------------------
                                                               2000        1999        1998
                                                             --------    --------    --------
Total revenues.............................................  $  1,309    $    690    $    812
Total expenses.............................................    34,977      21,545      17,514
                                                             --------    --------    --------
                                                              (33,668)    (20,855)    (16,702)
Equity in income of affiliates.............................    24,525      79,571     102,459
Minority interest..........................................       253         306          --
                                                             --------    --------    --------
(Loss) income before income taxes..........................    (8,890)     59,022      85,757
Income tax (expense) benefit...............................      (519)      9,602      (3,300)
                                                             --------    --------    --------
Net (loss) income..........................................  $ (9,409)   $ 68,624    $ 82,457
                                                             ========    ========    ========

             ENHANCE FINANCIAL SERVICES GROUP INC. AND SUBSIDIARIES

CONDENSED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                            ---------------------------------
                                                              2000        1999        1998
                                                            --------    --------    ---------
Cash flows from operating activities:
  Net (loss) income.......................................  $ (9,409)   $ 68,624    $  82,457
  Adjustments to reconcile net (loss) income to net cash
     from operating activities:
  Equity in income of affiliates..........................   (24,525)    (79,571)    (102,459)
  Other...................................................    (6,923)    (40,273)      55,239
                                                            --------    --------    ---------
Net cash (used in) provided by operating activities.......   (40,857)    (51,220)      35,237
                                                            --------    --------    ---------
Cash flows from investing activities:
  Investment in affiliates net of dividends received......   (18,841)      6,317      (32,401)
  Investments activities..................................     4,975     (14,852)         741
  Short-term investments, net.............................    (2,436)      2,460        4,880
                                                            --------    --------    ---------
     Net cash used in investing activities................   (16,302)     (6,075)     (26,780)
                                                            --------    --------    ---------
Cash flows from financing activities:
  Capital stock...........................................       121       3,277        9,920
  Short-term debt.........................................    59,783      60,482       10,790
  Dividends paid..........................................    (6,871)     (9,123)      (8,645)
  Reissuance of treasury stock............................     4,070          --           --
  Purchase of treasury stock..............................        --          --      (17,807)
                                                            --------    --------    ---------
  Net cash provided by (used in) financing activities.....    57,103      54,636       (5,742)
                                                            --------    --------    ---------
Net (decrease) increase in cash...........................       (56)     (2,659)       2,715
Cash, beginning of year...................................        56       2,715           --
                                                            --------    --------    ---------
Cash, end of year.........................................  $     --    $     56    $   2,715
                                                            ========    ========    =========

------------------------------------------------------
------------------------------------------------------

     No person has been authorized to give any information or make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation or an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities by any person in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information herein is correct as of any time subsequent to its date.
                             ---------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Where You Can Find More Information...     2
Note to Readers.......................     2
Summary...............................     3
Risk Factors..........................    10
Cautionary Note Regarding Forward-
  Looking Statements..................    16
Use of Proceeds.......................    16
Ratio of Earnings to Fixed Charges....    16
Capitalization........................    18
Unaudited Pro Forma Condensed Combined
  Financial Information...............    19
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    23
Radian Group Inc. ....................    38
Security Ownership of Management and
  Certain Beneficial Owners...........    70
Management............................    72
Certain Transactions..................    81
The Exchange Offer....................    82
Description of the New Debentures.....    91
Summary of United States Federal Tax
  Consequences........................    99
Plan of Distribution..................   102
Validity of the New Debentures........   102
Experts...............................   102
Index to Financial Statements.........   F-1


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                               RADIAN GROUP INC.

                            Offer To Exchange Up To

                         $250,000,000 7.75% Debentures
                                    Due 2011

                                      For

                         $250,000,000 7.75% Debentures
                            Due 2011 That Have Been
                                Registered Under
                           The Securities Act of 1933
                         ------------------------------
                                   PROSPECTUS
                         ------------------------------
------------------------------------------------------
------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. We included such a provision in our restated certificate of incorporation.

     Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     Our bylaws provides that the we shall indemnify each person who is or was an officer or director of ours to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

     We have purchased directors' and officers' liability insurance which would indemnify our directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

     Below are the exhibits which are included.

EXHIBIT
NUMBER
-------
  2.1     Agreement and Plan of Merger dated as of November 22, 1998 between Registrant and Amerin Corporation.(6)(8) (Exhibit
          2.1)
  2.2     Stock Purchase Agreement dated as of October 27, 2000 by an among Registrant, ExpressClose.com, Inc. and The Founding
          Stockholders of ExpressClose.com, Inc.(11) (Exhibit 2.2)
  2.3     Agreement and Plan of Merger dated as of November 13, 2000 by an among Registrant, GOLD Acquisition Corporation, and
          Enhance Financial Services Group Inc.(7)(16) (Exhibit 2.1)
  2.4     Shareholders Support Agreement by and among Registrant and
          Daniel Gross, dated as of November 18, 2000.(10) (Exhibit
          2.2)
  2.5     Shareholders Support Agreement by and among Registrant and
          Wallace O. Sellers, dated as of November 18, 2000.(10)
          (Exhibit 2.3)
  2.6     Shareholder Support Agreement by and among Registrant and
          Allan R. Tessler, dated as of November 18, 2000.(10)
          (Exhibit 2.4)
  3.1     Second Amended and Restated Certificate of Incorporation of
          the Registrant.(9) (Appendix II)
  3.2     Amended and restated by-laws of the Registrant.(8) (Exhibit
          3.2)

EXHIBIT
NUMBER
-------
  4.1*    Indenture dated May 29, 2001 between Registrant and First
          Union National Bank.
  4.2*    Form of 7.75% Debentures Due 2011. (contained within Exhibit
          4.1)
  4.3     Form of Indenture dated as of February   , 1993 (the
          "Indenture") between the Enhance Financial Services Group
          Inc. and Chase, as Trustee.(12) (Exhibit 4.1)
  4.4     Form of Enhance Financial Services Group Inc.      %
          Debentures due 2003.(12) (Exhibit 4.3.3)
  5.1*    Opinion of Reed Smith LLP as to legality of the new
          debentures.
 10.1     Tax Allocation Agreement dated as of April 1, 1992, among
          Reliance Insurance Company and certain of its subsidiaries, including Commonwealth Mortgage Assurance Company.(1)
          (Exhibit 10.4)
 10.2     Change of Control Agreement dated March 12, 1999, between
          the Registrant and Roy J. Kasmar.(4)(8) (Exhibit 10.40)
 10.3     Form of Change of Control Agreement between the Registrant and each of Frank P. Filipps, Paul F. Fisches, C. Robert
          Quint, Howard S. Yaruss, Scott Stevens, Andrew Luczakowsky
          and Bruce Van Fleet.(4)(11)
 10.4     Employment Agreement dated March 12, 1999, between the
          Registrant and Roy J. Kasmar.(4)(8) (Exhibit 10.39)
 10.5     CMAC Investment Corporation Pension Plan.(5) (Exhibit 10.8)
 10.6     CMAC Investment Corporation Savings Incentive Plan, as
          amended and restated through January 1, 1994.(5) (Exhibit
          10.9)
 10.7     CMAC Investment Corporation 1992 Stock Option Plan as
          amended as of January 1, 1995.(5) (Exhibit 10.10)
 10.8     Amended and restated CMAC Investment Corporation Equity
          Compensation Plan.(4)(9) (Appendix V)
 10.9     Radian Deferred Compensation Plan.(4)(2) (Exhibit 10.13)
 10.10*   Purchase Agreement dated October 29, 1992 between the
          Registrant and Commonwealth Land Title Insurance Company
          regarding $4.125 Preferred Stock.
 10.11*   Registration Rights Agreement dated October 27, 1992 between the Registrant and Commonwealth Land Title Insurance
          Company.
 10.12    Form of Commonwealth Mortgage Assurance Company Master
          Policy.(1) (Exhibit 10.16)
 10.13*   Risk-to-Capital Ratio Maintenance Agreement between the
          Registrant and Commonwealth Mortgage Assurance Company
          regarding matters relating to Moody's financial strength
          rating as amended through October 22, 1993.
 10.14    Reserve Account Agreement dated August 14, 1992, between the
          Registrant and Commonwealth Mortgage Assurance Company
          regarding $4.125 Preferred Stock.(1) (Exhibit 10.18)
 10.15    First Layer Binder of Reinsurance, effective March 1, 1992, among Commonwealth Mortgage Assurance Company, Commonwealth
          Mortgage Assurance Company of Arizona, and AXA Reinsurance
          SA.(1) (Exhibit 10.19)
 10.16*   Capital Mortgage Reinsurance Company Variable Quota Share
          Reinsurance Agreement, effective January 1, 1994, between
          Commonwealth Mortgage Assurance Company and its affiliates and Capital Mortgage Reinsurance Company.
 10.17*   Capital Reinsurance Agreement, effective January 1, 1994,
          between Commonwealth Mortgage Assurance Company and Capital
          Reinsurance Company.
 10.18*   Capital Mortgage Reinsurance Company Variable Quota Share
          Reinsurance Agreement, effective January 1, 1995, between
          Commonwealth Mortgage Assurance Company and its affiliates and Capital Mortgage Reinsurance Company.

EXHIBIT
NUMBER
-------
 10.19*   Capital Mortgage Reinsurance Company Variable Quota Share
          Reinsurance Agreement, effective January 1, 1996, between
          Commonwealth Mortgage Assurance Company and its affiliates and Capital Mortgage Reinsurance Company.
 10.20*   Capital Mortgage Reinsurance Company Variable Quota Share
          Reinsurance Agreement, effective January 1, 1997, between
          Commonwealth Mortgage Assurance Company and its affiliates and Capital Mortgage Reinsurance Company.
 10.21*   Amended form of Commonwealth Mortgage Assurance Company
          Master Policy, effective June 1, 1995.
 10.22    CMAC Investment Corporation 1997 Employee Stock Purchase
          Plan.(3)
 10.23    Amended and Restated Amerin Corporation 1992 Long-Term
          Incentive Plan.(8) (Exhibit 10.33)
 10.24    Enhance Reinsurance Company Supplemental Pension
          Plan.(4)(13) (Exhibit 10.4)
 11.1*    Statement re Computation of Per Share Earnings.
 12.1*    Statements re Computation of Ratios.
 21.1     Subsidiaries of the Registrant.(11) (Exhibit 21.1)
 23.1**   Consent of Deloitte & Touche LLP.
 23.2**   Consent of Deloitte & Touche LLP
 23.3**   Consent of Ernst & Young LLP.
 23.4*    Consent of Reed Smith LLP (included in Exhibit 5.1)
 24.1*    Power of Attorney. See page II-5
 25.1*    Statement of Eligibility of Trustee.
 99.1     Report of Ernst & Young LLP.(11) (Exhibit 99.1)
 99.2*    Form of Letter of Transmittal.
 99.3*    Form of Notice of Guaranteed Delivery.
 99.4*    Form of Letter to Clients.
 99.5*    Form of Letter to Registered Holders.
 99.6*    Form of Instruction to Registered Holder from Owner.


---------------

  *  Previously filed.


 **  Filed herewith.

 (1) Incorporated by reference to the exhibit identified in parentheses, filed as an exhibit in the Registrant's Registration Statement on Form S-1 filed August 24, 1992 and amendments thereto (File No. 33-51188).

 (2) Incorporated by reference to the exhibit identified in parentheses, filed as an exhibit in the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999, and any amendments thereto.

 (3) Incorporated by reference filed in the Registrant's Registration Statement on Form S-8 filed November 19, 1997 (File No. 333-40623).

 (4) Management contract or compensatory plan or arrangement required to be filed pursuant to Item 14(c) of Form 10-K.

 (5) Incorporated by reference to the exhibit identified in parentheses, filed as an exhibit in the Registrant's Report on Form 8-K filed May 1, 1998.

 (6) Incorporated by reference to the exhibit identified in parentheses, filed as an exhibit in the Registrant's Report on Form 8-K filed November 25, 1998.

 (7) Incorporated by reference to the exhibit identified in parentheses, filed as an exhibit in the Registrant's Report on Form 8-K filed November 14, 2000.

 (8) Incorporated by reference to the exhibit identified in parentheses, filed as an exhibit in the Registrant's Registration Statement on Form S-4 filed May 6, 1999 (File No. 333-77957).

 (9) Incorporated by reference to the appendix in parentheses, filed as an appendix to the DEF 14A filed May 11, 1999.

(10) Incorporated by reference to the exhibit identified in parentheses, filed as an exhibit in the Registrant's Registration Statement on Form S-4 filed December 27, 2000, and any amendment thereto (File No. 333-52762).

(11) Incorporated by reference to the exhibit identified in parenthesis, filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000.

(12) Incorporated by reference to the exhibit identified in parenthesis, filed as an exhibit to Enhance Financial Services Group Inc.'s Registration Statement on Form S-1 filed December 18, 1992, and any amendment thereto (File No. 33-55958).

(13) Incorporated by reference to the exhibit identified in parenthesis, filed as an exhibit to Enhance Financial Services Group Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999.

ITEM 22.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                  [Remainder of page intentionally left blank]

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this post-effective amendment to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on this 14th day of November, 2001.


                                   RADIAN GROUP INC.

                                   By:         /s/ FRANK P. FILIPPS
                                      ------------------------------------------
                                                   Frank P. Filipps
                                               Chief Executive Officer
                                            (Principal Executive Officer)


     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.



                /s/ FRANK P. FILIPPS                   November 14, 2001
-----------------------------------------------------
                  Frank P. Filipps
               Chief Executive Officer
            (Principal Executive Officer)

                 /s/ C. ROBERT QUINT                   November 14, 2001
-----------------------------------------------------
                   C. Robert Quint
              Executive Vice President,
               Chief Financial Officer
    (Principal Financial and Accounting Officer)

                          *                            November 14, 2001
-----------------------------------------------------
                   David C. Carney
                      Director

                          *                            November 14, 2001
-----------------------------------------------------
                  James W. Jennings
                      Director

                          *                            November 14, 2001
-----------------------------------------------------
                   Ronald W. Moore
                      Director

                          *                            November 14, 2001
-----------------------------------------------------
                Anthony W. Schweiger
                      Director

                        /s/ *                          November 14, 2001
-----------------------------------------------------
                  Howard B. Culang
                      Director

                        /s/ *                          November 14, 2001
-----------------------------------------------------
                 Stephen T. Hopkins
                      Director

     * By his signature set forth below, the undersigned, pursuant to duly authorized powers of attorney filed with the Securities and Exchange Commission, has signed this Amendment No. 1 to the Registration Statement on behalf of the persons indicated.


            /s/ HOWARD S. YARUSS                             November 14, 2001
---------------------------------------------
              Howard S. Yaruss
              Attorney-in-fact

                                 EXHIBIT INDEX

     Below are the exhibits which are included in this registration statement.

EXHIBIT
NUMBER
-------
  2.1     Agreement and Plan of Merger dated as of November 22, 1998 between Registrant and Amerin Corporation.(6)(8) (Exhibit
          2.1)
  2.2     Stock Purchase Agreement dated as of October 27, 2000 by an among Registrant, ExpressClose.com, Inc. and The Founding
          Stockholders of ExpressClose.com, Inc.(11) (Exhibit 2.2)
  2.3     Agreement and Plan of Merger dated as of November 13, 2000 by an among Registrant, GOLD Acquisition Corporation, and
          Enhance Financial Services Group Inc.(7)(10) (Exhibit 2.1)
  2.4     Shareholders Support Agreement by and among Registrant and
          Daniel Gross, dated as of November 18, 2000.(10) (Exhibit
          2.2)
  2.5     Shareholders Support Agreement by and among Registrant and
          Wallace O. Sellers, dated as of November 18, 2000.(10)
          (Exhibit 2.3)
  2.6     Shareholder Support Agreement by and among Registrant and
          Allan R. Tessler, dated as of November 18, 2000.(10)
          (Exhibit 2.4)
  3.1     Second Amended and Restated Certificate of Incorporation of
          the Registrant.(9) (Appendix II)
  3.2     Amended and restated by-laws of the Registrant.(8) (Exhibit
          3.2)
  4.1*    Indenture dated May 29, 2001 between Registrant and First
          Union National Bank.
  4.2*    Form of 7.75% Debentures Due 2011 (contained in Exhibit 4.1)
  4.3     Form of Indenture dated as of February   , 1993 (the
          "Indenture") between the Enhance Financial Services Group
          Inc. and Chase, as Trustee.(12) (Exhibit 4.1)
  4.4     Form of Enhance Financial Services Group Inc.      %
          Debentures due 2003.(12) (Exhibit 4.3.3)
  5.1*    Opinion of Reed Smith LLP as to legality of the new
          debentures.
 10.1     Tax Allocation Agreement dated as of April 1, 1992, among
          Reliance Insurance Company and certain of its subsidiaries, including Commonwealth Mortgage Assurance Company.(1)
          (Exhibit 10.4)
 10.2     Change of Control Agreement dated March 12, 1999, between
          the Company and Roy J. Kasmar.(4)(8) (Exhibit 10.40)
 10.3     Form of Change of Control Agreement dated July 19, 2000,
          between the Company and each of Frank P. Filipps, Paul F.
          Fisches, C. Robert Quint, Howard S. Yaruss, Scott Stevens,
          Andrew Luczakowsky and Bruce Van Fleet.(4)(11)
 10.4     Employment Agreement dated March 12, 1999, between the
          Company and Roy J. Kasmar.(4)(8) (Exhibit 10.39)
 10.5     CMAC Investment Corporation Pension Plan.(5) (Exhibit 10.8)
 10.6     CMAC Investment Corporation Savings Incentive Plan, as
          amended and restated through January 1, 1994.(5) (Exhibit
          10.9)
 10.7     CMAC Investment Corporation 1992 Stock Option Plan as
          amended as of January 1, 1995.(5) (Exhibit 10.10)
 10.8     Amended and restated CMAC Investment Corporation Equity
          Compensation Plan.(4) (9) (Appendix V)
 10.9     Radian Deferred Compensation Plan.(4)(2) (Exhibit 10.13)
 10.10*   Purchase Agreement dated October 29, 1992 between the
          Company and Commonwealth Land Title Insurance Company
          regarding $4.125 Preferred Stock.

EXHIBIT
NUMBER
-------
 10.11*   Registration Rights Agreement dated October 27, 1992 between the Company and Commonwealth Land Title Insurance Company.
 10.12    Form of Commonwealth Mortgage Assurance Company Master
          Policy.(1) (Exhibit 10.16)
 10.13*   Risk-to-Capital Ratio Maintenance Agreement between the
          Company and Commonwealth Mortgage Assurance Company
          regarding matters relating to Moody's financial strength
          rating as amended through October 22, 1993.
 10.14    Reserve Account Agreement dated August 14, 1992, between the
          Company and Commonwealth Mortgage Assurance Company
          regarding $4.125 Preferred Stock.(1) (Exhibit 10.18)
 10.15    First Layer Binder of Reinsurance, effective March 1, 1992, among Commonwealth Mortgage Assurance Company, Commonwealth
          Mortgage Assurance Company of Arizona, and AXA Reinsurance
          SA.(1) (Exhibit 10.19)
 10.16*   Capital Mortgage Reinsurance Company Variable Quota Share
          Reinsurance Agreement, effective January 1, 1994, between
          Commonwealth Mortgage Assurance Company and its affiliates and Capital Mortgage Reinsurance Company.
 10.17*   Capital Reinsurance Agreement, effective January 1, 1994,
          between Commonwealth Mortgage Assurance Company and Capital
          Reinsurance Company.
 10.18*   Capital Mortgage Reinsurance Company Variable Quota Share
          Reinsurance Agreement, effective January 1, 1995, between
          Commonwealth Mortgage Assurance Company and its affiliates and Capital Mortgage Reinsurance Company.
 10.19*   Capital Mortgage Reinsurance Company Variable Quota Share
          Reinsurance Agreement, effective January 1, 1996, between
          Commonwealth Mortgage Assurance Company and its affiliates and Capital Mortgage Reinsurance Company.
 10.20*   Capital Mortgage Reinsurance Company Variable Quota Share
          Reinsurance Agreement, effective January 1, 1997, between
          Commonwealth Mortgage Assurance Company and its affiliates and Capital Mortgage Reinsurance Company.
 10.21*   Amended form of Commonwealth Mortgage Assurance Company
          Master Policy, effective June 1, 1995.
 10.22    CMAC Investment Corporation 1997 Employee Stock Purchase
          Plan.(3)
 10.23    Amended and Restated Amerin Corporation 1992 Long-Term
          Incentive Plan.(8) (Exhibit 10.33)
 10.24    Enhance Reinsurance Company Supplemental Pension
          Plan.(4)(13) (Exhibit 10.4)
 11.1*    Statement re Computation of Per Share Earnings.
 12.1*    Statements re Computation of Ratios.
 21.1     Subsidiaries of the Company.(11) (Exhibit 21.1)
 23.1**   Consent of Deloitte & Touche LLP.
 23.2**   Consent of Deloitte & Touche LLP
 23.3**   Consent of Ernst & Young LLP.

EXHIBIT
NUMBER
-------
 23.4*    Consent of Reed Smith LLP (included in Exhibit 5.1)
 24.1*    Power of Attorney. See page II-5
 25.1*    Statement of Eligibility of Trustee.
 99.1     Report of Ernst & Young LLP.(11) (Exhibit 99.1)
 99.2*    Form of Letter of Transmittal.
 99.3*    Form of Notice of Guaranteed Delivery.
 99.4*    Form of Letter to Clients.
 99.5*    Form of Letter to Registered Holders.
 99.6*    Form of Instruction to Registered Holder from Owner.


---------------

   *  Previously filed.


  **  Filed herewith.

  (1) Incorporated by reference to the exhibit identified in parentheses, filed as an exhibit in the Registrant's Registration Statement on Form S-1 filed August 24, 1992 and amendments thereto (File No. 33-51188).

  (2) Incorporated by reference to the exhibit identified in parentheses, filed as an exhibit in the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999, and any amendments thereto.

  (3) Incorporated by reference filed in the Registrant's Registration Statement on Form S-8 filed November 19, 1997 (File No. 333-40623).

  (4) Management contract or compensatory plan or arrangement required to be filed pursuant to Item 14(c) of Form 10-K.

  (5) Incorporated by reference to the exhibit identified in parentheses, filed as an exhibit in the Registrant's Report on Form 8-K filed May 1, 1998.

  (6) Incorporated by reference to the exhibit identified in parentheses, filed as an exhibit in the Registrant's Report on Form 8-K filed November 25, 1998.

  (7) Incorporated by reference to the exhibit identified in parentheses, filed as an exhibit in the Registrant's Report on Form 8-K filed November 14, 2000.

  (8) Incorporated by reference to the exhibit identified in parentheses, filed as an exhibit in the Registrant's Registration Statement on Form S-4 filed May 6, 1999 (File No. 333-77957).

  (9) Incorporated by reference to the appendix in parentheses, filed as an appendix to the DEF 14A filed May 11, 1999.

(10) Incorporated by reference to the exhibit identified in parentheses, filed as an exhibit in the Registrant's Registration Statement on Form S-4 filed December 27, 2000, and any amendment thereto (File No. 333-52762).

(11) Incorporated by reference to the exhibit identified in parenthesis, filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000.

(12) Incorporated by reference to the exhibit identified in parenthesis, filed as an exhibit to Enhance Financial Services Group Inc.'s Registration Statement on Form S-1 filed December 18, 1992, and any amendment thereto (File No. 33-55958).

(13) Incorporated by reference to the exhibit identified in parenthesis, filed as an exhibit to Enhance Financial Services Group Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999.